Exhibit 10.1

Execution Version

SUPER SENIOR CREDIT AGREEMENT

dated as of January 30, 2025,

among

MPH ACQUISITION CORP 1,
as Holdings,

MPH ACQUISITION HOLDINGS LLC,
as the Borrower,

THE CO-OBLIGORS
FROM TIME TO TIME PARTY HERETO,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO,

and

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer

Page

Section 1.	Definitions	2

1.1	Defined Terms	2
1.2	Other Interpretive Provisions	104
1.3	Accounting Terms	105
1.4	Rounding	105
1.5	References to Agreements, Laws, Etc.	105
1.6	Times of Day	105
1.7	Timing of Payment or Performance	106
1.8	Currency Equivalents Generally	106
1.9	Classification of Loans and Borrowings	107
1.10	Letter of Credit Amounts	108
1.11	Limited Condition Transaction	108
1.12	Pro Forma and Other Calculations	110
1.13	Cashless Rollovers	113
1.14	Rates	114

Section 2.	Amount and Terms of Credit Facilities	114

2.1	Loans	114
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	116
2.3	Notice of Borrowing	117
2.4	Disbursement of Funds	118
2.5	Repayment of Loans; Evidence of Debt	119
2.6	Conversions and Continuations	121
2.7	Pro Rata Borrowings	122
2.8	Interest	122
2.9	Interest Periods	123
2.10	Increased Costs, Illegality, Etc.	124
2.11	Compensation	129
2.12	Change of Lending Office	129
2.13	Notice of Certain Costs	130
2.14	Incremental Facilities	130
2.15	Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments	135
2.16	Defaulting Lenders	139
2.17	Term Loan Exchange Notes	142

Section 3.	Letters of Credit	144

3.1	Issuance of Letters of Credit	144
3.2	Letter of Credit Requests	145
3.3	Letter of Credit Participations	147
3.4	Agreement to Repay Letter of Credit Drawings	148
3.5	Increased Costs	149
3.6	New or Successor Letter of Credit Issuer	150
3.7	Role of Letter of Credit Issuer	151
3.8	Cash Collateral	152
3.9	Existing Letters of Credit	152

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3.10	Conflict with Issuer Documents	153
3.11	Letters of Credit Issued for Subsidiaries	153
3.12	Other	153
3.13	Applicability of ISP and UCP	154

Section 4.	Fees; Commitment Reductions and Terminations	154

4.1	Fees	154
4.2	Voluntary Reduction of Commitments	155
4.3	Mandatory Termination of Commitments	156

Section 5.	Payments	157

5.1	Voluntary Prepayments	157
5.2	Mandatory Prepayments	158
5.3	Method and Place of Payment	164
5.4	Net Payments	165
5.5	Computations of Interest and Fees	168
5.6	Limit on Rate of Interest	168

Section 6.	Conditions Precedent to the Closing Date	169

6.1	Credit Documents	169
6.2	Collateral	170
6.3	Legal Opinions	170
6.4	Notes Documents	170
6.5	Closing Certificates	170
6.6	Corporate Proceedings	171
6.7	Corporate Documents	171
6.8	[Reserved]	171
6.9	Existing Credit Agreement	171
6.10	PATRIOT ACT	171
6.11	Fees and Expenses	171

Section 7.	Conditions Precedent to All Credit Events	172

7.1	No Default; Representations and Warranties	172
7.2	Notice of Borrowing; Letter of Credit Request	172

Section 8.	Representations, Warranties and Agreements	172

8.1	Corporate Status	172
8.2	Corporate Power, Capacity and Authority; Enforceability	173
8.3	No Violation	173
8.4	Litigation	173
8.5	Margin Regulations	173
8.6	Governmental Approvals	173
8.7	Investment Company Act	174
8.8	True and Complete Disclosure	174
8.9	[Reserved]	174
8.10	Tax Returns and Payments, Etc.	174
8.11	Compliance with ERISA	175
8.12	Subsidiaries	175
8.13	Intellectual Property Collateral	175
8.14	Environmental Laws	175
8.15	Properties, Assets and Rights	176

8.16	[Reserved]	176
8.17	Material Adverse Change	176
8.18	Use of Proceeds	176
8.19	Anti-Corruption Laws	176
8.20	Sanctioned Persons	177
8.21	PATRIOT ACT	177
8.22	Labor Matters	177
8.23	Subordination of Junior Financing	177
8.24	No Default	177

Section 9.	Affirmative Covenants	178

9.1	Information Covenants	178
9.2	Books, Records and Inspections	180
9.3	Maintenance of Insurance	181
9.4	Payment of Taxes	181
9.5	Consolidated Corporate Franchises	182
9.6	Compliance with Statutes	182
9.7	ERISA	182
9.8	Good Repair	183
9.9	End of Fiscal Years; Fiscal Quarters	183
9.10	Additional Guarantors, Grantors and Co-Obligors	183
9.11	Pledges of Additional Stock and Evidence of Indebtedness	184
9.12	Use of Proceeds	184
9.13	Changes in Business	184
9.14	Further Assurances	184
9.15	[Reserved]	186
9.16	Maintenance of Ratings	186
9.17	Post-Closing Obligations	186
9.18	Transactions with Affiliates	187

Section 10.	Negative Covenants	191

10.1	Limitation on Indebtedness	191
10.2	Limitation on Liens	201
10.3	Limitation on Fundamental Changes	208
10.4	Limitation on Sale of Assets	209
10.5	Limitation on Investments	214
10.6	Limitation on Restricted Payments	219
10.7	Limitations on Debt Payments and Amendments	224
10.8	Negative Pledge Clauses	226
10.9	Holdings	228
10.10	Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio	230

Section 11.	Events of Default	230

11.1	Payments	230
11.2	Representations, Etc.	230
11.3	Covenants	231
11.4	Default Under Other Agreements	231
11.5	Bankruptcy, Etc.	232
11.6	ERISA	232
11.7	Guarantee	232
11.8	Security Document	232

11.9	Judgments	232
11.10	Change of Control	233
11.11	Borrower’s Right to Cure	233
11.12	Application of Proceeds	235

Section 12.	The Administrative Agent and the Collateral Agent	237

12.1	Appointment	237
12.2	Limited Duties	238
12.3	Binding Effect	238
12.4	Delegation of Duties	238
12.5	Exculpatory Provisions	238
12.6	Reliance by Administrative Agent	239
12.7	Notice of Default	239
12.8	Non-Reliance on Administrative Agent and Other Lenders	240
12.9	Indemnification	240
12.10	Agent in Its Individual Capacity	240
12.11	Successor Agent	241
12.12	Withholding Tax	242
12.13	Duties as Collateral Agent and as Paying Agent	242
12.14	Authorization to Release Liens and Guarantees	243
12.15	Intercreditor Agreements	243
12.16	Secured Cash Management Agreements and Secured Hedge Agreements	243
12.17	Administrative Agent May File Proofs of Claim; Credit Bidding	244
12.18	ERISA Lender Acknowledgement	245
12.19	Recovery of Erroneous Payments	247

Section 13.	Miscellaneous	250

13.1	Amendments and Waivers	250
13.2	Notices; Electronic Communications	257
13.3	No Waiver; Cumulative Remedies	261
13.4	Survival of Representations and Warranties	261
13.5	Payment of Expenses; Indemnification	262
13.6	Successors and Assigns; Participations and Assignments; Etc.	264
13.7	Replacements of Lenders Under Certain Circumstances	272
13.8	Adjustments; Set-off	273
13.9	Counterparts	274
13.10	Severability	274
13.11	Integration	274
13.12	GOVERNING LAW	274
13.13	Submission to Jurisdiction; Waivers	274
13.14	Acknowledgments	275
13.15	WAIVERS OF JURY TRIAL	275
13.16	Confidentiality	276
13.17	Release of Collateral and Guarantee Obligations; Subordination of Liens	277
13.18	USA PATRIOT ACT	278
13.19	[Reserved]	278
13.20	Payments Set Aside	278
13.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	278
13.22	Co-Obligor Obligations	279
13.23	Acknowledgement Regarding any Supported QFCs	281

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders and Letter of Credit Sub-Commitment Obligations
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Property
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Owned Real Property
Schedule 9.17	Post-Closing Obligations
Schedule 9.18	Transactions with Affiliates
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 10.8	Negative Pledge Clauses
Schedule 13.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Security Agreement
Exhibit C	[Reserved]
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Borrower/Co-Obligor Joinder Agreement
Exhibit F	Form of Closing Certificate
Exhibit G-1	Form of Promissory Note (Revolving Credit Loans and Swingline Loans)
Exhibit G-2	Form of Promissory Note (Initial Term Loans)
Exhibit H	Form of Junior Priority Intercreditor Agreement
Exhibit I	Form of Assignment and Acceptance
Exhibit J	Form of Affiliated Lender Assignment and Acceptance
Exhibit K	[Reserved]
Exhibit L-1	Form of United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	Form of Intercompany Subordinated Note
Exhibit N	Form of Perfection Certificate
Exhibit O	Form of Notice of Voluntary Prepayment
Exhibit P	Form of Notice of Conversion or Continuation

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SUPER SENIOR CREDIT AGREEMENT, dated as of January 30, 2025, among MPH ACQUISITION CORP 1, a Delaware corporation (“Holdings”; as hereinafter further defined), MPH ACQUISITION HOLDINGS LLC, a Delaware limited liability company (the “Borrower”; as hereinafter further defined), the Co-Obligors from time to time party hereto, the Lenders and Letter of Credit Issuers (each as hereinafter further defined) from time to time party hereto, and GOLDMAN SACHS LENDING PARTNERS LLC, as the Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, On the Closing Date, immediately prior to giving effect to the Transactions, (i) certain Lenders party hereto held “Term Loans” under, and as defined in the Existing Credit Agreement (such Lenders, in such capacity, the “Closing Date Exchanging Term Lenders”, and such “Term Loans” held by the Closing Date Exchanging First Lien Term Lenders, the “Relevant Existing Term Loans”) and (ii) certain Lenders party hereto held “Notes” under, and as defined in the Existing Senior Secured Notes Indenture (such Lenders, in such capacity, the “Closing Date Exchanging Secured Noteholders”, and such “Notes” held the Closing Date Exchanging Secured Noteholders, the “Relevant Existing Secured Notes”).

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Section 6 below, (i)(A) the Closing Date Exchanging Term Lenders exchange a portion of their Relevant Existing Term Loans for Exchange First Out Term Loans on the Closing Date pursuant to the Omnibus Exchange Agreement and (B) the Closing Date Exchanging Secured Noteholders exchange a portion of their Relevant Existing Secured Notes for Exchange First Out Term Loans on the Closing Date pursuant to the Notes Exchange Offering Memorandum (together with the Specified Exchange First Out Term Loans, the “Exchange First Out Term Loan Facility”), (ii) the Closing Date Exchanging Term Lenders exchange a portion of their Relevant Existing Term Loans for Second Out Term Loans on the Closing Date pursuant to the Omnibus Exchange Agreement (the “Second Out Term Loan Facility”) and (iii) the Revolving Credit Lenders extend credit to the Borrower in the form of a multi-currency revolving credit facility in an initial aggregate principal amount of $350,000,000 of Revolving Credit Commitments (the “Revolving Credit Facility”);

WHEREAS, it is intended that the Borrower will issue (i) New Tranche A Second Out Notes under the New Tranche A Second Out Notes Indenture pursuant to Rule 144A and/or Regulation S of the Securities Act, generating aggregate gross proceeds of up to $600,177,255, (ii) New Tranche B Second Out Notes under the New Tranche B Second Out Notes Indenture pursuant to Rule 144A and/or Regulation S of the Securities Act, generating aggregate gross proceeds of up to $763,074,834, and (iii) New Third Out Notes under the New Third Out Notes Indenture pursuant to Rule 144A and/or Regulation S of the Securities Act, generating aggregate gross proceeds of up to $752,507,685;

WHEREAS, the proceeds from the borrowings of the Initial Term Loans and the proceeds from borrowings under the Revolving Credit Facility on the Closing Date, if any, together with the proceeds from the issuance and sale of the New First Lien Notes, will be used (i) to finance the Transactions, (ii) to pay Transaction Expenses, (iii) to prepay in full all outstanding Existing Credit Agreement Revolving Credit Loans (including accrued and unpaid interest, premiums, fees, expenses and other amounts related thereto, other than contingent obligations not then due and payable and for the avoidance of doubt, other than with respect to any Existing Letter of Credit, which shall be continued as Letters of Credit hereunder), if any, outstanding under the Existing Credit Agreement on the Closing Date (this clause (iii), including the termination of the Existing Credit Agreement Revolving Credit Commitments, collectively, the “Closing Date Refinancing”) and (iv) for working capital and other general corporate purposes;

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WHEREAS, the Lenders have indicated their willingness to extend such credit and the Letter of Credit Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth below;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuers to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a perfected lien on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock of each of its Subsidiaries (other than any Excluded Capital Stock); and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuers to extend the credit contemplated hereunder, each Guarantor has agreed to guarantee all of its Obligations and to secure its guarantees by granting to the Collateral Agent, for the benefit of the Secured Parties, perfected lien on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock of each of their respective Subsidiaries (other than any Excluded Capital Stock).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.         Definitions.

1.1            Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (c) Term SOFR for a one month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) (i) solely with regard to the Initial Term Loans, 1.50% and (ii) with regard to the Revolving Credit Loans, 1.00%. If the Administrative Agent shall have determined (which determination should be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.

“ABR Borrowing” shall mean each Borrowing of an ABR Loan.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

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“Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, equivalent authorities for IFRS, or, if applicable, the SEC.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“acquired Person” shall have the meaning provided in Section 10.1(k)(i)(D).

“Acquisition” shall mean any acquisition by the Borrower or any Subsidiary, whether by purchase, merger, amalgamation, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (b) Capital Stock of any other Person such that such other Person becomes a Subsidiary and (c) additional Capital Stock of any Subsidiary not then held by the Borrower or any Subsidiary.

“Acquisition Consideration” shall mean, in connection with any Acquisition, the aggregate amount (as valued at the Fair Market Value of such Acquisition at the time such Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by the Borrower or its Subsidiaries.

“Additional ECF Reduction Amounts” shall mean the sum, without duplication, of:

(a)            without duplication of amounts deducted pursuant to clause (f) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, except to the extent that such Capital Expenditures or acquisitions of Intellectual Property were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(b)            cash payments by the Borrower and the Subsidiaries during such period in respect of purchase price holdbacks, earn-out obligations, or long-term liabilities of the Borrower and the Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

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(c)            [reserved];

(d)            [reserved];

(e)            [reserved];

(f)            without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (B) the aggregate amount of cash that is reasonably expected to be expended in respect of any planned cash expenditures by the Borrower or any of the Subsidiaries (the “Planned Expenditures”) in the case of each of clauses (A) and (B), relating to Acquisitions (or other Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property to be consummated or made during the period of eight consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business); provided that, to the extent that the aggregate amount of cash actually utilized to finance such Acquisitions (or other Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property during such following period of eight consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of the mandatory prepayment required for such following period of four consecutive fiscal quarters under Section 5.2(a)(ii), at the end of such period of eight consecutive fiscal quarters; and

(g)            without duplication of amounts deducted pursuant to clause (b)(vi) of the definition of “Excess Cash Flow”, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the members of the Borrower Group during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition, repurchase and/or similar payment of secured Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, any member of the Borrower Group or using the proceeds of any Disposition outside the ordinary course of business.

“Additional Lender” shall have the meaning provided in Section 2.14(d).

“Additional/Replacement Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“Additional/Replacement Revolving Credit Facility” shall mean each Class of Additional/Replacement Revolving Credit Commitments made pursuant to Section 2.14(a).

“Additional/Replacement Revolving Credit Lender” shall mean, at any time, any Lender that has an Additional/Replacement Revolving Credit Commitment.

“Additional/Replacement Revolving Credit Loans” shall mean any loan made to the Borrower or any other Guarantor under a Class of Additional/Replacement Revolving Credit Commitments.

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“Adjusted Total Additional/Replacement Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Additional/Replacement Revolving Credit Commitments, the Total Additional/Replacement Revolving Credit Commitment for such Class less the aggregate Additional/Replacement Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Extended Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Extended Revolving Credit Commitments, the Total Extended Revolving Credit Commitment for such Class less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Goldman Sachs Lending Partners LLC or any successor to Goldman Sachs Lending Partners LLC appointed in accordance with the provisions of Section 12.11, together with any Persons that are appointed as sub-agents in accordance with Section 12.4, in each case, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office and, as appropriate, the account of the Administrative Agent set forth on Schedule 13.2 or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institutions.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under direct or indirect common Control with the Person specified. The term “Control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise. The terms “Controlling”, “Controlled” and “under common control” have meanings correlative thereto.

“Affiliate Transaction” shall have the meaning provided in Section 9.18.

“Affiliated Lender” shall mean a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Acceptance” shall have the meaning provided in Section 13.6(g)(i)(C).

“After Year End Payment” shall have the meaning provided in Section 5.2(a)(ii).

“Agents” shall mean each of the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Super Senior Credit Agreement.

“AHYDO Catch-Up Payment” shall mean any payment with respect to any obligations of the Borrower or any Subsidiary, in each case, to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternative Benchmark Rate” shall have the meaning provided in Section 2.10(d)(ii).

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“Alternative Currency” shall mean (a) Euros, British Pounds Sterling, Canadian Dollars and Australian Dollars and (b) in addition, any currency reasonably acceptable to the Administrative Agent or, in the case of the Revolving Credit Facility, the Revolving Credit Lenders and, in respect of Letters of Credit, each applicable Letter of Credit Issuer.

“Alternative Currency Loan” shall mean a Loan denominated in an Alternative Currency, which shall include each Alternative Currency Revolving Credit Loan.

“Alternative Currency Rate” shall mean (a) in respect of Euro Denominated Loans, Sterling Denominated Loans, Australian Dollar Denominated Loans and Canadian Dollar Denominated Loans, the applicable Eurocurrency Rate and (b) in respect of Loans denominated in an Alternative Currency other than Dollars, Australian Dollars, Canadian Dollars, Euros and Pounds Sterling, a rate agreed to by the Borrower, the Administrative Agent and the Revolving Credit Lenders at the time that such Alternative Currency is approved in accordance with the definition thereof; provided that the Alternative Currency Rate shall never be deemed to be less than 0.00%.

“Alternative Currency Revolving Credit Loan” shall mean a Revolving Credit Loan denominated in an Alternative Currency.

“Applicable Laws” shall mean, as to any Person, any international, foreign, provincial, territorial, federal, state, municipal, and local law (including common law and Environmental Laws), statute, regulation, by-law, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean:

(a)            with respect to any Exchange First Out Term Loan, 3.75% per annum for Fixed Rate Loans and 2.75% per annum for ABR Loans;

(b)            with respect to any Second Out Term Loan, 4.60% per annum for Fixed Rate Loans and 3.60% per annum for ABR Loans; and

(c)            with respect to the Revolving Credit Loans and Swingline Loans, 3.75% per annum for Fixed Rate Loans and 2.75% per annum for ABR Loans.

“Applicable Period” shall have the meaning provided in the definition of the term “Commitment Fee Rate.”

“Applicable SOFR Adjustment” shall mean a per annum as set forth below for the applicable Interest Period:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Approved Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

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“Approved Foreign Bank” shall have the meaning provided in the definition of the term “Cash Equivalents”.

“Approved Fund” shall have the meaning provided in Section 13.6(b).

“Asset Sale Prepayment Event” shall mean any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Subsidiary (including any Disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Subsidiary); provided that the term “Asset Sale Prepayment Event” shall include only Dispositions (or a series of related Dispositions) (including any Disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Subsidiary) made pursuant to clauses (c), (d)(ii), (g) and (r) of Section 10.4.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6) substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Australian Dollar Denominated Loans” shall mean each Revolving Credit Loan, Additional/Replacement Revolving Credit Loan or Incremental Term Loan denominated in Australian Dollars at the time of Incurrence thereof.

“Australian Dollars” and “A$” shall mean freely transferable lawful money of the Commonwealth of Australia (expressed in Australian dollars).

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President, any Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member, managing director, general partner or authorized signatory thereof, any other individual or similar official thereof responsible for the administration of the obligations of such Person (or general partner of such Person) in respect of this Agreement, any other senior officer of Holdings, the Borrower, any Co-Obligors or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, the Borrower, any Co-Obligors or any other Credit Party, as applicable, and, with respect to any document (other than any solvency certificate) delivered on the Closing Date, any Secretary or Assistant Secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Credit Party (or general partner of such Credit Party) (or any other officer of the applicable Credit Party), and, solely for purposes of notices given pursuant to Sections 2, 3, 4 or 5, any other officers of the applicable Credit Party designated by any of the foregoing Persons in a notice to the Administrative Agent or any other officer of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrower, any Co-Obligor or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(e).

“Available Revolving Credit Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (taking the Dollar Equivalent of any Alternative Currency Revolving Credit Loans (calculated on such date)) and Swingline Loans then outstanding and (ii) the aggregate Letter of Credit Obligations at such time.

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“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or, applicable, component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 2.10(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Basel III” shall mean, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“BBSY” shall have the meaning provided in the definition of “Eurocurrency Rate.”

“Benchmark” shall mean, initially, Term SOFR or the Eurocurrency Rate, as applicable; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred, in each case, with respect to Term SOFR, the Eurocurrency Rate or the then-current Benchmark, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(d).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent in consultation with the Borrower for the applicable Benchmark Replacement Date:

(1)            [reserved];

(2)            the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

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(3)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention at such time and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period (to the extent an Interest Period remains applicable, otherwise, such other period) and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)            for purposes of clause (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent in consultation with the Borrower:

(a)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)            the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)            for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities of the applicable currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

“Benchmark Replacement Amendment” shall have the meaning provided in Section 2.10(d)(i).

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“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (or, for purposes of clause (3) of the definition of “Benchmark Replacement”, the Administrative Agent with the consent of the Borrower) reasonably determines in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement a manner substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated borrowers denominated in the same currency as the Credit Facilities (or, if the Administrative Agent reasonably determines, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines, in consultation with the Borrower that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower (or, for purposes of clause (2) of the definition of “Benchmark Replacement”, the Administrative Agent with the consent of the Borrower), reasonably determine is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (a) or (e) of the definition of “Benchmark Transition Event”, the date of determination by the Borrower and the Administrative Agent (in the case of clause (a)) or the Borrower (in the case of clause (e));

(2)            in the case of clause (b) or (c) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Relevant Administrator permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(3)            in the case of clause (d) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (2) or (3) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to a Benchmark:

(a)            the Administrative Agent and the Borrower reasonably determine that the circumstances set forth in Section 2.10(a) have arisen and such circumstances are unlikely to be temporary;

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(b)            the circumstances set forth in Section 2.10(a) have not arisen but the supervisor or the administrator of the Benchmark, the Federal Reserve Board or the NYFRB or a Governmental Authority or an insolvency official having jurisdiction over the supervisor or administrator, or a court or an entity with similar insolvency or resolution authority over the supervisor or administrator, or the central bank for the currency of the Benchmark has made a public statement or published information stating that the administrator or supervisor, the Board or the NYFRB (each of the foregoing, a “Relevant Administrator”) has ceased permanently or indefinitely to use the Benchmark for determining interest rates for loans to similarly situated borrowers under syndicated credit facilitates in the same currency as the Credit Facilities; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(c)            the Relevant Administrator has ceased to provide the Benchmark;

(d)            a Relevant Administrator has made a public statement or published information announcing that the Benchmark is no longer representative; or

(e)            if the Borrower reasonably determines that an event has occurred that would require the existing Benchmark set forth in any non-speculative interest rate Hedge Agreement related to the Loans to be amended by adherence to a final protocol published by, or other amendment promulgated by, the International Swaps and Derivatives Association, Inc. (“ISDA”) to facilitate the replacement of such Benchmark or the Borrower reasonably determines that any non-speculative interest rate Hedge Agreement related to the Loans is entered into after the Closing Date and is subject to ISDA definitions amended after the Closing Date that reflect a replacement of the Benchmark used in this Agreement on the Closing Date; provided, that if the Administrative Agent reasonably decides in consultation with the Borrower that the replacement of such Benchmark (x) is not substantially consistent with both (i) market practice and (ii) other syndicated credit facilities for similarly situated borrowers denominated in the same currency as the Credit Facilities or (y) is not administratively feasible for the Administrative Agent, then a Benchmark Transition Event described in this clause (e) shall be deemed not to have occurred.

“Benchmark Transition Start Date” shall mean in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10(d).

“Beneficial Owner” shall mean, in the case of a Lender (including the Swingline Lender and each Letter of Credit Issuer), the beneficial owner of any amounts payable under any Credit Document for U.S. federal withholding Tax purposes.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

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“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning provided in Section 13.23(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers, managers, sole manager, members or sole member, as applicable, of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning provided in the preamble to this Agreement, and shall include any Successor Borrower, to the extent applicable.

“Borrower Group” shall mean the Borrower and the Subsidiaries.

“Borrower Materials” shall have the meaning provided in Section 13.2.

“Borrowing” shall mean and include (a) the Incurrence of Swingline Loans from the Swingline Lender on a given date (or swingline loans under any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments from any swingline lender thereunder on a given date), (b) the Incurrence of one Class and Type of Initial Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of Fixed Rate Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Fixed Rate Loans), (c) the Incurrence of one Class and Type of Incremental Term Loan on an Incremental Facility Closing Date (or resulting from conversions on a given date after the applicable Incremental Facility Closing Date) having, in the case of Fixed Rate Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Fixed Rate Loans), (d) the Incurrence of one Class and Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Fixed Rate Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Fixed Rate Loans), (e) the Incurrence of one Class and Type of Additional/Replacement Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Fixed Rate Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Fixed Rate Loans) and (f) the Incurrence of one Type of Extended Revolving Credit Loan of a specified Class on a given date (or resulting from conversions on a given date) having, in the case of Fixed Rate Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Fixed Rate Loans).

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“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (b) if the applicable Business Day relates to any Term SOFR Loans, any day that is a Business Day described in clause (a) and that is also a U.S. Government Securities Business Day, (c) if the applicable Business Day relates to any Euro Denominated Loans or Sterling Denominated Loans, any day that is a Business Day described in clauses (a) and (b) and that is also (x) a day on which dealings in deposits in Dollars are carried on in the London interbank eurocurrency market and (y) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open, (d) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Australian Dollar Denominated Loans, any day that is a Business Day described in clauses (a) and (b) and that is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Sydney, Australia and (e) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Canadian Dollar Denominated Loans, any day that is a Business Day described in clauses (a) and (b) and that is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario, Canada.

“BST” means Benefits Science LLC, a Texas limited liability company, and/or any successor thereof, which owns the assets relating to the Company’s “BST” and “data and decision sciences” businesses or, at the election of the Company, a holding company that owns 100% of the Capital Stock in Benefits Science LLC and only de minimis other assets.

“Canadian Dollar Denominated Loans” shall mean each Revolving Credit Loan, Additional/Replacement Revolving Credit Loan or Incremental Term Loan denominated in Canadian Dollars at the time of Incurrence thereof.

“Canadian Dollars” and “CAN$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Subsidiaries, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower and the Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i)            expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(ii)           the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii)          the purchase of property, plant or equipment to the extent financed with the proceeds of Dispositions outside the ordinary course of business (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(iv)          expenditures that constitute any part of Consolidated Lease Expense,

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(v)           expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary and that actually are paid for, or reimbursed, by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi)          the book value of any asset owned by the Borrower or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii)         any expenditures made as payments of the consideration for an Acquisition (or other Investments) and expenditures made in connection with the Transactions and any amounts recorded pursuant to purchase accounting required under GAAP pertaining to Acquisitions (or other Investments) or the Transactions,

(viii)        any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Subsidiaries or capitalized as Capitalized Software Expenditures and Capitalized Research and Development Costs for such period, or

(ix)          any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment, Capitalized Software Expenditures and Capitalized Research and Development Costs in the consolidated balance sheet of the Borrower and the Subsidiaries.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), (iii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Research and Development Costs” shall mean, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries. The term “software” shall have the meaning ascribed to such term in the Security Agreement.

“Captive Insurance Company” shall mean each Subsidiary of the Borrower formed from time to time that engages primarily in the business of insuring risks of the Borrower and its Subsidiaries.

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“Cash Collateral” shall have the meaning provided in Section 3.8(c).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“cash equivalents” shall have the meaning ascribed to such term under GAAP.

“Cash Equivalents” shall mean:

(a)            Dollars;

(b)            any Alternative Currency and any national currency of any EEA Member Country;

(c)            other currencies held by the Borrower or the Subsidiaries from time to time in the ordinary course of business and consistent with past practice;

(d)            securities issued or unconditionally guaranteed or insured by the United States, Canadian, any country that is a member of the European Union, Swiss or the United Kingdom government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(e)            securities issued by any state, commonwealth, province or territory of the United States of America, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any political subdivision or taxing authority of any such state, commonwealth, province or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(f)             commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;

(g)            commercial paper or variable or fixed rate notes maturing no more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(h)            time deposits with, or deposits, money market deposits, certificates of deposit, demand deposits or bankers’ acceptances (or similar instruments) maturing no more than two years after the date of acquisition thereof and overnight bank deposits, in each case, issued by, any Lender or any other bank having combined capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(i)             repurchase and reverse repurchase obligations for underlying securities of the type described in clauses (d), (e) and (h) above entered into with any bank meeting the qualifications specified in clause (h) above or securities dealers of recognized national standing;

(j)             marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(k)            readily marketable direct obligations issued by any non-U.S. government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating with maturities of 24 months or less from the date of acquisition thereof;

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(l)             Investments with average maturities of no more than 24 months from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(m)            with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 24 months after the date of acquisition thereof, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and who otherwise meets the qualifications specified in clause (f) above (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(n)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(o)            in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (n) of this paragraph; and

(p)            investment funds investing 90.0% of their assets in securities of the types described in clauses (a) through (o) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a), (b) and (c) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement entered into from time to time by Holdings, the Borrower or any of the Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean (i) any Person that is a Lender, Agent or any Affiliate of a Lender or Agent at the time it provides any Cash Management Services, (ii) any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services or (iii) any other Person designated by the Borrower in writing within thirty (30) days of the Closing Date; provided that, if such Person is not a Lender, Agent or any Affiliate of a Lender or Agent, such Person shall execute and deliver to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 12.5, 12.9, 12.17 and 13.17 of this Agreement and Sections 5.01, 5.04, 7.05, 7.07, 7.12 and 7.19 and Article 9 of the Security Agreement, in each case, as if it were a Lender.

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“Cash Management Obligations” shall mean obligations owed by Holdings, the Borrower or any Subsidiary in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Central Bank Rate Adjustment” shall mean, in relation to the GBP CBR prevailing at close of business on any applicable Business Day, the 20% trimmed arithmetic mean of the relevant Central Bank Rate Spreads for the 5 most immediately preceding applicable Business Days for which SONIA is available.

“Central Bank Rate Spread” means, in relation to any Business Day, the difference (expressed as a percentage rate per annum) between (x) the SONIA for such applicable Business Day and (y) the GBP CBR prevailing at close of business on such applicable Business Day.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders or any Guarantor has occurred;

(b)            the Borrower becomes aware of (by way of a report or other filing pursuant to Rule 13(d) of the Exchange Act, proxy, vote, written notice or otherwise of) the acquisition by (A) any Person (other than any one or more Permitted Holders) or (B) Persons (other than any one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (or any successor provision)) (but excluding any employee benefit plan of such Person or group or any entity acting in its capacity as trustee, agent or other fiduciary or administrator for such plan), including any group acting for the purpose of acquiring, holding or Disposing of Capital Stock of Holdings (or, for the avoidance of doubt, any New Holdings) (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors (or similar position) having a majority of the aggregate votes on the Board of Directors of Holdings (or, for the avoidance of doubt, any New Holdings);

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(c)            Holdings (or, for the avoidance of doubt, any New Holdings), directly or indirectly, through Wholly-Owned Subsidiaries that are Guarantors, fails to own beneficially and of record, all of the Capital Stock of the Borrower; and/or

(d)            the occurrence of a “change of control” or any comparable event under, and as defined in the New Tranche A Second Out Notes Indenture (or any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof), the New Tranche B Second Out Notes Indenture (or any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof), the New Third Out Notes Indenture (or any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof), the New Third Out Holdco Notes Indenture (or any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof) or, under the documentation governing any other First Lien Obligations with an aggregate outstanding principal amount (including unused commitments in respect thereof) in excess of $200,000,000 (other than under any Cash Management Agreement or Hedging Agreement) occurs.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings) owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Person’s Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings) is directly or indirectly owned by a Parent Entity, all references to Holdings (or, for the avoidance of doubt, any New Holdings) shall be deemed to refer to its ultimate Parent Entity (but excluding any Permitted Holder (other than any Permitted Parent)) that directly or indirectly owns such Voting Stock.

“Chewy Provision” shall have the meaning provided in the definition of “Excluded Subsidiary”.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

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“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Exchange First Out Term Loans, Second Out Term Loans, Incremental Term Loans (of the same Class), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series and any related swingline loans thereunder), Additional/Replacement Revolving Credit Loans (of the same Class and any related swingline loans thereunder) or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment,, an Exchange First Out Term Loan Commitment, a Second Out Term Loan Commitment, an Incremental Term Loan Commitment (of the same Class), an Extended Revolving Credit Commitment (of the same Extension Series and any related swingline commitment thereunder), an Additional/Replacement Revolving Credit Commitment (of the same Class and any related swingline commitment thereunder) or a Swingline Commitment, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” shall mean January 30, 2025.

“Closing Date Indebtedness” shall mean Indebtedness (excluding Finance Lease Obligations) outstanding on the Closing Date, after giving effect to the Transactions, and, other than with respect to such Indebtedness less than $5,000,000 in aggregate principal amount, set forth on Schedule 10.1.

“Closing Date Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Closing Date Refinancing Transactions” shall have the meaning set forth in the Existing Credit Agreement (as of immediately prior to the Closing Date).

“Closing Date Exchanging Term Lenders” shall have the meaning provided in the recitals to this Agreement.

“Closing Date Exchanging Secured Noteholders” shall have the meaning provided in the recitals to this Agreement.

“Co-Obligor” shall mean each Guarantor on the Closing Date and each Guarantor that becomes a party to this Agreement pursuant to Section 9.10.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided for such term or a similar term in each of the Security Documents and all other property of whatever kind and nature subject (or purported to be subject) from time to time to a Lien under any Security Document; provided that, with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or a similar term as defined therein.

“Collateral Agent” shall mean Goldman Sachs Lending Partners LLC or any successor thereto appointed in accordance with the provisions of Section 12.11, together with any Person, that is appointed as a sub-agent in accordance with Section 12.4, as the collateral agent for the Secured Parties.

“Commitment” shall mean, (a) with respect to each Lender (to the extent applicable), such Lender’s Exchange First Out Term Loan Commitment, Second Out Term Loan Commitment, Incremental Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional/Replacement Revolving Credit Commitment or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, or swingline lender under any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, its Swingline Commitment or swingline commitment, as applicable.

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“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean a rate equal to the following percentages per annum, based upon the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio	Commitment Fee Rate
1	Greater than 0.60:1.00	0.500%
2	Less than or equal to 0.60:1.00 but greater than 0.50:1.00	0.375%
3	Less than or equal to 0.50:1.00	0.250%

Notwithstanding anything to the contrary in this definition, during the period from the Closing Date until the Initial Financial Statement Delivery Date, the Commitment Fee Rate shall be determined by “Pricing Level 1” set forth in the table above. Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date the certificate delivered pursuant to Section 9.1(d) is delivered to the Administrative Agent; provided that, at the option of the Required Lenders (with written notice to the Administrative Agent), the highest pricing level (as set forth in the table above (i.e., “Pricing Level 1”)) shall apply as of the fifth Business Day after the date on which the certificate required to be delivered pursuant to Section 9.1(d) was required to have been delivered but has not been delivered pursuant to Section 9.1 and shall continue to so apply to and including the date on which such Section 9.1 Financials are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee Rate for any period (an “Applicable Period”) than the Commitment Fee Rate applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (b) the Commitment Fee Rate shall be determined as if the pricing level for such higher Commitment Fee Rate were applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Commitment Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(c) and Section 11.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.2.

“Company Advisor” shall have the meaning provided in Section 12.8.

“Confidential Information” shall have the meaning provided in Section 13.16.

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“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense, including capitalized fees and costs , the amortization of goodwill, software, internal labor costs, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of OID resulting from the Incurrence of Indebtedness at less than par, of such Person for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(a)            without duplication and to the extent already deducted or, in the case of clauses (vi), (xvi), (xvii), (xx), (xxiv) and (xxvi) below, to the extent not included (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            provision for taxes based on income or profits or capital, and sales taxes, including federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes of such Person and any distributions or payments pursuant to any tax sharing arrangement or made pursuant to Section 10.6(g)(i) or Section 10.6(g)(iii), in each case, paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including taxes in respect of expatriated or repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations),

(ii)           Fixed Charges and, to the extent not reflected in such Fixed Charges, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees, OID or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (A) through (Q) thereof,

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such period,

(iv)          the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any one-time (on a per-transaction basis) costs or charges incurred in connection with Acquisitions and other Investments or Tax Restructurings, and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses and other expenses and/or costs, related to the closure, discontinuance, consolidation and integration of locations, information technology, infrastructure and legal entities (including any legal entity restructuring) and/or facilities,

(v)           any other non-cash charges, including (A) all non-cash compensation expenses and costs, (B) the non-cash impact of recapitalization or purchase accounting, (C) the non-cash impact of accounting changes or restatements, (D) any non-cash portion of Consolidated Lease Expense and (E) other non-cash charges; provided that, to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded,

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(vi)          the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income,

(vii)         the amount of management, monitoring, consulting and advisory fees, termination payments, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Permitted Holders (including any termination fees payable in connection with the early termination of management and monitoring agreements and any expenses paid in connection with the equityholders agreements applicable to any Parent Entity) (including amortization thereof) and any directors’, officers’, employees’, consultants’ and Board of Directors’ fees, indemnitees or reimbursements (including pursuant to any management agreement), in any such case to the extent otherwise permitted under Section 9.18 or to (or on behalf of) Affiliates of the Borrower (including, in each case, Affiliates immediately prior to the Transactions) on or prior to the Closing Date (and following the Closing Date, with respect to any indemnification or other amounts owed in respect of arrangements in effect prior to the Closing Date),

(viii)       [reserved],

(ix)          [reserved],

(x)           (A) any deductions, charges, costs or expenses (including compensation charges and expenses) incurred or paid by the Borrower or any Subsidiary as a result of, in connection with, or pursuant to, any management equity plan, share option plan, a “phantom” stock plan or any other management or employee benefit plan or agreement, pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any severance agreement, non-compete agreement or any equity subscription or shareholder agreement or any distributor equity plan or agreement or in connection with grants of stock appreciation or similar rights or other rights to directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Subsidiaries and the employer portion of payroll taxes associated therewith, to the extent funded with cash contributed to the capital of the Borrower or any Subsidiary or the Net Cash Proceeds of an issuance or sale of Capital Stock of the Borrower (other than Disqualified Capital Stock) and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Subsidiaries,

(xi)          cash received in respect of acquired contingent commission revenue in such period, to the extent such revenue does not constitute Consolidated Net Income in such period; provided that if such revenue later constitutes Consolidated Net Income in a subsequent period, it will reduce Consolidated EBITDA in such period to the extent such revenue so constitutes Consolidated Net Income,

(xii)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

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(xiii)        any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature,

(xiv)        in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs,

(xv)         [reserved],

(xvi)        costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Closing Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions, operating improvements and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance and closing and consolidation costs and expenses for locations and/or facilities, contract termination payments, signing, retention and completion bonuses, abandoned acquisition costs, costs related to entry and expansion into new markets (including consulting fees) or the exit from existing markets (including with respect to the termination of customer, vendor, supplier, lease or other contracts) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project start-up costs,

(xvii)       adjustments consistent with Regulation S-X of the Securities Act,

(xviii)      earn-out obligations and other post-closing obligations (or adjustments thereof) to sellers (including transaction tax benefit payments or to the extent accounted for as bonuses or otherwise) incurred in connection with any Acquisition or other Investments permitted under this Agreement (including any Acquisition or other Investment consummated prior to the Closing Date, which is and paid or accrued during the applicable period),

(xix)         costs related to the implementation of operational and reporting systems and technology initiatives and one-time Public Company Costs,

(xx)          with respect to any joint venture that is not a Subsidiary of the Borrower or that is accounted for by the equity method of accounting, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary), except to the extent such joint venture’s Consolidated Net Income is excluded from such Person’s Consolidated Net Income;

(xxi)         charges, expenses or losses incurred in connection with any Tax Restructuring,

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(xxii)        charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, independent contractors’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees,

(xxiii)       charges relating to the sale of products in new locations, including start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing,

(xxiv)      add-backs and adjustments of the type set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or other permitted Investment;

(xxv)       expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP; and

(xxvi)      all add-backs and other adjustments of the type that are described on pages 34-35 of the Public Lenders Presentation dated August 9, 2021, to the extent such adjustments, without duplication, continue to be applicable to such period;

less

(b)            without duplication and to the extent included in arriving at such Consolidated Net Income of such Person for such period, any non-cash gains, but excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period;

in each case, determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP; provided that,

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition) determined on a historical pro forma basis; and

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(II)            there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure or classification) determined on a historical pro forma basis.

“Consolidated First Lien Debt” shall mean, without duplication, as of any date of determination, the aggregate principal amount of all Consolidated Total Debt outstanding under this Agreement as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Acquisition or other Investment) and all other Consolidated Total Debt, in each case, secured by Liens on the Collateral that rank on a pari passu first lien basis with the Liens on the Collateral securing the First Lien Obligations.

“Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) First Out Indebtedness as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a)            the consolidated cash interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person, to the extent included in the calculation of Consolidated Total Debt (but, including in any event (i) all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (ii) the cash interest component of Financing Lease Obligations and (iii) net cash payments, if any, made (less net cash payments, if any, received)), pursuant to obligations under Hedging Agreements for any such Indebtedness, but in any event excluding, for the avoidance of doubt,

(A)            the accretion or amortization of original issue discount resulting from the Incurrence of Indebtedness at less than par;

(B)            amortization or write off of deferred financing costs, amendment and counsel fees, debt issuance costs, commissions, fees and expenses and discounted liabilities;

(C)            any accretion or accrual of, or accrued interest on discounted liabilities not constituting Indebtedness during such period and any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, make-whole, breakage, penalty or inducement or other loss in connection with the early Refinancing or modification of Indebtedness paid or payable during such period;

(D)            any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof and any interest in respect of Indebtedness not otherwise included in the definition of “Consolidated Total Debt” (other than as described in clauses (i) through (iii) in the parenthetical to clause (a) above);

(E)            penalties or interest relating to taxes and any other amount of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting;

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(F)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815 (Derivatives and Hedging);

(G)            any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates and any payments with respect to make-whole and redemption premiums or other breakage costs in respect of Indebtedness and any payments with respect to make-whole and redemption premiums or other breakage costs in respect of any Indebtedness;

(H)            all non-recurring interest expense, additional interest, special interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities;

(I)            any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting;

(J)            any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments (excluding, for the avoidance of doubt, the Commitment Fees);

(K)            any lease, rental or other expense in connection with Non-Financing Lease Obligations,

(L)            [reserved],

(M)            any capitalized interest, whether paid in cash or otherwise;

(N)            any other non-cash interest expense, including capitalized interest, whether paid or accrued;

(O)            any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Acquisition or Investment, all as calculated on a consolidated basis in accordance with GAAP;

(P)            any interest expense attributable to a Parent Entity resulting from push down accounting; and

(Q)            annual agency or similar fees paid to the administrative agents, collateral agents, trustees and other agents under any credit facility or notes documentation;

less

(b)            cash interest income of the Borrower and the Subsidiaries for such period.

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For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of any Person during such period in respect of Non-Financing Lease Obligations for real or personal property, but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions or the Closing Date Refinancing Transactions and pursuant to an Acquisition (or other Investment) to the extent that such rental expenses relate to Non-Financing Lease Obligations (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Financing Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate,

(a)	any extraordinary, exceptional, unusual or nonrecurring gains, losses or expenses; costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; earn-out payments or other consideration paid or payable in connection with an Acquisition to the extent recorded as cash compensation expense; severance costs; expansion costs; relocation costs; integration costs; pre-opening, opening, consolidation, discontinuation, integration, moving and closing costs and expenses for locations, facilities, moving costs, information technology infrastructure and/or for legal entities (including any legal entity restructuring); recruiting fees; signing, retention and completion bonuses (and the employer portion of payroll taxes associated therewith); transition costs and restructuring costs, accruals, reserves (including restructuring and integration costs related to Acquisitions after the Closing Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements; business optimization charges, including related to rate changes, new product or service introductions; systems implementation charges; charges relating to entry into a new market; costs or cost inefficiencies related to facility or property disruptions or shutdowns; consulting charges; product and intellectual property development charges; software and other intellectual property development charges; charges associated with new systems design; project startup charges; charges in connection with new operations; business and corporate development charges; internal costs in respect of strategic initiatives; rent and contract termination charges; duplicative rent expense and in respect of the implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company) and costs, losses or expenses associated with temporary decreases in business volume or related to the maintenance of underutilized personnel or facilities; charges in connection with curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities); and charges related to any actual or prospective litigation settlements, fines, judgments, orders or losses and related costs and expenses, in each case, shall be excluded,

(b)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles, including if reflected through a restatement or retroactive application, during such period,

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(c)	any net gains or losses realized on (i) Disposed of, discontinued or abandoned operations (which shall not, unless the Borrower otherwise elects, include assets then held for sale), or (ii) the sale or other Disposition of any Capital Stock of any Person, shall be excluded,

(d)	any net gains or losses realized attributable to asset Dispositions, other than those in the ordinary course of business, as determined in good faith by the Borrower, and Dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers, shall be excluded,

(e)	the Net Income for such period of any Person that is not the Borrower or a Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Borrower and its Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Subsidiary thereof in respect of such period,

(f)	[reserved],

(g)	any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(h)	any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, Investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates, warranties, inventories and other chargebacks (including government program rebates), shall be excluded,

(i)	any (i) compensation expense (including taxes) as a result of grants of equity appreciation or similar rights, profits interests, equity options, phantom equity restricted equity or other rights or equity incentive programs and any charges associated with the rollover, acceleration or payout of Capital Stock or options, phantom equity, profits interests or other rights with respect thereto by, or to, future, current or former officers, directors, employees, managers or consultants of Holdings, the Borrower or any of the Subsidiaries, or any Parent Entity or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts and (iii) any expense (including taxes) in respect of payments made to option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units of the Borrower or any Parent Entity or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

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(j)	any fees and expenses (including any transaction or retention bonus, similar payments, commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, asset Disposition, Change of Control, any spin off transaction, any recapitalization, any option buyout and/or a Capital Expenditure, Incurrence, Refinancing, prepayment, redemption, repurchase, acquisition, defeasance, extinguishment, retirement or repayment of Indebtedness, issuance, sale or offering of Capital Stock, or amendment, supplement or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken, but not completed and/or not successful) and any earn out or other contingent obligations or purchase price adjustments, integration expense or other charges or non-recurring merger costs incurred during such period as a result of any such transaction (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805 and gains or losses associated with FASB Accounting Standards Codification Topic 460) including such charges related to (i) the Transactions and (ii) any amendment or other modification of the New Tranche A Second Out Notes, New Tranche B Second Out Notes, New Third Out Notes, Existing Senior Unsecured Notes, Existing Senior Secured Notes, Existing Term Loans or other Indebtedness, shall be excluded,

(k)	(i) accruals and reserves that are established or adjusted as a result of the Transactions, or after the closing of any Acquisition, any Change of Control or Investment in accordance with GAAP, (ii) changes to revenue, receivables and Deferred Revenue as a result of the adoption of ASU No. 2014-09, Revenue from Contracts with Customers effected through a cumulative effect adjustment, including the associated impact on subsequent periods or (iii) changes as a result of the adoption or modification of other accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP shall be excluded,

(l)	the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, Deferred Revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower and/or the Subsidiaries), as a result of the Transactions or any other consummated Acquisition, or the amortization or write-off of any amounts thereof, shall be excluded,

(m)	any foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Borrower shall be excluded,

(n)	any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date, shall be excluded,

(o)	the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(p)	Transaction Expenses, including (i) payment of any severance and the amount of any other success, change of control or similar bonuses or payments payable to any current or former employee, director, officer or consultant of the Borrower or any of its Subsidiaries as a result of the consummation of the Transactions without the requirement of any action on the part of the Borrower or any of its Subsidiaries, and (ii) costs in connection with payments related to the rollover, acceleration or payout of Capital Stock held by management and members of the board of the Borrower and its Subsidiaries or Parent Entities, including the payment of any employer taxes related to the items in this clause (p), and similar costs, expenses or charges incurred in connection with the Transactions or the Closing Date Refinancing Transactions), shall be excluded,

(q)	income or expense related to changes in the fair value of contingent liabilities recorded in connection with the Transactions, the Closing Date Refinancing Transactions or any Acquisition or other Investment shall be excluded,

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(r)	proceeds received or due from business interruption insurance (to the extent not reflected as revenue or income in Net Income), shall be included,

(s)	charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with the Transactions, an Acquisition or any other Investment, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Borrower in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers (whether or not received in such period), and so long as such amounts are actually paid or reimbursed to the Borrower or any of its Subsidiaries in cash or Cash Equivalents within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (s) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded,

(t)	any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that, if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (t),

(u)	any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, shall be excluded,

(v)	any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from, or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (u) shall be included,

(w)	any expense to the extent a corresponding amount is received in cash by the Borrower or any Subsidiaries from a Person other than the Borrower or any Subsidiaries, shall be excluded provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods),

(x)	[reserved],

(y)	the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration and the employer portion of any payroll taxes associated therewith shall be excluded,

(z)	any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period shall be excluded,

(aa)	any net income or charge attributable to deferred compensation plans or trusts shall be excluded; and

(bb)	the effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

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In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace and reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions, including to the extent such insurance proceeds or reimbursement relate to events or periods occurring prior to the Closing Date (whether or not received during such period so long as such Person in good faith expects to receive the same within the next Test Period; it being understood that to the extent such proceeds are not actually received within the next Test Period, such proceeds shall be deducted in calculating Consolidated Net Income for such Test Period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Senior Out First Lien Debt” shall mean, without duplication, as of any date of determination, the aggregate principal amount of all First Out Indebtedness and Second Out Indebtedness.

“Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Out First Lien Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Acquisition or other Investments), consisting of third party indebtedness for borrowed money, Unpaid Drawings, Financing Lease Obligations and third-party debt obligations evidenced by promissory notes or similar instruments, minus (b) (i) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Subsidiaries on such date, excluding cash and cash equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower and the Subsidiaries as of such date (but, for the avoidance of doubt, including as “unrestricted cash” any and all amounts held by, or for the benefit of, the Borrower or any Subsidiary for the purpose of repaying, repurchasing, redeeming, defeasing or otherwise acquiring or making any other similar payment on the New Tranche A Second Out Notes, the New Tranche B Second Out Notes, the New Third Out Notes, the Existing Senior Unsecured Notes, the Existing Senior Secured Notes or the Existing Term Loans) and (ii) the amount of any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of cash and cash equivalents. It is understood that to the extent the Borrower or any of its Subsidiaries Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence-Based Amount under this Agreement and whether the Borrower and the Subsidiaries are in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered for purposes of any “netting” pursuant to clause (b) of this definition.

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“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (excluding all cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries on such date, including (for purposes of both clauses (a) and (b)) current and long-term Deferred Revenue but excluding (for purposes of both clauses (a) and (b) above, as applicable), without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including Letter of Credit Obligations) under the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility, any Extended Revolving Credit Facility or under any other revolving credit facility that is effective in reliance on Section 10.1(u), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) non-cash compensation costs and expenses, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any earn out obligations until 30 days after such obligation becomes contractually due and payable and any earn-out obligation that becomes contractually due and payable to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment thereof are in escrow through customary arrangements and (ix) any asset or liability in respect of net obligations of such Person in respect of Hedging Agreements entered into in the ordinary course of business; provided that Consolidated Working Capital shall be calculated without giving effect to (x) the depreciation of the Dollar relative to other foreign currencies or (y) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including derivatives and deferred income tax); provided, further, that for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude the impact of adjusting items in the definition of “Consolidated Net Income”.

“Contract Consideration” shall have the meaning provided in the definition of the term “Additional ECF Reduction Amounts.”

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“CORRA” shall mean the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corrective Extension Agreement” shall have the meaning provided in Section 2.15(f).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall have the meaning provided in Section 13.23(b).

“Covered Party” shall have the meaning provided in Section 13.23(a).

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“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Additional/Replacement Revolving Credit Loans (or unused Additional/Replacement Revolving Credit Commitments), any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments), or any Loans under any then-existing Incremental Facility (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates or payment-in-kind interest), interest margins, rate floors, fees, funding discounts, closing payments, original issue discounts, maturity, currency types and denominations and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower in good faith to be either, at the option of the Borrower, (A) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness or (B) not materially more restrictive on the Borrower and the Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any Credit Agreement Refinancing Indebtedness shall have a maturity equal to or later than the earlier of (x) the maturity of the Refinanced Debt and (y) the Latest Maturity Date and except with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the then-remaining Weighted Average Life to Maturity of the Refinanced Debt; provided that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the Indebtedness that is released from escrow or the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged, as applicable, otherwise satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iii) any such Indebtedness which Refinances any existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Additional/Replacement Revolving Credit Loans (or unused Additional/Replacement Revolving Credit Commitments) or any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt; provided that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the Indebtedness that is released from escrow or the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged, as applicable, otherwise satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iv) except to the extent otherwise permitted under this Agreement (subject to a dollar-for-dollar usage of any other basket set forth in Section 10.1, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees or similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn plus additional amounts permitted to be Incurred under Section 10.1, (v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, (vi) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, being replaced plus undrawn letters of credit plus additional amounts permitted to be Incurred under, (vii) the terms of any Credit Agreement Refinancing Indebtedness in the form of bonds, notes, loans or debentures which Refinances, in whole or in part, existing Term Loans, shall not require any mandatory prepayment, redemption, repurchase, acquisition or defeasance earlier than the earlier of the maturity date of the Refinanced Debt and the Latest Maturity Date, other than (x) Customary Escrow Provisions (so long as the Indebtedness that is released from escrow otherwise satisfies the requirements of this clause (vii), customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch-Up Payments and customary acceleration any time after an event of default and (y) in the case of such Indebtedness in the form of loans, excess cash flow sweeps (on a no greater than pro rata basis with any Credit Facility then outstanding), (viii) any Credit Agreement Refinancing Indebtedness may not be incurred or guaranteed by any Persons that are not Credit Parties, (ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not constitute Collateral, (x) without prejudice to the requirements of Sections 9.10, 9.11 and 9.14, such refinancing shall not have any obligor that was not an obligor with respect to the Refinanced Debt and shall not be secured by Liens on any assets other than those that guaranteed or secured the Refinanced Debt and (xi) to the extent the Refinanced Debt is subordinated in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations or Third Out Obligations) and/or Lien priority to any of the Obligations, such Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment and/or Lien priority to such Obligations, on terms not less favorable to the Lenders in respect of such contractual subordination (or, in the case of Lien subordination, may alternatively be unsecured).

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“Credit Documents” shall mean this Agreement, the Security Documents, the Guarantee, the Fee Letter, each Letter of Credit, any promissory notes issued by the Borrower hereunder, any Incremental Agreement, any Extension Agreement, the Equal Priority Intercreditor Agreement, the Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement entered into after the Closing Date to which the Collateral Agent and/or the Administrative Agent is a party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit.

“Credit Facility” shall mean any of the Exchange First Out Term Loan Facility, the Second Out Term Loan Facility, any Incremental Term Loan Facility, the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility, any Extended Term Loan Facility or any Extended Revolving Credit Facility, as applicable.

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“Credit Party” shall mean, collectively and/or, as applicable, individually, the Borrower, each Subsidiary Guarantor, Holdings and, except for all purposes of Section 10, each other Parent Guarantor or Co-Obligor.

“Cure Amount” shall have the meaning provided in Section 11.11(a).

“Cure Deadline” shall have the meaning provided in Section 11.11(a).

“Cure Right” shall have the meaning provided in Section 11.11(a).

“Customary Escrow Provisions” shall mean customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing such Indebtedness which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Collateral Agent acting together in good faith, either (a “Customary Equal Priority Intercreditor”) (i) the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and that such Indebtedness shall (x) rank pari passu or junior in right of payment with the First Out Obligations and (y) rank pari passu, junior or senior in right of payment with the Second Out Obligations, as applicable, and (b) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing such Indebtedness which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Collateral Agent acting together in good faith, either (a “Customary Junior Priority Intercreditor”) (i) the Junior Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Daily Simple SOFR” shall mean, for any day, (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than any natural person, Holdings, the Borrower or any Subsidiary) and any other Affiliate of any Permitted Holder that is a bona fide debt fund or an investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

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“Debt Incurrence Prepayment Event” shall mean any Incurrence by the Borrower or any Subsidiary of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 10.1 (other than Permitted Additional Debt Incurred in reliance on Section 10.1(u)(i)(x) and, to the extent relating to Term Loans, Credit Agreement Refinancing Indebtedness).

“Debtor Relief Laws” shall mean the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” shall have the meaning provided in Section 13.23(b).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Revenue” shall mean, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance should be determined excluding the effects of acquisition method accounting.

“Delaware Divided LLC” shall mean any LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of consideration that is not deemed to be cash or Cash Equivalents and that is received by the Borrower or its Subsidiaries in connection with a Disposition pursuant to Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (less the amount of cash or Cash Equivalents received in connection with a subsequent Disposition, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration).

“Direction of the Required Lenders” means a written direction or instruction from the Required Lenders which may be in the form of an email or other form of written communication and which may come from the Specified Lender Advisor on behalf of the Required Lenders; provided that, notwithstanding anything herein to the contrary and subject to Section 13.1, if (i)(x) the Borrower requests the Administrative Agent or the Collateral Agent to agree to any amendment, extension, waiver or other modification to any terms of any Credit Document (including any extension of any time period or deadline under any Credit Document to take a certain action) or (y) any determination, judgment or other act of any Credit Party requires the agreement or consultation of the Administrative Agent or Collateral Agent, as applicable, and (ii) the applicable terms of such Credit Document require that such amendment, extension, waiver, modification, agreement or consultation be done at the Direction of the Required Lenders, the Administrative Agent or Collateral Agent, as applicable, shall notify each of the Lenders of such request or other matter requiring the agreement or consultation of the Administrative Agent or the Collateral Agent, as applicable, and the Required Lenders shall be deemed to have consented to any such request or any such matter requiring the agreement or consultation of the Administrative Agent or the Collateral Agent, as applicable, unless Lenders constituting the Required Lenders shall have objected shall object thereto by written notice to the Administrative Agent or Collateral Agent, as applicable, within (10) Business Days after having received such notice. For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory”, “acceptable”, “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written direction or instruction from the Required Lenders or the Specified Lender Advisor that is purported to be a Direction of the Required Lenders, and neither the Administrative Agent nor the Collateral Agent shall have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

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“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” shall have the meaning provided in Section 10.4. The terms “Disposal”, “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Percentage” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event required to be applied pursuant to Section 5.2(a)(i), the applicable percentage of Net Cash Proceeds required to be offered on any date of determination to prepay Term Loans.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Capital Stock), other than as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), in whole or in part, or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided however, that, with respect to clauses (a) and (b) above, only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided that, if such Capital Stock is issued pursuant to any plan for the benefit of officers, directors, employees or consultants of Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries or by any such plan to such officers, directors, employees or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s or consultant’s termination, death or disability; provided, further, however, that any Capital Stock held by any future, current or former employee, officer, manager, consultant, director, employee or independent contractor (or their Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any of its Subsidiaries, any of its Parent Entities or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the compensation committee thereof), in each case pursuant to any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries; and provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock.

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“Disqualified Lenders” shall mean (a) such Persons that have been specified in writing to the Administrative Agent on or prior to the Closing Date as being “Disqualified Lenders,”, (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent, which shall not become effective until the next Business Day after the date such identification is provided, and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower from time to time or (ii) readily identifiable on the basis of the similarity of such Affiliate’s name as an Affiliate of such entity; provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be sent by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect on the Business Day following the date such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Disqualified Lenders shall operate to disqualify any Person that is already a Lender). The Administrative Agent shall provide a list identifying the Disqualified Lenders to any Lender upon such Lender’s request, but will not be otherwise posted or provided to any Person by the Administrative Agent.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.”

“Dollar Equivalent” shall mean, with respect to any amount denominated in an Alternative Currency (or other currency) as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Alternative Currency (or other currency) based upon the Exchange Rate.

“Dollars”, “U.S. Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

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“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) (i) the applicable interest rate margins and (ii) any applicable credit spread adjustment (including the Benchmark Replacement Adjustment, Applicable SOFR Adjustment, Central Bank Rate Adjustment or other applicable credit spread adjustment), (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Term SOFR Reference Rate”, “Eurocurrency Rate” or similar component of such formula is included in the calculation of Effective Yield) or similar devices, (c) any amendment to the relevant interest rate margins, credit spread adjustments and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof, and, if applicable, assuming any Additional/Replacement Revolving Credit Commitments were fully drawn) payable generally by or on behalf of the Borrower to Lenders or other institutions providing such Indebtedness, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees, closing payments or other similar fees, in each case payable to any lead arranger, bookrunner, manager, agent or Person in a similar capacity (or their affiliates) in connection with the commitment, syndication, marketing or offering of such Indebtedness and not payable to all Lenders, and customary consent or amendment fees paid generally to consenting Lenders (other than solely in connection with a Repricing Transaction) (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender), ticking fees accruing prior to the funding of any such Indebtedness and any other fees of the type not paid or payable generally by or on behalf of the Borrower to Lenders or other institutions in connection with the commitment, marketing or offering of such Indebtedness; provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elected Amount” shall have the meaning provided in Section 1.12(l).

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“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (subject, in each case, to such consents, if any, as may be required under Section 13.6(b)), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, liens, notices of noncompliance, liability or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign, international, municipal or local statute, law, rule, regulation, ordinance, code, permit, binding agreement issued, promulgated or entered into by or with any Governmental Authority or rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to pollution or the protection of the Environment including, those relating to generation, use, handling, storage, treatment, disposal, Release or threat of Release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equal Priority Intercreditor Agreement” shall mean the Equal Priority Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent, the New Tranche A Second Out Notes Collateral Agent, the New Tranche B Second Out Notes Collateral Agent, the New Third Out Notes Collateral Agent, the New Third Out Holdco Notes Collateral Agent, the Borrower and the other guarantors party thereto, with such modifications thereto as the Collateral Agent (at the Direction of the Required Lenders) and the Borrower may agree.

“Equityholding Vehicle” shall mean any Parent Entity and any equityholder thereof through which current, former or future officers, directors, employees, managers, consultants, independent contractor or other advisors, representatives or affiliates of any Parent Entity, Holdings, the Borrower or any of their Subsidiaries directly or indirectly hold Capital Stock of such Parent Entity.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect on the Closing Date, and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Borrower or any Subsidiary is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment” shall have the meaning provided to it in Section 12.19(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning provided to it in Section 12.19(d)(i).

“Erroneous Payment Impacted Class” shall have the meaning provided to it in Section 12.19(d)(i).

“Erroneous Payment Return Deficiency” shall have the meaning provided to it in Section 12.19(d)(i).

“Erroneous Payment Subrogation Rights” shall have the meaning provided to it in Section 12.19(e).

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” shall mean the Treaty on European Union.

“EURIBO Rate” shall have the meaning provided in the definition of “Eurocurrency Rate.”

“Euro” and “€” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Denominated Loan” shall mean each Loan denominated in Euros, which shall include each Incremental Term Loan denominated in Euros and each Revolving Credit Loan denominated in Euros.

“Eurocurrency Borrowing” shall mean each Borrowing of a Eurocurrency Loan.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period:

(i)            [reserved];

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(ii)            as to any Eurocurrency Loan denominated in Euros, (A) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) which displays the European interbank offered rate administered by the Banking Federation of the European Union (such page currently being the EURIBOR01) (the “EURIBO Rate”) for deposits (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (Brussels, Belgium time), two Business Days prior to the commencement of such Interest Period, or (B) in the event the rate referenced in the preceding clause (A) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the EURIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if EURIBO Rates are quoted under either of the preceding clauses (A) or (B), but there is no such quotation for the Interest Period elected, the EURIBO Rate shall be equal to the Interpolated Rate; provided, further, that, if any such rate determined pursuant to the preceding clauses (A) or (B) is below 0.00%, the Eurocurrency Rate will be deemed to be 0.00%;

(iii)            as to any Eurocurrency Loan denominated in Canadian Dollars, the rate per annum (“Term CORRA”) equal to the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided that, if any such rate determined pursuant to the preceding clause is below 0.00%, the Eurocurrency Rate will be deemed to be 0.00%;

(iv)            as to any Eurocurrency Loan denominated in Australian Dollars, the rate per annum equal to the Australian bank bill swap reference rate (Bid) administered by the Australian Financial Markets Association (or any other person which takes over the administration of the rate) (“BBSY”) or a comparable or successor rate as may be agreed by the Borrower and the Administrative Agent, as published on the applicable Reuters Screen (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to the applicable Interest Period; provided that, if any such rate determined pursuant to the preceding clause is below 0.00%, the Eurocurrency Rate will be deemed to be 0.00%; and

(v)            as to any Eurocurrency Loan denominated in Pounds Sterling, with respect to any applicable date of determination, the greater of (a)(i) SONIA for the day (such day “i”) that is five London business days prior to (A) if such date of determination is a Business Day, such date or (B) if such date of determination is not a Business Day, the Business Day immediately preceding such date (the “Lookback Day”), in each case, as published by the SONIA Administrator on the SONIA Administrator’s Website (“SONIA”), (ii) if by 5:00 pm (London time) on the second Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the applicable the SONIA Administrator’s Website, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website (provided that SONIA determined pursuant to this clause (ii) shall be utilized for purposes of calculation of Eurocurrency Rate for no more than three consecutive days) or (iii) if SONIA has been determined pursuant to clause (ii) above for three (3) consecutive days and SONIA remains unavailable for the relevant Lookback Day, SONIA shall be (1) the percentage rate per annum which is the aggregate of (I) the GBP CBR for such Lookback Day and (II) the applicable Central Bank Rate Adjustment or (2) if clause (z)(1) applies but the GBP CBR for the applicable Lookback Day is not available, the Eurocurrency Rate for such Lookback Day shall be the percentage rate per annum which is the aggregate of (I) the most recent GBP CBR for a Business Day which is no more than five Business Days before that Lookback Day and (II) the applicable Central Bank Rate Adjustment and (b) 0.00%;

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“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a)	the sum, without duplication, of:

(i)            Consolidated Net Income for such period;

(ii)            an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(iii)            decreases in Consolidated Working Capital, decreases in long-term accounts receivable, decreases in long-term prepaid assets and increases in the long-term portion of Deferred Revenue, in each case, as of the end of such period from the Consolidated Working Capital, long-term accounts receivable, long-term prepaid assets and long-term portion of Deferred Revenue as of the beginning of such period but excluding any such increase or decrease arising from (i) the Acquisition or Disposition of any Person or asset, outside the ordinary course of business by the Borrower or any Subsidiary, (ii) the reclassification during such period of current assets to long-term assets or current liabilities to long-term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement;

(iv)            an amount equal to the aggregate net non-cash loss on the Disposition of assets, business units or property by the Borrower and the Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v)            cash payments received in respect of Hedging Agreements during such period to the extent not included in arriving at such Consolidated Net Income; and

(vi)            income tax expense to the extent deducted in arriving at such Consolidated Net Income (net of any adjustments pursuant to clause (o) of the definition of Consolidated Net Income for cash tax benefits related to the tax amortization of intangible assets in such period);

minus

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(b)	the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income(including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period, provided that such amounts are added to Excess Cash Flow in the period received) (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (a) through (bb) of, and the last paragraph of, the definition of the term “Consolidated Net Income”;

(ii)            without duplication of any amounts deducted pursuant to Section 5.2(a)(ii), the aggregate amount of all principal payments of Indebtedness of the members of the Borrower Group (and principal payments in respect of the New Third Out Holdco Notes funded by members of the Borrower Group) (limited to First Out Term Loans if any First Out Term Loans are outstanding as of such date of determination) (including (A) all scheduled principal repayments thereof (or any Permitted Refinancing Indebtedness in respect thereof), in each case to the extent such payments are permitted hereunder and actually made and (B) the amount of any mandatory redemption, repurchase, prepayment, defeasance, acquisition or similar payment of such Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof) pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under clause (c) of the definition thereof) and not in excess of the amount of such increase but excluding all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, any member of the Borrower Group or using the proceeds of any Disposition outside the ordinary course of business;

(iii)          an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Subsidiaries during such period (other than the Disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(iv)          increases in Consolidated Working Capital, increases in long-term accounts receivable, increases in long-term prepaid assets and decreases in the long-term portion of Deferred Revenue, in each case, as of the end of such period from the Consolidated Working Capital, long-term accounts receivable and long-term portion of Deferred Revenue as of the beginning of such period, but excluding any such increase or decrease arising from, (i) the Acquisition or Disposition of any Person or assets outside of the ordinary course of business by the Borrower or any Subsidiary, (ii) the reclassification during such period of current assets to long-term assets or current liabilities to long-term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement;

(v)           the aggregate amount of expenditures actually made by the Borrower and the Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring changes) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

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(vi)          the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition, repurchase and/or similar payment of unsecured Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii)         without duplication of any amounts deducted pursuant to clause (xiii) below, the aggregate amount of all payments paid in cash by the Borrower and the Subsidiaries during such period in connection with, or necessary to consummate, the Transactions or the Closing Date Refinancing Transactions, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any Subsidiary or using the proceeds of any Disposition outside the ordinary course of business;

(viii)        amounts included under clause (r) and/or excluded under clause (s) of the definition of “Consolidated Net Income” for such Excess Cash Flow period, to the extent the relevant insurance proceeds have not yet been received; provided that such amounts are added to Excess Cash Flow in the period received;

(ix)           income taxes, including penalties and interest, paid in cash in such period;

(x)            cash expenditures made in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi)           the amount of Investments made in cash (other than Investments made pursuant to Sections 10.5(b), (f), (g), (h), (i), (j), (l), (n) and (s)) during such period, except to the extent that such Investments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business; and

(xii)          the amount of Restricted Payments (other than Restricted Investments) paid in cash during such period, except to the extent that such Restricted Payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange First Out Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Exchange First Out Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Exchange First Out Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Exchange First Out Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Exchange First Out Term Loan Commitments as of the Closing Date is $325,048,989.

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“Exchange First Out Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Exchange First Out Term Loan Lender” shall mean a Lender with an Exchange First Out Term Loan Commitment or an outstanding Exchange First Out Term Loan.

“Exchange First Out Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Exchange First Out Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Exchange First Out Term Loans” shall have the meaning provided in Section 2.1(a)(i).

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg page or screen for such currency. In the event that such rate does not appear on any Bloomberg page or screen, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange quoted to the Administrative Agent by three major banks in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Capital Stock” shall mean:

(a)            any Capital Stock with respect to which, in the reasonable judgment of the Borrower if the Collateral Agent (in consultation with the Specified Lender Advisor) has agreed in writing, the cost or other consequences (including any material adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(b)            any Capital Stock that is Voting Stock of (i) a CFC or (ii) a FSHCO, in either case, in excess of 65.0% of the outstanding Capital Stock that is Voting Stock of such CFC or FSHCO,

(c)            any Capital Stock to the extent, and for so long as, the pledge thereof would be prohibited by any Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations and any legally effective requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained), except, in each case, to the extent such prohibition would be rendered ineffective under the UCC or any other Applicable Laws notwithstanding such prohibition,

(d)            any “margin stock” (as defined in Regulation U),

(e)            [reserved],

(f)            [reserved],

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(g)            any Capital Stock of any Subsidiary to the extent that the pledge of such Capital Stock would result in material adverse tax consequences to Multiplan Corporation, Holdings, the Borrower, any Co-Obligors or any Subsidiary as reasonably determined by the Borrower with the consent of the Collateral Agent (in consultation with the Specified Lender Advisor); provided the Borrower makes the same determination in respect of all other First Lien Obligations, and

(h)            the Capital Stock of any not-for-profit Subsidiaries or Captive Insurance Companies.

“Excluded Property” shall have the meaning provided in the Security Agreement.

“Excluded Real Property” shall mean (a) any Real Property that secures Indebtedness Incurred permitted pursuant to Section 10.1(f) or Section 10.1(g) and (b) any other Real Property subject to a capital lease, purchase money mortgage or other Lien permitted under Section 10.2(c); (provided, that such Liens secure Indebtedness pursuant to Section 10.1(f) or Section 10.1(g) or in the case of any after-acquired Real Property, pre-existing secured Indebtedness for borrowed money, in each case permitted to be Incurred pursuant to Section 10.1).

“Excluded Subsidiary” shall mean:

(a)            any Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary) (provided that no Subsidiary shall be deemed to be an Excluded Subsidiary pursuant to this clause (a) (I) by virtue of becoming (or being initially constituted as) a non-Wholly-Owned Subsidiary unless pursuant to a Disposition (or initial division of ownership) that both (i) either is (x) to (or with) a Person that either is not an Affiliate of the Borrower or (y) in respect of a Person that constitutes a bona fide joint venture (and not for the purpose of causing the release of (or removing the obligation in respect of) the guarantee provided by such Subsidiary) and (ii) is for a bona fide business purpose (as determined in good faith by the Borrower) (and not for the purpose of causing the release of (or removing the obligation in respect of) the guarantee provided by such Subsidiary or in connection with any Liability Management Exercise) (provided that, in the case of this clause (I), the Borrower and/or the Subsidiaries have capacity to make an Investment in such Subsidiary once it is no longer a Subsidiary Guarantor (with such release being deemed an Investment in such Subsidiary in an amount equal to the applicable retained ownership percentage of the fair market value of such Subsidiary at the time of such release)) or (II) if such Person otherwise constitutes an Excluded Subsidiary(other than solely on account of constituting a non-wholly owned Subsidiary) (this proviso, the “Chewy Provision”)),

(b)            any Subsidiary that is prohibited by (x) Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), (i) such Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition) and only for so long as such restriction is continuing, on the date such Subsidiary is so acquired and (ii) such Subsidiary shall use commercially reasonable efforts to remove such prohibitions or restrictions in the applicable contractual obligations,

(c)            [reserved],

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(d)            any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of Revenues of all Immaterial Subsidiaries excluded by this clause (d) for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date exceeds 10.0% of the Revenues of the Borrower and its Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 10.0% of the aggregate amount of Consolidated Total Assets of the Borrower and the Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination),

(e)            any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (in consultation with the Specified Lender Advisor) and the Borrower, the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(f)            each Foreign Subsidiary,

(g)            [reserved],

(h)            any Subsidiary to the extent that the guarantee of the Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and the Administrative Agent (in consultation with the Specified Lender Advisor),

(i)            any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent (in consultation with the Specified Lender Advisor),

(j)            any not-for-profit Subsidiaries or Captive Insurance Companies, and

(k)            any Subsidiary that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Borrower or any other Credit Party).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Credit Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under this Agreement or any other Credit Document to an Agent or Lender: (A) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on such Agent or such Lender as a result of (i) such Agent or such Lender having been organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) a present or former connection between such Agent or such Lender and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or engaged in any other transactions pursuant to, this Agreement or any other Credit Document), (B) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (A)(i) or (A)(ii), (C) Taxes described in Section 5.4(f) and (D) any withholding Tax imposed pursuant to FATCA.

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Convertible Notes” shall mean those 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 issued by Multiplan Corporation under the Existing Convertible Notes Indenture.

“Existing Convertible Notes Documents” shall mean the Existing Convertible Notes Indenture and the other related documents referred to therein (including the related the notes and notes purchase agreement).

“Existing Convertible Notes Indenture” shall mean the indenture for the Existing Convertible Notes, dated as of October 8, 2020, between Multiplan Corporation and the Existing Convertible Notes Trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Convertible Notes Trustee” shall mean Wilmington Trust, National Association, as trustee, under the Existing Convertible Notes Indenture.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of August 24, 2021 , by and among, inter alios, Holdings, the Borrower, the co-obligors from time to time party thereto, the lenders from time to time party thereto, the Existing Credit Agreement Administrative Agent and the Existing Credit Agreement Collateral Agent (as amended by that certain Amendment Agreement No. 1, dated as of June 15, 2023 and the Existing Credit Agreement Amendment No. 2, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Credit Agreement Administrative Agent” shall mean Goldman Sachs Lending Partners LLC, as administrative agent, under the Existing Credit Agreement.

“Existing Credit Agreement Amendment No. 2” shall mean that certain Amendment Agreement No. 2, dated as of the Closing Date, by and among, inter alios, Holdings, the Borrower, the lenders party thereto and the Existing Credit Agreement Administrative Agent.

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“Existing Credit Agreement Collateral Agent” shall mean Goldman Sachs Lending Partners LLC, as collateral agent, under the Existing Credit Agreement, and its successors in such capacity as provided in the Existing Credit Agreement.

“Existing Credit Agreement Revolving Credit Commitments” shall mean the “Revolving Credit Commitments” under, and as defined in, the Existing Credit Agreement on the Closing Date.

“Existing Credit Agreement Revolving Credit Loans” shall mean the “Revolving Credit Loans” under, and as defined in, the Existing Credit Agreement on the Closing Date.

“Existing Credit Documents” shall have the meaning assigned to the term “Credit Documents” in the Existing Credit Agreement.

“Existing Letters of Credit” shall mean all the letters of credit listed on Schedule 1.1(b).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(b).

“Existing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(b).

“Existing Senior Secured Notes” shall mean those 5.50% senior secured notes due 2028 issued by the Borrower under the Existing Senior Secured Notes Indenture.

“Existing Senior Secured Notes Collateral Agent” shall mean the “Notes Collateral Agent” (or any similar term) as defined in the Existing Senior Secured Notes Indenture.

“Existing Senior Secured Notes Documents” shall mean the Existing Senior Secured Notes Indenture and the other related documents referred to therein (including the related guarantee, security documents, the notes and notes purchase agreement) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Senior Secured Notes Indenture” shall mean the indenture for the Existing Senior Secured Notes, dated as of August 24, 2021, between the Borrower and the Existing Senior Secured Notes Trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

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“Existing Senior Secured Notes Trustee” shall mean Wilmington Trust, National Association, as trustee, under the Existing Senior Secured Notes Indenture.

“Existing Senior Unsecured Notes” shall mean those 5.750% senior unsecured notes due 2028 issued by the Borrower under the Existing Senior Unsecured Notes Indenture.

“Existing Senior Unsecured Notes Documents” shall mean the Existing Senior Unsecured Notes Indenture and the other related documents referred to therein (including the related guarantee, the notes and notes purchase agreement) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Senior Unsecured Notes Indenture” shall mean the indenture for the Existing Senior Unsecured Notes, dated as of October 29, 2020, between the Borrower and the Existing Senior Unsecured Notes Trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Senior Unsecured Notes Trustee” shall mean Wilmington Trust, National Association, as trustee, under the Existing Senior Unsecured Notes Indenture.

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a).

“Existing Term Loans” shall mean the “Term Loans” outstanding under, and as defined in, the Existing Credit Agreement.

“Expected Cure Amount” shall have the meaning provided in Section 11.11(b).

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b).

“Extended Revolving Credit Facility” shall mean each Class of Extended Revolving Credit Commitments established pursuant to Section 2.15(b).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(b).

“Extended Term Loan Facility” shall mean each Class of Extended Term Loans made pursuant to Section 2.15.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extending Lender” shall have the meaning provided in Section 2.15(c).

“Extension Agreement” shall have the meaning provided in Section 2.15(d).

“Extension Date” shall have the meaning provided in Section 2.15(e).

“Extension Election” shall have the meaning provided in Section 2.15(c).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean with respect to any Investment, property, lien, asset, liability or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

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“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning provided in Section 8.19(a).

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” shall mean the Agency Fee Letter, dated as of the Closing Date, among Holdings, the Borrower and the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred in Section 4.1.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 10.10.

“Financial Performance Covenant Event of Default” shall have the meaning provided in Section 11.3.

“Financing Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Obligations” shall mean the Obligations, any Permitted Additional Debt Obligations secured by a Lien on the Collateral ranking (or intended to rank) pari passu with the Liens on the Collateral securing the Obligations and subject to a Customary Equal Priority Intercreditor, any Permitted Equal Priority Refinancing Debt, any Term Loan Exchange Notes and any other Indebtedness secured by a Lien on the Collateral ranking (or intended to rank) pari passu with the Liens on the Collateral securing the Obligations and subject to a Customary Equal Priority Intercreditor, collectively.

“First Out Lenders” shall mean, at any time, the Lenders with respect to all Classes of Loans and Commitments in respect of First Out Obligations.

“First Out Obligations” shall mean (a) all First Lien Obligations in respect of the Revolving Credit Facility and the First Out Term Loans, (b) the Cash Management Obligations under each Secured Cash Management Agreement and the Hedging Obligations under each Secured Hedging Agreement (other than with respect to any such obligations that constitute Excluded Swap Obligations) and (c) all First Lien Obligations in respect of any Incremental Term Loans, any Additional/Replacement Revolving Credit Loans, any Extended Term Loans, any Extended Revolving Credit Loans and any Permitted Equal Priority Refinancing Debt, in each case under this clause (c), that is designated as (and is permitted by this Agreement to be incurred as) “First Out Obligations” in accordance with the Equal Priority Intercreditor Agreement (or other applicable Customary Intercreditor Agreement) and in the applicable Incremental Agreement, Extension Agreement or document or agreement in connection with the applicable Permitted Equal Priority Refinancing Debt (and ranks contractually senior with respect to payment priority to any Second Out Indebtedness and Third Out Indebtedness), in each case including post-petition interest and premiums, in each case, whether or not permitted or allowed or allowable under any applicable Insolvency or Liquidation Proceeding.

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“First Out Indebtedness” shall mean, without duplication, as of any date of determination, the aggregate outstanding principal amount of all Consolidated First Lien Debt that constitutes a First Out Obligation or otherwise contractually ranks pari passu in payment priority to the First Out Obligations (and ranks contractually senior with respect to payment priority to any Second Out Indebtedness and Third Out Indebtedness).

“First Out Secured Party” shall mean each Secured Party holding any First Out Obligation.

“First Out Term Loan Commitments” shall mean the Exchange First Out Term Loan Commitments.

“First Out Term Loans” shall mean the Exchange First Out Term Loans.

“Fixed Amounts” shall have the meaning provided in Section 1.12(h).

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(i)            Consolidated Interest Expense of such Person for such period,

(ii)           all cash dividend or distribution payments (excluding items eliminated in consolidation) on any series of Preferred Stock or any Refunding Capital Stock of such Person made during such period, and

(iii)          all cash dividend or distribution payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock made during such period.

“Fixed Rate” shall mean and include each of the Eurocurrency Rate, Term SOFR and each Alternative Currency Rate.

“Fixed Rate Loan” shall mean each Eurocurrency Loan, Term SOFR Loan and each Alternative Currency Loan.

“Flood Hazard Property” shall have the meaning provided in Section 9.14(c)(i).

“Flood Insurance Laws” shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Rate and/or Term SOFR.

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“Foreign Plan” shall mean any pension plan maintained or contributed to by Holdings, the Borrower or any Subsidiary with respect to their respective employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“FSHCO” shall mean any direct or indirect Subsidiary of the Borrower that has no material assets other than Capital Stock (including any Indebtedness treated as equity for U.S. federal income tax purposes) or Indebtedness of one or more direct or indirect Subsidiaries of the Borrower that are CFCs.

“Funded Debt” shall mean all indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any such Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, subject to Section 1.3(a). Notwithstanding the foregoing, at any time after adoption of IFRS by the Borrower for its financial statements and reports for all financial reporting purposes, the Borrower may at any time elect to apply IFRS for all purposes of this Agreement and the other Credit Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Credit Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (a) any such election once made shall be irrevocable (and shall only be made once), (b) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (c) from and after such election, all ratios, computations and other determinations (i) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (ii) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that in the event of any such election by the Borrower, any financial ratio calculations or thresholds (including the Financial Performance Covenant) in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds or covenant levels due to the effect of differences between GAAP and IFRS, (2) the recalibrated ratios and calculations shall be mutually agreed between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration within five Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such election. The Borrower shall give notice of any election to the Administrative Agent with 10 Business Days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness. Any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

“GBP CBR” shall mean the Bank of England’s Bank Rate as published by the Bank of England from time to time.

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“General Debt Basket” shall have the meaning provided in Section 10.1(x).

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, province, territory, municipality or other political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee” shall mean the Guarantee, dated as of the Closing Date, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Parent Guarantor, (b) each Domestic Subsidiary of the Borrower that is a Subsidiary (other than an Excluded Subsidiary) on the Closing Date, (c) the Borrower (other than with respect to its own Obligations), (d) each Co-Obligor (in each case other than with respect to its own Obligations) and (e) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, asbestos, asbestos-containing materials, mold and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “subject waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Applicable Law pertaining to pollution or the protection of the Environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Applicable Law pertaining to pollution or the protection of the Environment.

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“Hedge Bank” shall mean any Person that is a counterparty to a Hedging Agreement with a Credit Party or one of its Subsidiaries, in its capacity as such, and that either (i) is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time it enters into such Hedging Agreement, (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement or (iii) is designated by the Borrower in writing within thirty (30) days of the Closing Date; provided that, (x) if such Person is not a Lender, Agent or any Affiliate of a Lender or Agent, such Person shall execute and deliver to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 12.5, 12.9, 12.17 and 13.17 of this Agreement and Sections 5.01, 5.04, 7.05, 7.07, 7.12 and 7.19 and Article 9 of the Security Agreement, in each case, as if it were a Lender and (y) such Hedge Agreement shall not have been entered into for speculative purposes; provided, further, that, in each case, no such Person (except an Agent or an Affiliate of an Agent) shall be considered a Hedge Bank until such time as it shall have delivered written notice to the Collateral Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Security Documents. For purposes of the preceding sentence, a Person may deliver one notice confirming that it constitutes a “Hedge Bank” with respect to all Hedging Agreements, both existing and to be entered into, pursuant to a specified Master Agreement. For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Hedging Agreement.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower (or a Parent Entity of the Borrower) and its consolidated subsidiaries as at the end of, and the related audited consolidated statements of income and operations, cash flows and stockholders’ equity of the Borrower (or a Parent Entity of the Borrower) and its consolidated subsidiaries for, the fiscal year ended December 31, 2023 and (b) an unaudited consolidated balance sheet of the Borrower (or a Parent Entity of the Borrower) and its consolidated subsidiaries as of the fiscal quarter ended September 30, 2024, and the related unaudited consolidated statements of income and operations and cash flows and stockholders’ equity of the Borrower (or a Parent Entity of the Borrower) and its consolidated subsidiaries for the three- and nine-month periods ended September 30, 2024.

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“Holdings” shall (i) initially have the meaning provided in the preamble to this Agreement and (ii) at the election of the Borrower, mean any other Person or Persons (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) (the “Previous Holdings”) but not the Borrower; provided that (a) such New Holdings directly or indirectly owns 100.0% of the Capital Stock of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) the New Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such substitution and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (d) if reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent shall be delivered by the Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not breach or result in a default under this Agreement or any other Credit Document, (e) all Capital Stock of the Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Obligations and (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material Tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings.”

“HST” means HSTechnology Solutions, Inc., a Delaware corporation, and/or any successor thereof, which owns the assets relating to the Company’s “HST” and “value driven health plan” businesses or, at the election of the Company, a holding company that owns 100% of the Capital Stock in HSTechnology Solutions, Inc. and only de minimis other assets.

“ICC” shall have the meaning provided in the definition of “UCP.”

“Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date or (b) whose Revenues (when combined with the Revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date was an amount equal to or less than 7.5% of the of the Revenues of the Borrower and its Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date.

“Immediate Family Members” shall mean with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” shall have the meaning provided in Section 10.2.

“Incremental Agreement” shall have the meaning provided in Section 2.14(e).

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“Incremental Base Amount” shall mean, as of any date of determination, (i) the aggregate principal amount of (A) Term Loans voluntarily prepaid on or prior to such date pursuant to Section 5.1 (or in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) and (B) secured Permitted Additional Debt (provided that for all purposes of this definition, “Permitted Additional Debt” shall mean Permitted Additional Debt described in and incurred pursuant to clause (i) of Section 10.1(u) (and Permitted Refinancing Indebtedness in respect of such Indebtedness incurred pursuant to clause (i) of such Section), and Permitted Additional Debt described in or incurred pursuant to clause (ii) of Section 10.1(u) (and Permitted Refinancing Indebtedness in respect of such Indebtedness incurred pursuant to clause (ii) of such Section) shall be disregarded), secured Credit Agreement Refinancing Indebtedness and secured Term Loan Exchange Notes voluntarily prepaid, repurchased, defeased, acquired or redeemed on or prior to such date, (ii) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party pursuant to Section 13.6(g) or of secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes assigned to any Purchasing Borrower Party (or any similar term as defined in the documentation governing such secured Indebtedness) pursuant to the documentation governing such secured Indebtedness (or, in each case, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof), but only to the extent that such Term Loans, such Permitted Additional Debt, such Credit Agreement Refinancing Indebtedness, such Term Loan Exchange Notes or such Permitted Refinancing Indebtedness in respect thereof, as applicable, have been cancelled and (iii) the aggregate principal amount of all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments pursuant to Section 4.2 effected on or prior to such date (for the avoidance of doubt, excluding any such commitment reductions required in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments), in each case of clause (i)(B) above, except to the extent financed by the Incurrence of long-term Indebtedness (excluding, for the avoidance of doubt, (x) any such Indebtedness Incurred under a revolving credit facility either Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.14 or (y) without duplication, any Indebtedness or commitment then being incurred in reliance on the Incremental Base Amount), or using the proceeds of any Disposition outside the ordinary course of business; provided that it is understood and agreed that any Incremental Facility or Permitted Additional Debt Incurred pursuant to the Incremental Base Amount shall not rank on a senior basis to the Indebtedness or commitment prepaid, repurchased, defeased, acquired, redeemed, assigned, permanently reduced or canceled with respect to payment priority (including if such Indebtedness or commitment so retired is Second Out Indebtedness or Third Out Indebtedness) or Lien priority, if applicable; provided, further, that, for the avoidance of doubt, to the extent any of the Term Loans or Permitted Refinancing Indebtedness in respect thereof referred to in clause (i)(A) of this definition, or any of the Permitted Additional Debt, Credit Agreement Refinancing Indebtedness, Term Loan Exchange Notes or Permitted Refinancing Indebtedness in respect thereof referred to in clause (i)(B) of this definition (or any Obligations directly or indirectly Refinanced by such Term Loans, Permitted Additional Debt, Credit Agreement Refinancing Indebtedness, Term Loan Exchange Notes, and/or Permitted Refinancing Indebtedness in respect thereof) are subordinated or pari passu in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations or Third Out Obligations) and/or subordinated in Lien priority to any of the Obligations, any Incremental Facility or Permitted Additional Debt incurred pursuant to the Incremental Base Amount shall be subordinated or pari passu (as applicable) in right of payment and/or subordinated in Lien priority to or with such Obligations to the same extent and on terms not less favorable to the applicable Lenders in respect of such subordination or parity, as applicable.

“Incremental Commitments” shall have the meaning provided in Section 2.14(a)(iii).

“Incremental Facilities” shall have the meaning provided in Section 2.14(a)(iii).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(e).

“Incremental Limit” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.14(a)(ii).

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“Incremental Revolving Credit Commitment Increase Lender” shall have the meaning provided in Section 2.14(f)(ii).

“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each Class of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a)(i).

“Incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 10.1:

(a)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(c)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Incurrence-Based Amounts” shall have the meaning provided in Section 1.12(h).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)	net Hedging Obligations of such Person;

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(d)	all obligations of such Person to pay the deferred purchase price of property or services (other than (i) obligations in respect of a commercial or trade letter of credit, current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) Incurred in the ordinary course of business and maturing within 365 days after the Incurrence thereof, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business and consistent with past practices);

(e)	indebtedness (excluding prepaid interest thereon) of the type designated in any of clauses (a) through (d) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Financing Lease Obligations;

(g)	all obligations of such Person in respect of (x) Disqualified Capital Stock and (y) Preferred Stock issued by any Subsidiary that does not constitute a Credit Party (other than Preferred Stock issued by a Specified JV to either (a) the Borrower and any Subsidiary Guarantor or (b) any other Person holding Capital Stock in such Specified JV; provided that the Capital Stock in such Specified JV held by the Borrower and any Subsidiary Guarantor be the same Preferred Stock (of the same class and ranking as the Capital Stock in such Specified JV held by any such other Person holding Capital Stock in such Specified JV)); and

(h)	all Guarantee Obligations of such Person in respect of any of the foregoing;

in each case if and to the extent the any of the foregoing in clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness shall not include (i) prepaid or Deferred Revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any Acquisition permitted under the Credit Documents, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements and customary obligations associated with other post-employment benefit and pension plans, (vii) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled, (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any of its Subsidiary solely by reason of “pushdown” accounting under GAAP, (ix) Capital Stock (other than Preferred Stock constituting Indebtedness pursuant to clause (g) above and Disqualified Capital Stock) and (x) premiums payable to, and advance commissions or claims payments from, insurance companies.

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For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt of such Person and (B) in the case of Holdings, the Borrower and their Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Parties” shall have the meaning provided in Section 13.5(a)(iii).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 for the first full fiscal quarterly or annual, as applicable, period of the Borrower completed after the Closing Date.

“Initial Term Loan” shall mean the First Out Term Loans and the Second Out Term Loans, in each case, made on the Closing Date pursuant to Section 2.1(a).

“Initial Term Loan Maturity Date” shall mean December 31, 2030 or, if such date is not a Business Day, the Business Day immediately following such date.

“Insolvency or Liquidation Proceeding” means:

(1)            any voluntary or involuntary case commenced or proceeding by or against the Borrower or any other Credit Party under the Bankruptcy Code or any other Debtor Relief Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Credit Party, any receivership, assignment for the benefit of creditors, or liquidation relating to the Borrower or any other Credit Party or any similar case or proceeding relative to the Borrower or any other Credit Party or its creditors, as such;

(2)            any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Credit Party, in each case whether voluntary or involuntary and whether or not involving bankruptcy or insolvency; or

(3)            any other proceeding of any type or nature, whether or not involving insolvency or bankruptcy, in which substantially all claims of creditors of the Borrower or any other Credit Party are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” shall mean “Intellectual Property Collateral” as defined in the Security Agreement.

“Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit M hereto, executed by each Parent Guarantor, the Borrower and each Subsidiary party thereto.

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“Interest Period” shall mean, with respect to any Eurocurrency Loan or a Term SOFR Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Internal Financial Statements” shall mean the most recent annual or quarterly financial statements of the Borrower that are internally available at the Borrower.

“Interpolated Rate” shall mean, in relation to the EURIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable EURIBO Rate for the longest period (for which that EURIBO Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable EURIBO Rate for the shortest period (for which that EURIBO Rate is available) which exceeds the Interest Period of that Loan; each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants, in each case, made in the ordinary course of business) to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, excluding, in the case of the Borrower and its Subsidiaries, intercompany loans among the Borrower and the Subsidiaries, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer of the Borrower, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Capital Stock or other property or services as of the time of the transfer, minus, any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an Acquisition shall be the Acquisition Consideration, minus the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 10.5, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Authorized Officer of the Borrower. For the avoidance of doubt, if the Borrower or any Subsidiary issues, sells or otherwise Disposes of any Capital Stock of a Person that is a Subsidiary such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Borrower or any Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

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“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investors” shall mean, collectively Churchill Sponsor III, Hellman & Friedman LLC, GIC Private Limited, Leonard Green & Partners, LP, C.V. Starr & Co., Inc., Partners Group (USA) Inc., Cohen Private Ventures, LLC (and each of their respective successors), and each of its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, but not including, however, any operating portfolio companies of any of the foregoing.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 13.1.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and the Borrower (or any Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean a joinder agreement to this Agreement substantially in the form of Exhibit E or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent, pursuant to which a Person shall become Co-Obligor under this Agreement.

“Joint Venture” shall mean a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

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“Junior Debt” shall mean (x) any third-party Indebtedness for borrowed money owing by any Credit Party (and any Guarantee Obligations in respect thereof) that is contractually subordinated expressly by its terms in right of payment to the Second Out Obligations (or, solely prior to the repayment in full of the First Out Obligations, that is contractually subordinated expressly by its terms in right of payment to the First Out Obligations (the “Junior Debt Toggle”)) (the Junior Debt set forth in this clause (x), “Subordinated Debt”) (provided that, for the avoidance of doubt, for purposes of this Agreement, no Indebtedness will be deemed to be contractually subordinated expressly by its terms in right of payment to any other Indebtedness of a Credit Party solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them), (y) any third-party Indebtedness for borrowed money owing by any Credit Party (and any Guarantee Obligations in respect thereof) that is contractually subordinated expressly by its terms in priority of Liens to the First Lien Obligations and (z) any third-party Indebtedness for borrowed money owing by any Credit Party that is unsecured, in each case, other than (I) Indebtedness between or among the Borrower and its Subsidiaries and (II) for the avoidance of doubt, seller notes, earn-outs and other contingent obligations, and deferred purchase price consideration.

“Junior Debt Payment” shall have the meaning provided in Section 10.7(a).

“Junior Lien Obligations” shall mean the Existing Term Loans, any Permitted Additional Debt Obligations secured by a Lien on the Collateral ranking (or intended to rank) junior to the Liens on the Collateral securing the Obligations and subject to a Customary Junior Priority Intercreditor, and any Permitted Junior Priority Refinancing Debt, any Term Loan Exchange Notes and any other Indebtedness secured by a Lien on the Collateral ranking (or intended to rank) junior to the Liens on the Collateral securing the Obligations and subject to a Customary Junior Priority Intercreditor, collectively.

“Junior Priority Intercreditor Agreement” shall mean the Junior Priority Intercreditor Agreement substantially in the form of Exhibit H, dated as of the Closing Date by and among the Collateral Agent, the Existing Credit Agreement Collateral Agent, the New Tranche A Second Out Notes Collateral Agent, the New Tranche B Second Out Notes Collateral Agent, the New Third Out Notes Collateral Agent, the New Third Out Holdco Notes Collateral Agent (and any representatives of the holders of Permitted Additional Debt and/or Permitted Junior Priority Refinancing Debt, as applicable, party thereto from time to time), with such modifications thereto as the Collateral Agent (at the Direction of the Required Lenders) and the Borrower may agree.

“Latest Maturity Date” shall mean, with respect to the Incurrence of any Indebtedness or the issuance of any Capital Stock, the latest Maturity Date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Capital Stock is issued.

“LCT Election” shall have the meaning provided in Section 1.11.

“LCT Test Date” shall have the meaning provided in Section 1.11.

“Lender” shall mean (a) the Persons listed on Schedule 1.1(a), (b) any other Person that shall become a party hereto as a “lender” pursuant to Section 13.6, (c) each Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.14, and (d) solely with respect to the Specified Exchange First Out Term Loans, the Borrower, in each case other than a Person who ceases to hold any outstanding Loans, Letter of Credit Exposure, Swingline Exposure or any Commitment.

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“Lender Default” shall mean (a) the refusal (in writing) or failure of any Revolving Credit Lender (which term, for purposes of this definition, shall also include any Lender under an Additional/Replacement Revolving Credit Facility) to make available its portion of any Incurrence of Revolving Credit Loans or participations in Letters of Credit or Swingline Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Revolving Credit Lender to pay over to the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) the notification by a Revolving Credit Lender to the Borrower, the Collateral Agent or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement, (d) the failure by a Revolving Credit Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under this Agreement, (e) the admission of a Distressed Person in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (f) any Lender has become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Revolving Credit Lender (which term, for purposes of this definition, shall also include any Lender under an Additional/Replacement Revolving Credit Facility), that such Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or winding up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or if any governmental authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contract or agreements made by such person or its parent entity.

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving Credit Loans pursuant to Section 3.4 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving Credit Loans pursuant to Section 3.4).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Issuer” shall mean, collectively and/or, as applicable, individually, (a) each Revolving Credit Lender that has a Revolving Credit Commitment as set forth opposite such Lender’s name on Schedule 1.1(a) as of the Closing Date and (b) any one or more Revolving Credit Lenders who shall become a Letter of Credit Issuer pursuant to Section 3.6. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires. Notwithstanding anything herein to the contrary, unless separately agreed with the Borrower, no Letter of Credit Issuer shall be required to issue any commercial or trade letters of credit hereunder.

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“Letter of Credit Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date.

“Letter of Credit Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all Letter of Credit Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Participant” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Request” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by a Letter of Credit Issuer.

“Letter of Credit Sub-Commitment” shall mean $50,000,000, as the same may be reduced from time to time pursuant to Section 4.2(b).

“Letter of Credit Sub-Commitment Obligation” shall mean, in the case of each Letter of Credit Issuer that is a Letter of Credit Issuer on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Letter of Credit Issuer’s “Letter of Credit Sub-Commitment Obligation” (as such amount may be amended from time to time with the consent of the Borrower and the applicable Letter of Credit Issuer).

“Liability Management Exercise” means any restructuring, reorganization, rescheduling, recapitalization, reduction, cancellation, termination, elimination, refinancing, retirement, exchange, repurchase or defeasance of Indebtedness for borrowed money of any Parent Guarantor, the Borrower or any Subsidiary (the “Original Indebtedness”) with other Indebtedness of any Parent Guarantor, the Borrower or any Subsidiary that is contractually or structurally senior (including as to right of payment, Lien priority or additional collateral) to both (x) the First Out Indebtedness and/or the Second Out Indebtedness and (y) the Original Indebtedness (including, for the avoidance of doubt, through any incurrence of Indebtedness by an Affiliate that is not a Guarantor), in each case, in connection with, or in contemplation of, any amendment, modification, or waiver of any of the Credit Documents. Notwithstanding the foregoing, this definition and its use in this Agreement and the other Credit Documents are not intended to, nor shall they, prohibit or restrict any financing or refinancing transaction or any Investment that is (a) consummated for a bona fide business purpose and in good faith and (b) does not have the primary purpose of restructuring existing Indebtedness of the Borrower or the Guarantors, releasing or altering the priority of Liens on any Collateral or releasing or subordinating any of the Guarantees and/or reducing or impairing the rights and remedies of any Secured Party under this Agreement or the other Credit Documents.

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“Lien” shall mean any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Limited Condition Transaction” shall mean (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, Refinancing or similar payment of, Indebtedness, any Lien or any Capital Stock, (b) any Acquisition (or proposed Acquisition) by the Borrower or any Subsidiary permitted by this Agreement, (c) the making of any Disposition, (d) the making of any Investment (including any Acquisition) or Restricted Payment and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (e), including any transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (a) through (e).

“LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Loan” shall mean any Revolving Credit Loan, Additional/Replacement Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan (including any swingline loan pursuant to any Extended Revolving Credit Commitments or any Additional/Replacement Revolving Credit Commitments) or Term Loan made by any Lender hereunder.

“Losses” shall have the meaning provided in Section 13.5(a)(iii).

“Majority First Out Lenders” shall mean, at any time, the Majority Lenders with respect to all Classes of Loans and Commitments in respect of First Out Obligations, taken together.

“Majority Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non-Defaulting Lenders of a Class or Classes having or holding greater than 50.0% of the sum of (a) the outstanding principal amount of the Term Loans with respect to such Class or Classes in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment of such Class or Classes at such date and the Adjusted Total Extended Revolving Credit Commitment of such Class or Classes at such date or (ii) if the Total Revolving Credit Commitment of such Class or Classes (or any Total Extended Revolving Credit Commitment of such Class or Classes) has been terminated or, for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans of such Class or Classes and Letter of Credit Exposure of such Class or Classes (excluding the Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans of such Class or Classes and Letter of Credit Exposure under such Extended Revolving Credit Commitments of such Class or Classes (excluding any such Extended Revolving Credit Loans and Letter of Credit Exposure of Defaulting Lenders) at such date, (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of such Class or Classes at such date or (ii) if the Adjusted Total Additional/Replacement Revolving Credit Commitment of such Class or Classes has been terminated or for purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such Class or Classes and the related revolving credit exposure of such Class or Classes (excluding the revolving credit exposure of Defaulting Lenders) in the aggregate at such date and (d) if applicable, the aggregate amount of Incremental Term Loan Commitments or such Class or Classes in effect at such date after giving effect to the effectiveness thereof pursuant to Section 2.14; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

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“Majority First Out Term Loan Lenders” means, at any time, the Majority Lenders with respect to all Classes of Term Loans that are First Out Term Loans, taken together.

“Majority Second Out Term Loan Lenders” means, at any time, the Majority Lenders with respect to all Classes of Term Loans that are Second Out Term Loans, taken together.

“Management Investors” shall mean the current, former or future officers, directors, employees, managers, consultants, independent contractors and other advisors, representatives and affiliates (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of Holdings, the Borrower, the Subsidiaries or any Parent Entity who are or who become direct or indirect investors in Holdings, any Parent Entity, any Equityholding Vehicle, or in the Borrower, including any such officers, directors, employees, managers, consultants, independent contractors and other advisors, representatives and affiliates owning through an Equityholding Vehicle.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d)(ii).

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”

“Material Adverse Effect” shall mean a circumstance or condition that would, individually or in the aggregate, materially and adversely affect (a) the business, financial condition or results of operations of the Borrower and its Subsidiary, taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under the Credit Documents or (c) the ability of the Administrative Agent, the Collateral Agent and the Lenders (taken as a whole) to exercise their rights and remedies under the Credit Documents.

“Material Property” means assets, including Intellectual Property, owned by the Borrower and its Subsidiaries that is material to the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole both prior to and pro forma for any applicable transfer, disposition or granting of an exclusive license. For the avoidance of doubt, it is understood and agreed that the Capital Stock in the Specified JV that is Disposed of pursuant to the Specified JV Transaction shall not be deemed to constitute Material Property with respect to the consummation of the Specified JV Transaction.

“Material Real Property” shall mean any parcel or parcels of Real Property owned in fee by any Credit Party, now or hereafter, having a Fair Market Value (on a per property basis) of at least $10,000,000. For the purpose of determining the relevant value under this Agreement with respect to the preceding sentence, such value shall be determined as of (x) the Closing Date for Real Property now owned, (y) the date of acquisition for Real Property acquired after the Closing Date or (z) the date on which the entity owning such Real Property becomes a Credit Party after the Closing Date, in each case as determined in good faith by the Borrower.

“Maturity Date” shall mean, as to the applicable Loan or Commitment, the Initial Term Loan Maturity Date, any Incremental Term Loan Maturity Date, the Revolving Credit Maturity Date, any maturity date related to any Class of Additional/Replacement Revolving Credit Commitments or any maturity date related to any Class of Extended Term Loans or any Class of Extended Revolving Credit Commitments, as applicable.

“Maximum Tender Condition” shall have the meaning provided in Section 2.17(d).

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“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans, $5,000,000 or, in the case of Term Loans denominated in an Alternative Currency, €5,000,000, CAN$5,000,000, £5,000,000 or A$5,000,000, as applicable (or (i) with respect to any other Alternative Currency, a like amount, or (ii) such lesser amount as may be agreed by the Administrative Agent or as may be required in order to accommodate Borrowings described under Section 2.14(b)) and (b) with respect to a Borrowing of Revolving Credit Loans, $1,000,000 (or in the case of Revolving Credit Loans denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000 or A$1,000,000, as applicable, or, in the case of any other Alternative Currency, a like amount, as applicable) and (c) with respect to a Borrowing of Swingline Loans, $100,000.

“Minimum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property, substantially in such form as may be reasonably agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean (a) the Real Property identified on Schedule 1.1(c) and (b) all Real Property owned in fee with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, a Subsidiary or an ERISA Affiliate contributes, has an obligation to contribute or had an obligation to contribute over the five preceding calendar years.

“Multiplan Corporation” shall mean MultiPlan Corporation, a Delaware corporation.

“Necessary Cure Amount” shall have the meaning provided in Section 11.11(b).

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, Incurrence of Indebtedness, any issuance of Capital Stock or any capital contribution or any Disposition of any Investment (including any Designated Non-Cash Consideration), (a) the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Recovery Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Recovery Event) received by or on behalf of the Borrower or any of the Subsidiaries in respect of such Prepayment Event, Incurrence of Indebtedness, issuance of Capital Stock, receipt of a capital contribution or Disposition of any Investment, less (b) the sum of:

(i)            in the case of any Prepayment Event or such Disposition, the amount, if any, of all Taxes paid or estimated to be payable by any Parent Entity, the Borrower or any of the Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation or expatriation of any such Net Cash Proceeds),

(ii)           in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

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(iii)          in the case of any Prepayment Event or such Disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Credit Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Hedging Obligations in connection with such transaction),

(iv)          in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Subsidiary reinvests, within the Reinvestment Period, in the business of the Borrower or any of the Subsidiaries (subject to Section 9.13); provided that, to the extent the assets or Capital Stock subject to the applicable Disposition comprised part of the Collateral, the assets in which the reinvestment is made shall also be pledged as Collateral; provided further that:

(A)            the Borrower or the applicable Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable; and

(B)            any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 90 days after the date that the Borrower or applicable Subsidiary shall have entered into an Acceptable Reinvestment Commitment and (y) be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt, Other Applicable Indebtedness or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i),

(C)            any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt, Other Applicable Indebtedness or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

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(D)            any portion of such proceeds with respect to a Specified JV Transaction reinvested pursuant to this clause (iv) (to the extent not applied to prepay, repurchase, defease, acquire, redeem or similar payment of Indebtedness in accordance with this clause (iv)) shall be reinvested in either (x) the Specified JV or (y) related data infrastructure assets or business of the Borrower or any Subsidiary (other than the Specified JV) the principal use of which is to empower or support “HST/BST” products and/or the healthcare claims such products utilize, provided, in the case of any Asset Sale Prepayment Event, the Borrower may elect to deem expenditures that otherwise would be permissible as a reinvestment of proceeds in accordance with this clause (iv) that occur prior to the receipt of the proceeds in respect of such Asset Sale Prepayment Event to have been invested in accordance with this clause (iv) (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (1) notice of such Asset Sale Prepayment Event, (2) execution of a definitive agreement for such Asset Sale Prepayment Event, if applicable, and (3) consummation of such Asset Sale Prepayment Event),

(v)            in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Subsidiaries (subject to Section 9.13), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Subsidiary has provided a Restoration Certification prior to the end of the Reinvestment Period; provided that, to the extent the assets in respect of which the applicable Recovery Payment Event occurred comprised part of the Collateral, the assets reinvested in, repaired, restored or replaced shall also be pledged as Collateral; provided further that:

(A)            the Borrower or the applicable Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B)            any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 90 days after the date that the Borrower or such applicable Subsidiary shall have entered into an Acceptable Reinvestment Commitment or shall have provided a Restoration Certification and (y) be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt, Other Applicable Indebtedness or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C)            any proceeds subject to an Acceptable Reinvestment Commitment or a Restoration Certification that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment or Restoration Certification, as the case may be, is not made) shall be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt, Other Applicable Indebtedness or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Subsidiary provides another Restoration Certification with respect to such proceeds prior to the end of the Reinvestment Period,

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provided, in the case of any Recovery Prepayment Event, the Borrower may elect to deem expenditures that otherwise would be permissible as a reinvestment of proceeds in accordance with this clause (v) that occur prior to the receipt of the proceeds in respect of such Recovery Prepayment Event to have been invested in accordance with this clause (v) (it being agreed that such deemed expenditure shall have been made no earlier than notice of such Recovery Prepayment Event.

(vi)            in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by any non-wholly owned Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary as a result thereof,

(vii)            in the case of any Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Capital Stock or receipt of a capital contribution, the fees, commissions, expenses (including attorney’s fees, accounting fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent or as may be required by Applicable Law and any relocation costs incurred are a result of such event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and (viii) in the case of any Asset Sale Prepayment Event or Disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or any of its Subsidiaries.

“Net Income” shall mean, with respect to any Person, the net income (loss) attributable to such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on Preferred Stock (other than dividends on Disqualified Capital Stock).

“Net Short Lender” has the meaning assigned to such term in Section 13.1.

“New Holdings” shall have the meaning provided in the definition of the term “Holdings”.

“New First Lien Notes” shall mean the New Second Out Notes, the New Third Out Notes, and the New Third Out Holdco Notes.

“New First Lien Notes Documents” shall mean the New Tranche A Second Out Notes Documents, the New Tranche B Second Out Notes Documents, the New Third Out Notes Documents and the New Third Out Holdco Notes Documents.

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“New First Lien Notes Indentures” shall mean the New Tranche A Second Out Notes Indenture, the New Tranche B Second Out Notes Indenture, the New Third Out Notes Indenture and the New Third Out Notes Indenture.

“New Second Out Notes” shall mean the New Tranche A Second Out Notes and the New Tranche B Second Out Notes.

“New Third Out Holdco Notes” shall mean those 6.00% cash/0.75% PIK first lien third out senior secured notes due 2031 issued by Multiplan Corporation under the New Third Out Holdco Notes Indenture.

“New Third Out Notes Collateral Agent” shall mean the “Notes Collateral Agent” (or any similar term), as defined in the New Third Out Holdco Notes Indenture.

“New Third Out Holdco Notes Documents” shall mean the New Third Out Holdco Notes Indenture and the other related documents referred to therein (including the related guarantee, security documents and the notes).

“New Third Out Holdco Notes Indenture” shall mean the indenture for the New Third Out Holdco Notes, dated as of the Closing Date, between Multiplan Corporation and Wilmington Trust, National Association, as trustee.

“New Third Out Notes” shall mean those 6.00% cash/0.75% PIK first lien third out senior secured notes due 2031 issued by the Borrower under the New Third Out Notes Indenture.

“New Third Out Notes Collateral Agent” shall mean the “Notes Collateral Agent” (or any similar term), as defined in the New Third Out Notes Indenture.

“New Third Out Notes Documents” shall mean the New Third Out Notes Indenture and the other related documents referred to therein (including the related guarantee, security documents and the notes).

“New Third Out Notes Indenture” shall mean the indenture for the New Third Out Notes, dated as of the Closing Date, between the Borrower and Wilmington Trust, National Association, as trustee.

“New Tranche A Second Out Notes” shall mean those 6.50% cash/5.00% PIK first lien second out senior secured notes due 2030 issued by the Borrower under the New Tranche A Second Out Notes Indenture.

“New Tranche A Second Out Notes Collateral Agent” shall mean the “Notes Collateral Agent” (or any similar term), as defined in the New Tranche A Second Out Notes Indenture.

“New Tranche A Second Out Notes Documents” shall mean the New Tranche A Second Out Notes Indenture and the other related documents referred to therein (including the related guarantee, security documents and the notes).

“New Tranche A Second Out Notes Indenture” shall mean the indenture for the New Tranche A Second Out Notes, dated as of the Closing Date, between the Borrower and Wilmington Trust, National Association, as trustee.

“New Tranche B Second Out Notes” shall mean those 5.750% senior secured notes due 2030 issued by the Borrower under the New Tranche B Second Out Notes Indenture.

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“New Tranche B Second Out Notes Collateral Agent” shall mean the “Notes Collateral Agent” (or any similar term), as defined in the New Tranche B Second Out Notes Indenture.

“New Tranche B Second Out Notes Documents” shall mean the New Tranche B Second Out Notes Indenture and the other related documents referred to therein (including the related guarantee, security documents and the notes).

“New Tranche B Second Out Notes Indenture” shall mean the indenture for the New Tranche B Second Out Notes, dated as of the Closing Date, between the Borrower and Wilmington Trust, National Association, as trustee.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Credit Party” shall mean any Person that is not a Credit Party.

“Non-Credit Party Asset Sale” shall have the meaning provided in Section 5.2(h).

“Non-Credit Party Recovery Event” shall have the meaning provided in Section 5.2(h).

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Holdings, the Borrower or any Subsidiary) that is not a Debt Fund Affiliate.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(e).

“Non-Financing Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Lender” shall have the meaning provided in Section 5.4(d).

“Note” shall mean a Term Note or a Revolving Credit Note, in each case of the Borrower payable to any Lender or its registered assigns, evidencing the aggregate amount of Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notes Exchange Offering Memorandum” means the Confidential Exchange Offer Memorandum and Consent Solicitation Statement, dated as of December 24, 2024, pursuant to which holders of Existing Convertible Notes, Existing Senior Secured Notes and Existing Senior Unsecured Notes were offered the opportunity to exchange their Existing Convertible Notes, Existing Senior Secured Notes and Existing Senior Unsecured Notes for New First Lien Notes and/or Exchange First Out Term Loans on the terms and subject to the conditions set forth therein.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” shall mean the New York Federal Reserve Bank.

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“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean the collective reference to:

(a)	the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any case or proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such case or proceeding) and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations (including fees, costs, expenses and indemnities) incurred during the pendency of any applicable case or proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such case or proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents,

(b)	the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents,

(c)	the due and punctual payment and performance of all the covenants, agreements, obligations, and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents,

(d)	the due and punctual payment and performance of all Cash Management Obligations under each Secured Cash Management Agreement of a Credit Party or any Subsidiary thereof, and

(e)	the due and punctual payment and performance of all Hedging Obligations under each Secured Hedging Agreement of a Credit Party or any Subsidiary thereof (other than with respect to any such Credit Party’s Hedging Obligations that constitute Excluded Swap Obligations with respect to such Credit Party).

Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower, the obligations of a Credit Party or any Subsidiary thereof under any Secured Cash Management Agreement and Secured Hedging Agreement shall be secured and guaranteed pursuant to the Security Documents and only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of the Cash Management Obligations under Secured Cash Management Agreements or the consent of the holders of the Hedging Obligations under Secured Hedging Agreements and (iii) Obligations shall in no event include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 8.20(a).

“OID” shall mean original issue discount.

“Omnibus Exchange Agreement” shall mean the Omnibus Exchange Agreement, dated as of the Closing Date, among the Borrower and the lenders and other parties thereto.

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“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning provided in Section 5.4(b).

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the applicable Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable.

“Parent Guarantors” shall mean collectively, (a) Holdings, Polaris Parent LLC, a Delaware limited liability company, Polaris Intermediate Corp., a Delaware corporation and MultiPlan Corporation, and (b) any Parent Entity of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10, or any of them as the context may require.

“Participant” shall have the meaning provided in Section 13.6(d)(i).

“Participant Register” shall have the meaning provided in Section 13.6(d)(ii).

“Participating Member State” shall mean each state as described in any EMU Legislation.

“PATRIOT ACT” shall have the meaning provided in Section 8.21.

“Payment Recipient” shall have the meaning provided to it in Section 12.19(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by Holdings, the Borrower, a Subsidiary or an ERISA Affiliate or, solely with respect to representations and covenants that relate to liability under Section 4069 of ERISA, that was so maintained and in respect of which Holdings, the Borrower, or any Subsidiary or any ERISA Affiliate would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Perfection Certificate” shall mean a certificate in the form of Exhibit N or any other form approved by the Collateral Agent in its reasonable discretion.

“Periodic Term CORRA Determination Day” shall have the meaning specified in the definition of “Term CORRA”.

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“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of the Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Applicable Laws, (b) if such Acquisition involves the acquisition of Capital Stock of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Capital Stock becoming a Subsidiary and, to the extent required by Section 9.10, a Guarantor, (c) to the extent required by Sections 9.10, 9.11 and/or 9.14(b), such Acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired, (d) subject to Section 1.11, after giving pro forma effect to such Acquisition, no Event of Default under either Section 11.1 or Section 11.5 shall have occurred and be continuing and (e) immediately after giving pro forma effect to such Acquisition, the Borrower and the Subsidiaries shall be in compliance with Section 9.13.

“Permitted Additional Debt” shall mean (1) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations) or (2) secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which loans or commitments, if secured, may be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations), in each case Incurred by or provided to the Borrower or a Subsidiary Guarantor; provided that (a) the terms of such Indebtedness or commitments do not provide for a maturity date that is earlier than the Latest Maturity Date, a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans or mandatory prepayments, mandatory redemptions, mandatory commitment reductions, mandatory offers to purchase or mandatory sinking fund obligations prior to the Latest Maturity Date, other than customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge, in each case, upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), AHYDO Catch-Up Payments and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to any Indebtedness or commitments that are subject to Customary Escrow Provisions (so long as the Indebtedness released for escrow otherwise satisfies the requirements of this clause (a)), (b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates or payment-in-kind interest), interest rate margins, rate floors, fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums), when taken as a whole, are determined in good faith by the Borrower to enter, (A) consistent with market terms and conditions taken as a whole at the time of Incurrence or effectiveness or (B) not be materially more restrictive on the Borrower and the Subsidiaries than the terms of this Agreement, when taken as a whole (provided that, if the documentation governing such Indebtedness or commitments contains any Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that, if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness or commitments shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is secured by Liens on the Collateral ranking equal to the priority of the Liens on the Collateral securing the First Lien Obligations (but without regard to the control of remedies), such Indebtedness may constitute, as applicable, First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness, (d) any Permitted Additional Debt may not be guaranteed by any Subsidiaries of the Borrower that do not guarantee the Obligations, and (e) any secured Permitted Additional Debt Incurred may not be secured by any assets that do not secure the Obligations and shall be subject to an applicable Customary Intercreditor Agreement.

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“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Credit Party.

“Permitted Additional Debt Obligations” shall mean, if any secured Permitted Additional Debt has been Incurred by or provided to a Credit Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any case or proceeding under any applicable Debtor Relief Laws (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance, acquisition or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations (including fees, costs, expenses and indemnities) incurred during the pendency of any case or proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Credit Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of the Subsidiaries and another Person; provided that, to the extent that any Net Cash Proceeds are received in connection with any such Permitted Asset Swap, such proceeds shall be offered to be applied in accordance with Section 5.2(a)(i).

“Permitted Debt Exchange” shall have the meaning provided in Section 2.17(a).

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“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.17(a).

“Permitted Encumbrances” shall mean:

(a)	Liens for Taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) or claims that are not yet overdue by more than sixty days or more, or if more than sixty days overdue either (i) that are being contested in good faith and by appropriate proceedings or (ii) with respect to which the Borrower determines in good faith that the failure to make payment would not have a Material Adverse Effect;

(b)	Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by Applicable Law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, supplier of materials, architects’ and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and consistent with past practice, and secure amounts not overdue for a period of more than sixty days or, if more than sixty days overdue either (i) no action has been taken to enforce such Lien, (ii) such amount is being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment would not have a Material Adverse Effect;

(c)	Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 11.9;

(d)	Liens incurred or pledges or deposits (i) made in connection with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (ii) securing insurance premiums, other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insurance arrangements (including in respect of deductibles, co-payment, co-insurance, self-insurance retention amounts and premiums and adjustments thereof), (iii) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, government contracts, financial assurances and completion obligations and other similar obligations, (iv) securing contested Taxes or import duties or the payment of rent, (v) securing surety bonds or appeal bonds or similar bonds required in respect of judicial proceedings or otherwise securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under Section 11.9 and (vi) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (i), (ii), (iii), (iv) and (v) above, in each case incurred in the ordinary course of business and consistent with past practice;

(e)	ground leases or subleases, licenses or sublicenses in respect of Real Property on which locations and/or facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f)	easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph and telephone and cable television lines and other similar purposes, or encumbrances or restrictions on the use of Real Property, which in each case do not and would not have a Material Adverse Effect, and that were not incurred in connection with and do not secure any Indebtedness;

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(g)	any (i) Lien or interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (other than in respect of a Financing Lease Obligation or arising by virtue of granting licenses or leases permitted by this Agreement), (ii) landlord Liens permitted by the terms of any lease, (iii) Lien or restriction or encumbrance that the interest or title of any lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (iv) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (iii);

(h)	Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of Real Property;

(i)	Liens on goods or inventory or proceeds thereof, the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantees or bankers’ acceptance or similar obligation issued or created for the account of the Borrower or any of its Subsidiaries;

(j)	licenses, sublicenses and cross-licenses of Intellectual Property granted in the ordinary course of business and consistent with past practice;

(k)	Liens arising from (i) UCC or equivalent statutory financing statements regarding operating leases, non-financing leases, consignments or other obligations not constituting Indebtedness and (ii) precautionary UCC or equivalent statutory financing statements, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, consignment arrangements or bailee arrangements entered into by the Borrower or any of its Subsidiaries;

(l)	any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property or any structure thereon that does not and would not have a Material Adverse Effect;

(m)	(i) leases, licenses, subleases or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business and consistent with past practice or that do not and would not have a Material Adverse Effect or (ii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n)	Liens given to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Borrower or any Subsidiary and consistent with past practices;

(o)	servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the Real Property of the Borrower or any Subsidiary, including any obligations to deliver letters of credit and other security as required, so long as the same do not and would not to have a Material Adverse Effect;

(p)	undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

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(q)	reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(r)	Liens consisting of royalties payable with respect to any asset, right or property of the Borrower or its Subsidiaries;

(s)	statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under Environmental Laws to which the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business and consistent with past practice;

(t)	all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal Governmental Authority;

(u)	the right reserved to, or vested in, any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(v)	Liens arising from Cash Equivalents described in clause (i) of the definition of the term “Cash Equivalents”;

(w)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Applicable Law or legal requirements (and not as a result of an under-capitalization of such Foreign Subsidiary); and

(x)	Liens arising from or securing judgments, awards, attachments and/or decrees for the payment of money in circumstances not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP.

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness Incurred by the Borrower and/or the Guarantors in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors and (d) the holders of such Indebtedness (or a representative, agent or trustee on behalf of such holders) and Collateral Agent shall become parties to a Customary Intercreditor Agreement described in clause (a) of the definition thereof providing that (x) the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (y) such obligations are either First Out Obligations or Second Out Obligations (each as defined in the Equal Priority Intercreditor Agreement).

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“Permitted Holder Group” shall have the meaning provided in the definition of the term “Permitted Holders”.

“Permitted Holders” shall mean (a) each of the Investors and each Management Investor (including, for the avoidance of doubt, any Investor or Management Investor holding Equity Interests through an Equityholding Vehicle), (b) MultiPlan Corporation and any other Permitted Parent, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (or any successor provision) of which any of the foregoing Persons referenced in clauses (a), (b) and (d) of this definition are members and any member of such group (a “Permitted Holder Group”); provided that, in the case of any Permitted Holder Group and any member of such Permitted Holder Group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (a), (b) or (d) of this definition) own, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, of any New Holdings) held by such Permitted Holder Group, (d) any Permitted Plan and (e) Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Equity Interests of Holdings, the Borrower or any Parent Entity, acting in such capacity.

“Permitted Investments” shall have the meaning provided in Section 10.5.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness Incurred by any Credit Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and any other First Lien Obligations and is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Collateral Agent shall become parties to a Customary Intercreditor Agreement described in clause (b) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the Obligations, and (d) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Permitted Parent” shall mean (a) any Parent Entity of Holdings (or, for the avoidance of doubt, of any New Holdings) that, at the time it became a Parent Entity, was a Permitted Holder pursuant to clause (a) or (c) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except if (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Capital Stock of such Public Company representing more than 50.0% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the final two paragraphs of the definition of “Change of Control”).

“Permitted Plan” shall mean any employee benefit plan of Holdings, the Borrower, any Parent Entity or any of their Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

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“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) Incurred in connection with such Refinancing plus an amount equal to letters of credit undrawn thereunder plus additional amounts permitted to be incurred under Section 10.1, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(b), 10.1(u) or 10.1(jj), or if such Permitted Refinancing Indebtedness is incurred in reliance on Section 10.1(v), 10.1(x) or 10.1(nn), such Permitted Refinancing Indebtedness shall in each case not be Incurred by, or guaranteed by, any Subsidiary of the Borrower that is not a Credit Party, (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(f) or Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) the Latest Maturity Date, and, other than with respect to revolving indebtedness, shall have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Refinanced Indebtedness; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness (I) is subject to Customary Escrow Provisions, (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(b), 10.1(h), 10.1(u) or 10.1(jj), except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness (including, if applicable, as to collateral priority (so long as, in the case of any Permitted Refinancing Indebtedness in respect of Refinanced Indebtedness that was secured by a Lien on the Collateral, no Lien on the Collateral securing such Permitted Refinancing Indebtedness shall be more senior in priority relative to the Lien on the Collateral that secured the Refinanced Indebtedness) and subordination, but excluding as to interest rates (including through fixed exchange rates or payment-in-kind interest), interest rate margins, AHYDO Catch-Up Payments, rate floors, fees, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums), taken as a whole, are determined in good faith by the Borrower to either (A) be consistent with market terms and conditions at the time of Incurrence or effectiveness or (B) not be materially more restrictive on the Borrower and its Subsidiaries than the terms and conditions contained in the documentation governing such Refinanced Indebtedness being Refinanced, when taken as a whole (provided that, if the documentation governing such Permitted Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (E) (i) to the extent the Refinanced Indebtedness is secured by assets that constitute Collateral, such refinancing is not secured by any assets that do not constitute Collateral (other than assets that secured the Refinanced Debt), and (ii) to the extent the Refinanced Indebtedness is secured by assets that do not constitute Collateral or is unsecured, such refinancing is not secured by any assets that constitute Collateral (other than Collateral that secured the Refinanced Debt), (F) to the extent the Refinanced Indebtedness is subordinated or pari passu in right of payment (including by being Second Out Indebtedness or Third Out Indebtedness) and/or subordinated in Lien priority to any of the Obligations, such refinancing shall be subordinated or pari passu (as applicable) in right of payment and/or subordinated in Lien priority to or with such Obligations on terms not less favorable to the Lenders in respect of such subordination or parity, as applicable (or, in the case of Lien subordination, may alternatively be unsecured) and (G) without prejudice to the requirements of Sections 9.10, 9.11 and 9.14, such refinancing shall not have any obligor that was not an obligor with respect to the Refinanced Indebtedness (unless such obligor could have incurred or guaranteed such Refinanced Indebtedness under the applicable basket such Refinanced Indebtedness was incurred).

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“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness Incurred by any Credit Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Person” shall mean any individual, corporation, limited liability company, partnership, Joint Venture, firm, unlimited liability company, joint stock company, trust, unincorporated or organized company, association, trust or other enterprise or any Governmental Authority or any other entity.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Planned Expenditures” shall have the meaning provided in the definition of the term “Additional ECF Reduction Amounts.”

“Platform” shall have the meaning provided in Section 13.2.

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Preferred Stock” shall mean any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event or Debt Incurrence Prepayment Event.

“Prepayment Premium Period” shall have the meaning provided in Section 5.1(b).

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“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previous Holdings” shall have the meaning provided in the definition of the term “Holdings.”

“Previously Absent Covenant” shall mean, at any time (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Proceeding” shall have the meaning provided in Section 13.5(a)(iii).

“Pro Forma Entity” shall mean any Acquired Entity or Business or any Sold Entity or Business.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” shall mean any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Euronext, the Deutsche Börse, the Shanghai Stock Exchange, the Japan Exchange Group, the Hong Kong Stock Exchange, The International Stock Exchange or any other comparable stock exchange or similar market.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, as applicable to companies with equity or debt securities held by the public, national securities exchange rules applicable to companies with equity or debt securities listed on such exchange, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Public Lender” shall have the meaning provided in Section 13.2.

“Purchasing Borrower Party” shall mean Holdings, the Borrower or any Subsidiary that becomes a Transferee pursuant to Section 13.6(g).

“QFC” shall have the meaning provided in Section 13.23(b).

“Qualified Capital Stock” shall mean any Equity Interests that is not Disqualified Capital Stock.

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“Rate Determination Date” shall mean two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Initial Term Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Reallocated General Debt Basket Amount” shall mean any amount that, at the sole option of the Borrower, has then been reallocated from the General Debt Basket to increase the Incremental Limit (subject to reallocation back to the General Debt Basket from the Incremental Limit from time to time at the sole option of the Borrower); provided that the outstanding amount of Indebtedness incurred under the Reallocated General Debt Basket Amount shall be deemed to utilize capacity under the General Debt Basket on a dollar for dollar basis.

“Reallocated Specified Transaction Tax Amount Basket” shall mean any amount that, at the sole option of the Borrower, has then been reallocated from the Specified Transaction Tax Amount Basket to increase the Incremental Limit (subject to reallocation back to the Specified Transaction Tax Amount Basket from the Incremental Limit from time to time at the sole option of the Borrower); provided that the outstanding amount of Indebtedness incurred under the Reallocated Specified Transaction Tax Amount Basket shall be deemed to utilize capacity under the Specified Transaction Tax Amount Basket on a dollar for dollar basis.

“Reallocated Specified Repurchase Debt Basket” shall mean any amount that, at the sole option of the Borrower, has then been reallocated from the Specified Repurchase Debt Basket to increase the Incremental Limit (subject to reallocation back to the Specified Repurchase Debt Basket from the Incremental Limit from time to time at the sole option of the Borrower); provided that the outstanding amount of Indebtedness incurred under the Reallocated Specified Repurchase Debt Basket shall be deemed to utilize capacity under the Specified Repurchase Debt Basket on a dollar for dollar basis.

“Recovery Event” shall mean (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset, in each case, of the Borrower or any Subsidiary.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Redemption Notice” shall have the meaning provided in Section 10.7(a).

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“Reference Rate” shall mean an interest rate per annum equal to Term SOFR for an Interest Period of three months.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is the Eurocurrency Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (23) if such Benchmark is not the Eurocurrency Rate, the time determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Debt” shall have the meaning provided in the definition of Credit Agreement Refinancing Indebtedness.

“Refinanced Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refunding Capital Stock” shall have the meaning provided in Section 10.6(a).

“Register” shall have the meaning provided in Section 13.6(b)(v).

“Regulated Bank” shall mean an Approved Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c); or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event, the day which is 12 months after the receipt of cash proceeds by the Borrower or any Subsidiary from such Asset Sale Prepayment Event or Recovery Prepayment Event.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

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“Relevant Existing Secured Notes” shall have the meaning provided in the recitals to this Agreement.

“Relevant Existing Term Loans” shall have the meaning provided in the recitals to this Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, controlling Persons and other representatives and successors of such Person or such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Administrator” has the meaning provided in the definition of “Benchmark Transition Event”.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto. and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Repayment Amount” shall mean any Exchange First Out Term Loan Repayment Amount, Second Out Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the 30 day notice period referred to in Section 4043 of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) and (o) of Section 414 of the Code).

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“Repricing Transaction” shall mean (a) the Incurrence by the Borrower of any term “b” loans (including, any new or additional term “b” loans under this Agreement, whether Incurred directly or by way of the conversion of an Initial Term Loans Class into a new Class of replacement term “b” loans under this Agreement) that are secured by Liens on the Collateral having a priority ranking equal to the priority ranking of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), that rank pari passu in right of payment with the First Out Obligations or the Second Out Obligations, as applicable, and that are broadly marketed or syndicated to banks, financial institutions and/or other institutional lenders or investors in financings similar to the Exchange First Out Term Loan Facility or the Second Out Term Loan Facility, as applicable, provided for in this Agreement (i) having an Effective Yield that is less than the Effective Yield for the applicable Initial Term Loans Class, but excluding Indebtedness Incurred in connection with a transaction that, if consummated, would constitute a Change of Control, or a Transformative Transaction and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the applicable Initial Term Loans Class or (b) any effective reduction in the Effective Yield for the applicable Initial Term Loans Class (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a transaction that, if consummated, would constitute a Change of Control or a Transformative Transaction and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on the applicable Initial Term Loans Class. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the applicable Initial Term Loans Class.

“Required Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non-Defaulting Lenders having or holding greater than 50.0% of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment at such date and the Adjusted Total Extended Revolving Credit Commitment of all Classes at such date or (ii) if the Total Revolving Credit Commitment (or any Total Extended Revolving Credit Commitment of any Class) has been terminated or, for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans and Letter of Credit Exposure under such Extended Revolving Credit Commitments (excluding any such Extended Revolving Credit Loans and Letter of Credit Exposure of Defaulting Lenders) at such date, (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of each Class of Additional/Replacement Revolving Credit Commitments at such date or (ii) if the Adjusted Total Additional/Replacement Revolving Credit Commitment of any Class of Additional/Replacement Revolving Credit Commitments has been terminated or for purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such Class and the related revolving credit exposure (excluding the revolving credit exposure of Defaulting Lenders) in the aggregate at such date and (d) if applicable, the aggregate amount of Incremental Term Loan Commitments in effect at such date after giving effect to the effectiveness thereof pursuant to Section 2.14, in each case held by Non-Defaulting Lenders; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding greater than 50.0% of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the outstanding principal amount of the Revolving Credit Loans and Revolving Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) at such time) provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

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“Required Super-Majority Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non-Defaulting Lenders having or holding greater than 66.66% (or (x) 75% solely for purposes of Section 13.1(ii)(A) and (y) 80% solely for purposes of Section 13.1(ii)(E)) of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment at such date and the Adjusted Total Extended Revolving Credit Commitment of all Classes at such date or (ii) if the Total Revolving Credit Commitment (or any Total Extended Revolving Credit Commitment of any Class) has been terminated or, for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans and Letter of Credit Exposure under such Extended Revolving Credit Commitments (excluding any such Extended Revolving Credit Loans and Letter of Credit Exposure of Defaulting Lenders) at such date, (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of each Class of Additional/Replacement Revolving Credit Commitments at such date or (ii) if the Adjusted Total Additional/Replacement Revolving Credit Commitment of any Class of Additional/Replacement Revolving Credit Commitments has been terminated or for purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such Class and the related revolving credit exposure (excluding the revolving credit exposure of Defaulting Lenders) in the aggregate at such date and (d) if applicable, the aggregate amount of Incremental Term Loan Commitments in effect at such date after giving effect to the effectiveness thereof pursuant to Section 2.14; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Super-Majority First Out Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non-Defaulting Lenders having or holding greater than 66.66% of the sum of (a) the outstanding principal amount of the First Out Term Loans in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment at such date and the Adjusted Total Extended Revolving Credit Commitment of all Classes constituting First Out Obligations at such date or (ii) if the Total Revolving Credit Commitment (or any Total Extended Revolving Credit Commitment of any Class) has been terminated or, for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) constituting First Out Obligations in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans and Letter of Credit Exposure under such Extended Revolving Credit Commitments (excluding any such Extended Revolving Credit Loans and Letter of Credit Exposure of Defaulting Lenders) constituting First Out Obligations at such date, (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of each Class of Additional/Replacement Revolving Credit Commitments constituting First Out Obligations at such date or (ii) if the Adjusted Total Additional/Replacement Revolving Credit Commitment of any Class of Additional/Replacement Revolving Credit Commitments constituting First Out Obligations has been terminated or for purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such Class and the related revolving credit exposure (excluding the revolving credit exposure of Defaulting Lenders) in the aggregate at such date and (d) if applicable, the aggregate amount of Incremental Term Loan Commitments constituting First Out Obligations in effect at such date after giving effect to the effectiveness thereof pursuant to Section 2.14; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

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“Required Super-Majority Second Out Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non-Defaulting Lenders having or holding greater than 66.66% of the sum of (a) the outstanding principal amount of the Second Out Term Loans in the aggregate at such date and (b) if applicable, the aggregate amount of Incremental Term Loan Commitments constituting Second Out Obligations in effect at such date after giving effect to the effectiveness thereof pursuant to Section 2.14; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding greater than 50.0% of the outstanding principal amount of the Term Loans in the aggregate at such date; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or applicable Subsidiary to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such applicable Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, or otherwise invest in assets useful to the business, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration, reinvestment, or replacement will be completed within the later of (x) twenty-four months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Investments” shall mean any Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Retained Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing denominated in a currency other than Dollars, (ii) each date of a continuation of a Loan denominated in a currency other than Dollars pursuant to Section 2.6, (iii) the first Business Day of every calendar month and (iv) any date that is five Business Days after the Administrative Agent has given notice to the Borrower of a Revaluation Date; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Letter of Credit Issuer under any Letter of Credit denominated in a currency other than Dollars, (iv) the first Business Day of every calendar month and (v) any date that is five Business Days after the Administrative Agent has given notice to the Borrower of a Revaluation Date.

“Revenue” shall mean, for any Person during any period, the revenue earned by such Person for such period determined on a consolidated basis in accordance with GAAP; provided that such amount shall be determined excluding the effects of acquisition method accounting.

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“Revolving Credit Borrowing” shall mean a borrowing consisting of Revolving Credit Loans of the same Type and Class and, in the case of Term SOFR Loans or Eurocurrency Loans, having the same Interest Period made by each of the Revolving Credit Lenders under such Class pursuant to Section 2.1(b).

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment”, (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment and (c) in the case of any Lender that increases its Revolving Credit Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender in respect of the Revolving Credit Facility, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Agreement, in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of Revolving Credit Commitments as of the Closing Date is $350,000,000.

“Revolving Credit Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders; provided that, at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(b).

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(i).

“Revolving Credit Maturity Date” shall mean December 31, 2029, or, if such date is not a Business Day, the Business Day immediately following such date.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit G-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Obligations shall have been reduced to zero or Cash Collateralized.

“Revolving First Out Obligations” shall mean (i) all Obligations arising under the Revolving Credit Commitments and Revolving Credit Loans, including in respect of principal of such Loans and Commitments, Letters of Credit, interest and fees thereunder and indemnitees and expense reimbursement with respect thereto, (ii) all Obligations arising under any Additional/Replacement Revolving Credit Loans, any Extended Revolving Credit Loans and Commitments in respect thereof (including in respect of principal of loans and commitments, Letters of Credit, interest and fees thereunder and indemnitees and expense reimbursement with respect thereto) that, in each case of this clause (ii) constitute First Out Obligations.

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“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., or any successor by merger or consolidation to its ratings business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Sanctions” shall mean any sanctions administered by OFAC or the U.S. Department of State (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other applicable sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Out Indebtedness” shall mean, without duplication, as of any date of determination, the aggregate outstanding principal amount of all Consolidated First Lien Debt that constitutes a Second Out Obligation or otherwise contractually ranks pari passu in payment priority to the Second Out Obligations (and ranks contractually senior with respect to payment priority to any Third Out Indebtedness and contractually junior with respect to payment priority to any First Out Indebtedness).

“Second Out Lenders” shall mean, at any time, the Lenders with respect to all Classes of Loans and Commitments in respect of Second Out Obligations.

“Second Out Obligations” shall mean (a) all First Lien Obligations in respect of the Second Out Term Loans, and (b) all First Lien Obligations in respect of any Incremental Term Loans, any Additional/Replacement Revolving Credit Loans, any Extended Term Loans, any Extended Revolving Credit Loans and any Permitted Equal Priority Refinancing Debt, in each case under this clause (b), that is designated as (and is permitted by this Agreement to be incurred as) “Second Out Obligations” in accordance with the Equal Priority Intercreditor Agreement (or other applicable Customary Intercreditor Agreement) and in the applicable Incremental Agreement, Extension Agreement or document or agreement in connection with the applicable Permitted Equal Priority Refinancing Debt (and ranks contractually senior with respect to payment priority to any Third Out Indebtedness and contractually junior with respect to payment priority to any First Out Indebtedness), in each case including post-petition interest and premiums, in each case, whether or not permitted or allowed or allowable under any applicable Insolvency or Liquidation Proceeding.

“Second Out Secured Party” shall mean each Secured Party holding any Second Out Obligation.

“Second Out Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Second Out Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Second Out Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Second Out Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Second Out Term Loan Commitments as of the Closing Date is $1,143,936,635.

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“Second Out Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Second Out Term Loan Lender” shall mean a Lender with a Second Out Term Loan Commitment or an outstanding Second Out Term Loan.

“Second Out Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“Second Out Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“Second Out Term Loans” shall have the meaning provided in Section 2.1(a)(ii).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or 9.1(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, any agreement relating to Cash Management Services that is entered into by and between Holdings, the Borrower or any Subsidiary and a Cash Management Bank.

“Secured Hedging Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, any Hedging Agreement that is entered into by and between Holdings, the Borrower or any Subsidiary and any Hedge Bank. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedging Agreements entered into pursuant to a specified Master Agreement as “Specified Hedging Agreements”.

“Secured Parties” shall mean, collectively, (a) the Lenders (including the Swingline Lender), (b) the Letter of Credit Issuers, (c) the Administrative Agent, (d) the Collateral Agent, (e) each Hedge Bank counterparty to a Secured Hedging Agreement, (f) each Cash Management Bank counterparty to a Secured Cash Management Agreement, (g) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (h) any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Super Senior Security Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Co-Obligors, the Guarantors party thereto as grantors and the Collateral Agent for the benefit of the Secured Parties substantially in the form of Exhibit B.

“Security Documents” shall mean, collectively the Security Agreement, the Mortgages, if any, and each other security agreement or other instrument or document executed and delivered pursuant to Section 6.2, 9.10, 9.11 or 9.14 and any Customary Intercreditor Agreement executed and delivered pursuant to Section 10.2 or pursuant to any of the Security Documents.

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“Significant Subsidiary” means any Subsidiary that, or any group of Subsidiaries taken together (a) that had total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or greater than 15.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date or (b) whose Revenues (when combined with the Revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date was greater than 15.0% of the Revenues of the Borrower and its Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date; provided that, solely for purposes of Section 11.5, each Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“SOFR” shall mean, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Software” shall have the meaning provided in the Security Agreement.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Debt Incurrence Prepayment Event” shall have the meaning provided in Section 5.2(a)(i).

“Specified Exchange First Out Term Loans” shall mean Exchange First Out Term Loans in an aggregate principal amount of $$13,754,048 held by the Borrower, as Lender, as of the Closing Date on account of certain existing holders of the Existing Senior Secured Notes who have confirmed their election to participate in the Existing Secured Notes Exchange Offer (as defined in the Notes Exchange Offering Memorandum) prior to the Closing Date but who have failed to provide all requisite documentation to consummate such offer with respect to the exchange for Exchange First Out Term Loans (such holders, the “Specified Existing Senior Secured Noteholders”).

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“Specified Existing Senior Secured Noteholders” shall have the meaning provided in the definition of “Specified Exchange First Out Term Loans”.

“Specified Holdco Indebtedness” shall mean (a) the Existing Convertible Notes (and any Permitted Refinancing Indebtedness in respect thereof) and (b) the New Third Out Holdco Notes (and any Permitted Refinancing Indebtedness in respect thereof).

“Specified Existing Revolving Credit Commitment” shall mean any Existing Revolving Credit Commitments belonging to a Specified Existing Revolving Credit Commitment Class.

“Specified Existing Revolving Credit Commitment Class” shall have the meaning provided in Section 2.15(b).

“Specified Lender Advisor” means Gibson, Dunn & Crutcher LLP, as legal counsel to the Term Loan Lenders; provided, that in the event the Required Term Loan Lenders determine, in consultation with the Borrower, to replace such legal advisor, such Term Loan Lenders shall designate the replacement in writing (which may be by a Direction of the Required Lenders) to the Administrative Agent and the Borrower and from and after the date such replacement advisor is designated, such replacement advisor shall constitute a Specified Lender Advisor for all purposes hereunder and the replaced advisor shall no longer constitute a Specified Lender Advisor hereunder.

“Specified JV Transaction” shall mean the Disposition of Equity Interests of any Subsidiary or Subsidiaries of the Borrower that, collectively, constitute the business conducted by BST and HST and each of their respective Subsidiaries as of the Closing Date (or the contribution of such business to a Subsidiary constituting a bona fide joint venture) in connection with establishing a bona fide joint venture (and not in connection with effecting any Liability Management Exercise) with a Person that is not an Affiliate of the Borrower (each, a “Specified JV” or “Specified JV Subsidiary”); provided that (x) after giving effect to such Specified JV Transaction, the Borrower or any Subsidiary Guarantors holds more than 50.0% of the Capital Stock issued by such Specified JV Subsidiary, which shall be a Subsidiary and (y) Equity Interests in such Specified JV Subsidiary retained by the Borrower or any of its Subsidiaries shall remain pledged as part of the Collateral and shall not constitute Excluded Capital Stock.

“Specified Repurchase Basket” shall have the meaning provided in Section 10.1(rr).

“Specified Restructuring” shall mean any restructuring initiative, cost savings initiative, operating improvement or other similar strategic initiative of the Borrower or any of its Subsidiaries after the Closing Date described in reasonable detail in a certificate of an Authorized Officer delivered by the Borrower to the Administrative Agent.

“Specified Repurchase or Exchange” means any voluntary payment, or voluntary redemption, purchase, open market purchase, exchange, repurchase, defeasance or other acquisition or retirement for value (each, a “Repurchase”) of Existing Indebtedness for aggregate amounts funded using the proceeds of Third Out Indebtedness; provided that the purchase or exchange price for such Existing Indebtedness shall not exceed the sum of (x) 80.0% of the principal amount of such Existing Indebtedness purchased or exchanged, plus (y) 100.0% of the accrued and unpaid interest with respect to the Existing Indebtedness purchased or exchanged.

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“Specified Transaction” shall mean, with respect to any Test Period, the Transactions, the Closing Date Refinancing Transactions, any Investment (including Acquisitions), sale, transfer or other Disposition of assets or property, issuance or offering of Equity Interests, Incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, acquisition similar payment, extinguishment, retirement or repayment of Indebtedness, Restricted Payment, Subsidiary designation, any Tax Restructuring, provision of Incremental Term Loans, provision of Incremental Revolving Credit Commitment Increases, provision of Additional/Replacement Revolving Credit Commitments, creation of Extended Term Loans or Extended Revolving Credit Commitments or other event that, in any such case, by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Specified Transaction Tax Amount Basket” shall have the meaning provided in Section 10.1(qq).

“SPV” shall have the meaning provided in Section 13.6(c).

“Stated Amount” of any Letter of Credit shall mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving pro forma effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling Denominated Loans” shall mean each Revolving Credit Loan, Additional/Replacement Revolving Credit Loan or Incremental Term Loan denominated in Pounds Sterling at the time of Incurrence thereof.

“Subordinated Debt Documentation” shall mean any document or instrument issued or executed with respect to any Subordinated Debt.

“Subsidiary” of any Person shall mean and include (a) any corporation, association or other business entity (other than partnership, limited liability company, joint venture or similar entity) of which more than 50.0% of whose equity of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time equity of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, Joint Venture or other entity in which such Person directly or indirectly through Subsidiaries owns or controls more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

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“Successor Parent” shall have the meaning provided in Section 10.9.

“Supported QFC” shall have the meaning provided in Section 13.22.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean $50,000,000.

“Swingline Exposure” shall mean, with respect to any Lender, at any time, such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans outstanding at such time.

“Swingline Lender” shall mean Goldman Sachs Lending Partners LLC in its capacity as lender of Swingline Loans hereunder, or such other financial institution that, after the Closing Date, shall agree to act in the capacity of lender of Swingline Loans hereunder. In the event that there is more than one Swingline Lender at any time, references herein and in the other Credit Documents to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Loan or to all Swingline Lenders, as the context requires.

“Swingline Loan” shall have the meaning provided in Section 2.1(d)(i).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is three Business Days prior to the Revolving Credit Maturity Date.

“Tax Restructuring” shall mean any reorganizations and other transactions entered into among the Borrower (or any Parent Entity of the Borrower) and/or its Subsidiaries for tax planning (as determined by the Borrower in good faith) entered into after the Closing Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Guarantees, taken as a whole, in any material respect and is otherwise not adverse to the Lenders in any material respect and after giving effect to such reorganizations and other transactions, the Parent Guarantors, the Borrower and its Subsidiaries otherwise comply with Section 9.14.

“Taxes” shall have the meaning provided in Section 5.4(a).

“Term CORRA” shall have the meaning provided in the definition of “Eurocurrency Rate.”

“Term CORRA Administrator” shall mean Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” shall mean the forward-looking term rate based on CORRA.

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“Term Loan” shall mean an Initial Term Loan, an Incremental Term Loan or any Extended Term Loan, as applicable.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Term Loan Lender hereunder, as the same may be changed from time to time pursuant to the terms hereof. For the avoidance of any doubt, Term Loan Commitments include the First Out Term Loan Commitments and the Second Out Term Loan Commitments.

“Term Loan Exchange Effective Date” shall have the meaning provided in Section 2.17(a).

“Term Loan Exchange Notes” shall have the meaning provided in Section 2.17(a).

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a)(i).

“Term Loan Facility” shall mean the Exchange First Out Term Loan Facility, the Second Out Term Loan Facility, any Incremental Term Loan Facility and any Extended Term Loan Facility.

“Term Loan Lender” means a Lender with an outstanding Term Loan Commitment or an outstanding Term Loan.

“Term Note” shall mean a promissory note of the Borrower payable to any Term Loan Lender or its registered assigns, in substantially the form of Exhibit G-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Loan Lender resulting from the Initial Term Loans made by such Term Loan Lender.

“Term SOFR” shall mean,

(a)	for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, plus, solely with respect to the Second Out Term Loans, the Applicable SOFR Adjustment for such Interest Period; and

(b)	for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day, plus, solely with respect to the Second Out Term Loans, the Applicable SOFR Adjustment for a one month Interest Period;

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provided, further, that (x) solely with regard to the Initial Term Loans, if Term SOFR determined as provided above is below 0.50%, then Term SOFR will be deemed to be 0.50% and (y) solely with regard to the Revolving Credit Loans, if Term SOFR determined as provided above is below 0.00%, then Term SOFR will be deemed to be 0.00%.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Test Period” shall mean, (a) for any determination under this Agreement, other than with respect to any determination of the Financial Performance Covenant, any determination of the Applicable Margin or any determination of the Commitment Fee Rate or any determination pursuant to Section 5.2(a)(ii), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Internal Financial Statements are available for each fiscal quarter or fiscal year in such period and (b) for any determination of the Financial Performance Covenant, any determination of the Applicable Margin and any determination of the Commitment Fee Rate and or any determination pursuant to Section 5.2(a)(ii), the most recent period of four consecutive quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Section 9.1 Financials shall have been delivered or were required to be delivered to the Administrative Agent for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that Internal Financial Statements or Section 9.1 Financials are available or shall have been delivered pursuant to Section 9.1(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2024. A Test Period may be designated by reference to the last day thereof (i.e. the September 30, 2024 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2024), and a Test Period shall be deemed to end on the last day thereof.

“Testing Party” shall have the meaning provided in Section 1.11.

“Third Out Indebtedness” shall mean, without duplication, as of any date of determination, the aggregate outstanding principal amount of all Consolidated First Lien Debt that constitutes a Third Out Obligation, if any, or otherwise contractually ranks junior in payment priority to both the Second Out Obligations and First Out Obligations. For the avoidance of doubt, as of the Closing Date the sole Third Out Indebtedness consists of the New Third Out Notes and the New Third Out Holdco Notes.

“Third Out Obligations” shall mean any First Lien Obligations in respect of any Incremental Term Loans, any Extended Term Loans and any Permitted Equal Priority Refinancing Debt, in each case, if any, established after the Closing Date that is designated as (and is permitted by this Agreement to be incurred as) “Third Out Obligations” in accordance with the Equal Priority Intercreditor Agreement (or other applicable Customary Intercreditor Agreement) and in the applicable Incremental Agreement, Extension Agreement or document or agreement in connection with the applicable Permitted Equal Priority Refinancing Debt (and ranks contractually junior with respect to payment priority to any First Out Indebtedness and Second Out Indebtedness), in each case including post-petition interest and premiums, in each case, whether or not permitted or allowed or allowable under any applicable Insolvency or Liquidation Proceeding.

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“Third Out Secured Party” shall mean each Secured Party holding any Third Out Obligation.

“Total Additional/Replacement Revolving Credit Commitment” shall mean the sum of Additional/Replacement Revolving Credit Commitments of all the Lenders providing any Class of Additional/Replacement Revolving Credit Commitments.

“Total Commitment” shall mean the sum of the Total Exchange First Out Term Loan Commitment, the Total Second Out Term Loan Commitment, the Total Incremental Term Loan Commitment, the Total Revolving Credit Commitment, the Total Additional/Replacement Revolving Credit Commitment and the Total Extended Revolving Credit Commitment of each Extension Series.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such date), the Total Additional/Replacement Revolving Credit Commitment at such date (or, if the Total Additional/Replacement Revolving Credit Commitment shall have been terminated on such date, the aggregate exposure of all Additional/Replacement Revolving Credit Lenders at such date), the Total Extended Revolving Credit Commitment of each Extension Series at such date (or if the Total Extended Revolving Credit Commitment of any Extension Series shall have been terminated on such date, the aggregate exposures of all lenders under such series at such date) and the outstanding principal amount of all Term Loans at such date.

“Total Exchange First Out Term Loan Commitment” shall mean the sum of the Exchange First Out Term Loan Commitments of all the Lenders.

“Total Extended Revolving Credit Commitment” shall mean the sum of all Extended Revolving Credit Commitments of all Lenders under each Extension Series.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any Class of Incremental Term Loans of all the Lenders providing such Class of Incremental Term Loans.

“Total Revolving Credit Commitment” shall mean, on any date, the sum of the Revolving Credit Commitments on such date of all the Revolving Credit Lenders.

“Total Second Out Term Loan Commitment” shall mean the sum of the Second Out Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Investors, Holdings, the Borrower, any of their Subsidiaries or any of their Affiliates, including any Parent Entity, in connection with the Transactions, the Closing Date Refinancing Transactions, this Agreement and the other Credit Documents, the New First Lien Notes Documents, the Existing Credit Agreement Amendment No. 2 and the transactions contemplated hereby and thereby.

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“Transactions” shall mean (a) the entering into of the Agreement, the other Credit Documents, and funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement and the other Credit Documents, (b) the entering into of the Existing Credit Agreement Amendment No. 2, (c) the entering into of the Omnibus Exchange Agreement, (d) the entering into of the New First Lien Notes Documents and the consummation of the other transactions contemplated thereby, the sale, issuance of the New First Lien Notes and the consummation of the other transactions contemplated thereby, (e) the exchange of Existing Convertible Notes, Existing Senior Secured Notes and Existing Senior Unsecured Notes for New First Lien Notes and/or Exchange First Out Term Loans contemplated by the Notes Exchange Offering Memorandum, (f) the consummation of the transactions contemplated by the Notes Exchange Offering Memorandum, including the exchange of Existing Senior Secured Notes and Existing Senior Unsecured Notes for New First Lien Notes, (g) the payment of Transaction Expenses and (h) the consummation of any other transactions in connection with the foregoing (including all or any of those contemplated by the recitals to this Agreement).

“Transferee” shall have the meaning provided in Section 13.6(f).

“Transformative Transaction” shall mean any merger, Acquisition, Disposition, dissolution, consolidation, recapitalization or Investment, in any such case by the Borrower or any Subsidiary that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) solely in the case of a Transformative Transaction that is a merger, Acquisition, Disposition or Investment, involves consideration in excess of $180,000,000.

“Treasury Capital Stock” shall have the meaning provided in Section 10.6(a).

“Type” shall mean as to any Loan, the type of Loan determined with regard to the interest option applicable thereto, i.e., its nature as an ABR Loan, a Term SOFR Loan or a Eurocurrency Loan).

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.23.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Pension Plan exceeds the Fair Market Value of the assets allocable thereto as of the close of its most recent plan year, determined in both cases using the applicable assumptions promulgated under Section 430 of the Code.

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“United States Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Voting Stock” shall mean, with respect to any Person, as of any date, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean a Subsidiary of a Person, all of the outstanding Capital Stock of which (other than (x) any director’s qualifying shares and (y) shares issued to other Persons to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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1.2            Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)            The term “including” is by way of example and not limitation.

(d)            Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)            Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)             Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)             The word “will” shall be construed to have the same meaning as the word “shall.”

(k)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)             The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Borrower and its Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 95.0% of the face amount thereof).

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1.3            Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be made or submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing, after the Closing Date, the most recently delivered Section 9.1 Financials, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b)            [Reserved].

(c)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.

(d)            For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such Disposition shall have been consummated.

1.4            Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents, the New First Lien Notes Documents, the Existing Senior Unsecured Notes Documents and the Existing Senior Secured Notes Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable, for times of the day in New York City, New York).

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1.7            Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.5 or Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8            Currency Equivalents Generally.

(a)            For purposes of any determination under Section 9, Section 10 (other than for purposes of calculating the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio or the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred (or in the case of any delayed draw or revolving credit facility, the date first committed or first Incurred (whichever yields the lower Dollar Equivalent) or proposed to be Incurred (or committed) in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred (or committed) or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence (or commitment) of Indebtedness, if such Indebtedness is Incurred (or committed) to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted amount) of the Indebtedness that is Incurred (or committed) to Refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) Incurred (or committed) in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder plus additional amounts permitted to be incurred under Section 10.1 and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred (or committed) or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of calculating the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio and the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or Section 9.1(b), or, prior to the Closing Date, the Historical Financial Statements, as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedging Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness. Any determinations as to the Dollar Equivalent of Revolving Credit Loans or Letters of Credit denominated in an Alternative Currency, the amount of fees owing in respect of Letters of Credit denominated in an Alternative Currency and the amount of Unpaid Drawings owing to the Letter of Credit Issuer shall be made by the Administrative Agent as of the most recent Revaluation Date and such determination shall be conclusive absent manifest error.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

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(c)            The Administrative Agent or any Letter of Credit Issuer, as applicable, shall use the Exchange Rates as of each Revaluation Date for the purpose of calculating Dollar Equivalent amounts of the Revolving Credit Exposure denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur.

(d)            The Borrower may from time to time request that additional currencies, other than those specifically listed in the definition of the term “Alternative Currency” shall become “Alternative Currencies”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars or otherwise reasonably acceptable to each Revolving Credit Lender. In the case of any such request with respect to the making of Fixed Rate Loans, such request shall be subject to the approval of the Administrative Agent and, if applicable, the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Letter of Credit Issuer. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., New York City time, 15 Business Days prior to the date on which such currency is proposed to become an Alternative Currency (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each Letter of Credit Issuer, in its or their sole discretion). In the case of any such request pertaining to Fixed Rate Loans, the Administrative Agent shall promptly, if applicable, notify each Revolving Credit Lenders thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Letter of Credit Issuer thereof. Each Revolving Credit Lenders (in the case of any such request pertaining to Fixed Rate Loans) or, if applicable, the Letter of Credit Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., New York City time, 5 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Fixed Rate Loans or the issuance of Letters of Credit, as the case may be in such requested currency. Any failure by a Revolving Credit Lender or the Letter of Credit Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Letter of Credit Issuer, as the case may be, to permit Fixed Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and, if applicable, all the Revolving Credit Lenders consent to making Fixed Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes hereof; and if the Administrative Agent and each Letter of Credit Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.8(d), the Administrative Agent shall promptly so notify the Borrower.

1.9            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Term SOFR Loan” or a “Eurocurrency Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Credit Loan” or a “Eurocurrency Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Term SOFR Borrowing” or a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Credit Borrowing” or a “Eurocurrency Revolving Credit Borrowing”).

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1.10          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.11          Limited Condition Transaction.

(a)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that any representations and warranties are true and correct or no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date (as defined below) for such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any representation and warranty shall fail to be true and correct following the LCT Test Date for the applicable Limited Condition Transaction or any Default, Event of Default or specified Event of Default occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such failure, Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio or the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio (other than calculating the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio for purposes of (i) the definition of “Commitment Fee Rate” and (ii) calculating the covenant in Section 10.10); or

(ii)           testing baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated Total Assets or Consolidated EBITDA);

in each case, at the option of the Borrower, any of its Subsidiaries, a Parent Entity, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (such election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive documentation, submission of notice or the making of a definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be (v) in the case of any Acquisition or other Investment (including by way of merger, amalgamation or consolidation), any Disposition or any assumption or Incurrence of Indebtedness or issuance of Capital Stock, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), for, or the date any declaration is provided or made with respect to, such Limited Condition Transaction, (w) in the case of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or Refinancing of Indebtedness or Capital Stock, the date that the notice, which may be conditional, of such prepayment, redemption, repurchase, defeasance, acquisition or other payment or Refinancing of Indebtedness or Capital Stock is given, (x) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment, (y) [reserved], or (z) in the case of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the applicable date determined pursuant to the foregoing clauses (v) through (z), the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, the Borrower or its Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

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For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower, the target company or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that, (a) if financial statements for one or more subsequent Test Periods shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date and (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, calculation or test with respect to the Incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, payments pursuant to Section 10.7, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, calculation or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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1.12          Pro Forma and Other Calculations.

(a)            Notwithstanding anything to the contrary herein, but subject to Section 1.11 and clauses (h) and (i) below, financial ratios, calculations and tests (including measurements of baskets and other calculations calculated on the basis of Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA and any Fixed Amount or Incurrence-Based Amount), including the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio and the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio shall be calculated in the manner prescribed by this Section 1.12; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio for purposes of calculating the covenant in Section 10.10, the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, further, that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio for purposes of (i) the definition of “Commitment Fee Rate”, (ii) [reserved] and (iii) Section 5.2(a)(ii), the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that, for purposes of any determination under the proviso to Section 5.2(a)(ii), Consolidated First Lien Debt shall be determined after giving pro forma effect to (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 5.1, (2) New First Lien Notes, Existing Senior Secured Notes, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness and secured Term Loan Exchange Notes (and any secured Permitted Refinancing Indebtedness in respect of any thereof) voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party pursuant to Section 13.6(g), secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness and secured Term Loan Exchange Notes (and any secured Permitted Refinancing Indebtedness in respect of any thereof), in each such case assigned to any Purchasing Borrower Party (or any similar term as defined in the New First Lien Notes Indentures, the Existing Senior Secured Notes Indenture or the documentation governing such secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes) pursuant to the New First Lien Notes Indentures, the Existing Senior Secured Notes Indenture or the documentation governing such secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes (or, in each case, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof), but only to the extent that such Term Loans, such New First Lien Notes, such Existing Senior Secured Notes, such Permitted Additional Debt, such secured Credit Agreement Refinancing Indebtedness or such secured Term Loan Exchange Notes, (or such Permitted Refinancing Indebtedness in respect thereof), as applicable, have been cancelled and (C) the aggregate amount of all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments pursuant to Section 4.2 (for the avoidance of doubt, excluding any such commitment reductions required in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments), in each case of this clause (C), (x) except to the extent financed by the Incurrence of long term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.14) by, or the issuance of Capital Stock by, or the making of capital contributions to, any member of the Borrower Group or using the proceeds of any Disposition outside the ordinary course of business and (y) after the end of the Borrower’s most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 5.2(a)(ii) assuming such payment had been made on the last day of such fiscal year. In addition, whenever a financial ratio, calculation or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are available and may be determined with reference to the financial statements of a Parent Entity of the Borrower instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Equity Interests of the Borrower (as determined in good faith by the Board of Directors or senior management of the Borrower (or any Parent Entity)).

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(b)            For purposes of calculating any financial ratio, calculation or test that is to be calculated on a pro forma basis (including measurements of baskets and other calculations on the basis of Consolidated Total Assets, Consolidated Net Income or Consolidated EBITDA or any Fixed Amount or Incurrence-Based Amount), the Transactions, Specified Transactions and/or Specified Restructurings (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that the Transactions and all such Specified Transactions and/or Specified Restructurings (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to the Transactions, and to any Specified Transaction or Specified Restructuring) had occurred on the first day of the applicable Test Period, (or, in the case of Consolidated Total Assets or “unrestricted” cash and cash equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Subsidiary since the beginning of such Test Period shall have made any Specified Transaction and/or Specified Restructurings that would have required adjustment pursuant to this Section 1.12, then such financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets, Consolidated EBITDA or any Fixed Amount or Incurrence-Based Amount) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c)            [Reserved].

(d)            In the event that the Borrower or any Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness Incurred for working capital purposes), in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e)            [Reserved].

(f)            For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined in good faith by the Board of Directors or senior management of such Person.

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(g)            Any such pro forma calculation may include, without limitation, (1) all adjustments of the type described in clauses (I) and (II) of the proviso to the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(h)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or, except as described in Section 1.12(a), any other financial ratio, test, covenant, calculation or measurement (including, without limitation, any Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio test or any Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio test, unrestricted cash and cash equivalents and the amount of Consolidated EBITDA, Consolidated Net Income, and/or Consolidated Total Assets), such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.11), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(i)            Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, (i) with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of Incremental Base Amount) that does not require compliance with a financial ratio or test (including any Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio test and/or any Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, any Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio test or any Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (including amounts Incurred under the Incremental Base Amount) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, (ii) the Incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (iii) the Incurrence of the Fixed Amount shall be calculated thereafter. Unless the Borrower elects otherwise, the Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrower prior to utilization of any amount under a Fixed Amount then available to the Borrower.

(j)            Notwithstanding anything to the contrary herein, except to the extent expressly required to be calculated otherwise in Section 2.14 or Section 10.1(o), for any Additional /Replacement Revolving Credit Facility, in the event an item of Indebtedness (or any portion thereof) is Incurred, any Lien is Incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the Incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to, simultaneously or contemporaneously with, or in connection therewith.

(k)            Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and, notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by an Authorized Officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

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(l)            For purposes of the calculation of the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio and/or the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio in connection with the entering into or increase of commitments under any a revolving credit, delayed draw facility or other similar committed facility such Person may elect, pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any such Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Borrower, its Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date such certificate is delivered and (i) any subsequent Incurrence of such Indebtedness or such Lien under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent and (iii) at all times thereafter, for subsequent calculations of the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio or the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

1.13            Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender extends the maturity date of, or replaces, renews or Refinances, any of its then-existing Loans or Commitments with Term Loans, Incremental Commitments, Incremental Facilities, Permitted Refinancing Indebtedness, Loans in connection with any Additional/Replacement Revolving Credit Facility, Extended Term Loans, Extended Revolving Credit Facility Loans or loans Incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or Refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or Refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

1.14            Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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Section 2.          Amount and Terms of Credit Facilities.

2.1            Loans.

(a)

(i)            Subject to and upon the terms and conditions herein set forth, each Lender having an Exchange First Out Term Loan Commitment severally agrees to make a loan or loans (each, an “Exchange First Out Term Loan”) on a cash-less basis to the Borrower, which Exchange First Out Term Loans (A) shall not exceed, for any such Lender, the Exchange First Out Term Loan Commitment of such Lender, (B) shall not exceed, in the aggregate, the Total Exchange First Out Term Loan Commitment, (C) shall be made on the Closing Date and shall be denominated in Dollars, (D) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans, Term SOFR Loans or Eurocurrency Loans; provided that all such Exchange First Out Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of Exchange First Out Term Loans of the same Type and (E) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Initial Term Loan Maturity Date, all outstanding Exchange First Out Term Loans shall be repaid in full.

(ii)           Subject to and upon the terms and conditions herein set forth, each Lender having a Second Out Term Loan Commitment severally agrees to make a loan or loans (each, a “Second Out Term Loan”) on a cash-less basis to the Borrower, which Second Out Term Loans (A) shall not exceed, for any such Lender, the Second Out Term Loan Commitment of such Lender, (B) shall not exceed, in the aggregate, the Total Second Out Term Loan Commitment, (C) shall be made on the Closing Date and shall be denominated in Dollars, (D) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans, Term SOFR Loans or Eurocurrency Loans; provided that all such Second Out Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of Second Out Term Loans of the same Type and (E) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Initial Term Loan Maturity Date, all outstanding Second Out Term Loans shall be repaid in full.

(b)           (i)            Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make a loan or loans (each, a “Revolving Credit Loan”) to the Borrower in Dollars or any Alternative Currency, which Revolving Credit Loans (i) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (ii) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (iii) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (iv) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (v)(i) in the case of Revolving Credit Loans denominated in Dollars, may at the option of the applicable Borrower be Incurred and maintained as, and/or converted into, ABR Loans, Term SOFR Loans or Eurocurrency Loans and (ii) in the case of Revolving Credit Loans denominated in an Alternative Currency, shall be Incurred and maintained as Eurocurrency Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type and (vi) may be repaid and reborrowed in accordance with the provisions hereof.

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(ii)           On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full and the Revolving Credit Commitments shall terminate.

(c)            Each Lender may at its option make any Fixed Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Fixed Rate Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Fixed Rate Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(d)

(i)            Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan”) to the Borrower in Dollars, which Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(d)(ii), (C) shall not exceed at any time outstanding the Swingline Commitment, (D) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (E) may be repaid and reborrowed in accordance with the provisions hereof and (F) shall mature no later than the date ten Business Days after such Swingline Loan is made. On the Swingline Maturity Date, all outstanding Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from either the Borrower or the Administrative Agent stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (x) of rescission of all such notices from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) from the Administrative Agent that such Default or Event of Default is no longer continuing.

(ii)            On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Credit Lenders, with a copy to the Borrower, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the same Business Day by all Revolving Credit Lenders pro rata based on each such Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon same Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any Debtor Relief Law in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

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(iii)            The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more applicable Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Credit Lender in its capacity as a lender of Swingline Loans hereunder.

(iv)            The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) the Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

2.2            Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be, unless otherwise agreed by the Administrative Agent, in a multiple of $500,000 (or, in the case of Revolving Credit Loans denominated in an Alternative Currency, €500,000, CAN$500,000, £500,000, A$500,000 or, with respect to any other Alternative Currency, a like amount, in each case, as applicable) and Swingline Loans shall be in a multiple of $100,000, unless otherwise agreed by the Administrative Agent, and, in each case, shall not be less than the Minimum Borrowing Amount with respect for such Type of Loans (except that that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse any Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be Incurred on any date; provided that at no time shall there be outstanding more than fifteen (15) Fixed Rate Borrowings under this Agreement (which number of Fixed Rate Borrowings may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Incremental Facility or Extended Loans/Commitments). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

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2.3            Notice of Borrowing.

(a)            The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice of the Borrowing of Initial Term Loans or any Borrowing of Incremental Term Loans (unless otherwise set forth in the applicable Incremental Agreement), as the case may be, if all or any of such Term Loans are to be initially Fixed Rate Loans and (iii) written notice prior to 10:00 a.m. (New York City time) on the date of the Borrowing of Initial Term Loans or any Borrowing of Incremental Term Loans, as the case may be, if all or any of such Term Loans are to be ABR Loans; provided that any notice of a Fixed Rate Borrowing to be made on the Closing Date or any Incremental Facility Closing Date (whether Fixed Rate Loans or ABR Loans) may be given not later than 11:00 a.m. (New York City time) (or such later date as the Administrative Agent may reasonably agree) (x) one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing denominated in Dollars and (y) two Business Days prior to the date of the proposed Borrowing in the case of a Borrowing denominated in an Alternative Currency, which notice may be subject to the effectiveness of the Credit Agreement. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be in substantially the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and shall specify (i) the aggregate principal amount and currency of the Initial Term Loans or Incremental Term Loans, as the case may be, to be made, (ii) the date of the Borrowing (which shall be, (x) in the case of the Initial Term Loans, the Closing Date, and, (y) in the case of the Incremental Term Loans, the applicable Incremental Facility Closing Date in respect of such Class), (iii) the Class of the Borrowing and (iv) whether the Initial Term Loans or Incremental Term Loans, as the case may be, shall consist of ABR Loans and/or Fixed Rate Loans and, if the Initial Term Loans or Incremental Term Loans, as the case may be, are to include Fixed Rate Loans, the Interest Period to be initially applicable thereto; provided that the Notice of Borrowing for a Borrowing of Term Loans shall be revocable so long as the Borrower agree to comply with the applicable provisions of Section 2.11 upon any such revocation. Such notice may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Initial Term Loans or Incremental Term Loans, as the case may be, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)            Whenever the Borrower desires to Incur Revolving Credit Loans hereunder (other than Mandatory Borrowing or borrowings to repay Unpaid Drawings under Letters of Credit), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice of each Borrowing of Revolving Credit Loans that are to be initially Fixed Rate Loans (other than Australian Dollar Denominated Loans), (ii) prior to 1:00 p.m. (New York City time) at least four Business Days’ prior written notice of each Borrowing of Revolving Credit Loans that are to be initially Australian Dollar Denominated Loans and (iii) prior to 10:00 a.m. (New York City time) on the date of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are to be ABR Loans; provided that any Notice of Borrowing to be made on the Closing Date or on any Incremental Facility Closing Date (whether Fixed Rate Loans or ABR Loans) may be given not later than 11:00 a.m. (New York City time) (or such later date as the Administrative Agent may reasonably agree) one Business Day prior to the date of the proposed Borrowing, which notice may be subject to the effectiveness of the Credit Agreement. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount and currency of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans (solely in the case of Revolving Credit Loans denominated in Dollars) and/or Fixed Rate Loans, and, if Fixed Rate Loans, the Interest Period to be initially applicable thereto. Such notice may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

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(c)            Whenever the Borrower desires to Incur Swingline Loans hereunder, the Borrower shall give the Administrative Agent written notice of each Borrowing of Swingline Loans prior to 2:00 p.m. (New York City time) or such later time as agreed by the Swingline Lender on the date of such Borrowing. Each such Notice of Borrowing shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). Such notice may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. The Administrative Agent shall promptly give the Swingline Lender written notice of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d)            Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d)(ii) with the Borrower irrevocably agreeing, by its Incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)            Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Letters of Credit shall be made upon the terms set forth in Section 3.3 or Section 3.4(a).

(f)            If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Fixed Rate Loans with an Interest Period of one (1) month. If the Borrower requests a Borrowing of Fixed Rate Loans, in any such Notice of Borrowing, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Fixed Rate Loans), it will be deemed to have specified an Interest Period of one (1) month.

2.4            Disbursement of Funds.

(a)            No later than the later of 12:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings and Borrowings to reimburse Unpaid Drawings under Letters of Credit) and one hour after written notice of such Borrowing is delivered by the Administrative Agent to such Lender, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that, on the Closing Date (or, with respect to any Incremental Facilities, on the relevant Incremental Facilities Closing Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than one hour after written notice of such Borrowing is delivered by the Administrative Agent to the Swingline Lender.

(b)         (i)         Each Lender shall make available all such requested amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings under Letters of Credit) make available to the Borrower by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars or such other applicable Alternative Currency. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars or such other applicable Alternative Currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate, or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans (or, in the case of Alternative Currency Loans, the cost to the Administrative Agent of acquiring overnight funds in such Alternative Currency, as the case may be). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

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(ii)            The Swingline Lender shall make available all amounts it is to fund to the Borrower under any Borrowing of Swingline Loans in immediately available funds to the Borrower (as specified in the applicable Notice of Borrowing), by depositing to an account designated by the Borrower to the Swingline Lender in writing or otherwise in such Notice of Borrowing, the aggregate of the amount so made available.

(c)            Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5            Repayment of Loans; Evidence of Debt.

(a)            The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans, (ii) on the relevant Incremental Term Loan Maturity Date for any Class of Incremental Term Loans, any then outstanding Incremental Term Loans of such Class, (iii) on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans, (iv) on the relevant maturity date for any Class of Additional/Replacement Revolving Credit Commitments, all then outstanding Additional/Replacement Revolving Credit Loans of such Class, (v) on the relevant maturity date for any Class of Extended Term Loans, all then outstanding Extended Term Loans of such Class, (vi) on the relevant maturity date for any Class of Extended Revolving Credit Commitments, all then outstanding Extended Revolving Credit Loans of such Class and (viii) on the Swingline Maturity Date, then outstanding Swingline Loans.

(b)

(i)            The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable benefit of the Exchange First Out Term Loan Lenders, on the last Business Day of each March, June, September and December, beginning June 30, 2025 (each, an “Exchange First Out Term Loan Repayment Date”), a principal amount of the Exchange First Out Term Loans equal to (i) the product of (x) the aggregate principal amount of Exchange First Out Term Loans outstanding immediately after the Borrowing of Exchange First Out Term Loans on the Closing Date multiplied by (y) 0.25% (with respect to each Exchange First Out Term Loan Repayment Date prior to the Initial Term Loan Maturity Date, as such product may be reduced by, and after giving pro forma effect to, any voluntary and mandatory prepayments made in accordance with Section 5 or as contemplated by Section 2.15) or (ii) the aggregate principal amount of Exchange First Out Term Loans then outstanding (with respect to the Initial Term Loan Maturity Date) (each amount, an “Exchange First Out Term Loan Repayment Amount”).

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(ii)           The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable benefit of the Second Out Term Loan Lenders, on the last Business Day of each March, June, September and December, beginning June 30, 2025 (each, a “Second Out Term Loan Repayment Date”), a principal amount of the Second Out Term Loans equal to (i) the product of (x) the aggregate principal amount of Second Out Term Loans outstanding immediately after the Borrowing of Second Out Term Loans on the Closing Date multiplied by (y) 0.25% (with respect to each Second Out Term Loan Repayment Date prior to the Initial Term Loan Maturity Date, as such product may be reduced by, and after giving pro forma effect to, any voluntary and mandatory prepayments made in accordance with Section 5 or as contemplated by Section 2.15) or (ii) the aggregate principal amount of Second Out Term Loans then outstanding (with respect to the Initial Term Loan Maturity Date) (each amount, a “Second Out Term Loan Repayment Amount”).

(c)            In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates (each an “Extended Repayment Date”) set forth in the applicable Extension Agreement. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to the requirements of Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Agreement.

(d)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(v), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan (and the relevant Class thereof), an Incremental Term Loan (and the relevant Class thereof), a Revolving Credit Loan, an Additional/Replacement Revolving Credit Loan (and the relevant Class thereof), an Extended Term Loan (and the relevant Class thereof), an Extended Revolving Credit Loan (and the relevant Class thereof), or a Swingline Loan, as applicable, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof and (iv) any cancellation or retirement of Loans contemplated by Section 13.6(i).

(f)            The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded and, in the case of the Register, shall be conclusive absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

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(g)            For the avoidance of doubt, (i) all Initial Term Loans shall be repaid, whether pursuant to this Section 2.5 or otherwise, in Dollars and (ii) all Revolving Credit Loans shall be repaid, whether pursuant to this Section 2.5 or otherwise, in Dollars or Alternative Currencies.

2.6            Conversions and Continuations.

(a)            The Borrower shall have the option on any Business Day, subject to Section 2.11, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans, in each case denominated in Dollars or Alternative Currencies of one Type into a Borrowing or Borrowings of another Type, in each case denominated in Dollars or Alternative Currencies, and, except as otherwise provided herein the Borrower shall have the option on the last day of an Interest Period to continue the outstanding principal amount of any Fixed Rate Loans as Fixed Rate Loans denominated in the same currency for an additional Interest Period; provided that (i) no partial conversion of Fixed Rate Loans shall reduce the outstanding principal amount of Fixed Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Fixed Rate Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion, (iii) Fixed Rate Loans may not be continued as Fixed Rate Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, Fixed Rate Loans or (ii) the same Business Day in the case of a conversion into ABR Loans), prior written notice (including on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower (each, a “Notice of Conversion or Continuation”) substantially in the form of Exhibit P (or such other form as may be agreed by the Administrative Agent acting reasonably), specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued, the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), the principal amount of Loans to be converted or continued, as the case may be, and if such Loans are to be converted into or continued as Fixed Rate Loans, the Interest Period to be initially applicable thereto. Such Notice of Conversion or Continuation may be given by (A) telephone or (B) a Notice of Conversion or Continuation; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Conversion or Continuation. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Fixed Rate Loan, shall have a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Rate Loans. If the Borrower requests a conversion to, or continuation of, Fixed Rate Loans in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month’s duration. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Fixed Rate Loan. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

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(b)            If any Event of Default is in existence at the time of any proposed continuation of any Fixed Rate Loans denominated in Dollars and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, Fixed Rate Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.

2.7            Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments with respect to the applicable Class. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages with respect to the applicable Class. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Incremental Term Loan Commitments for the applicable Class. Each Borrowing of Additional/Replacement Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Additional/Replacement Revolving Credit Commitments for the applicable Class. Each Borrowing of Extended Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Extended Revolving Credit Commitments for the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender, severally and not jointly, shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8            Interest.

(a)            The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

(b)            The unpaid principal amount of (x) each Fixed Rate Loan not denominated in Pounds Sterling shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Fixed Rate in effect from time to time and (y) Fixed Rate Loans denominated in Pounds Sterling shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum for each day within such period that shall at all times be the Applicable Margin in effect from time to time plus the relevant Fixed Rate in effect from time to time.

(c)            If at any time after the occurrence of and during the continuance of an Event of Default under Section 11.1, all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any case or proceeding under any applicable Debtor Relief Law) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2.00% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.

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(d)            Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and shall be payable in Dollars or Alternative Currencies, as applicable, and, except as otherwise provided below, shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurocurrency Loan or Term SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except in the case of prepayments of any ABR Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that a Loan that is repaid on the same day on which it is made shall bear interest for one day and (iv) in respect of each Loan, to the extent necessary to create a fungible tranche of Term Loans, on the date of the Incurrence of any Incremental Term Loans.

(e)            All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Fixed Rate Loans shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)            Except as otherwise provided herein, whenever any payment hereunder or under the other Credit Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be.

2.9            Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into, or continuation as, a Borrowing of Fixed Rate Loans (in the case of the initial Interest Period applicable thereto) on or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Fixed Rate Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice, the Interest Period applicable to such Borrowing, which Interest Period shall be the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is (x) for Fixed Rate Loans not denominated in Pounds Sterling, one, three or (other than for Fixed Rate Loans denominated in Canadian Dollars) six months thereafter (or, if agreed to by all relevant Lenders participating in the relevant Credit Facility, twelve months thereafter or any other period, including a period shorter than one month) and (y) for Fixed Rate Loans denominated in Pounds Sterling, three months thereafter.

Notwithstanding anything to the contrary contained above:

(a)            the initial Interest Period for any Borrowing of Eurocurrency Loans or Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)            if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

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(c)            if any Interest Period relating to a Borrowing of Eurocurrency Loans or Term SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d)            in the case of Eurocurrency Loans and Term SOFR Loans, interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(e)            the Borrower shall not be entitled to elect any Interest Period in respect of any Eurocurrency Loan or Term SOFR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10          Increased Costs, Illegality, Etc.

(a)            In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) through (iv) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Eurocurrency Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Borrowing of Fixed Rate Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the London interbank eurocurrency market, the market for loans based on “Term CORRA” or “BBSY” rate or the market for any similar rate for any other Alternative Currency, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurocurrency Rate; or

(ii)           that, due to a Change in Law, which shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement taken into account in determining the Statutory Reserves); (B) subject any Lender to any Tax (other than (1) Taxes indemnifiable under Section 5.4 or (2) Excluded Taxes) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Lender, the London interbank eurocurrency market, the market for loans based on “Term CORRA” or “BBSY” rate or the market for any similar rate for any other Alternative Currency any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or Term SOFR Loans made by such Lender (other than Taxes), which results in the cost to such Lender of making, converting into, continuing or maintaining Eurocurrency Loans or Term SOFR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced;

(iii)          at any time after the Closing Date, that the making or continuance of any Eurocurrency Loan or Term SOFR Loans has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the London interbank eurocurrency market, the market for loans based on “Term CORRA” or “BBSY” rate or the market for any similar rate for any other Alternative Currency; or

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(iv)          at any time that the respective Alternative Currency (other than Dollars, Euros, Pounds Sterling or Canadian Dollars) is not available in sufficient amounts to fund any Borrowing of such Alternative Currency Loans requested pursuant to Section 2.1;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) or (iv) above, in the event any Eurocurrency Loans are so affected, the applicable Eurocurrency Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and (A) any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to the Eurocurrency Loans that have not yet been Incurred shall be deemed rescinded by the Borrower, (B) in the case of any affected Eurocurrency Borrowing in Dollars, such Borrowing shall be converted to an ABR Borrowing at the end of the applicable Interest Period and (C) in the case of any affected Eurocurrency Borrowing in an Alternative Currency, at the Borrower’s election, such Borrowing shall either (1) be converted into ABR Borrowing denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Borrower shall be deemed to have elected clause (1) above, (x) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than ten Business Days) after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (y) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law. Subject to Section 2.10(d), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination. Upon any prepayment or conversion pursuant to this Section 2.10(a), the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10.

(b)            At any time that any Eurocurrency Loan or Term SOFR Loan, as applicable, is affected by the circumstances described in Section 2.10(a)(ii) or (a)(iii), the Borrower may (and in the case of a Eurocurrency Loan or Term SOFR Loan, as applicable, affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurocurrency Loan or Term SOFR Loan, as applicable, is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (a)(iii) or (y) if the affected Eurocurrency Loan or Term SOFR Loan, as applicable, is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurocurrency Loan or Term SOFR Loan, as applicable, into an ABR Loan, if applicable; provided that (A) if the circumstances described in Section 2.10(a)(iii) apply to any Alternative Currency Loan, the Borrower may, in lieu of taking the actions described above, maintain such Alternative Currency Loan outstanding, in which case the applicable Eurocurrency Rate or Term SOFR shall be determined on the basis provided in the definition of the relevant Eurocurrency Rate or Term SOFR Loan, as applicable, unless the maintenance of such Alternative Currency Loan outstanding on such basis would not stop the conditions described in Section 2.10(a)(iii) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (B) if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

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(c)            If, any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s or their respective parent’s capital or assets as a consequence of such Lender’s or Letter of Credit Issuer’s commitments or obligations hereunder to a level below that which such Lender or Letter of Credit Issuer or their respective parent could have achieved but for such Change in Law (taking into consideration such Lender’s or Letter of Credit Issuer’s or their respective parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly (but no later than ten Business Days) after written demand by such Lender or Letter of Credit Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or Letter of Credit Issuer such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer or their respective parent for such reduction, it being understood and agreed, however, that a Lender or Letter of Credit Issuer shall not be entitled to such compensation as a result of such Lender’s or Letter of Credit Issuer’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date except as a result of a Change in Law. Each Lender or Letter of Credit Issuer, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)            Benchmark Replacement Settings.

(i)            Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, but subject to the rights of the Administrative Agent and the Borrower to determine that a Benchmark Replacement Date has occurred and implement a Benchmark Replacement pursuant to clause (vi) of this Section 2.10(d) below, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may establish an alternate benchmark floating rate of interest to Term SOFR or the Eurocurrency Rate (or similar interbank offered rate) that is a Benchmark Replacement, and may enter into an amendment to this Agreement (the “Benchmark Replacement Amendment”) to reflect such Benchmark Replacement and such other related changes to this Agreement with respect thereto as may be applicable in their discretion, including provisions for the Administrative Agent and the Borrower to allow for the adoption of any Benchmark Replacement Conforming Changes; provided, further, that any Benchmark Replacement implemented pursuant to this Section 2.10(d) shall only be implemented to the extent that the Administrative Agent reasonably determines, in consultation with the Borrower, that it is administratively feasible for the Administrative Agent to administer. Notwithstanding anything to the contrary herein, the Benchmark Replacement Amendment (i) shall become effective without any further action or consent of any other party to this Agreement and (ii) may designate the timing of effectiveness of the Benchmark Replacement (including pursuant to the occurrence of identified conditions), but in any event to occur no earlier than the applicable Benchmark Transition Start Date.

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(ii)           If a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement”, then the Administrative Agent and the Borrower may establish such alternate benchmark floating term rate of interest to Term SOFR or the Eurocurrency Rate (the “Alternative Benchmark Rate”), which may include a Benchmark Replacement Adjustment, and enter into a Benchmark Replacement Amendment to reflect such alternate rate of interest, which amendment may not become effective until five Business Days after the date that notice of such alternate rate of interest is provided to the Lenders, unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such alternate rate of interest, in which event, such amendment shall not become effective; provided that any Alternative Benchmark Rate implemented pursuant to this paragraph shall only be implemented to the extent that the Administrative Agent reasonably decides, in consultation with the Borrower, that it is administratively feasible for the Administrative Agent to administer. Notwithstanding anything to the contrary herein, the Benchmark Replacement Amendment may designate the timing of effectiveness of the Benchmark Replacement (including pursuant to the occurrence of identified conditions, but in any event to occur no earlier than the applicable Benchmark Transition Start Date). For the avoidance of doubt, if any such alternate rate of interest determined pursuant to this paragraph would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

(iii)          Following the effectiveness of the Benchmark Replacement Amendment, if any Benchmark Transition Event occurs with respect to the Benchmark Replacement or the Alternative Benchmark Rate identified in such Benchmark Replacement Amendment (including, for the avoidance of doubt, any change in or alternative to the Benchmark Replacement Adjustment or any change in or alternative to a compounded or term methodology for calculating such benchmark), then the Administrative Agent and the Borrower may enter into an additional Benchmark Replacement Amendment to reflect another Benchmark Replacement without any further action or consent of any other party to this Agreement or to reflect an Alternative Benchmark Rate, which amendment, (A) in the case of a Benchmark Replacement, (x) shall become effective without any further action or consent of any other party to this Agreement and (y) may designate the timing of effectiveness of the Benchmark Replacement (including pursuant to the occurrence of identified conditions, but in any event to occur no earlier than the applicable Benchmark Transition Start Date), and (B) in the case of an Alternative Benchmark Rate, may not become effective until five Business Days after the date that notice of such alternate rate of interest is provided to the Lenders, unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such alternate rate of interest; provided that, with respect to any such additional Benchmark Replacement Amendment to reflect another Benchmark Replacement, Required Lenders shall (A) not be entitled to object to any such Benchmark Replacement based on SOFR contained in such additional Benchmark Replacement Amendment and (B) only be entitled to object to the Benchmark Replacement Adjustments with respect thereto.

(iv)            The Administrative Agent and/or the Borrower will promptly notify the Administrative Agent, the Borrower and the Lenders, as applicable, of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement or Alternative Benchmark Rate and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made pursuant to this Section 2.10(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made only in accordance with this Section 2.10(d).

(v)            To the extent administratively and operationally feasible, the Administrative Agent shall use commercially reasonable efforts to ensure that any Benchmark Replacement and any Benchmark Replacement Conforming Changes shall meet the standards set forth in Proposed Section 1.1001-6 of the United States Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement or any Loans hereunder for purposes of Section 1.1001-3 of the United States Treasury Regulations, it being understood that for these purposes, the substantially equivalent fair market value requirement of Proposed Treasury Regulations Section 1.1001-6(b)(2) shall be deemed satisfied, and it being further understood that the Administrative Agent shall not be required to take any action under this provision that would cause it any commercially unreasonable burden as determined in good faith by the Administrative Agent.

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(vi)            Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, but subject to the rights of the Administrative Agent and the Borrower to effect a Benchmark Replacement Amendment pursuant to clause (i) of this Section 2.10(d) above, in their sole discretions to the extent the following conditions of this clause (vi) are not satisfied, if (A) a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clauses (2) or (3) of the definition of “Benchmark Replacement” and (B) the Administrative Agent and the Borrower subsequently determine that (i) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has becomes available and the Benchmark Replacement Date with respect thereto has occurred, (ii) there is currently a market for syndicated credit facilities utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (iii) Term SOFR is being recommended as the Benchmark for syndicated credit facilities by the Relevant Governmental Body and (iv) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent in consultation with the Borrower), then, at the joint election of the Administrative Agent and the Borrower, clause (1) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Credit Document, replace such then-current Benchmark for all purposes hereunder and under any other Credit Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies the Borrower and the Lenders prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.

(vii)            Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, the Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (A) any Benchmark Replacement Conforming Changes, (B) any alternative benchmark implemented pursuant to this Section 2.10(d), (C) any Benchmark Replacement Amendment, (D) the administration, submission or any matter relating to the rates in the definition of Benchmark or with respect to any rate that is an alternative, comparable or successor rate thereto or (E) the effect of any of the foregoing.

(viii)            During the continuance of a Benchmark Unavailability Period, if no Benchmark Replacement has occurred, the Administrative Agent shall notify the Borrower and the Lenders thereof, and thereafter the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurocurrency Loans or Term SOFR Loans to be made, converted or continued that would bear interest by reference to the Eurocurrency Rate or Term SOFR, as applicable, until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has occurred, and, failing that, (A) in the case of any affected SOFR Borrowing such Borrowing shall be converted to an ABR Borrowing at the end of the applicable Interest Period and (B) in the case of any affected Eurocurrency Borrowing in an Alternative Currency, at the Borrower’s election, such Borrowing shall either (1) be converted into ABR Borrowing denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Borrower shall be deemed to have elected clause (1) above. During the period referenced in the foregoing sentence, the component of ABR based upon Term SOFR will not be used in any determination of ABR.

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(e)            The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(f)            Notwithstanding the foregoing, no Lender or Letter of Credit Issuer shall be entitled to seek compensation under this Section 2.10 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Letter of Credit Issuer is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.10.

(g)            This Section 2.10 shall not operate to provide payments that are duplicative of those required under Section 5.4.

2.11          Compensation. If (a) any payment of principal of a Fixed Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Fixed Rate Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Fixed Rate Loans is not made as a result of a withdrawn Notice of Borrowing or failure to satisfy the conditions of Section 6 and Section 7, (c) any ABR Loan is not converted into a Fixed Rate Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Fixed Rate Loan is not continued as a Fixed Rate Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Fixed Rate Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt by the Borrower of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender within ten Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Fixed Rate Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12          Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

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2.13          Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14          Incremental Facilities.

(a)            The Borrower or any Subsidiary Guarantor may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans, which may be provided in Dollars, or in any Alternative Currency, as applicable, or additional term loans of the same Class of any existing Class of term loans, which may be provided in the same currency as the existing Class of term loans (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Credit Commitments of any Class (each such increase, an “Incremental Revolving Credit Commitment Increase”) or (iii) one or more additional Classes of revolving credit commitments, which commitments may be in Dollars, in any Alternative Currency or any combination thereof (the “Additional/Replacement Revolving Credit Commitments”, and, together with the Incremental Term Loans and the Incremental Revolving Credit Commitment Increases, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.11, at the time that any such Incremental Term Loan, Incremental Revolving Credit Commitment Increase or Additional/Replacement Revolving Credit Commitment is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any Incremental Facility in connection with an Acquisition, other Investment or similar transactions or any repayment, prepayment, redemption, repurchase, defeasance, satisfaction and discharge or other Refinancing or similar payment in respect of Indebtedness or Capital Stock and that, in the case of Capital Stock, requires irrevocable notice in advance thereof, no Event of Default under Section 11.1 or Section 11.5) shall have occurred and be continuing.

(b)            Each tranche of Incremental Term Loans, each tranche of Additional/Replacement Revolving Credit Commitments and each Incremental Revolving Credit Commitment Increase shall be, unless otherwise agreed by the Administrative Agent, in an aggregate principal amount that is not less than $5,000,000 or, in the case of Incremental Term Loans, Additional/Replacement Revolving Credit Commitments or an Incremental Revolving Credit Commitment Increase denominated in an Alternative Currency, €5,000,000, CAN$5,000,000, £5,000,000, A$5,000,000 or like amount in any other Alternative Currency, as applicable, (it being understood that such amount may be less than such amount if such amount represents all remaining availability under the limit set forth below) (and, unless otherwise agreed by the Administrative Agent, in minimum increments of $1,000,000 (or, in the case of Incremental Term Loans, Additional/Replacement Revolving Credit Commitments or an Incremental Revolving Credit Commitment Increase denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000, A$1,000,000 or like amount in any other Alternative Currency, as applicable) in excess thereof), and the aggregate amount of (x) the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and the Additional/Replacement Revolving Credit Commitments (after giving pro forma effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.14(b), plus (y) the aggregate principal amount of Permitted Additional Debt Incurred under Section 10.1(u)(ii) (including, without duplication, the amount of any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness Incurred under Section 10.1(u)(ii)) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (the “Incremental Limit”) (A) the Incremental Base Amount, plus (B) the Reallocated General Debt Basket Amount (provided that (X) after giving pro forma effect to such Incremental Facility then being Incurred under the Reallocated General Debt Basket Amount (and any Specified Transaction (including any prepayment, redemption or buyback of Indebtedness) or Specified Restructuring in connection therewith) (and assuming, solely for purposes of determining the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio under this proviso, that all Incremental Revolving Credit Commitment Increases and/or Additional/Replacement Revolving Credit Commitments then outstanding or being Incurred under this clause (B) are fully drawn), the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio as of the last day of the Test Period most recently ended on or prior to the Incurrence of such Incremental Facility shall be no greater than 3.75:1.00 and (Y) any Incremental Facility incurred pursuant to this clause (B) may, without limitation, constitute First Out Indebtedness, Senior Out Indebtedness or Third Out Indebtedness (as determined by the Borrower in its sole discretion (subject to the foregoing clause (X) of this proviso) and set forth in the applicable Incremental Agreement)), plus (C) the Reallocated Specified Transaction Tax Amount Basket (any Incremental Facility incurred pursuant to this clause (C) may, without limitation, constitute First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness (as determined by the Borrower in its sole discretion and set forth in the applicable Incremental Agreement)), plus (D) the Reallocated Specified Repurchase Debt Basket (provided that (x) the net proceeds of any Incremental Facility incurred pursuant to this clause (D) are used solely to consummate a Specified Repurchase or Exchange of Existing Indebtedness and (y) any Incremental Facility incurred pursuant to this clause (D) shall solely constitute a Third Out Obligation).

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(c)         (i)         The Incremental Term Loans (A) shall (x) be secured only by all or a portion of the Collateral securing the Obligations on an equal priority basis with the Obligations with respect to Lien priority, (y) not be guaranteed by any Subsidiary that is not a Credit Party and (z) to the extent consisting of a First Lien Obligation, constitute either a First Out Obligation, Second Out Obligation or Third Out Obligation (as selected by the Borrower in its sole discretion, subject to the limitations set forth in the Incremental Limit), (B) shall not mature earlier than the Latest Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans; provided, that, notwithstanding the foregoing to the extent such Incremental Term Loans or Incremental Commitments are subject to Customary Escrow Provisions (so long as the Indebtedness that is released from escrow otherwise satisfies the requirements of clause (B) and this clause (C)), may be Incurred without regard to clause (B) and/or (C) of this Section 2.14(c)(i), (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates or payment-in-kind interest), pricing, interest rate margins, rate floors, fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts, closing payments, maturity, currency types (subject, in the case of currency types other than Dollars, Euros and the Alternative Currencies, to the consent of the Administrative Agent, such consent not to be unreasonably withheld) and denominations, prepayment terms and premiums and other economic terms for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; (E) may be denominated in Dollars, Euros, or any other Alternative Currency or any combination thereof and (F) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), any differences shall be, at the option of the Borrower, either (1) reasonably satisfactory to the Administrative Agent (at the Direction of the Required Lenders), (2) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) or (3) not be materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility; provided, further, that, (1) for purposes of mandatory prepayments, any such Incremental Term Loans that are designated as First Out Obligations shall be treated no more favorably than the First Out Term Loans, except those that only apply after the Latest Maturity Date with respect to the Term Loans, and (2) for purposes of mandatory prepayments, any such Incremental Term Loans that are designated as Second Out Obligations shall be treated no more favorably than the Second Out Term Loans, except those that only apply after the Latest Maturity Date with respect to the Term Loans; provided, further, that no Incremental Term Loans may be incurred for the primary purpose of influencing the voting thresholds set forth in this Agreement.

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(ii)            The Incremental Revolving Credit Commitment Increase shall be treated the same as the Class of Revolving Credit Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Credit Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Credit Commitment Increase (without any requirement to pay such fees to any existing Revolving Credit Lenders)); provided that, no Incremental Revolving Credit Commitment Increase (including any undrawn commitment thereunder) may be incurred for the primary purpose of influencing the voting thresholds set forth in this Agreement.

(iii)            The Additional/Replacement Revolving Credit Commitments (A) shall (x) be secured only by all or a portion of the Collateral securing the Obligations on an equal priority basis with the Obligations with respect to Lien priority, (y) not be guaranteed by any Subsidiary that is not a Credit Party and (z) to the extent consisting of a First Lien Obligation, constitute either a First Out Obligation, Second Out Obligation or Third Out Obligation (as selected by the Borrower in its sole discretion, subject to the limitations set forth in the Incremental Limit), (B) shall not mature earlier than the Revolving Credit Maturity Date and shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, (C) shall have interest rates (including through fixed interest rates or payments in-kind interest), pricing, interest margins, rate floors, fees, undrawn commitment fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts, closing payments, currency types (subject, in the case of currency types other than Dollars, Euros and the other Alternative Currencies, to the consent of the Administrative Agent, such consent not to be unreasonably withheld) and denominations, prepayment terms and premiums and other economics and commitment reduction and termination terms as determined by the Borrower and the lenders of such Commitments, (D) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances, in the case of letters of credit, shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Agreement) to the terms relating to the Swingline Loans and Letters of Credit with respect to the applicable Class of Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) may otherwise have terms and conditions different from those of the Revolving Credit Facility; provided that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall be, at the option of the Borrower, either (i) reasonably satisfactory to the Administrative Agent (at the Direction of the Required Lenders) (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), (ii) consistent with market terms and conditions, when taken as a whole, at the time of the Incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) or (iii) not be materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Additional/Replacement Revolving Credit Commitments may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, further, however, that, if the applicable Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Covenant shall be automatically included in this Agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)); provided, further, that for purposes of mandatory prepayments, any such Additional/Replacement Revolving Credit Commitments that are designated as First Out Obligations shall be treated no more favorably than the Revolving Credit Facility, except those that only apply after the Latest Maturity Date with respect to the Revolving Credit Facility; provided, further, that no Additional/Replacement Revolving Credit Commitments may be incurred for the primary purpose of influencing the voting thresholds set forth in this Agreement.

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(d)            Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount, currency types and denominations and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments. Incremental Term Loans which may be made, and Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments which may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender will be required to participate in any Incremental Facility or any Incremental Commitments in respect thereof or make any loans in connection therewith) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases or such Additional/Replacement Revolving Credit Commitments if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Credit Commitment Increases, the Swingline Lender and the Letter of Credit Issuer shall have consented (not to be unreasonably withheld or delayed) to any Additional Lender’s providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender.

(e)            Commitments in respect of Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any, so long as any Additional Lender shall have complied with the provisions of Section 13.6(b)(ii)(C) and delivered such forms to the Administrative Agent and the Administrative Agent shall have received prior notice of the proposed execution of such Incremental Agreement; provided that, except as specifically set forth in Section 2.14(d), the Administrative Agent shall not otherwise be required to execute any Incremental Agreement unless such Incremental Agreement would affect the Credit Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 13.1(iv) or pursuant to clause (x)(1) of the proviso to Section 2.14(c)(i) or clause (x)(i) of the proviso to Section 2.14(c)(iii). The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Credit Commitment Increase, to reallocate Revolving Credit Exposure on a pro rata basis among the relevant Revolving Credit Lenders, (ii) in connection with Classes of Incremental Term Loans, to extend the Prepayment Premium Period for the benefit of any existing Class of Term Loans to the extent that such Class of Incremental Term Loans shall have the benefit of such longer Prepayment Premium Period, (iii) to increase the Effective Yield of the applicable Class of Term Loans, or make other changes to any applicable Class of Term Loans that are favorable to the Lenders thereof, in any such case to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with any applicable existing Class of Term Loans, (iv) to add mechanics to allow for the accrual and payment of payment in kind interest in respect of any such additional Class of Incremental Term Loans and to add any “AHYDO” payment provisions related thereto, (v) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans and/or (vi) in connection with any Incurrence of any Incremental Facility denominated in a currency other than Dollars, to add interest rate definitions and other currency provisions that are customarily included in agreements contemplating Borrowings or the execution of credit documents in any such currency. The effectiveness of any Incremental Agreement (an “Incremental Facility Closing Date”) and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments for any purpose not prohibited by this Agreement.

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(f)            (i)            No Lender shall be obligated to provide any Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments.

(ii)           Upon each increase in the Revolving Credit Commitments of any Class pursuant to this Section, each Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving Credit Commitment of such Class (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of such Class of all Lenders represented by such Lender’s Revolving Credit Commitment of such Class. If, on the date of such increase, there are any Revolving Credit Loans of such Class outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)            This Section 2.14, except as expressly set forth in Section 13.1, shall supersede any provisions in Section 2.7 or 13.1 to the contrary. For the avoidance of doubt, except as expressly set forth in Section 13.1, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

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2.15            Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments.

(a)            The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans or to make any other changes to the terms of such Term Loans (excluding any changes to the guarantees, Collateral or payment or lien priority (unless such change is to make such payment or lien priority junior to the Existing Term Loan Class and in such case a Customary Intercreditor Agreement or subordination agreement shall be entered into) (any such Term Loans which have been so extended or changed, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally and on the same terms and conditions to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended or changed (including, to the extent such Existing Term Loan Class is subordinated in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations) and/or Lien priority to any of the Obligations, such Extended Term Loans shall be subordinated in right of payment and/or Lien priority to such Obligations on terms not less favorable to the Lenders in respect of such contractual subordination) except that (w) the scheduled final maturity date may be extended or changed and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended or changed, in each case as more particularly set forth in Section 2.15(d) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 5.1 and 5.2, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended or changed.

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(b)            The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, the Extended Revolving Credit Commitments of any Class and/or any Additional/Replacement Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments or to make any other changes to the terms of such Existing Revolving Credit Commitment and related Loans (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended or changed (the “Specified Existing Revolving Credit Commitment Class”) (including, to the extent the Existing Revolving Credit Commitments of a Specified Existing Revolving Credit Commitment Class and/or Existing Revolving Credit Loans pursuant thereto is subordinated in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations) and/or Lien priority to any of the Obligations, such Extended Revolving Credit Commitments of such applicable Extension Series and/or such Extended Revolving Credit Loans pursuant thereto shall be subordinated in right of payment and/or Lien priority to such Obligations on terms not less favorable to the Lenders in respect of such contractual subordination) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be extended or changed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms; provided that, notwithstanding anything to the contrary in this Section 2.15, Section 5.2(e) or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (III) subject to the applicable limitations set forth in Section 4.2 and Section 5.2(e)(ii), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reductions in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

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(c)            The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. The Borrower may, at its election, specify as a condition to consummating any Extension Agreement that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans and/or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans, Revolving Credit Commitments and Additional/Replacement Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(d) and Letters of Credit under Section 3, except that the applicable Extension Agreement may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as the Swingline Lender and/or each applicable Letter of Credit Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d)            Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(d) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Credit Parties, the Extending Lenders and the Administrative Agent. In addition to any terms and changes required or permitted by this Section 2.15(d), each Extension Agreement in respect of Extended Term Loans shall, to the extent applicable, amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 13.1 of this Agreement.

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(e)            Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(f)            In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(d).

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(g)            No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h)            This Section 2.15 shall supersede any provisions in Section 2.4 or Section 13.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

2.16            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)            the Commitment of and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, Majority Lenders, Majority First Out Term Loan Lenders, Majority Second Out Term Loan Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender;

(c)            if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender and such Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentage of the applicable Class of Revolving Credit Commitments; provided that (A) each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 13.21, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.16(c)(i) above or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to the requirements of this Section 2.16(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.16(c), then the fees payable to the Lenders pursuant to Section 4.1(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Commitment Percentages of the applicable Class of Revolving Credit Commitments and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.16(c), then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any Lender hereunder, all fees payable under Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

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(d)           (i)            the Letter of Credit Issuers will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with the requirements of Section 2.16(c) above or otherwise in a manner reasonably satisfactory to such Letter of Credit Issuer; and

(ii)           the Swingline Lender will be not required to fund any Swingline Loans unless the Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.16(c) above.

(e)            If the Borrower, the Administrative Agent, the Swingline Lender and each applicable Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Credit Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure and Swingline Exposure of such Lender reallocated pursuant to the requirements of Section 2.16(c) shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

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(f)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 3.8, the Letter of Credit Issuer’s potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or such Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Subsidiaries pursuant to any Secured Hedging Agreement with such Defaulting Lender as certified by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a payment of any Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.16(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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2.17            Term Loan Exchange Notes.

(a)            The Borrower may by written notice to the Administrative Agent elect to offer (each, a “Permitted Debt Exchange Offer”) to issue to Lenders holding Term Loans under this Agreement first priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans (each such exchange, a “Permitted Debt Exchange”); provided that such Term Loan Exchange Notes may not be in an aggregate principal amount (or accreted value) greater than the aggregate principal amount of Term Loans being exchanged plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees, commissions and expenses (including OID, closing payments, upfront fees or similar fees) in connection with the issuance of the Term Loan Exchange Notes plus additional amounts permitted to be incurred under Section 10.1. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than fifteen days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent); provided that: (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall be equal to or greater than the then remaining Weighted Average Life to Maturity of the Term Loans being exchanged (provided that the foregoing requirements of this clause (w) shall not apply to the extent such Indebtedness is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the Indebtedness that is released from escrow or the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged, as applicable, otherwise satisfies the requirements of this clause (w) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges) (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Term Loan Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (x) if secured, such Term Loan Exchange Notes shall rank equal to or junior in right of payment (including by reference to whether the Loans and Commitments being exchanged hereunder are First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness) and of security with the Loans and Commitments being exchanged hereunder; (y) all other terms and conditions (other than interest rates (including through fixed interest rates or payment-in-kind interest), interest rate margins, rate floors, fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums) applicable to such Term Loan Exchange Notes shall reflect market terms and conditions, when taken as a whole, at the time of Incurrence (as determined in good faith by the Borrower or not materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement, when taken as a whole); provided that the Term Loan Exchange Notes may have the benefit of any Previously Absent Covenant if the Administrative Agent has been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant; and (z) the obligations in respect of the Term Loan Exchange Notes (A) shall not be secured by Liens on any asset other than assets constituting Collateral, (B) if such Term Loan Exchange Notes are secured, the Liens on Collateral securing such Term Loan Exchange Notes shall rank equal in priority (but without regard to the control of remedies) with, or junior in priority to, the Liens on the Collateral securing the Obligations and all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect taken as a whole (as determined by the Borrower) and the representative for such Term Loan Exchange Notes shall enter into a Customary Intercreditor Agreement (it being understood that junior Liens are not required to be equal to other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are equal to, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), (C) shall not be incurred or guaranteed by any Subsidiary unless such Subsidiary is a Credit Party which shall have previously or substantially concurrently guaranteed or borrowed such Term Loans being exchanged, (D) to the extent such Term Loans are subordinated or pari passu in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations or Third Out Obligations) and/or subordinated in Lien priority to any of the Obligations, such Term Loan Exchange Notes shall be subordinated or pari passu (as applicable) in right of payment and/or subordinated in Lien priority to or with such Obligations to the same extent on terms not less favorable to the applicable Lenders in respect of such subordination or parity, as applicable, and (E) without prejudice to the requirements of Sections 9.10, 9.11 and 9.14, such Term Loan Exchange Notes shall not have any obligor that was not an obligor with respect to the Loans and Commitments being exchanged hereunder and shall not be secured by Liens on any assets other than those that guaranteed or secured the Loans and Commitments being exchanged hereunder.

(b)            The Borrower shall offer to issue Term Loan Exchange Notes in exchange for the Class of Term Loans to all Lenders holding such Class of Term Loans (other than any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be automatically and immediately, without further action by any Person, cancelled on the Term Loan Exchange Effective Date for all purposes of this Agreement (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the Term Loan Exchange Effective Date, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled date interest is due with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange).

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(c)            If the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered.

(d)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, unless waived by the Borrower, such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 (or, in the case of Term Loans denominated in an Alternative Currency, €50,000,000, CAN$50,000,000, £50,000,000 or A$50,000,000, or like amount in any other Alternative Currency, as applicable) in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that this Section 2.17 shall supersede any provisions of Section 2.5, Section 5 and Section 13.1 to the contrary, waive the requirements of any other provision of this Agreement or any other Credit Document that may otherwise prohibit the Incurrence of any Indebtedness expressly provided for by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(e)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than one Business Day prior to the proposed date of effectiveness for such Permitted Debt Exchange and the Administrative Agent shall be entitled to conclusively rely on such results.

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(f)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section 3.           Letters of Credit.

3.1            Issuance of Letters of Credit.

(a)            Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the date that is three (3) Business Days prior to the Revolving Credit Maturity Date, each Letter of Credit Issuer agrees to issue (or cause its Affiliates or other financial institution with which the Letter of Credit Issuer shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of the Borrower or any Subsidiary, letters of credit (each, a “Letter of Credit”) in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary. All Letters of Credit shall be denominated in Dollars or any Alternative Currency.

(b)            Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations at such time, would exceed the Letter of Credit Sub-Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations and the Revolving Credit Loans and Swingline Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect, (iii) no Letter of Credit shall be issued if, after giving effect to such issuance any Lender’s Revolving Credit Commitment Percentage of the sum of the Letter of Credit Obligations and the Revolving Credit Loans outstanding at such time, would exceed such Lender’s Revolving Credit Commitment then in effect, (iv) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date, (v) each Letter of Credit shall be denominated in Dollars or any Alternative Currency, (vi) no Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vii) no Letter of Credit shall be issued after the applicable Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent stating that a Default or an Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or that such Default or Event of Default is no longer continuing and (viii) unless otherwise agreed by the applicable Letter of Credit Issuer, no Letter of Credit shall be required to be issued by such Letter of Credit Issuer the Stated Amount of which, when added to the Stated Amount of all other Letters of Credit issued by such Letter of Credit Issuer at such time, would exceed such Letter of Credit Issuer’s Letter of Credit Sub-Commitment Obligation.

(c)            In connection with the establishment of any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments and subject to the availability of unused Commitments with respect to such newly established Class and the satisfaction of the conditions set forth in Section 7, the Borrower may, with the written consent of the applicable Letter of Credit Issuer, designate any outstanding Letter of Credit to be a Letter of Credit issued pursuant to such Class of Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, as applicable. Upon such designation such Letter of Credit shall no longer be deemed to be issued and outstanding under such prior Class and shall instead be deemed to be issued and outstanding under such newly established Class of Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, as applicable.

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(d)            On the Closing Date, without further action by any party hereto (including the delivery of a Letter of Credit Request or any consent of, or confirmation by or to, the Administrative Agent), subject to the terms of this Section 3, (i) each Existing Letter of Credit set forth on Schedule 1.1(b) hereto issued by a Letter of Credit Issuer hereunder shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof (including Section 4.1) as if each such Letter of Credit was issued by the applicable Letter of Credit Issuer pursuant to this Agreement (provided that, notwithstanding anything to the contrary in any such Existing Letter of Credit, the Borrower shall be deemed to be a co-applicant, and shall be jointly and severally liable, with respect to each such Letter of Credit issued for the account of a Subsidiary that is not a co-Borrower) and (ii) each Letter of Credit Issuer that has issued an Existing Letter of Credit shall be deemed to have granted each Letter of Credit Participant in respect thereof and each Letter of Credit Participant in respect thereof shall be deemed to have acquired from such Letter of Credit Issuer, on the terms and conditions of Section 3.3 hereof, for such Letter of Credit Participant’s own account and risk, an undivided participation interest in such Letter of Credit Issuer’s obligations and rights under each such Existing Letter of Credit equal to such Letter of Credit Participant’s Revolving Credit Commitment Percentage, as applicable, of (A) the outstanding amount available to be drawn under such Existing Letter of Credit and (B) the aggregate amount of any outstanding reimbursement obligations in respect thereof.

3.2            Letter of Credit Requests.

(a)            Whenever the Borrower (or the Borrower on behalf of any of its Subsidiary) desires that a Letter of Credit be issued (or amended, renewed or extended), it shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) (i) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of the Borrower or any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall have also signed the applicable Letter of Credit Request), (ii) at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Subsidiary that is a Domestic Subsidiary that is not a Credit Party and (iii) at least ten (or such lesser number as may be agreed upon by the Administrative Agent and such Letter of Credit Issuer) Business Days prior to the date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Foreign Subsidiary. Each Letter of Credit Request shall be executed by the Borrower and sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)            In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount and the currency thereof; (C) the expiry date thereof (which shall be not later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the applicable Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Letter of Credit Issuer may reasonably require.

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(c)            Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable Letter of Credit Issuer has received written notice from the Required Revolving Credit Lenders, the Administrative Agent, the Borrower or any other Credit Party at least two Business Days prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the terms hereof.

(d)            The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

(e)            If the Borrower so requests in any applicable Letter of Credit Request, the applicable Letter of Credit Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is ten Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Revolving Credit Lenders or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(f)            Promptly after its delivery of any Letter of Credit or any amendment, renewal or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Letter of Credit Issuer will notify the Administrative Agent of such delivery, amendment, renewal or extension and will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment, renewal or extension. On the last Business Day of each March, June, September and December, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

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3.3            Letter of Credit Participations.

(a)            Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3(a), a “Letter of Credit Participant”), and each such Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Letter of Credit Participation”), to the extent of such Letter of Credit Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Letter of Credit Participants as provided in Section 4.1(c) and the Letter of Credit Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of the Letter of Credit Issuer in respect of each Letter of Credit issued hereunder).

(b)            In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall have no obligation relative to the applicable Letter of Credit Participants other than to confirm to the Administrative Agent that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the applicable Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction, shall not create for such Letter of Credit Issuer any resulting liability.

(c)            Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation for the account of a Letter of Credit Issuer from the Borrower, the Administrative Agent shall promptly pay to each applicable Letter of Credit Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars (or, in respect of Letters of Credit denominated in an Alternative Currency, such Alternative Currency) and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations; provided that the amount paid to any Letter of Credit Participant shall not exceed the amount funded or deposited by such Letter of Credit Participant.

(d)            The obligations of the Letter of Credit Participants to purchase Letter of Credit Participations from the applicable Letter of Credit Issuer and make payments to the Administrative Agent for the account of the applicable Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

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(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

(v)           the occurrence of any Default or Event of Default; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party or Subsidiary.

3.4            Agreement to Repay Letter of Credit Drawings.

(a)            The Borrower hereby agrees to reimburse the applicable Letter of Credit Issuer in Dollars (or, in respect of Letters of Credit denominated in an Alternative Currency, such Alternative Currency) with respect to any drawing under any Letter of Credit, by making payment, whether with its own funds, with the proceeds of Revolving Credit Loans or any other source, to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the applicable Letter of Credit Issuer under any Letter of Credit issued by it (with respect to each such amount so paid under a Letter of Credit until reimbursed, a “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement (or within two Business Days from such date of payment or disbursement, if the aggregate Revolving Credit Exposures of the applicable Class of Lenders equals the Total Revolving Credit Commitments of such Class of Lenders on the date of payment or disbursement), if the applicable Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day after the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day from the receipt of such notice (or within two Business Days from the receipt of such notice, if the aggregate Revolving Credit Exposures of the applicable Class of Lenders equals the Total Revolving Credit Commitments of such Class of Lenders on the date of payment or disbursement) following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, (the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Letter of Credit Issuer prior to 11:00 a.m. (New York City time) on the Required Reimbursement Date that the Borrower intend to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Required Reimbursement Date in an amount equal to the amount of such drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Required Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans made in respect of such Unpaid Drawing on such Required Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the applicable Letter of Credit Issuer for the related Unpaid Drawing. If and to the extent such Letter of Credit Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, or that in the sole judgment of the applicable Letter of Credit Issuer, such Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any Debtor Relief Law in respect of the Borrower), each Letter of Credit Participant hereby agrees that its participation in such Unpaid Drawing shall remain outstanding in lieu of funding its portion of such Revolving Credit Loan and such Letter of Credit Participant agrees to pay to the Administrative Agent for the account of the applicable Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the applicable Letter of Credit Issuer in connection with the foregoing. The failure of any Letter of Credit Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Administrative Agent such other Letter of Credit Participant’s Revolving Credit Commitment Percentage of any such payment.

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(b)            The obligations of the Borrower under this Section 3.4 to reimburse the applicable Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of such Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer as determined in the final, non-appealable judgment of a court of competent jurisdiction.

3.5            Increased Costs. If a Change in Law shall either (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against letters of credit issued by a Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein, (b) subject any Letter of Credit Issuer to any Tax (other than (i) Taxes indemnifiable under Section 5.4 and (ii) Excluded Taxes) in respect of Letters of Credit or Letter of Credit Participations therein or (c) impose on such Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of such Letter of Credit Issuer’s Letters of Credit (other than Taxes) or such Lender’s Letter of Credit Participations therein (other than Taxes), and the result of any of the foregoing is to increase the cost to the applicable Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit by an amount which such Letter of Credit Issuer or such Lender reasonably deems material, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Lender hereunder then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law that would have existed in the event that a Change in Law had not occurred. A certificate submitted to the Borrower by such Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no Lender or Letter of Credit Issuer shall be entitled to seek compensation under this Section 3.5 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Letter of Credit Issuer is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with the such borrowers having provisions similar to this Section 3.5.

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3.6            New or Successor Letter of Credit Issuer.

(a)            Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the applicable Revolving Credit Lenders and the Borrower. Subject to the terms of the following sentence, the Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer and the Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent and with the agreement of such new Letter of Credit Issuer. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or amend or renew Existing Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

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(b)            To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7            Role of Letter of Credit Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, any Related Party of the applicable Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the applicable Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Letter of Credit Issuer, any Related Party of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(d); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the applicable Letter of Credit Issuer, and the applicable Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such Letter of Credit Issuer’s willful misconduct or gross negligence, as determined in a final non-appealable judgment of a court of competent jurisdiction, or the applicable Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (as determined by a court of competent jurisdiction in a final and non-appealable order). In furtherance and not in limitation of the foregoing, the applicable Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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3.8            Cash Collateral.

(a)            If, as of the Letter of Credit Maturity Date, there are any Letter of Credit Obligations, the Borrower shall promptly (and in any event not later than the following Business Day) Cash Collateralize the Letter of Credit Obligations that for any reason remain outstanding. Section 2.16 and Section 5.2 set forth certain additional circumstances under which Cash Collateral may be, or is required to be, delivered hereunder.

(b)            If any Event of Default shall occur and be continuing, the Required Revolving Credit Lenders may require that the Letter of Credit Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.

(c)            For purposes of this Agreement, “Cash Collateralize” or “Cash Collateralization” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the applicable Letter of Credit Issuer collateral for the Letter of Credit Obligations cash or deposit account balances (“Cash Collateral”) in an amount equal to 100% of the amount of the Letter of Credit Obligations required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Letter of Credit Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the applicable Letter of Credit Issuer and the Letter of Credit Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent, the applicable Letter of Credit Issuer or the Letter of Credit Participants, other than any Liens permitted under Section 10.2, or that the total amount of such Cash Collateral is less than the amount required to be delivered as described above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Collateral Agent or any unaffiliated financial institution designated by the Collateral Agent.

(d)            Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein, any interest accrued on such obligation and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e)            Cash Collateral (or the appropriate portion thereof) provided to reduce or secure any obligations herein shall be released promptly following (i) the elimination of the applicable obligation giving rise thereto or (ii) the determination by the Administrative Agent and the applicable Letter of Credit Issuer that there exists excess Cash Collateral; provided, however that (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) the Person providing Cash Collateral and the applicable Letter of Credit Issuer may agree that Cash Collateral shall not be released but instead held to support anticipated obligations.

3.9            Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.1(b) shall, effective as of the Closing Date and without any further action by any Borrower, be continued as a Letter of Credit hereunder, from and after the Closing Date be deemed a Letter of Credit for all purposes hereof and be subject to and governed by the terms and conditions hereof.

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3.10          Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11          Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

3.12          Other.

(a)            No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii)           the issuance of such Letter of Credit would violate one or more policies or procedures of such Letter of Credit Issuer;

(iii)          except as otherwise agreed by the Administrative Agent and the applicable Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 (or, in the case of a Letter of Credit denominated in an Alternative Currency, €100,000, CAN$100,000, £100,000 or A$100,000, or, in the case of any other Alternative Currency, a like amount, as applicable), in the case of a commercial Letter of Credit, or $10,000 (or, in the case of a Letter of Credit denominated in an Alternative Currency, €10,000, CAN$10,000, £10,000, A$10,000 or, in the case of any other Alternative Currency, a like amount, as applicable), in the case of a standby Letter of Credit;

(iv)          such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency; or

(v)           such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.

(b)            No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (i) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

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(c)            Each Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and such Letter of Credit Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included such Letter of Credit Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Letter of Credit Issuer.

3.13            Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and such Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any Applicable Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 4.           Fees; Commitment Reductions and Terminations.

4.1            Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Revolving Credit Lenders) a commitment fee (the “Commitment Fee”) in Dollars that shall accrue daily from and including the Closing Date to but excluding the Revolving Credit Termination Date. Each such Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day to be calculated based on the actual amount of the Available Revolving Credit Commitment (in each case, assuming for this purpose that there is no reference to Swingline Loans in clause (b)(i) of the definition of Available Revolving Credit Commitment) in effect on such day.

(b)            Without duplication, the Borrower agrees to pay directly to each Letter of Credit Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by such Letter of Credit Issuer on the Borrower’s behalf, computed at the rate for each day for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit equal to 0.125% per annum (or such other percentage per annum as may be agreed between the applicable Letter of Credit Issuer and the Borrower), times the actual daily Stated Amount of such Letter of Credit. The Fronting Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Revolving Credit Termination Date.

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(c)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, pro rata according to the Letter of Credit Exposure of such Lender, a fee in Dollars in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Margin for Eurocurrency Loans or Term SOFR Loans, as applicable, then in effect for Revolving Credit Loans times (y) the actual daily Stated Amount of such Letter of Credit. Each Letter of Credit Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(d)            The Borrower agrees to pay directly to each Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 Business Days after demand and are nonrefundable.

(e)            The Borrower agrees to pay to the Administrative Agent the administrative agency fees in the amounts and on the dates as set forth in the Fee Letter.

4.2            Voluntary Reduction of Commitments.

(a)            Upon the prior written notice to the Administrative Agent at the Administrative Agent’s Office (in which case the Administrative Agent shall promptly notify each of the applicable Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., at least two Business Days prior to the proposed date of termination or reduction, (ii) any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within such Class, except that, notwithstanding the foregoing, (a) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Credit Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Credit Commitments of the same Specified Existing Revolving Credit Commitment Class) and (b) in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Revolving Credit Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Credit Commitments, by any greater amount so long as (i) a proportionate reduction of the Specified Existing Revolving Credit Commitments has been offered to each Lender to whom the applicable Revolving Credit Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (ii) the Borrower prepays the Existing Revolving Credit Loans of such Class owed to such Lenders providing such Extended Revolving Credit Commitments to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving Credit Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Credit Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Existing Revolving Credit Commitment thereof (such revolving credit exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.15 of Existing Revolving Credit Commitments and Existing Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (iii) any partial reduction pursuant to this Section 4.2 shall be in an aggregate amount of at least $1,000,000 (or, in the case of Revolving Credit Loans denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000, A$1,000,000 or like amount in any other Alternative Currency, as applicable) or any whole multiple of $1,000,000 (or, in the case of Revolving Credit Loans denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000, A$1,000,000 or like amount in any other Alternative Currency, as applicable) in excess thereof, in each case unless the Administrative Agent otherwise agrees, (iv) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ revolving credit exposures for such Class shall not exceed the Total Revolving Credit Commitment for such Class, (v) after giving pro forma effect to such termination or reduction and to any prepayments of Additional/Replacement Revolving Credit Loans of any Class or cancellation or cash collateralization of letters of credit made on the date thereof in accordance with this Agreement, the aggregate amount of such Lenders’ revolving credit exposures for such Class shall not exceed the Total Additional/Replacement Revolving Credit Commitment for such Class and the aggregate amount of the Lenders’ revolving credit exposure for all Classes shall not exceed the Total Revolving Credit Commitment for all Classes, and (vi) if, after giving pro forma effect to any reduction hereunder, the Letter of Credit Commitment or the Swingline Commitment exceeds the sum of the Total Revolving Credit Commitment and the Total Additional/Replacement Revolving Credit Commitment (if any), such Commitment shall be automatically reduced by the amount of such excess.

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(b)            Upon at least one Business Day’s prior written notice to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Revolving Credit Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Sub-Commitment, in whole or in part, with, if applicable, each Letter of Credit Issuer’s Letter of Credit Sub-Commitment being reduced on a pro rata basis; provided that, after giving pro forma effect to such termination or reduction, the Letter of Credit Obligations shall not exceed the Letter of Credit Sub-Commitment.

(c)            Notwithstanding anything to the contrary set forth in Section 4.2(a), the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior written notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any Lender may have against such Defaulting Lender.

(d)            Notwithstanding anything to the contrary set forth herein, no Commitments may be reduced or terminated hereunder, in each case, in contemplation of or for the primary purpose of influencing voting threshold set forth in this Agreement.

4.3            Mandatory Termination of Commitments.

(a)            The Total Exchange First Out Term Loan Commitment and the Total Second Out Term Loan Commitment shall terminate upon the occurrence of the Closing Date.

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(b)            The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c)            The Swingline Commitments shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(d)            The Incremental Term Loan Commitment for any Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) on the Incremental Facility Closing Date for such Class.

(e)            The Additional/Replacement Revolving Credit Commitment for any Class shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the documentation governing such Class.

(f)            The Extended Loan/Commitment for any Extension Series shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the Extension Agreement.

Section 5.           Payments.

5.1            Voluntary Prepayments.

(a)            The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans and Swingline Loans, without, except as set forth in Section 5.1(b), premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and in the case of Fixed Rate Loans, the specific Borrowing(s) pursuant to which such Fixed Rate Loans were made, which notice shall be in the form attached hereto as Exhibit O and be given by the Borrower no later than (x) 10:00 a.m. (New York City time) on the date of such prepayment in the case of ABR Loans, (x) 2:00 p.m. (New York City time) on the date of such prepayment in the case of Swingline Loans or (y) 1:00 p.m. (New York City time) three Business Days prior to the date of such prepayment in the case of Fixed Rate Loans and, in each case, the Administrative Agent shall promptly notify each of the relevant Lenders or the relevant Swingline Lender, as the case may be, (2) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans, unless otherwise agreed by the Administrative Agent, shall be in a multiple of $500,000 (or, in the case of Term Loans or Revolving Credit Loans denominated in an Alternative Currency, unless otherwise agreed by the Administrative Agent, €500,000, CAN$500,000, £500,000, A$500,000 or like amount in any other Alternative Currency, as applicable) and, unless otherwise agreed by the Administrative Agent, in an aggregate principal amount of at least $1,000,000 (or, in the case of Term Loans or Revolving Credit Loans denominated in an Alternative Currency, unless otherwise agreed by the Administrative Agent, €1,000,000, CAN$1,000,000, £1,000,000, A$1,000,000 or like amount in any other Alternative Currency, as applicable) and each partial prepayment of Swingline Loans, unless otherwise agreed by the Administrative Agent, shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000; provided that no partial prepayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Fixed Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Fixed Rate Loans and (3) any prepayment of Fixed Rate Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 5.1 shall be applied to reduce the Repayment Amounts in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 5.1 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity and on a pro rata basis among Term Loan Classes. All prepayments under this Section 5.1 shall also be subject to the provisions of Sections 5.2(d) and 5.2(e). At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender. Notwithstanding anything herein to the contrary, no voluntary prepayments of Second Out Term Loans shall be permitted if any First Out Term Loans are then outstanding, and no prepayments of Third Out Term Loans (if any) shall be permitted if any First Out Term Loans and/or Second Out Term Loans are then outstanding.

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(b)            Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction that is consummated prior to the twelve-month anniversary of the Closing Date (the “Prepayment Premium Period”), the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans of the applicable Class, a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted or exchanged) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans of the applicable Class outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction. For the avoidance of doubt, on and after the date that is twelve months following the Closing Date, no fee shall be payable pursuant to this Section 5.1(b).

5.2            Mandatory Prepayments.

(a)            Term Loan Prepayments.

(i)            On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event and within thirty days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event arising from (A) the Incurrence of Permitted Additional Debt in reliance on clause (x) of Section 10.1(u)(i) or (B) to the extent relating to Term Loans, the Incurrence of any Credit Agreement Refinancing Indebtedness (any of the foregoing, a “Specified Debt Incurrence Prepayment Event”), prepay), at not less than par value, in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty (other than to the extent any such Debt Incurrence Prepayment Event would constitute a Repricing Transaction), a principal amount of Term Loans (which shall be limited to First Out Term Loans if any First Out Term Loans are then outstanding) in an amount equal to 100.0% of the Net Cash Proceeds from such Prepayment Event; provided that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, the Borrower may use cash in an amount not to exceed the amount of such Net Cash Proceeds to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Indebtedness secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies) (“Other Applicable Indebtedness”) (provided that Other Applicable Indebtedness shall be limited to (I) First Out Indebtedness to the extent any First Out Term Loans are outstanding and (II) First Out Indebtedness and Second Out Indebtedness to the extent any Second Out Term Loans are outstanding and no First Out Term Loans are outstanding) provided the documentation with respect to such Other Applicable Indebtedness requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of such Other Applicable Indebtedness and the denominator of which is the sum of (x) the outstanding principal amount of such Other Applicable Indebtedness and (y) the outstanding principal amount of Term Loans (provided that this sub-clause (y) shall be limited to (I) First Out Term Loans to the extent any First Out Term Loans are outstanding and (II) Second Out Term Loans to the extent any Second Out Term Loans are outstanding and no First Out Term Loans are outstanding); provided that any such amounts declined by the holders of First Out Indebtedness shall be offered to the holders of Second Out Indebtedness to the extent Second Out Indebtedness is outstanding; provided further that any mandatory offer to redeem or repurchase such Other Applicable Indebtedness as set forth above in the form of notes on account of such Prepayment Event made by the issuer of such Other Applicable Indebtedness shall be deemed to have been applied to purchase or redeem such Other Applicable Indebtedness (whether or not the holders of such Other Applicable Indebtedness accept such offer to purchase or redeem)).

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(ii)           Not later than the date that is ten Business Days following the date Section 9.1 Financials are required to be delivered under Section 9.1(a) (commencing with the Section 9.1 Financials to be delivered with respect to the fiscal year ending December 31, 2025), the Borrower shall offer to prepay, at not less than par value, in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty, an aggregate principal amount of Term Loans (which shall be limited to First Out Term Loans if any First Out Term Loans are then outstanding) equal to (x) 50.0% of Excess Cash Flow for such fiscal year minus (y) at the Borrower’s option, (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 5.1 and (2) any New First Lien Notes, Existing Senior Secured Notes, Existing Term Loans, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes (or any secured Permitted Refinancing Indebtedness in respect of any thereof), in each case, voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate principal amount of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans and other revolving loans that are effective in reliance on Section 10.1(a) or Section 10.1(u) voluntarily prepaid pursuant to Section 5.1 to the extent accompanied by a permanent reduction of such Revolving Credit Commitments, Incremental Revolving Credit Commitment Increases, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or other revolving commitments, as applicable, in an equal amount pursuant to Section 4.2 (or the equivalent provisions of the documentation governing such revolving credit facilities), (C) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party pursuant to Section 13.6(g), New First Lien Notes, Existing Senior Secured Notes, Existing Term Loans, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness, or secured Term Loan Exchange Notes (or secured any Permitted Refinancing Indebtedness in respect of any thereof) in each case assigned to any Purchasing Borrower Party (or any similar term as defined in the applicable New First Lien Notes Indenture, the Existing Senior Secured Notes Indenture, the Existing Credit Agreement or the documentation governing such secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes) pursuant to the applicable New First Lien Notes Indenture, the Existing Senior Secured Notes Indenture the Existing Credit Agreement or the documentation governing such secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes (or, in each case, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing such secured Permitted Refinancing Indebtedness in respect thereof); but only to the extent that such Term Loans, New First Lien Notes, Existing Senior Secured Notes, Existing Term Loans, Permitted Additional Debt, Credit Agreement Refinancing Indebtedness, such Term Loan Exchange Notes or such Permitted Refinancing Indebtedness in respect thereof, as applicable, have been cancelled, except in the case of clauses (A)-(C) to the extent financed by the Incurrence of long term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.14) by, or the issuance of Capital Stock by, or the making of capital contributions to, any member of the Borrower Group or using the proceeds of any Disposition outside the ordinary course of business (provided that the deduction in the foregoing clauses (A), (B) and (C) shall be deemed to be limited to any prepayment, repayment or purchases of First Out Indebtedness and, prior to the repayment in full of the First Out Term Loans, shall be deemed to be limited to any prepayment, repayment or purchases of First Out Term Loans) and (D) the aggregate amount of Additional ECF Reduction Amounts, in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 5.2(a)(ii) is due and (E) [reserved]; provided, that, in the case that Excess Cash Flow is required to be offered to prepay any Term Loans, the Borrower may use cash in an amount not to exceed the amount of such Excess Cash Flow required to be offered to prepay the Term Loans to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Other Applicable Indebtedness provided the documentation with respect to such Other Applicable Indebtedness requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow required to be offered to prepay the Term Loans multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of Other Applicable Indebtedness and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of (x) the outstanding principal amount of such Other Applicable Indebtedness and (y) the outstanding principal amount of Term Loans (provided that this sub-clause (y) shall be limited to (I) First Out Term Loans to the extent any First Out Term Loans are outstanding and (II) Second Out Term Loans to the extent any Second Out Term Loans are outstanding and no First Out Term Loans are outstanding); provided that any such amounts declined by the holders of First Out Indebtedness shall be offered to the holders of Second Out Indebtedness to the extent Second Out Indebtedness is outstanding.

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(b)            Repayment of Revolving Credit Loans. If, on any date, the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans (calculated, in the case of Revolving Credit Loans and Revolving Credit Exposures denominated in an Alternative Currency, at the Dollar Equivalent thereof as of the most recent Revaluation Date) for any reason exceeds 100.0% of the Revolving Credit Commitment then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans of such Class, and after all such Swingline Loans have been paid in full, the Revolving Credit Loans of such Class in an amount equal to such excess; provided that, if such excess results from fluctuations in the Dollar Equivalent of Revolving Credit Loans and/or Letters of Credit denominated in an Alternative Currency and such excess exceeds 5.0% of the Total Revolving Credit Commitments at such time, such obligation to repay Loans and Cash Collateralize Letters of Credit shall not be effective until five (5) Business Days after the date (or, solely in the case of the occurrence of a Revaluation Date resulting from a notice by the Administrative Agent pursuant to clause (a)(iv) or (b)(vi) of the definition of “Revaluation Date”, five (5) Business days after the date of receipt by the Borrower of such notice from the Administrative Agent) such excess first commenced in an amount greater than 5.0% of the Total Revolving Credit Commitments (and shall not be required to the extent such excess has ceased to exist as a result of fluctuations in currency values). If, after giving pro forma effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class exceeds the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit outstanding in relation to such Class to the extent of such excess.

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(c)            Application to Repayment Amounts.

(i)            Subject to clause (ii) of this Section 5.2(c), the first proviso to Section 5.2(a)(i) and the penultimate proviso to Section 5.2(a)(ii), (A) each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated (x) first, to the Classes of First Out Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of First Out Term Loans (excluding any Class of First Out Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment and taking into account any reduction in the amount of any required Excess Cash Flow payment to any Class of First Out Term Loans that have been subject to a Section 13.6(g) transaction), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of First Out Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii) until all First Out Term Loans are paid in full and (y) thereafter, to the Classes of Second Out Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of Second Out Term Loans (excluding any Class of Second Out Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment and taking into account any reduction in the amount of any required Excess Cash Flow payment to any Class of Second Out Term Loans that have been subject to a Section 13.6(g) transaction), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Second Out Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii) and (B) each prepayment of Term Loans required by Section 5.2(a)(i) in connection with a Debt Incurrence Prepayment Event (other than a Specified Debt Incurrence Prepayment Event in respect of the Incurrence of any Credit Agreement Refinancing Indebtedness), shall be allocated (x) first, to each Class of First Out Term Loans outstanding on a pro rata basis and shall be applied to reduce scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii) until all First Out Term Loans are paid in full and (y) thereafter, to each Class of Second Out Term Loans outstanding on a pro rata basis and shall be applied to reduce scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii) and (C) each prepayment of Term Loans required by Section 5.2(a)(i) in connection with a Specified Debt Incurrence Prepayment Event with respect to the Incurrence of Credit Agreement Refinancing Indebtedness shall be allocated to any Class of Term Loans outstanding as directed by the Borrower and shall be applied to reduce scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(i); provided that, with respect to the allocation of such prepayments under clause (A) above only, between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii)           With respect to each such prepayment required by Section 5.2(a)(i) and Section 5.2(a)(ii) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent, written notice requesting that the Administrative Agent provide notice of such prepayment to each Lender and the Administrative Agent will promptly provide such notice to each Lender, (B) other than if such prepayment arises due to a Specified Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within three Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment, and to the extent any such prepayment is so refused, such amounts may be retained by the Borrower (the “Retained Refused Proceeds”) and (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of repayment from the Administrative Agent.

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(d)            Application to Term Loans.

(i)            With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 5.1 or pursuant to a Specified Debt Incurrence Prepayment Event, such prepayments shall be applied to reduce Repayment Amounts in such order as the Borrower may specify (or, if not specified, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Term SOFR Loans or Eurocurrency Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent, shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Borrower pursuant to Section 2.11.

(ii)           With respect to each prepayment of Term Loans by the Borrower required pursuant to Section 5.2(a) (other than in respect of a Specified Debt Incurrence Prepayment Event), such prepayments shall be applied to reduce Repayment Amounts in direct order of maturity and on a pro rata basis among the then applicable outstanding Classes of Term Loans in the manner set forth in Section 5.2(c) above (other than any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are ABR Loans, Term SOFR Loans or Eurocurrency Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 5.2(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans of the applicable Class that are ABR Loans to the full extent thereof before application to Term Loans of such Class that are Term SOFR Loans or Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(e)            Application to Revolving Credit Loans; Mandatory Commitment Reduction.

(i)            With respect to each prepayment of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans elected by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made and (ii) the Class of Revolving Credit Loans, Extended Revolving Credit Loans or Additional/Replacement Revolving Credit Loans to be prepaid; provided that (x) Eurocurrency Loans or Term SOFR Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurocurrency Loans or Term SOFR Loans, as applicable, with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 4.2 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans, Extended Revolving Credit Loans or Additional/Replacement Revolving Credit Loans of any Class shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

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(ii)           With respect to each mandatory reduction and termination of Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (and any previously extended Extended Revolving Credit Commitments) required by Section 10.1(u)(i) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments, the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by Section 2.14(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(f)            Eurocurrency or Term SOFR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurocurrency Loan or Term SOFR Loan, as applicable, other than on the last day of the Interest Period thereof, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurocurrency Loan or Term SOFR Loan, as applicable, to be prepaid and such Eurocurrency Loan or Term SOFR Loan, as applicable, shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a time deposit account established on terms reasonably satisfactory to the Administrative Agent, which account may, for the avoidance of doubt, be established at an unaffiliated financial institution. Such deposit shall constitute cash collateral for the Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)           Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) (except to the extent such prepayment arises due to a Debt Incurrence Prepayment Event) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds $10,000,000 in the aggregate for all Prepayment Events which have occurred since the Closing Date, at which time the aggregate amount of such Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to Section 5.2(a)(i) and not yet offered at or prior to such time to prepay Term Loans will be offered to be prepaid as provided in Section 5.2(a)(i), with the date of receipt of such Net Cash Proceeds being deemed for such purpose to be the date such threshold is met.

(h)           Non-Credit Party or Non-Credit Party Asset Sales. Notwithstanding any other provisions of this Section 5.2(h), (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Non-Credit Party giving rise to an Asset Sale Prepayment Event (a “Non-Credit Party Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Non-Credit Party (a “Non-Credit Party Recovery Event”), or Excess Cash Flow, are prohibited, delayed or restricted by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) from being repatriated or expatriated to the United States or from being distributed to a Credit Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2(h) but may be retained by the applicable Non-Credit Party, so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or expatriation or distribution to a Credit Party (the Borrower hereby agreeing to cause the applicable Non-Credit Party to promptly take all commercially reasonable actions available under applicable local law, rule or regulation to permit such repatriation, expatriation or distribution), and once such repatriation, expatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation, expatriation or distribution will be immediately effected and such repatriated, expatriated or distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation, expatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 5.2 pursuant to this Section 5.2(h) and (ii) to the extent that the Borrower has determined in good faith that such repatriation or expatriation of any of or all the Net Cash Proceeds of any Non-Credit Party or Asset Sale, any Non-Credit Party Recovery Event or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow (but only for so long as such material adverse tax consequence exists), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Credit Party; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Non-Credit Party Asset Sale or Non-Credit Party Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or, in the case of Excess Cash Flow, a date on or before the date that is six months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 5.2(a)(ii) unless previously repatriated or expatriated in which case such repatriated or expatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 5.2(a)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Non-Credit Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or expatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Credit Party) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Non-Credit Party.

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5.3            Method and Place of Payment.

(a)            All payments under this Agreement shall be made by the Borrower, without deduction for any set-off, counterclaim or recoupement of any kind. Except as otherwise specifically provided in this Agreement, all payments by the Borrower under this Agreement shall be made in Dollars (or, in respect of Obligations denominated in an Alternative Currency, in such Alternative Currency) to the Administrative Agent for the ratable account of the applicable Lenders entitled thereto, the applicable Letter of Credit Issuer or the Swingline Lender (except to the extent payments are to be made directly to such Letter of Credit Issuer or the Swingline Lender), as the case may be, not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office it being understood that written, electronic or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed in like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto or to the applicable Letter of Credit Issuer or the Swingline Lender, as applicable.

(b)            For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (and the Administrative Agent may extend such deadline in its discretion whether or not such payments are in process). Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

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5.4            Net Payments.

(a)            Except as required by law, all payments made by or on account of any obligation of a Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax and penalties applicable thereto) (collectively, “Taxes”). If any Taxes that are not Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld by a Withholding Agent from any amounts payable under this Agreement or any other Credit Document to an Agent or Lender, the applicable Credit Party shall increase the amounts payable to such Agent or Lender to the extent necessary to yield to such Agent or Lender (after withholding of all Non-Excluded Taxes including those applicable to any amounts payable under this Section 5.4) interest or any such other amounts payable hereunder or thereunder at the rates or in the amounts specified hereunder or thereunder. Whenever any withholding Taxes are payable by any Credit Party in respect of amounts payable under any Credit Document to the Administrative Agent or any Lender, promptly thereafter, the applicable Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)            In addition, each Credit Party shall pay any present or future stamp, documentary, filing, mortgage, recording or similar property or intangible taxes, charges or levies that arise from any payment made by such Credit Party hereunder or under any other Credit Documents or from the execution, delivery or registration or recordation of, from the receipt or perfection of a security interest or performance under, or otherwise with respect to, this Agreement or the other Credit Documents, except any Taxes imposed with respect to an assignment (other than an assignment requested by a Credit Party pursuant to Section 13.7(a)) as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising solely from the assignor or assignee having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any transaction pursuant to, or enforced this Agreement) (hereinafter referred to as “Other Taxes”).

(c)           (i)            The Credit Parties shall jointly and severally indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes payable or paid by such Lender or Agent (as the case may be) or required to be withheld or deducted from a payment to such Lender or Agent (as the case may be) imposed or asserted (whether or not correctly or legally asserted) by any jurisdiction on any additional amounts or indemnities payable under this Section 5.4 and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided that if any claim pursuant to this Section 5.4(c)(i) is made later than 180 days after the date on which the relevant Lender or Agent had actual knowledge of the relevant Non-Excluded Taxes or Other Taxes, then the Credit Parties shall not be required to indemnify the applicable Lender or Agent for any penalties that accrue in respect of such Non-Excluded Taxes or Other Taxes after the 180th day. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

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(ii)           Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(d)(ii) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Credit Parties in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by any Applicable Law or reasonably requested by the Borrower or the Administrative Agent (A) as will permit payments to be made pursuant to this Agreement or any other Credit Document to be made without, or at a reduced rate of, withholding or (B) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything herein to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(d)(i) (other than clause (E) thereof), 5.4(e) and 5.4(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing, to the extent permitted by law, each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall:

(i)            deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly executed copies of whichever of the following is applicable: (A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Credit Document, United States Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, United States Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such treaty; (B) United States Internal Revenue Service Form W-8ECI; (C) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder of the Borrower (or, if the Borrower is an entity disregarded as an entity separate from its sole owner, such sole owner) within the meaning of Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Borrower (or, if the Borrower is an entity disregarded as an entity separate from its sole owner, such sole owner) within the meaning of Section 881(c)(3)(C) of the Code, substantially in the form of Exhibit L-1 (a “United States Tax Compliance Certificate”)); (D) to the extent a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), United States Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, Form W-9, Form W-8IMY or any other required information from each Beneficial Owner, as applicable (provided that, if the applicable Non-U.S. Lender is a partnership and one or more direct or indirect Beneficial Owners of such Non-U.S. Lender are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit L-4 may be provided by such Non-U.S. Lender on behalf of each such Beneficial Owner), or (E) any other form prescribed by applicable U.S. federal income Tax laws (including the United States Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement; and

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(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate in any respect and promptly after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower; unless in any such case such Lender is not legally entitled to duly complete and deliver any such form or certification with respect to it. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)            If a payment made to a Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(e), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f)            No Credit Party shall be required to indemnify any Lender or Agent pursuant to Section 5.4(c), or to pay any additional amounts to any Lender or Agent pursuant to Section 5.4(a) in respect of (i) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Commitment or Letter of Credit under any law in effect on the date such Lender acquired its interest in the applicable Loan, Commitment or Letter of Credit (other than pursuant to an assignment request made under Section 13.7(a)) or changed its lending office, except in each case to the extent that, pursuant to this Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Commitment or Letter of Credit or to such Lender immediately before it changed its lending office, or (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 5.4(d), 5.4(e) or 5.4(g).

(g)            Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (A) on or prior to the date such Lender becomes a Lender hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete or inaccurate in any respect, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 5.4(g) and (D) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two duly completed and signed originals (or copies thereof) of United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

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(h)            If any Lender or the Administrative Agent determines in its sole discretion, exercised in good faith, that it has received a refund of any Taxes for which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to this Section 5.4), then such Lender or the Administrative Agent, as the case may be, shall reimburse the indemnifying Credit Party (but only to the extent of indemnity payments made pursuant to this Agreement with respect to the Taxes giving rise to such refund) for such amount (together with any interest received thereon) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the Taxes subject to indemnification and giving rise to such refund had not been imposed and the indemnification payment had not been required; provided that the Credit Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Credit Party (with interest, penalties and other charges imposed by the relevant Governmental Authority) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this paragraph (h) or any other provision of this Section 5.4, and nothing in this Section 5.4 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any refund.

(i)            For purpose of this Section 5.4, the term “Lender” shall include any Swingline Lender and any Letter of Credit Issuer.

(j)            Each Lender authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4.

5.5            Computations of Interest and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (except in the case of (i) ABR Loans, which shall be based on a year of 365 or 366 days, (ii) Sterling Denominated Loans, which shall be based on a year of 365 or 366 days and (iii) Canadian Dollar Denominated Loans, which shall be based on a year of 365 or 366 days) in each case for the actual number of days (including the first day but excluding the last) occurring in the period for which such interest and fees are payable.

5.6            Limit on Rate of Interest.

(a)            No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or any other Credit Document in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b)            Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

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(c)            Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, or would result in receipt by an Agent or Lender of interest at a rate prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i)            firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving pro forma effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

Section 6.         Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction of the following conditions precedent:

6.1            Credit Documents. The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic copies unless otherwise specified, each properly executed by an Authorized Officer of the signing Credit Parties:

(a)            this Agreement, executed and delivered by (i) an Authorized Officer of each of Holdings, the Borrower, the Co-Obligors and the Parent Guarantors as of the Closing Date, (ii) each Agent, (iii) each Lender and (iv) each Letter of Credit Issuer;

(b)            the Guarantee, executed and delivered by an Authorized Officer of the Borrower, each Person that is a Guarantor as of the Closing Date;

(c)            the Security Agreement, executed and delivered by an Authorized Officer of Holdings, the Borrower, each other grantor party thereto as of the Closing Date;

(d)            the Equal Priority Intercreditor Agreement, executed and delivered by an Authorized Officer of each Person that is a Credit Party as of the Closing Date and by the Collateral Agent, the New Tranche A Second Out Notes Collateral Agent, the New Tranche B Second Out Notes Collateral Agent, the New Third Out Notes Collateral Agent and the New Third Out Holdco Notes Collateral Agent (in their respective capacities thereunder);

(e)            the Junior Priority Intercreditor Agreement, executed and delivered by an Authorized Officer of each Person that is a Credit Party as of the Closing Date and by the Collateral Agent and the Existing Credit Agreement Collateral Agent (in their respective capacities thereunder); and

(f)            [reserved].

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6.2            Collateral.

(a)            all Capital Stock of Holdings, Polaris Parent LLC, a Delaware limited liability company, and Polaris Intermediate Corp., a Delaware corporation, in each case as of the Closing Date, shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all certificates, if any (except as permitted by Section 9.17) representing such securities pledged under the Security Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank; and

(b)            all Capital Stock of the Borrower and all Capital Stock of each wholly owned Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Security Agreement (except that such Credit Parties shall not be required to pledge any Excluded Capital Stock) and the Collateral Agent shall have received all certificates, if any (except as permitted by Section 9.17) representing such securities pledged under the Security Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank; and

(c)           (i)            except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $25,000,000 (individually) that is owing to any Parent Guarantor, the Borrower or any Subsidiary Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the Security Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(ii)           all Indebtedness of each Parent Guarantor, the Borrower and each Subsidiary on the Closing Date that is owing to any Credit Party shall be evidenced by the Intercompany Note, which shall be executed and delivered by each Parent Guarantor, the Borrower and each Subsidiary on the Closing Date and shall have been pledged pursuant to the Security Agreement, and the Collateral Agent shall have received such Intercompany Note, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that, if the Intercompany Note cannot be delivered to the Collateral Agent on or prior to the Closing Date notwithstanding the Credit Parties’ use of commercially reasonable efforts, delivery thereof shall not be a condition to closing, and in such case the Credit Parties agree to deliver same to the Collateral Agent not later than 90 days following the Closing Date (or such later date as the Collateral Agent shall agree in its reasonable discretion); and

(d)            all documents and instruments, including UCC or other applicable personal property security financing statements and Intellectual Property Security Agreements (as defined in the Security Agreement), required by Applicable Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents on the Collateral owned by the Borrower and the Guarantors and perfect such Liens in the United States to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent in appropriate form for filing, registration or recording under the UCC and with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

6.3            Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

6.4            Notes Documents. The offering of the New First Lien Notes shall have been consummated, or shall be consummated substantially simultaneously with, the Closing Date.

6.5            Closing Certificates. The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions, executed by two Authorized Officers of such Credit Party, and attaching the documents referred to in Sections 6.6 and 6.7.

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6.6            Corporate Proceedings. The Administrative Agent shall have received (1) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Closing Date (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder and (2) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state or other relevant Governmental Authority of the jurisdiction of organization of each Credit Party.

6.7            Corporate Documents. The Administrative Agent shall have received true and complete copies of the Organizational Documents of each Person that is a Credit Party as of the Closing Date.

6.8            [Reserved].

6.9            Existing Credit Agreement. The Existing Credit Agreement Amendment No. 2 shall become effective, or shall become effective substantially simultaneously with, the Closing Date.

6.10          PATRIOT ACT.

(a)            The Administrative Agent shall have received, at least two Business Days prior to the Closing Date, all documentation and other information about Holdings, the Borrower and the other Guarantors that shall have been reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT.

(b)            At least two days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to the Borrower.

6.11          Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letter or as otherwise agreed with the Lenders and fees and reasonable out-of-pocket expenses required to be paid on the Closing Date as separately agreed with the Administrative Agent, and reasonable out-of-pocket expenses required to be paid on the Closing Date and with respect to expenses pursuant to Section 13.5 or to agreements among Holdings, the Borrowers and the Lenders (or their counsel) to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Credit Facilities, have been paid (which amounts may be offset against the cash proceeds of the Credit Facilities). The fees and expenses of the Specified Lender Advisor related to the negotiation of this Agreement and the Transactions shall have been paid to the extent invoiced at least three (3) Business Days prior.

6.12          Transaction Support Agreement. Each of the conditions set forth in Section 13 of that certain Transaction Support Agreement, dated as of December 23, 2024, by and among MultiPlan Corporation, certain of its affiliates, and the consenting lenders party thereto, shall be satisfied or waived prior to or substantially simultaneously with the effectiveness of this Agreement.

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Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.           Conditions Precedent to All Credit Events.

7.1            No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans made pursuant to Section 2.1(d) or pursuant to Section 3.4(a) which shall each be made without regard to the satisfaction of the condition set forth in this Section 7 and excluding borrowings made pursuant to Section 2.14, Section 2.15 and/or Section 2.17, which may be subject to different conditions precedent and representations, but only if so agreed by the Borrower and the applicable Lenders) and the obligation of the Letter of Credit Issuer to issue, amend, extend or renew Letters of Credit on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Credit Event and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects). The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2            Notice of Borrowing; Letter of Credit Request.

(a)            Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Mandatory Borrowing or Revolving Credit Loan made pursuant to Sections 2.1(d) or pursuant to Section 3.4(a)), each Additional/Replacement Revolving Credit Loan and each Extended Revolving Credit Loan and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b)            Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

Section 8.           Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, make the Loans and issue, renew, amend, extend or participate in Letters of Credit as provided for herein, each of Holdings (solely with respect to the representations and warranties applicable to it) and the Borrower makes the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuer, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance, renewal, amendment or extension of the Letters of Credit:

8.1            Corporate Status. Holdings, the Borrower and each Subsidiary (a) is a duly organized and validly existing corporation or other entity and, to the extent such concept is applicable in the corresponding jurisdiction, is in good standing under the laws of the jurisdiction of its organization or formation and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable in the corresponding jurisdiction) in all jurisdictions where it is required to be so qualified, except, in the case of the foregoing clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

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8.2            Corporate Power, Capacity and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforceability of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Holdings, the Borrower and each of the Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.

8.3            No Violation. The execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions hereof and thereof will not (a) contravene any material applicable provision of any material Applicable Law of any Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower or any of the Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which Holdings, the Borrower or any of their Subsidiaries is a party or by which they or any of their property or assets is bound, except, in the case of either of the foregoing clause (a) or (b), to the extent that any such conflict, breach, contravention, default, creation or imposition would not result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of Holdings, the Borrower or any of their Subsidiaries.

8.4            Litigation. Except as set forth on Schedule 8.4, there are no actions, suits, investigations, claims, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened, in either case with respect to Holdings, the Borrower or any of the Subsidiaries that (a) involve any of the Credit Documents or (b) if adversely determined, would result in a Material Adverse Effect.

8.5            Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6            Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either the foregoing clause (a) or (b), (i) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of Liens created pursuant to the Security Documents and (iii) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions to the extent that failure to so receive would not result in a Material Adverse Effect.

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8.7            Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8            True and Complete Disclosure.

(a)            The written factual information or written factual data (taken as a whole and giving effect to all public filings with the Securities and Exchange Commission made by the Borrower and/or any Parent Entity of the Borrower) heretofore or contemporaneously furnished by Holdings, the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Closing Date in connection with the Transactions and in the Credit Documents for purposes of, or in connection with, this Agreement or any transaction contemplated hereby does not contain any untrue statement of material fact and does not omit to state any material fact necessary to make such information and data (taken as a whole and giving effect to all public filings with the Securities and Exchange Commission made by the Borrower and/or any Parent Entity of the Borrower) not materially misleading at such time (after giving effect to all supplements so furnished from time to time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

(b)            The projections contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9            [Reserved].

8.10          Tax Returns and Payments, Etc. Holdings, the Borrower and each of the Subsidiaries have filed all U.S. federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material Taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in the good-faith judgment of the management of the Borrower) have been established on the applicable financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction, except in each case to the extent that the failure to file such returns or to pay such Taxes and assessments would not have, individually or in the aggregate, a Material Adverse Effect.

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8.11          Compliance with ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; (b) no Reportable Event has occurred (or is reasonably likely to occur); (c) no Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to the Borrower or any Subsidiary or any ERISA Affiliate; (d) none of the Borrower, any of the Subsidiaries or any ERISA Affiliate has failed to make a required contribution to a Multiemployer Plan, whether or not waived (or is reasonably likely to fail to make such required contribution); (e) no Pension Plan is, or is expected to be, in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA and no Multiemployer Plan is, or is expected to be, in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (f) none of the Borrower, any of the Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Pension Plan or Multiemployer Plan, as applicable, pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Pension Plan or Multiemployer Plan; (g) no proceedings by the PBGC have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, and no written notice of any such proceedings has been given to the Borrower, any of the Subsidiaries or any ERISA Affiliate; (h) the conditions for imposition of a Lien that could be imposed under the Code or ERISA on the assets of the Borrower, any of the Subsidiaries or any ERISA Affiliate with respect to a Pension Plan do not exist (and are not reasonably likely to exist) nor has the Borrower, any of the Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any of the Subsidiaries or any ERISA Affiliate on account of any Pension Plan; and (i) each Foreign Plan is in compliance with Applicable Laws (including funding requirements under such Applicable Laws), and no proceedings have been instituted to terminate any Foreign Plan which would reasonably be expected to give rise to liability for the Borrower or any Subsidiary. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities incurred or reasonably likely to be incurred by the Borrower, any of the Subsidiaries or any ERISA Affiliate as referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect.

8.12          Subsidiaries. On the Closing Date, after giving effect to the Transactions, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 sets forth, as of the Closing Date, after giving effect to the Transactions, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Significant Subsidiary or an Immaterial Subsidiary. Holdings does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 10.5.

8.13          Intellectual Property. Each of the Borrower and each of the Subsidiaries owns, has good and marketable title to, or has a valid license or otherwise has the right to use, all Intellectual Property , that is used in, held for use in or that is otherwise necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Liens permitted by Section 10.2), except where the failure to own, or have any such title, license or rights would not reasonably be expected to have a Material Adverse Effect. Except as would not have a Material Adverse Effect, (i) to the Borrower’s knowledge, the operation of the businesses conducted by the Borrower and the Subsidiaries, and the Intellectual Property now employed by any of the Credit Parties, does not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights owned by any other Person, and (ii) no material written claim has been received by the Borrower or any of the Subsidiaries, and no litigation regarding the foregoing is pending or, to the Borrower’s knowledge, threatened in writing, in either case against the Borrower or any of the Subsidiaries.

8.14          Environmental Laws.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) Holdings, the Borrower and each of the Subsidiaries are and have been in compliance with all Environmental Laws (including having obtained and complied with all permits required under Environmental Laws for their current operations); (ii) to the knowledge of Holdings or the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings, the Borrower or any of the Subsidiaries or any currently or formerly owned, operated or leased Real Property that has resulted or would reasonably be expected to result in Holdings, the Borrower or any of the Subsidiaries incurring liability under any Environmental Law and (iii) none of Holdings, the Borrower or any of the Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claim or, to the knowledge of Holdings or the Borrower, any other liability under any Environmental Law.

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(b)            None of Holdings, the Borrower or any of the Subsidiaries has treated, stored, transported, disposed or Released Hazardous Materials at or from any currently or formerly owned, operated or leased Real Property in a manner that would have a Material Adverse Effect.

8.15          Properties, Assets and Rights.

(a)            As of the Closing Date and as of the date of each Credit Event thereafter, the Borrower and each of the Subsidiaries has good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have such good title or interest in such property would not have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 10.2.

(b)            Set forth on Schedule 8.15 hereto is a complete and accurate list of all Material Real Property owned in fee by the Credit Parties on the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

(c)            All permits required to have been issued or appropriate to enable all Real Property of the Credit Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use would not to have a Material Adverse Effect.

8.16          [Reserved].

8.17          Material Adverse Change. Since the Closing Date, there have been no events or developments that have had or would have a Material Adverse Effect.

8.18          Use of Proceeds. The proceeds of the Term Loans and the Revolving Credit Loans will be used in accordance with Section 9.12.

8.19          Anti-Corruption Laws.

(a)            The Borrower and each other Credit Party and their respective Subsidiaries are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the UK Bribery Act of 2010 and, to the knowledge of Holdings and the Borrowers, any other applicable anti-bribery or anti-corruption laws, except in each case, to the extent that the failure to be in compliance with any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(b)            None of Holdings or any other Credit Party will use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for the purposes of any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of (i) the FCPA, (ii) to the knowledge of Holdings and the Borrowers, any other applicable anti-bribery law, including the Freezing Assets of Corrupt Foreign Officials Act (Canada), or (iii) the UK Bribery Act of 2010.

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8.20          Sanctioned Persons.

(a)            None of Holdings, any other Credit Party or any of their respective Subsidiaries is currently the target of any U.S. sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State.

(b)            None of Holdings or any other Credit Party will use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for use in any manner that will result in a violation by any Lender of any Sanctions.

8.21          PATRIOT ACT. Except to the extent as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Holdings nor any other Credit Party is in violation of any Applicable Laws relating to money laundering, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”).

8.22          Labor Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing and (b) none of the Borrower or the Subsidiaries have been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

8.23          Subordination of Junior Financing. The Obligations are “Designated Senior Debt” (if applicable), “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term), to the extent applicable, under, and as defined in, any indenture or document governing any Subordinated Debt in respect of such Obligations.

8.24          No Default. As of the date of any Credit Event, no Default has occurred and is continuing.

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Section 9.           Affirmative Covenants. The Borrower (and, in the case of Sections 9.10(b) and 9.14, each Parent Guarantor) hereby covenants and agrees that, on the Closing Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on the terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations Incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations and other contingent obligations not then due and payable), are paid in full:

9.1            Information Covenants. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(a)            Annual Financial Statements. Beginning with the fiscal year ending December 31, 2024, on or before the date that is 90 days after the end of each fiscal year (or such later date as may be permitted by the SEC for the filing of the Annual Report on Form 10-K by any Parent Entity of the Borrower with the SEC), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of income and cash flows for such fiscal year, setting forth for each fiscal year comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and the Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Subsidiaries, on the one hand, and the financial information of the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in all material respects in accordance with GAAP (except as otherwise disclosed in such financial statements) and, except with respect to any such reconciliation, reported on by independent registered public accountants of recognized national standing with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness, (2) [reserved] or (3) any prospective breach of the Financial Performance Covenant or prospective breach of any other financial maintenance covenant (or in the case of any Term Loan Facility, any such breach)), and, for the avoidance of doubt, without modification as to the scope of audit. Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any Parent Entity (including, for the avoidance of doubt, any financial statement predecessor Person of such Parent Entity, if applicable) of the Borrower or (B) the Borrower’s (or any Parent Entity (or such financial statement predecessor Person, if applicable) thereof, as applicable), Form 10-K filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be prepared in all material respects in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings or such Parent Entity (or such financial statement predecessor Person, if applicable), such information is accompanied by selected financial metrics that show certain differences (and a description thereof) (in the Borrower’s sole discretion) between the financial information relating to Holdings or such Parent Entity (or such financial statement predecessor Person, if applicable), on the one hand, and the financial information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand (and, if different, the Borrower and the Subsidiaries) and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials shall be reported on by an independent registered public accounting firm of recognized national standing, with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness, (2) [reserved] or (3) any prospective breach of the Financial Performance Covenant or any prospective breach of any other financial maintenance covenant under any other agreement containing a financial maintenance covenant (it being understood that there shall be no obligation to audit any such consolidating information), and, for the avoidance of doubt, without modification as to the scope of audit.

(b)            Quarterly Financial Statements. Beginning with the fiscal quarter ending March 31, 2025, on or before the date that is 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower (or such later date as may be permitted by the SEC for the filing of the Form 10-Q by any Parent Entity of the Borrower with the SEC), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated, figures for the related periods in the prior fiscal year or, in the case of such consolidated, balance sheet, for the last day of the prior fiscal year (or in lieu of such financial statements of the Borrower and the Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Subsidiaries, on the one hand, and the financial information of Borrower and its consolidated Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries (and, if applicable, the Borrower and the Subsidiaries) in all material respects accordance with GAAP (except as disclosed in the notes to such financial statements), subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any Parent Entity (including, for the avoidance of doubt, any financial statement predecessor Person of such Parent Entity, if applicable) thereof) or (B) the Borrower’s or Holdings’ (or any Parent Entity (or such financial statement predecessor Person, if applicable) thereof) Form 10-Q filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be prepared in all material respects in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or any Parent Entity (or such financial statement predecessor Person, if applicable) thereof), such information is accompanied by selected financial metrics that show certain differences (and a description thereof) (in the Borrower’s sole discretion) between the information relating to Holdings (or such Parent Entity (or such financial statement predecessor Person, if applicable)), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand (and, if different, the Borrower and the Subsidiaries).

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(c)            [Reserved].

(d)            Officer’s Certificates. No later than five Business Days following the delivery of the financial statements provided for in Sections 9.1(a) and 9.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) during any fiscal quarter during which the Financial Performance Covenant is applicable, the calculations required to establish whether the Borrower was in compliance with the provisions of the Financial Performance Covenant as at the end of such fiscal year or period, as the case may be, beginning with the fiscal period ending March 31, 2025, if required, (ii) a specification of any change in the identity of the Guarantors, the Subsidiaries, the Significant Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Guarantors, Subsidiaries, the Significant Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, and (iii) the then applicable Commitment Fee Rate. At the time of the delivery of the financial statements provided for in Section 9.1(a) beginning with the fiscal year ended December 31, 2026, a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow as at the end of the fiscal year to which such financial statements relate.

(e)            Notice of Certain Events. Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of the occurrence of (i) any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or the applicable Subsidiary proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

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(f)            Other Information. (i) Promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K, but excluding any such reports that are filed in the ordinary course given the nature of the business of the Borrower and its Subsidiaries (other than such ordinary course reports that contain or report information that is not ordinary course)) and registration statements which Holdings (or any Parent Entity), the Borrower or any Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that Holdings, the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 9.2 and Section 13.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 9.1(a), 9.1(b) and 9.1(f)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or any Parent Entity thereof posts such documents, or provides a link thereto, on the Borrower’s (or such Parent Entity’s) website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2            Books, Records and Inspections. The Borrower will, and will cause each of the Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be. The Borrower will, and will cause each of the Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.2, and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1 or this Section 9.2, none of Holdings, the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product. The visitation and inspection rights of the Administrative Agent, the Lenders and/or their designees shall be subject to at least five Business Days’ prior written notice (or, if an Event of Default has occurred and is continuing, at least one Business Day’s prior written notice).

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9.3            Maintenance of Insurance.

(a)            The Borrower will, and will cause each of the Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good-faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good-faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and the Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Collateral Agent, for the benefit of the Secured Parties, shall be the additional insured on any such liability insurance and the Collateral Agent, for the benefit of the Secured Parties, shall be the additional loss payee or additional mortgagee under any such casualty or property insurance, except in each case as the Collateral Agent in its reasonable discretion and the Borrower may otherwise agree.

(b)            If any buildings or improvements comprising of any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Parties to, solely to the extent required by Applicable Law, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained or renewed), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form reasonably acceptable to the Collateral Agent.

9.4            Payment of Taxes. Each of Holdings and the Borrower (and any Parent Entity that has received a Restricted Payment pursuant to Section 10.6(g) in order to pay taxes) will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become overdue, and all lawful material claims in respect of Taxes imposed, assessed or levied that, if unpaid, would become a material Lien upon any properties of the Borrower or any of the Subsidiaries, except to the extent that the failure to do so would not result in a Material Adverse Effect; provided that neither Holdings, the Borrower nor any Subsidiary shall be required to pay any such Tax that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good-faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

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9.5            Consolidated Corporate Franchises. The Borrower will, and will cause each of the Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so would not have a Material Adverse Effect; provided, however, that the Borrower and the Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6            Compliance with Statutes. The Borrower will, and will cause each of the Subsidiaries to (a) comply with all Applicable Laws, rules, regulations and orders applicable to it or its property, including (i) the FCPA and UKBA, (ii) applicable Sanctions and (iii) the PATRIOT ACT, and (b) maintain in effect all governmental approvals or authorizations required to conduct its business, except in the case of each of the foregoing clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

9.7            ERISA. As soon as reasonably practicable after the Borrower or any of the Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate with such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, the applicable Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, the applicable Subsidiary, such ERISA Affiliate, the PBGC, or a Multiemployer Plan administrator (provided that if such notice is given by the Multiemployer Plan administrator, it is given to the Borrower or any of the Subsidiaries or any ERISA Affiliates thereof): (a) that a Reportable Event has occurred; (b) that there has been a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan; (c) that a Pension Plan has been or is to be terminated under Title IV of ERISA (including the giving of written notice thereof); (d) that an event has occurred with respect to a Pension Plan that has or will result in a Lien under ERISA or the Code on the assets of Holdings, the Borrower, any of the Subsidiaries or any ERISA Affiliate; (e) that proceedings will be or have been instituted by the PBGC to terminate a Pension Plan (including the giving of written notice thereof); (f) that a proceeding has been instituted against the Borrower, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (g) that the PBGC has notified the Borrower, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Pension Plan; (h) that the Borrower, any Subsidiary thereof or any ERISA Affiliate has failed to make any required contribution or payment to a Multiemployer Plan; (i) that a determination has been made that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) that the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Pension Plan or Multiemployer Plan pursuant to Section 409, 502(i) 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code; (k) that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (l) that the termination of any Foreign Plan has occurred that gives rise to liability for Holdings, the Borrower or any Subsidiary; or (m) that any non-compliance with any funding requirements under Applicable Law for any Foreign Plan has occurred. Such certificate and notice shall be provided as soon as reasonably practicable after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any such event.

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9.8            Good Repair. The Borrower will, and will cause each of the Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Borrower and the Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so would not have a Material Adverse Effect.

9.9            End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its fiscal years to end on December 31 of each year and (b) each of its fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10          Additional Guarantors, Grantors and Co-Obligors.

(a)            Subject to any applicable limitations set forth in the Guarantee, the Security Agreement, the Pledge Agreement or any other Security Document, as applicable, the Borrower will cause (i) any direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to an Acquisition and including any Delaware Divided LLC formed pursuant to a Delaware LLC Division) and (ii) any Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, to promptly (and in no event later than 60 calendar days (or such later date as the Administrative Agent (at the Direction of the Required Lenders) may agree) after such formation, acquisition or cessation) execute and deliver to the Collateral Agent (A) a supplement to each of the Guarantee and the Security Agreement substantially in the form of Annex B or Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and grantor under the Security Agreement, (B) a counterpart signature page to the Intercompany Note, (C) a Joinder Agreement to this Agreement and (D) a joinder agreement or such comparable documentation to each other applicable Security Document and each Customary Intercreditor Agreement, substantially in the form annexed thereto, and to take all actions required thereunder to perfect the Liens created thereunder.

(b)            The Credit Parties shall cause any Parent Entity that both (x) is a direct or indirect Subsidiary of a Parent Guarantor (whether formed or otherwise purchased or acquired after the Closing Date including pursuant to an Acquisition and including any Delaware Divided LLC formed pursuant to a Delaware LLC Division or otherwise) and (y) guarantees or is a primary obligor with respect to any other Indebtedness for borrowed money as to which the Borrower or any Subsidiary is a guarantor or primary obligor (a “Specified Parent Entity”), in each case, to promptly (and in no event later than 60 calendar days (or such later date as the Administrative Agent (at the Direction of the Required Lenders) may agree) after becoming a Specified Parent Entity constitute a Parent Guarantor (and the requirements set forth in sub-clauses (A) through (D) of the foregoing clause (a), as applicable, shall be completed with respect thereto).

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9.11          Pledges of Additional Stock and Evidence of Indebtedness.

(a)            Subject to any applicable limitations set forth in the Security Documents, as applicable, each Parent Guarantor and the Borrower will pledge, and, if applicable, will cause each other Guarantor (or a Person required to become a Guarantor pursuant to Section 9.10) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i)(x) all Capital Stock (other than any Excluded Capital Stock) owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) purchased or acquired after the Closing Date and (y) all Capital Stock (other than any Excluded Capital Stock) of each Parent Guarantor (or Person required to become a Parent Guarantor pursuant to Section 9.10) owned by a Parent Guarantor (or Person required to become a Parent Guarantor pursuant to Section 9.10) purchased or acquired after the Closing Date, in each case pursuant to a supplement to the Security Agreement, and (ii) all evidences of Indebtedness for borrowed money owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.10) by a Non-Credit Party (which shall be evidenced by promissory notes), in each case pursuant to a supplement to the Security Agreement.

(b)            The Borrower agrees that all Indebtedness of the Borrower and each of its Subsidiaries that is owing to any Credit Party (or a Person required to become a Guarantor pursuant to Section 9.10) shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement.

9.12          Use of Proceeds. The proceeds of (a) the borrowings of the Initial Term Loans and borrowings under the Revolving Credit Facility, if any, made on the Closing Date shall be used, together with the proceeds from the issuance of the New First Lien Notes, to finance the Transactions (including to pay Transaction Expenses) and for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby, and (b) borrowings of Revolving Credit Loans available under any Revolving Credit Facility, together with the proceeds of the Swingline Loans, Letters of Credit, will be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby. The proceeds of borrowings of any Incremental Term Loan Facility, the proceeds of borrowings of any Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitment Increase and the proceeds of borrowings of any Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans made pursuant to any Additional/Replacement Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, may be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby.

9.13          Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date and other similar, incidental, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or Investment or other immaterial businesses).

9.14          Further Assurances.

(a)            Subject to the limitations set forth in this Agreement and the Security Documents, the Parent Guarantors and the Borrower will, and will cause each Subsidiary Guarantor to, execute any and all further documents, UCC financing statements, agreements and instruments, and take all such further actions (including the filing and recording of UCC financing statements, fixture filings, Mortgages and other similar documents), that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and the Subsidiaries.

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(b)            Subject to any applicable limitations set forth in the Security Documents and in Sections 9.10 and 9.11, (i) if any Material Real Property (other than any Excluded Real Property) is acquired by any Credit Party after the Closing Date or (ii) if any Credit Party that becomes a Credit Party after the Closing Date owns any Material Real Property (other than any Excluded Real Property), the relevant Credit Party (x) shall, promptly after acquisition of such Material Real Property, provide at least forty-five (45) days prior written notice to the Administrative Agent of its intent to pledge such Material Real Property and (y) shall not be required to execute and deliver a Mortgage or any related documents until the later of (I) 90 days after the acquisition of such Material Real Property or the date on which the applicable Credit Party became a Credit Party, as applicable, (or such longer period as may be agreed by the Collateral Agent in its sole discretion) and (II) the date the Borrower has received confirmation from the Administrative Agent that (A) flood insurance due diligence has been completed in a manner reasonably satisfactory to the Administrative Agent and (B) it is reasonably satisfied that flood insurance complies with Section 9.3 hereto. As soon as practicable thereafter, the applicable Credit Parties shall cause such Material Real Property to be subjected to a Mortgage (provided, however, that, in the event any such Material Real Property subject to a Mortgage under this Section is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such Material Real Property) and will take such other actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect a Lien on such Material Real Property consistent with the applicable requirements of the Security Documents, including actions described in Section 9.14(a) and Section 9.14(c), all at the expense of the Credit Parties. Any Mortgage delivered to the Collateral Agent in accordance with Section 9.14(b) shall be accompanied by:

(i)            a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property and with respect to each Mortgaged Property that is: (x) in an area designated by the Federal Emergency Management Agency as being located in a special flood hazard area, and (y) contains a “Building” (as defined by the Flood Insurance Laws) within such special flood hazard area (a “Flood Hazard Property”) the Borrower shall deliver to the Collateral Agent (i) Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such asset is a Flood Hazard Property and as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program and (ii) evidence of flood insurance in accordance with Section 9.3(b) and otherwise in form and substance reasonably satisfactory to the Collateral Agent;

(ii)            a policy or policies of title insurance or a marked unconditional commitment or binder thereof issued by a nationally recognized title insurance company insuring title to such Mortgaged Property is vested in such Credit Party for an amount not to exceed the Fair Market Value (determined at the time described in Section 9.14(b) above) and together with such endorsements as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located;

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(iii)            unless the Collateral Agent shall have otherwise agreed either, but only to the extent already prepared and otherwise available, (A) a survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the Collateral Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Collateral Agent in its sole discretion, (3) for Mortgaged Property situated in the United States, certified to the Collateral Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (ii), which certification shall be reasonably acceptable to the Collateral Agent and (4) for Mortgaged Property situated in the United States, complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent) or (B) coverage under the title insurance policy or policies referred to in clause (ii) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Collateral Agent; and

(iv)            opinions of counsel to the Credit Party mortgagor with respect to the enforceability, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent.

(c)            Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the time or cost of creating or perfecting any Lien on any property (including the time and cost required to obtain the flood insurance required under Section 9.14(c)(i)) is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(d)            Notwithstanding anything herein to the contrary, the Credit Parties shall not be required to take any actions, nor shall the Administrative Agent or the Collateral Agent be authorized to take any action, in any jurisdiction outside the United States or required by the laws of any jurisdiction outside the United States, to (i) create any security interest in assets titled or located outside the United States, or (ii) perfect or make enforceable any security interests in any Collateral.

(e)            Notwithstanding anything herein to the contrary, the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower and communicated in writing delivered to the Collateral Agent, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

9.15            [Reserved].

9.16            Maintenance of Ratings. The Borrower will use best efforts to obtain, within thirty (30) days after the Closing Date, and thereafter to maintain, (a) a public corporate family rating of the Borrower and a public rating of each Credit Facility hereunder, in each case from Moody’s, and (b) a public corporate credit rating of the Borrower and a public rating of each Credit Facility hereunder, in each case from S&P (but, in each case, not to obtain or maintain a specific rating from either Moody’s or S&P).

9.17            Post-Closing Obligations. To the extent not executed and delivered on the Closing Date, unless otherwise agreed by the Administrative Agent (at the Direction of the Required Lenders), execute and deliver the documents and complete the tasks set forth on Schedule 9.17, in each case within the time limits specified on such schedule (or such later time as the Administrative Agent shall agree (in consultation with the Specified Lender Advisor).

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9.18            Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction (or series of related transactions or pattern of similar transactions), contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $7,500,000 for such transaction or series of related transactions or pattern of similar transactions, other than:

(a)            such transactions that are made on terms (when taken as a whole) that are not materially less favorable to the Borrower or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or such Subsidiary from a financial point of view and when such transaction is taken in its entirety;

(b)            (i) if such transaction is among Holdings, the Borrower and one or more Subsidiary Guarantors or any other Subsidiary or any entity that becomes a member of the Borrower Group as a result of such transaction or (ii) any merger, consolidation or amalgamation of the Borrower or any Parent Entity of the Borrower, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Equity Interests of Holdings or the Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(c)            the payment of Transaction Expenses, including the payment of all fees, expenses, bonuses and awards;

(d)            the issuance of Equity Interests of any Parent Entity, any Equityholding Vehicle, Holdings or the Borrower to the management of such Parent Entity, Holdings, the Borrower or any of the Borrower’s Subsidiaries pursuant to arrangements described in clause (m) below;

(e)            the payment of indemnities and other similar amounts and reasonable expenses incurred by the Permitted Holders (including, for the avoidance of doubt, the Investors) and their respective Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, any Parent Entity of Holdings, any Equityholding Vehicle, Holdings, the Borrower’s or any of the Borrower’s Subsidiaries;

(f)            equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower permitted under Section 10.6 and any actions by the Borrower and the Subsidiaries to permit the same;

(g)            loans, guarantees and other transactions by any Parent Entity of the Borrower, any Equityholding Vehicle, and the Borrower and the Subsidiaries to the extent permitted under Section 10 (other than Section 10.6(b) or by reliance on this Section 9.18);

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(h)            the entry into, performance under, and making of any payments in respect of any employment, compensation and severance arrangements and health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements between any Parent Entity of the Borrower, the Borrower and the Subsidiaries and their respective future, current or former directors, officers, managers, employees, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) (including management and/or employee benefit plans or agreements, stock/equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) and equity option or incentive plans and other compensation arrangements) in the ordinary course of business and consistent with past practice or as otherwise approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower;

(i)             the payment of customary fees, compensation and reasonable out-of-pocket costs to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former, directors, managers, consultants, officers, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower or the Borrower, any Equityholding Vehicle or any of the Borrower and the Subsidiaries;

(j)            transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.18 or any amendment thereto to the extent such an amendment (i) is not adverse, taken as a whole, to the interests of the Lenders in any material respect as compared to the applicable agreement in effect on the Closing Date (as determined in the good-faith judgment of the Borrower) or (ii) generally represents market terms (as determined by the Borrower in good faith) at the time of effectiveness of such amendment;

(k)            Restricted Payments permitted under Section 10.6 (other than Section 10.6(b)), and Investments permitted under Section 10.5 in each case other than Investments made in reliance upon Section 10.5(ii));

(l)             [reserved];

(m)           any issuance or transfer of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of any Parent Entity of the Borrower, the Borrower or any Equityholding Vehicle of the Borrower, as the case may be and the granting and performing of customary registration rights;

(n)            the issuance and sale or transfer of any Qualified Capital Stock and any purchase by any Parent Entity of the Borrower of the Qualified Capital Stock of the Borrower; provided that, to the extent required by Section 9.11, any Equity Interests of the Borrower so purchased shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement;

(o)            transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(p)            transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and that are consistent with past practice;

(q)            any contribution to the capital of the Borrower;

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(r)            transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice followed by companies in the industry of the Borrower and its Subsidiaries;

(s)            [reserved];

(t)            Affiliate purchases of the Loans or Commitments under this Agreement to the extent permitted hereby and the New First Lien Notes Documents, New Holdco Third Out Notes Documents, Existing Convertible Notes Documents, Existing Senior Unsecured Notes Documents, Existing Senior Secured Notes Documents and any other Indebtedness of the Parent Guarantors, the Borrower or of its Subsidiaries to the extent permitted under the agreement or instrument governing such Indebtedness, the holding of such loans, commitments, New First Lien Notes, New Holdco Third Out Notes, Existing Convertible Notes, Existing Senior Unsecured Notes, Existing Senior Secured Notes and Indebtedness and the payments and other related transactions in respect thereof (including any payment of out of pocket expenses incurred by such Affiliate in connection therewith);

(u)            [reserved];

(v)            the entering into, or payments by the Borrower (and any Parent Entity or Equityholding Vehicle) and the Subsidiaries pursuant to, tax sharing agreements among the Borrower (and any such Parent Entity or Equityholding Vehicle) and the Subsidiaries on customary terms; provided that payments by the Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount of Taxes they would have paid on a standalone basis over the sum of (i) such Taxes they actually pay directly to Governmental Authorities and (ii) the amount of any distributions or payments pursuant to Sections 10.6(g)(i) and 10.6(g)(iii);

(w)            transactions in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair, when taken as a whole, to the members of the Borrower Group from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Borrower or its relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person;

(x)            payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, independent contractors or consultants (or their respective Controlled Investment Affiliates) of the Borrower or any Subsidiary or any Parent Entity or Equityholding Vehicle and employment agreements, equity option plans and other compensatory arrangements with any such employees, directors, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) which, in each case, are approved by the Borrower in good faith;

(y)            (i) Investments by any of the Permitted Holders in securities of any Parent Entity, the Borrower or any Subsidiary (and payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the Investment is being offered generally to other investors on the same or more favorable terms and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than any Parent Entity or the Borrower or any Subsidiary, in each case, in accordance with the terms of such securities or loans;

(z)            [reserved];

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(aa)          [reserved];

(bb)         the existence of, and performance under, obligations under the terms of any equityholders agreement, principal investors agreement (including any registration rights or purchase agreement related thereto) to which any Parent Entity, Equityholding Vehicle or the Borrower or any Subsidiary is a party as of the Closing Date (as such agreement may be amended or otherwise modified from time to time) and any similar agreements or transactions which the relevant parties may enter into after the Closing Date (except to the extent the performance of such obligations is otherwise prohibited under the terms of this Agreement); provided, however, that the existence of, or the performance by the Borrower or any of the Subsidiaries (or any Parent Entity or Equityholding Vehicle) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall be permitted by this clause (bb) only to the extent that the terms of any such amendment or new agreement are not otherwise adverse in any material respect when taken as a whole (as determined in good faith by the Borrower) to the Lenders when compared to such agreements in existence on the Closing Date;

(cc)          a transaction with a Person who was not an Affiliate of the Borrower or any Subsidiary before such transaction was entered into but becomes an Affiliate solely as a result of such transaction;

(dd)         any lease entered into between the Borrower or any Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, which is approved by the Borrower in good faith;

(ee)          intellectual property licenses entered into in the ordinary course of business and consistent with past practice;

(ff)           transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an officer’s certificate) for the purpose of improving the consolidated tax efficiency of the Borrower Group and not for the purpose of circumventing any covenant set forth in this Agreement;

(gg)         equity repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by any Parent Entity of the Borrower or any Equityholding Vehicle of the Borrower permitted under Section 10.6 and any actions by the Borrower or any Subsidiary to permit the same;

(hh)         transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(ii)            payment to any Permitted Holder of out-of-pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Borrower and its Subsidiaries;

(jj)            any agreement or arrangement as in effect as of the Closing Date (so long as any amendment is not disadvantageous in any material respect (as determined in good faith by the Borrower) to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date) or any transaction contemplated thereby;

(kk)          purchases of the New First Lien Notes, New Holdco Third Out Notes, Existing Convertible Notes, Existing Term Loans, Existing Senior Unsecured Notes, Existing Senior Secured Notes by Affiliates to the extent permitted under the applicable definitive documentation with respect thereto and the holding of such New First Lien Notes, New Holdco Third Out Notes, Existing Convertible Notes, Existing Term Loans, Existing Senior Unsecured Notes, Existing Senior Secured Notes and the payments and other transactions contemplated under such applicable definitive documentation with respect thereto;

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(ll)            any transaction between the Borrower or any Subsidiary and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Borrower or any Parent Entity;

(mm)        any merger, consolidation or reorganization of the Borrower or any of its Subsidiaries (otherwise not prohibited by this Agreement) with an Affiliate of the Borrower and/or such Subsidiary solely for the purpose of (i) reorganizing to facilitate the offering of Equity Interests of the Borrower or any Parent Entity, (ii) forming or collapsing a holding company structure or (iii) reorganizing the Borrower or such Subsidiary in a new jurisdiction, in each case, so long as any such merger, consolidation or reorganization has been approved by a majority of the members of the Board of Directors of the Borrower or such Subsidiary, as applicable, in good faith;

(nn)         [reserved]; and

(oo)         payments to and from, and transactions with, any Joint Venture in the ordinary course of business and consistent with past practice; provided that such Joint Venture is not controlled by an Affiliate (other than a Subsidiary) of the Borrower.

Section 10.         Negative Covenants. The Borrower (and, with respect to Section 10.9 and 10.11, each Parent Guarantor) hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other payment Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification or other contingent obligations not then due and payable), are paid in full:

10.1          Limitation on Indebtedness. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, any Indebtedness, except:

(a)            (i) Indebtedness arising under the Credit Documents, including pursuant to Sections 2.14 and 2.15, and (ii) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

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(b)            (i) (A) Indebtedness arising under the Existing Senior Secured Notes (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the Existing Senior Secured Notes as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness, (ii) (A) Indebtedness arising under the Existing Senior Unsecured Notes (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the Existing Senior Unsecured Notes as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness, (iii) (A) Indebtedness arising under the Existing Term Loans (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the Existing Term Loans as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness (it being understood that such Indebtedness incurred under this clause (iii) shall be subject to a Customary Junior Priority Lien Intercreditor Agreement to the extent secured by the Collateral), (iv) (A) Indebtedness arising under the New Tranche A Second Out Notes (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the New Tranche A Second Out Notes as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness (it being understood that such Indebtedness incurred under this clause (iv) shall be subject to a Customary Equal Priority Lien Intercreditor Agreement to the extent secured by the Collateral, and shall constitute Second Out Indebtedness), (v) (A) Indebtedness arising under the New Tranche B Second Out Notes (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the New Tranche B Second Out Notes as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness (it being understood that such Indebtedness incurred under this clause (v) shall be subject to a Customary Equal Priority Lien Intercreditor Agreement to the extent secured by the Collateral, and shall constitute Second Out Indebtedness), (vi) (A) Indebtedness arising under the New Third Out Notes (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the New Third Out Notes as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness (it being understood that such Indebtedness incurred under this clause (vi) shall be subject to a Customary Equal Priority Lien Intercreditor Agreement to the extent secured by the Collateral, and shall constitute Third Out Indebtedness) and (vii) (A) Indebtedness arising under the New Third Out Holdco Notes (including any guarantees in respect thereof) in an aggregate principal amount outstanding under this sub-clause (A) (other than with respect to the capitalization of interest in kind) not to exceed the outstanding principal amount of the New Third Out Holdco Notes as of the Closing Date (after giving effect to the Transactions) and (B) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness (it being understood that any such Indebtedness (including any guarantees) incurred under this clause (vii) by Holdings, the Borrower or the Subsidiary Guarantors shall be subject to a Customary Equal Priority Lien Intercreditor Agreement, and shall constitute Third Out Indebtedness); provided that, notwithstanding any other provision herein to the contrary, no Person other than a Credit Party shall at any time be an obligor in respect of any such Indebtedness;

(c)            (i) Indebtedness constituting reimbursement obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and consistent with past practice (including in respect of workers compensation claims), performance, completion or surety bonds, health, disability or other benefits or other Indebtedness with respect to reimbursement type obligations, in any such case, to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (ii) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

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(d)            Except as otherwise limited by clauses (a), (b), (h) and (u) of this Section 10.1, Guarantee Obligations Incurred by (i) any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Subsidiary that is permitted to be Incurred under this Agreement; provided that, (x) if the applicable Indebtedness is subordinated to any of the Obligations, any such Guarantee Obligations shall be subordinated to the Obligations and (y) the guaranteed Indebtedness would be permitted hereunder to be Incurred directly by such guaranteeing Subsidiary or the Borrower, as applicable;

(e)            Guarantee Obligations Incurred in the ordinary course of business and consistent with past practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(f)            (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings or mortgages on Real Property used in operations (including stores and distribution centers))) the proceeds of which are used to finance (whether prior to or after) the acquisition, development, construction, lease, installation, repair, restoration, replacement, relocation, renewal, maintenance, upgrade, expansion or improvement of property (real or personal), equipment or any other assets (whether through the direct purchase of property, equipment or other assets or the Capital Stock of any Person owning such property, equipment or other assets) or otherwise Incurred in respect of Capital Expenditures; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) $10,000,000 minus (II) the aggregate amount of Indebtedness Incurred pursuant to Section 10.1(g) and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(g)            (i) Indebtedness constituting Financing Lease Obligations, other than Financing Lease Obligations in effect on the Closing Date (whether or not set forth on Schedule 10.1) or Financing Lease Obligations entered into pursuant to Section 10.1(f); provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) $10,000,000 minus (II) the aggregate amount of Indebtedness Incurred pursuant to Section 10.1(f); and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(h)            Closing Date Indebtedness and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i)             Indebtedness in respect of Hedging Agreements Incurred in the ordinary course of business and consistent with past practice and, in each case, not for speculative purposes made in good faith and for the bona fide purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person or currency exposure;

(j)         (i)         Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary, in each case after the Closing Date as the result of an Acquisition, Investment or similar transaction; provided that:

(A)            subject to Section 1.11, after giving pro forma effect thereto, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing;

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(B)            as of the date that any such Person becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Borrower or any Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 10.1(j) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) of this Section 10.1(j) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this Section 10.1(j)(i)(B), $2,000,000;

(C)            such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D)            such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) except to the extent permitted under Section 10.5 or Section 10.6; and

(E)            (x) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such Person executes a supplement to each of the Guarantee, the Security Agreement (or alternative guarantee and security arrangements in relation to the Obligations) and a counterpart signature page to the Intercompany Notes, in each case to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under Section 10.1(f) or Section 10.1(g) and

(ii)            any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(k)

(i)            Indebtedness of the Borrower or any Subsidiary Incurred to finance an Acquisition, Investment or similar transaction; provided that,

(A)            subject to Section 1.11, after giving pro forma effect thereto, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing;

(B)            as of the date of such Incurrence and after giving pro forma effect thereto, and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 10.1(k), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) of this Section 10.1(k) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this Section 10.1(k)(i)(B), $40,000,000 (the “Acquisition Debt Basket”); provided that (x) any Indebtedness incurred pursuant to the Acquisition Debt Basket may, to the extent secured by the Collateral, at the election of the Borrower, be subject to a Customary Intercreditor Agreement (and which may rank on a pari passu or junior basis with respect to Lien priority to the Liens securing the Obligations) and (y) at the election of the Borrower in its sole discretion may constitute First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness, as applicable;

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(C)            [reserved];

(D)            (x) the Capital Stock of any Person acquired in such Acquisitions or other Investments (the “acquired Person”) is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such acquired Person executes a supplement to each of the Guarantee and the Security Agreement and a counterpart signature page to the Intercompany Note (or alternative guarantee and security arrangements in relation to the Obligations), in each case, to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; and

(E)             the terms of such Indebtedness shall be consistent with the requirements set forth in clause (b) (but not, for the avoidance of doubt, clause (a)) (subject, in each case, to the limitations and exceptions therein) of the proviso to the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(ii)           any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(l)            (i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and consistent with past practice and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and consistent with past practice and not in connection with the borrowing of money;

(m)           Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations (including earn-outs), in each case entered into in connection with the Transactions, the Closing Date Refinancing Transactions, any Acquisitions, other Investments and the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including in connection with Guarantee Obligations, letters of credit, surety bonds on performance bonds securing the performance of the Borrower or the applicable Subsidiary pursuant to such agreements;

(n)           obligations in respect of workers compensation claims, self-insurance and Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, tenders, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and other similar bonds or instruments and guarantees, financial assurances, bankers’ acceptance facilities, completion guarantees and similar obligations provided to the Borrower and its Subsidiaries or obligations in respect of letters of credit, bank guarantees, discounted bills of exchange or other discounting or factoring of receivables, warehouse receipts or similar facilities or instruments related thereto, in each case not in connection with the borrowing of money, including those Incurred to secure health, safety and environmental obligations;

(o)           Indebtedness of the Borrower or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take or pay obligations contained in supply agreements or other advances by suppliers, in each case arising in the ordinary course of business and consistent with past practice and not in connection with the borrowing of money or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business and consistent with past practice;

(p)           (i) Indebtedness representing deferred compensation to officers, directors, managers, employees, consultants or independent contractors of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower and the Subsidiaries Incurred in the ordinary course of business and consistent with past practice and (ii) Indebtedness consisting of obligations of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower or any of its or any Subsidiaries under deferred compensation arrangements to their officers, directors, managers, employees, consultants or independent contractors or other similar arrangements Incurred by such Persons in connection with the Transactions, the Closing Date Refinancing Transactions, any Acquisitions or any other Investment permitted under Section 10.5 or Section 10.6;

(q)           [reserved];

(r)            Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, stored value cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts and repurchase agreements permitted under Section 10.5;

(s)            [reserved];

(t)            [reserved];

(u)           Indebtedness in respect of (i) Permitted Additional Debt, the Net Cash Proceeds from which or, in the case of commitments, the new commitments of which, are required to be applied to (x) prepay the Term Loans and related amounts in the manner set forth in Section 5.2(a)(i) or (y) permanently reduce Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments in the manner set forth in Section 5.2(e)(ii) (and any such Permitted Additional Debt shall be deemed to have been Incurred pursuant to this clause (i), (ii) other Permitted Additional Debt; provided that, in the case of this clause (ii), at the time of Incurrence or provision thereof and, after giving pro forma effect thereto and such other transactions being consummated in connection therewith and the use of the proceeds thereof, assuming that all commitments, if any, thereunder were fully drawn, the aggregate principal amount of (X) all such Indebtedness Incurred or provided under this Section 10.1(u)(ii) plus (Y) any Incremental Term Loans, any Incremental Revolving Credit Commitment Increases and any Additional/Replacement Revolving Credit Commitments shall not exceed the Incremental Limit; provided, further, that, in each case of this clause (ii), subject to Section 1.11, no Event of Default (or, in the case of the Incurrence or provision of Permitted Additional Debt in connection with an Acquisition, Investment or similar transaction, no Event of Default under either Section 11.1 or Section 11.5) shall have occurred and be continuing at the time of the Incurrence or provision of any such Indebtedness or after giving pro forma effect thereto and (iii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that, without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness”, such Permitted Refinancing Indebtedness shall be of the type described in the definition of “Permitted Additional Debt”; provided, further, that to the extent such Term Loans, Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Commitments (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) prepaid, reduced or replaced with Permitted Additional Debt are subordinated or pari passu in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations or Third Out Obligations) and/or subordinated in Lien priority to any of the Obligations, such Permitted Additional Debt shall be subordinated or pari passu (as applicable) in right of payment and/or subordinated in Lien priority to or with such Obligations to the same extent on terms not less favorable to the applicable Lenders in respect of such subordination or parity, as applicable;

(v)           (i) Indebtedness of (A) Non-Credit Parties; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(v)(i)(A), plus any Permitted Refinancing Indebtedness Incurred in reliance on Section 10.1(v)(ii) in respect of such Indebtedness, shall not (except as contemplated by the definition of “Permitted Refinancing Indebtedness”) exceed $20,000,000 and (B) Non-Credit Parties Incurred from time to time pursuant to asset-based facilities or local working capital lines of credit Incurred in the ordinary course of business and consistent with past practice to the extent non-recourse to the Credit Parties so long as (x) such Indebtedness is not secured by assets constituting Collateral and (y) the Credit Parties have not guaranteed such Indebtedness and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(w)           [reserved];

(x)            (i) Indebtedness of the Borrower and the Guarantors in an aggregate outstanding principal amount not to exceed, when taken together with the principal amount of any Permitted Refinancing Indebtedness then outstanding Incurred in reliance on Section 10.1(x)(ii) which Permitted Refinancing Indebtedness Refinanced Indebtedness Incurred under this Section 10.1(x)(i), $250,000,000; provided that (x) at the time of the Incurrence of any Indebtedness under this Section 10.1(x)(i) and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof or Specified Restructuring in connection therewith (and assuming, solely for purposes of determining the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio under this Section 10.1(x), that all revolving credit commitments then being Incurred under this Section 10.1(x) (in each case, to the extent constituting Consolidated Senior Out First Lien Debt), if any, are fully drawn) the Consolidated Senior Out First Lien Debt to Consolidated EBITDA Ratio as of the last day of the Test Period most recently ended on or prior to such Incurrence shall be no greater than 3.75:1.00, (y) any Indebtedness incurred pursuant to this Section 10.1(x)(i) shall, to the extent secured by the Collateral, be subject to a Customary Intercreditor Agreement (and which may rank on a pari passu or junior basis with respect to Lien priority to the Liens securing the Obligations) and (z) at the election of the Borrower in its sole discretion may constitute First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness, as applicable, and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) Indebtedness Incurred under Section 10.1(x)(i) (this Section 10.1(x), the “General Debt Basket”);

(y)           (i) Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; provided that, to the extent permitted by Applicable Laws and so long as no material adverse tax consequences to the Borrower or any of the Subsidiaries result thereafter (as determined by the Borrower in good faith), any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Subsidiary Guarantor (other than any Indebtedness (A) in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business and consistent with past practice (and not in connection with the borrowing of money) or (B) in connection with cash management, tax or accounting operations of the Borrower and its Subsidiaries) shall be evidenced by the Intercompany Note and (ii) Indebtedness in respect of shares of Disqualified Capital Stock of a Subsidiary issued to the Borrower or any Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer (other than the incurrence of a Lien permitted by Section 10.2) of any such shares of Disqualified Capital Stock (except to the Borrower or any Subsidiary or any pledge of such Capital Stock constituting a Lien permitted by Section 10.2 (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Disqualified Capital Stock (to the extent such Disqualified Capital Stock is then outstanding) not permitted by this Section 10.1(y);

(z)            Indebtedness in respect of commercial letters of credit or in connection with any incentive, supplier finance or similar programs, in each case obtained in the ordinary course of business and consistent with past practice;

(aa)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and consistent with past practice;

(bb)         customer deposits and advance payments received in the ordinary course of business and consistent with past practice from customers for goods or services purchased in the ordinary course of business and consistent with past practice;

(cc)          Indebtedness Incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business and consistent with past practice on arm’s length commercial terms on a recourse basis;

(dd)         Indebtedness of the Borrower or any Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business and consistent with past practice;

(ee)          Indebtedness arising solely as a result of the existence of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 10.2;

(ff)           [reserved];

(gg)         Indebtedness in respect of credits received by the Borrower or any Subsidiary from any cloud provider (including Oracle) pursuant to cloud provider commercial agreements with such cloud provider in an aggregate outstanding principal amount not to exceed $40,000,000; provided that such Indebtedness is not incurred in connection with a Liability Management Exercise;

(hh)         [reserved];

(ii)           unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business and consistent with past practice and to the extent they do not result in an Event of Default under Section 11.6;

(jj)            Indebtedness in respect of (i) any Term Loan Exchange Notes and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(kk)         endorsement of instruments or other payment items for deposit in the ordinary course of business and consistent with past practice;

(ll)            performance guarantees of the Borrower and its Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(mm)        obligations in respect of letters of support, guarantees or similar obligations Incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(nn)         Indebtedness Incurred by Parent Holdings or Borrower, as applicable, or any Subsidiary in respect of the Existing Convertible Notes, Existing Senior Secured Notes, Existing Senior Unsecured Notes, New Third Out Holdco Notes, New Third Out Notes, New Tranche A Second Out Notes and New Tranche B Second Out Notes to the extent that the Net Cash Proceeds thereof are promptly deposited with the trustee under the applicable definitive documentation with respect to such Indebtedness to satisfy and discharge the applicable Indebtedness in accordance with the applicable definitive documentation with respect thereto, to the extent constituting a Permitted Refinancing Indebtedness in respect thereof;

(oo)         Indebtedness Incurred by the Borrower or any Subsidiary to the extent that the Net Cash Proceeds are deposited with a trustee or other representative to satisfy any underlying Obligations under the Credit Documents;

(pp)         Indebtedness attributable to (but not Incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to the Transaction or the Closing Date Refinancing Transactions, any Acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(qq)         Indebtedness in an aggregate outstanding principal amount under this clause (qq) (the “Specified Transaction Tax Amount Basket”) not to exceed the lesser of (i) $75,000,000 and (ii) the realized “cancellation of debt income” cash tax liability incurred by the Borrower and its Subsidiaries as a result of the Transactions (as determined at the time such Indebtedness is incurred under this clause (qq)); provided that, at the election of the Borrower, Indebtedness incurred under this Specified Transaction Tax Amount Basket may constitute First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness;

(rr)           (i) Indebtedness consisting of Third Out Indebtedness in an aggregate outstanding principal amount under this clause (rr)(i) not to exceed, when taken together with the principal amount of any Permitted Refinancing Indebtedness then outstanding Incurred in reliance on Section 10.1(rr)(ii) which Permitted Refinancing Indebtedness Refinanced Indebtedness Incurred under this Section 10.1(rr)(i), the sum of (x) an amount equal to 80.0% of the aggregate principal amount of the Existing Term Loans, Existing Senior Secured Notes, Existing Convertible Notes and Existing Senior Unsecured Notes outstanding as of the Closing Date (collectively, the “Existing Indebtedness”), plus (y) an amount equal to 100.0% of the accrued and unpaid interest on any Existing Indebtedness as to which a Specified Repurchase or Exchange is made after the Closing Date using proceeds of Indebtedness incurred in reliance on Section 10.1(rr)(i)(x); provided that the net proceeds of any Indebtedness incurred under Section 10.1(rr)(i)(x) is used to consummate a Specified Repurchase or Exchange of Existing Indebtedness; provided further that, in either case, each such transaction shall be at a price or exchange ratio at or below 80% of the principal amount of such Existing Indebtedness, plus 100% of accrued and unpaid interest thereon and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) the Indebtedness Incurred under Section 10.1(rr)(i) (this clause (rr) (the “Specified Repurchase Debt Basket”)); and

(ss)          all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 10.1.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ss) above, the Borrower shall, in its sole discretion, classify (but not reclassify or reallocate) all or a portion of such item of Indebtedness in a manner that complies with this Section 10.1 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under credit facilities established on the Closing Date under the Credit Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 10.1(a) and (ii) all Indebtedness outstanding under the New First Lien Notes, the Existing Term Loans, the Existing Convertible Notes, the Existing Senior Secured Notes and the Existing Senior Unsecured Notes and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been incurred in reliance only on the exception set forth in Section 10.1(b).

Notwithstanding anything to the contrary herein, (a)(i) any intercompany loans, advances or other Indebtedness owed by a Credit Party to any Subsidiary that is a Non-Credit Party shall be subordinated in right of payment to the Obligations and (ii) any Liens on the Collateral securing Indebtedness referred to in the immediately preceding clause (i) shall rank junior to the Liens on the Collateral securing the Obligations, (b)(i) any guarantee by a Credit Party of Indebtedness for borrowed money of a Subsidiary that is a Non-Credit Party shall be subordinated in right of payment to the Obligations and (ii) any Liens on the Collateral securing guarantees referred to in the immediately preceding clause (i) shall rank junior to the Liens on the Collateral securing the Obligations (clauses (a) and (b) above, together, the “Double-Dip Provision”) and (c)(i) no First Out Indebtedness may be Incurred except (1) in reliance on (I) Section 10.1(a) (with respect to the Initial Term Loans that are First Out Term Loans made on the Closing Date and the Revolving Credit Facility as in effect on the Closing Date), (II) the General Debt Basket (including, for the avoidance of doubt, via the Reallocated General Debt Basket Amount), (III) the Incremental Base Amount, (IV) the Acquisition Debt Basket and (V) the Specified Transaction Tax Amount Basket (including, for the avoidance of doubt, via the Reallocated Specified Transaction Tax Amount Basket), in the case of each of clauses (I) through (V) above, to the extent permitted by, and in accordance with, the terms thereof as in effect on the Closing Date, and (2) for the avoidance of doubt, any Indebtedness that is permitted to be incurred by this Agreement as in effect on the Closing Date as First Out Obligations to Refinance any First Out Indebtedness contemplated by the foregoing clause (1) and (ii) none of the Borrower or any of the Subsidiaries may, directly or indirectly, Incur, contingently or otherwise, any Indebtedness for borrowed money that ranks senior in right of payment to any First Out Obligations (this clause (c), the “First Out Obligations Cap”).

10.2         Limitation on Liens. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, create, incur or assume any Lien that secures obligations under any Indebtedness on any asset or property of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:

(a)            Liens (i) securing the Obligations (including Liens permitted pursuant to Section 3.8) or permitted in respect of any Mortgaged Property (by the terms of the applicable Mortgage), (ii) securing (1) [reserved], (2) the obligations in respect of the New Tranche A Second Out Notes Incurred under Section 10.1(b) (and any Permitted Refinancing thereof) (provided that such Liens do not extend to any assets that are not Collateral), (3) the obligations in respect of the New Tranche B Second Out Notes Incurred under Section 10.1(b) (and any Permitted Refinancing thereof) (provided that such Liens do not extend to any assets that are not Collateral), (4) the obligations in respect of the New Third Out Notes Incurred under Section 10.1(b) (and any Permitted Refinancing thereof) (provided that such Liens do not extend to any assets that are not Collateral), (5) the guarantee obligations in respect of the New Third Out Holdco Notes Incurred under Section 10.1(b) (and any Permitted Refinancing thereof) (provided that such Liens do not extend to any assets of Holdings or its Subsidiaries that are not Collateral) and (6) the obligations in respect of the Existing Term Loans Incurred under Section 10.1(b) (and any Permitted Refinancing thereof) (provided that such Liens do not extend to any assets that are not Collateral), (iii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 10.1(u) (provided that such Liens do not extend to any assets of the Borrower or its Subsidiaries that are not Collateral) and (iv) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets of the Borrower or its Subsidiaries that are not Collateral); provided that (A) in the case of Liens described in subclause (iii) or (iv) above securing First Lien Obligations, the parties to such Indebtedness (or a representative, agent or trustee thereof on behalf of such holders) shall have entered into with the Collateral Agent a Customary Equal Priority Intercreditor Agreement, (B) in the case of Liens described in subclause (iii) or (iv) above securing Junior Lien Obligations, the parties to such Indebtedness (or a representative, agent or trustee thereof on behalf of such holders) shall have entered into with the Collateral Agent a Customary Junior Priority Intercreditor Agreement, (C) in the case of Liens described in subclause (ii)(1) and (ii)(6) above, the parties to such Indebtedness (or a representative, agent or trustee thereof on behalf of such holders) shall have entered into with the Collateral Agent a Customary Junior Priority Intercreditor Agreement, (D) in the case of Liens described in subclause (ii)(2), (ii)(3), (ii)(4) and (ii)(5) above, the parties to such Indebtedness (or a representative, agent or trustee thereof on behalf of such holders) shall have entered into with the Collateral Agent a Customary Equal Priority Intercreditor Agreement and (D) without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(a);

(b)           Permitted Encumbrances;

(c)           Liens securing Indebtedness permitted pursuant to Sections 10.1(f) or (g) (including the interests of vendors and lessors under conditional sale and title retention agreements), Section 10.1(j) (limited to Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, and, in each case, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Parent Guarantor, the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof) or, to the extent constituting Indebtedness (other than Indebtedness for borrowed money), Sections 10.1(z), (cc), (dd), (ll) or (mm); provided that (i) in the case of Indebtedness incurred pursuant to Section 10.1(f) or (g), other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof, improvements thereon and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (ii) with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets and ancillary rights thereto and the proceeds and the products thereof, improvements, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its Affiliates;

(d)           Liens on property and assets existing on the Closing Date or pursuant to agreements in existence on the Closing Date (and, to the extent securing Indebtedness in excess of $5,000,000 in aggregate principal amount, set forth on Schedule 10.2); provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross-collateralized to other financings of the same type provided by any such lender or its Affiliates) and (ii) such Lien shall secure only those obligations that such Liens secured on the Closing Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1;

(e)            the modification, Refinancing, replacement, refunding, extension or renewal (or successive modifications, Refinancings, refunding, replacements, refundings, extensions or renewals) of any Lien upon or in any assets permitted to be Incurred under any of clauses (b), (c), (d), (t), (u), (bb), (xx) or (yy) of this Section 10.2; provided that (i) no such Lien extends to any property or asset of the Borrower or any Subsidiary that did not secure the Indebtedness being refinanced, other than (A) after acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clauses (d), (t), (u), (bb) or (xx), or in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 10.1, the terms of which Indebtedness require or include a pledge of after acquired property to secure such Indebtedness and related obligations, any such after acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates);

(f)            to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or joint venture partners, in each case under partnership, limited liability company, joint venture or similar organizational documents;

(g)           Liens arising out of any license, sublicense or cross-license (including of any Intellectual Property) permitted under Section 10.4 or arising from grants of software and other technology licenses in the ordinary course of business and consistent with past practice;

(h)           Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary in favor of the Borrower or any Subsidiary;

(i)             Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and consistent with past practice and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(j)             Liens (i) on advances of cash or Cash Equivalents in favor of the (A) seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 or Section 10.6 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof) or (B) the buyer of any property to be Disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations, or consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a Disposition, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)            (i) Liens arising out of conditional sale, title retention (including any security or quasi-security arising under any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to the Borrower or any of the Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower or any of the Subsidiaries), consignment or similar arrangements for sale of property and bailee arrangements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business and consistent with past practice permitted by this Agreement and (ii) Lien arising by operation of Applicable Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(l)             Liens deemed to exist in connection with Investments in repurchase agreements or reverse repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or reverse repurchase agreement;

(m)           Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the Incurrence of Indebtedness, (B) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practices or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and consistent with past practice;

(n)           Liens (i) solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4;

(o)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and Liens on deposits made or secured provided in the ordinary course of business and consistent with past practice to secure liability to insurance carriers;

(p)           Liens in connection with dispositions of accounts receivables and related assets made pursuant to Section 10.4(d)(i);

(q)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business and consistent with past practice;

(r)            agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business and consistent with past practice;

(s)           [reserved];

(t)            Liens with respect to property or assets of any Subsidiaries that are Non-Credit Parties securing Indebtedness of such Subsidiaries (or other obligations of a Subsidiary that is a Non-Credit Party) that was not prohibited by Section 10.1 to be incurred at the time of incurrence; provided that, the aggregate outstanding principal amount of Indebtedness secured pursuant to this Section 10.2(t) shall not exceed $500,000;

(u)           Liens not otherwise permitted by this Section 10.2; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 10.2(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 10.2(u)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, $5,000,000; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower shall have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that the consensual Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(u);

(v)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(w)          (i) Liens on cash and Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness and (ii) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Subsidiary, or under any indenture to defease or to satisfy, discharge or redeem Indebtedness; provided such defeasance, satisfaction, discharge or redemption is not prohibited by the terms of this Agreement;

(x)            Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business and consistent with past practice;

(y)           Liens securing commercial letters of credit permitted pursuant to Section 10.1(z);

(z)            [reserved];

(aa)          [reserved];

(bb)         Liens securing any Indebtedness incurred pursuant to the General Debt Basket and/or the Acquisition Debt Basket; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower, at its election, shall have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) and the Collateral Agent enter into a Customary Intercreditor Agreement providing that the consensual Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Obligations; provided, further, that, at the election of the Borrower in its sole discretion, any such Indebtedness secured by Liens on the Collateral pursuant to this Section 10.2(bb) may constitute First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness, as applicable; provided, further, that, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(bb);

(cc)          [reserved];

(dd)         Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness permitted to be Incurred hereunder (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(ee)          Liens on vehicles or equipment of the Borrower or any of the Subsidiaries granted in the ordinary course of business and consistent with past practice;

(ff)           [reserved];

(gg)         Liens securing obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services;

(hh)         Liens representing the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(ii)            Liens granted pursuant to a security agreement between the Borrower or any Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Subsidiary;

(jj)            utility and similar deposits in the ordinary course of business and consistent with past practice;

(kk)          [reserved];

(ll)            Liens arising in connection with rights of dissenting equityholders pursuant to Applicable Law in respect of the Transactions, the Closing Date Refinancing Transactions or any other Acquisition or in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest);

(mm)        Liens arising by virtue of any statutory or common law provision or from customary contractual provisions (such as banks’ general terms and conditions) relating to documentary letters of credit, banker’s liens, rights of set-off or similar rights and remedies;

(nn)         [reserved];

(oo)         [reserved];

(pp)         Liens securing rental payments under agreements for Financing Lease Obligations, which Financing Lease Obligations are permitted to be so secured;

(qq)         customary Liens in favor of credit card companies pursuant to agreements therewith;

(rr)           (i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s accounts payable or other obligations in respect of documentary or trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (iii) receipt of progress payments and advances from customers in the ordinary course of business and consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ss)          Liens disclosed in any mortgage policy or survey with respect to any real estate and any replacement, extension or renewal thereof;

(tt)           Liens in respect of any accounts or funds, or any portion thereof, received by the Borrower or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Borrower or any Subsidiary to collect and remit those funds to such third parties;

(uu)         customary liens incurred to secure Cash Management Services or to implement cash pooling arrangement in the ordinary course of business and consistent with past practice;

(vv)         Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(ww)       customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is Incurred;

(xx)          Liens securing any Indebtedness incurred pursuant to the Specified Transaction Tax Amount Basket; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower, at its election, shall have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) and the Collateral Agent enter into a Customary Intercreditor Agreement providing that the consensual Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Obligations; provided, further, that, at the election of the Borrower in its sole discretion, any such Indebtedness secured by Liens on the Collateral pursuant to this Section 10.2(xx) may constitute First Out Indebtedness, Second Out Indebtedness or Third Out Indebtedness, as applicable; provided, further, that, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(xx); and

(yy)         Liens securing any Third Out Indebtedness incurred pursuant to the Specified Repurchase Debt Basket; provided that, any Third Out Indebtedness incurred pursuant to the Specified Repurchase Debt Basket and the Liens securing such Third Out Indebtedness shall be subject to the Equal Priority Intercreditor Agreement or Customary Equal Priority Intercreditor.

For purposes of determining compliance with this Section 10.2, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 10.2 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 10.2, the Borrower shall, in its sole discretion, classify (but not reclassify or reallocate) such Lien (or any portion thereof) in any manner that complies with this Section 10.2 and (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 10.2(bb) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 10.2(bb) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 10.2.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower or any Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing any Indebtedness.

10.3         Limitation on Fundamental Changes. Except as expressly permitted by Section 10.5 or 10.6, the Borrower will not and will not permit any of the Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (including, in each case, pursuant to a Delaware LLC Division), or Dispose of all or substantially all of its assets and other properties, except that:

(a)            any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its assets and other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (iii) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or Disposition, is not a Subsidiary of the Borrower (A) subject to Section 1.11, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing after giving effect to such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (F) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Credit Document and (G) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5 or Section 10.6; provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 13.6(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b)           any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower or any Subsidiary may Dispose of all or substantially all of its assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Subsidiary) to become a Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiary Guarantors, if the surviving Person formed by or surviving such merger, amalgamation or consolidation or the transferee of such assets and properties is a Non-Credit Party, then any Indebtedness of any Subsidiary Guarantor assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 of this Agreement (without giving effect to Section 10.1(k)) and (iii) if such merger, amalgamation, consolidation or Disposition involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Subsidiary of the Borrower, (A) subject to Section 1.11, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing after giving effect to such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Credit Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.4, Section 10.5 or Section 10.6;

(c)           any Subsidiary may (i) merge, amalgamate or consolidate with or into any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary;

(d)           the Transactions may be consummated;

(e)            any Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 10.4, Section 10.5 or Section 10.6, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary after giving effect to such liquidation or dissolution or change of legal form;

(f)            the Borrower and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or any territory thereof, or any other jurisdiction in which any Subsidiary is established or (ii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or any territory thereof or any other jurisdiction in which any Subsidiary is established; provided that, with respect to any of the actions described in clauses (i) and (ii) above, the Borrower or applicable Subsidiary shall have complied with Section 4.07 of the Security Agreement; and

(g)           the Borrower and the Subsidiaries may effect the formation, dissolution, liquidation or Disposition of the Borrower or any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, the Borrower has complied with Section 9.10 to the extent applicable.

10.4         Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback and including any disposition of property or assets to a Delaware Divided LLC pursuant to a Delaware LLC Division), whether now owned or hereafter acquired (each, a “Disposition”) (other than any such Disposition resulting from a Recovery Event), or (ii) sell (or, in the case of Subsidiaries, issue) to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of any of their respective Subsidiaries’ Capital Stock (or, in the case of Subsidiaries, such Subsidiary’s own Capital Stock) (other than Preferred Stock or Disqualified Capital Stock of Subsidiaries), except that:

(a)            the Borrower and the Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following: (i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or surplus assets, rights and properties and other assets, rights and properties that are held for sale or no longer used, useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, (ii) property or assets in connection with scheduled turnarounds, maintenance and equipment and facilities upgrades, (iii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business and consistent with past practice, (iv) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business and consistent with past practice and (iv) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business and consistent with past practice;

(b)           the Borrower and the Subsidiaries may (i) enter into non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property including in connection with a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement, (ii) exclusively license, sublicense or cross-license Intellectual Property if done in the ordinary course of business and consistent with past practice of the Borrower and the Subsidiaries, (iii) Dispose of Intellectual Property under a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement, (iv) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property, in the ordinary course of business and consistent with past practice and (v) Dispositions to landlords of improvements made to leased Real Property pursuant to the customary terms of leases;

(c)            the Borrower and the Subsidiaries may sell, transfer or otherwise Dispose of other assets for Fair Market Value (to be determined by including by way of relief from, or by another Person assuming responsibility for, any liabilities, contingencies or otherwise in connection with any such Disposition); provided that (i) with respect to any Disposition (or series of related Dispositions) pursuant to this Section 10.4(c) for a purchase price in excess of $10,000,000, the Borrower or any Subsidiary shall receive, except in the case of a Permitted Asset Swap, not less than 90.0% of the aggregate consideration received by the Borrower or any Subsidiary for such Disposition (or series of related Dispositions) in the form of cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (i), (A) [reserved], (B) any securities, notes or other obligations received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or any Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalents and (C) any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of $10,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Collateral Agent to the extent required under Section 9.11, and (iii) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 5.2(a)(i);

(d)           the Borrower and the Subsidiaries may (i) Dispose of, discount, forgive or write off, inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business and consistent with past practices or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 5.2(a)(i);

(e)            the Borrower and the Subsidiaries may Dispose of properties, rights or assets (including the Disposition or issuance of Capital Stock) to the Borrower or to a Subsidiary Guarantor;

(f)            the Borrower and the Subsidiaries may Dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g)           the Borrower and the Subsidiaries may sell, transfer and otherwise Dispose of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(h)           the Borrower and the Subsidiaries may effect any transaction permitted by Section 10.3, 10.5 or 10.6 and may create, incur or assume Liens permitted by Section 10.2;

(i)             the Borrower or any Subsidiary may transfer property subject to Recovery Events, including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets;

(j)             the Borrower and the Subsidiaries may make Dispositions listed on Schedule 10.4 and Dispositions of (i) non-core or obsolete assets acquired in connection with Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Subsidiaries, (ii) other assets acquired in connection with Acquisitions or other Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (ii) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Borrower or the applicable Subsidiary or (iii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any Acquisition under this Agreement;

(k)            the Borrower and the Subsidiaries may unwind or terminate any Hedging Agreement or Cash Management Agreement and allow for the expiration of any options agreement with respect to any Real Property or personal property;

(l)             the Borrower and the Subsidiaries may make Dispositions of residential Real Property and related assets in connection with relocation activities for officers, managers, consultants, directors, employees or independent contractors (or their Immediate Family Members) of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower and the Subsidiaries;

(m)           the Borrower and the Subsidiaries may issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Applicable Laws;

(n)           the Borrower and the Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Borrower and the Subsidiaries made in the ordinary course of business and consistent with past practice;

(o)           the Borrower and the Subsidiaries may allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for the ongoing business of the Borrower and the Subsidiaries, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the businesses of the Borrower and the Subsidiaries (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business and consistent with past practice or in the reasonable business judgment of the Borrower;

(p)           (i) the Borrower and the Subsidiaries may terminate any lease, assignment, sublease, license or sublicense in the ordinary course of business and consistent with past practice, (ii) the Borrower or any Subsidiary may allow the expiration of any option agreement in respect of real or personal property and (iii) the Borrower and the Subsidiaries may surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(q)           the Borrower may make Dispositions of (i) the Specified Exchange First Out Term Loans via assignments in accordance with Section 13.6 and (ii) cash in an aggregate amount equal to (x) all interest which has accrued on, and been paid in respect of, the Specified Exchange First Out Term Loans from and after the Closing Date and (y) all amortization payments that have been paid in respect of the Specified Exchange First Out Term Loans from and after the Closing Date, in each case of the foregoing clauses (i) and (ii), to any Specified Existing Senior Secured Noteholder (or any designee thereof) from time to time after the Closing Date;

(r)            [reserved];

(s)            the Borrower may issue Qualified Capital Stock and, to the extent permitted by Section 10.1, Disqualified Capital Stock;

(t)            the Borrower and the Subsidiaries may make Dispositions (including those of the type otherwise described herein) of property after the Closing Date for an aggregate fair market value not to exceed $5,000,000;

(u)           to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(v)           Dispositions of accounts receivable, or participations therein, in the ordinary course of business and consistent with past practice (not constituting financing arrangements) or in connection with the collection or compromise thereof (including any discount and/or forgiveness thereof);

(w)          sales or dispositions of Capital Stock of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;

(x)            samples, including time-limited evaluation software, provided to customers or prospective customers;

(y)           de minimis amounts of equipment provided to employees;

(z)            the Borrower and any Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Capital Stock, (iii) transfer any intercompany Indebtedness to the Borrower or any Subsidiary (subject to applicable subordination terms if Indebtedness of a Credit Party is transferred to a non-Credit Party), (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings, the Borrower or any Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, independent contractors, directors, officers or employees of any Parent Entity, Holdings, the Borrower or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(aa)          [reserved];

(bb)         the Borrower and the Subsidiaries may make nominal issuances of Capital Stock of Foreign Subsidiaries in an aggregate amount not to exceed 2.00% of all issued and outstanding Capital Stock of such Foreign Subsidiary on a fully-diluted basis;

(cc)          the Borrower and the Subsidiaries may undertake or consummate any Tax Restructuring and any transaction-related thereto or contemplated thereby;

(dd)         the Borrower and the Subsidiaries may dispose of motor vehicles and information technology equipment purchased at the end of a lease and resold thereafter;

(ee)          [reserved];

(ff)           [reserved];

(gg)         the Borrower and the Subsidiaries may make any Disposition of Capital Stock of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Subsidiary) from whom such Subsidiary was acquired, or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition;

(hh)         [reserved];

(ii)            the Borrower and the Subsidiary may make any Disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Borrower or any Subsidiary to such Person;

(jj)            the Borrower and its Subsidiaries may make Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(kk)          the Borrower and its Subsidiaries may make Dispositions of Real Property and related assets in the ordinary course of business and consistent with past practice of the Borrower and/or its subsidiaries in connection with relocation activities for directors, officers, employees, independent contractors, members of management, managers, partners or consultants of any Parent Entity, the Borrower and/or any Subsidiary;

(ll)            the Borrower and its Subsidiaries may make Dispositions of assets received by the Borrower or any Subsidiary upon the foreclosure on a Lien; and

(mm)        the Borrower and its Subsidiaries may make Dispositions in connection with any financing transaction with respect to property built or acquired by the Borrower or any Subsidiary.

Notwithstanding anything to the contrary contained in this Agreement, (1) the Borrower shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Borrower (other than any Subsidiary of the Borrower), other than the grant of a non-exclusive license of Intellectual Property to any Subsidiary or a portfolio company of the Investors on arm’s-length terms, in the ordinary course of business for a bona fide business purpose and (2) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Borrower (other than any Subsidiary of the Borrower) shall own or hold an exclusive license to any Material Property.

Notwithstanding anything in this Agreement to the contrary, (x) the Borrower may not make any Disposition of any Specified Exchange First Out Term Loans except pursuant to Section 10.4(q) and (y) the Specified Exchange First Out Term Loans may not be Refinanced while held by the Borrower.

10.5         Limitation on Investments. The Borrower will not, and will not permit any of the Subsidiaries to, make any Investment, except (each of the following exceptions, the “Permitted Investments”):

(a)           extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, materials or equipment or other similar assets), licenses, sublicenses, leases or subleases of other assets and the licensing or sublicensing or contribution of Intellectual Property or other rights and the contribution of other assets, Intellectual Property or other rights pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business and consistent with past practice;

(b)           any Investment in cash, Cash Equivalents or Investment Grade Securities that were cash, Cash Equivalents or Investment Grade Securities at the time made;

(c)           guarantees of Indebtedness permitted under Section 10.1 and Contingent Obligations incurred in the ordinary course of business and consistent with past practice and the creation of Liens on the assets or properties of the Borrower or any Subsidiary in compliance with Section 10.2;

(d)           Investments (i) existing on the Closing Date to the extent (other than with respect to (x) Investments in the Capital Stock of Guarantors and (y) an amount of Investments less than $5,000,000 in aggregate) listed on Schedule 10.5 or (ii) contemplated on the Closing Date or made pursuant to binding agreements in effect on the Closing Date to the extent listed on Schedule 10.5 and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Closing Date, except pursuant to the terms of such Investment or binding agreements existing or contemplated as of the Closing Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 10.5 or Section 10.6;

(e)            Investments in Hedging Agreements permitted by Section 10.1 and Cash Management Agreements permitted by Section 10.1;

(f)            Investments received (i) in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Person who are not Affiliates;

(g)           Investments to the extent that the payment for such Investments is made solely with the Equity Interests (other than Disqualified Capital Stock) of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower;

(h)           Investments constituting non-cash proceeds of sales, transfers and other Dispositions of assets to the extent permitted by Sections 10.3 and 10.4 (other than clause (h));

(i)             Investments by or among the Borrower and/or the Subsidiaries in the Borrower or any other Subsidiary (including guarantees of obligations of the Borrower or any Subsidiary and any prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments of any Indebtedness of any such Person not prohibited by Section 10.7); provided that, the amount of any such Investment by a Credit Party in a Subsidiary that is a Non-Credit Party shall not cause the aggregate amount of all such Investments by a Credit Party in a Subsidiary that is a Non-Credit Party made pursuant to this Section 10.5(i) to exceed $175,000,000;

(j)             Investments consisting of advances, loans, rebates and extensions of credit (including in the nature of accounts receivable, notes receivable, security deposits and prepayments (including prepayments of expenses) and trade credit) granted to suppliers, customers and vendors and performance guarantees, in each case, in the ordinary course of business and consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers, customers and vendors in the ordinary course of business and consistent with past practice;

(k)            the Borrower may make a loan to Holdings (or any Parent Entity thereof or any Equityholding Vehicle) that could otherwise be made as a Restricted Payment (other than a Restricted Investment) to Holdings (or any Parent Entity thereof or any Equityholding Vehicle) under Section 10.6, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 10.6;

(l)             Investments in the ordinary course of business and consistent with past practice consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(m)           advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, managers, employees, consultants or independent contractors, in each case in the ordinary course of business and consistent with past practices;

(n)           Guarantees by the Borrower or any Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and consistent with past practice;

(o)           Investments made to acquire, purchase, repurchase, redeem, acquire or retire Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower owned by any employee equity ownership plan or key employee equity ownership plan of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower;

(p)           Investments constituting Permitted Acquisitions;

(q)           any additional Investments (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(q) measured at the time such Investment is made, to exceed, after giving pro forma effect to such Investment, $75,000,000; provided, however, that if any Investment pursuant to this Section 10.5(q) is made in any Person that is not a Subsidiary at the date of the making of such Investment and such Person becomes a Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary , in each case, after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 10.5(i) above and shall cease to have been made pursuant to this Section 10.5(q) for so long as such Person continues to be a Subsidiary;

(r)            Investments in the retained Capital Stock of a Specified JV resulting from the Disposition of Capital Stock by such Specified JV (or issuance of Capital Stock by such Specified JV) in connection with a Specified JV Transaction; provided that all such retained Capital Stock owned by the Borrower or any of its Subsidiaries shall be Collateral;

(s)            loans and advances to officers, directors, employees, managers, consultants, independent contractors for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business and consistent with past practice or to fund or finance such Person’s purchase of Equity Interests of the Borrower or any Parent Entity or Equityholding Vehicle;

(t)            Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 10.1, 10.3 (but only any lettered paragraphs thereof), 10.4 (other than 10.4(e) or 10.4(h) (as such Section 10.4(h) relates to Section 10.5)), 10.6 (other than 10.6(c)(i)) and 10.7;

(u)           the forgiveness, capitalization or conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Subsidiary and permitted by Section 10.1;

(v)           Subsidiaries may be established or created if the Borrower and such Subsidiary comply with the requirements of Sections 9.10, 9.11 and 9.14, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.5, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Sections 9.10, 9.11 and 9.14 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(w)           Investments consisting of earnest money deposits required in connection with purchase agreements or other Acquisitions or Investments;

(x)            Investments consisting of loans and advances to Holdings (or any Parent Entity or any Equityholding Vehicle) and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice;

(y)           to the extent constituting an Investment, the Specified Exchange First Out Term Loans;

(z)            contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Subsidiaries;

(aa)          non-cash or non-Cash Equivalent Investments in connection with tax planning and reorganization activities; provided that, after giving pro forma effect to any such activities, the Liens on the Collateral securing the Obligations would not be materially impaired;

(bb)         loans and advances to customers in the ordinary course of business and consistent with past practice in respect of the payment of insurance premiums;

(cc)          [reserved];

(dd)         Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business and consistent with past practice;

(ee)          Investments in the ordinary course of business and consistent with past practice consisting of endorsements for collection or deposit and customary trade arrangements with customers, distributors, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(ff)           Capital Expenditures permitted or not restricted under this Agreement;

(gg)         deposits in the ordinary course of business and consistent with past practice to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business and consistent with past practice;

(hh)         Investments made in the ordinary course of business and consistent with past practice in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees.

(ii)            [reserved];

(jj)            [reserved];

(kk)          to the extent not required to be applied to prepay the Term Loans in accordance with Section 5.2(a)(i), Investments made in accordance with clause (v) of the definition of “Net Cash Proceeds” with the proceeds received in connection with a Recovery Prepayment Event;

(ll)            Investments resulting from pledges and deposits permitted by Section 10.2;

(mm)        any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business and consistent with past practice;

(nn)         Investments in deposit accounts and securities accounts in the ordinary course of business and consistent with past practice;

(oo)         Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 10.5;

(pp)         the acquisition of additional Capital Stock of Subsidiaries from minority equityholders (it being understood that to the extent that any Subsidiary that is not a Credit Party is acquiring Capital Stock from minority equityholders, then this clause (pp) shall not in and of itself create, or increase the capacity under, any basket for Investments by Credit Parties in any Subsidiary that is not a Credit Party);

(qq)         Investments in Capital Stock in any Subsidiary resulting from or any other assets, including earnouts and similar obligations, received in connection with any sale, transfer or other Disposition by the Borrower or any Subsidiary permitted by Section 10.4, including as a result of any contribution from any Parent Entity or distribution to any Subsidiary of such Capital Stock;

(rr)           (i) Term Loans repurchased by the Borrower or any Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement, (ii) Existing Senior Unsecured Notes or other similar security redeemed, discharged, defeased, retired, repurchased or otherwise acquired by the Borrower or any Subsidiary and (iii) Existing Senior Secured Notes or other similar security redeemed, discharged, defeased, retired, repurchased or otherwise acquired by the Borrower or any Subsidiary;

(ss)          Guarantee Obligations of the Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(tt)           [reserved];

(uu)         Acquisitions by the Borrower or any Subsidiary of obligations of one or more directors, officers, employees, member or management or consultants or independent contractors of Holdings, the Borrower or any of its Subsidiaries, in connection with such Person’s acquisition of Capital Stock of any Parent Entity or Equityholding Vehicle, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(vv)         Investments in the Borrower or any Subsidiary in connection with any Tax Restructuring; provided that, after giving effect to any such activities, the value of the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, would not be adversely impaired in any material respect;

(ww)        any member of the Borrower Group may undertake or consummate any Tax Restructuring and any transactions related thereto or contemplated thereby;

(xx)          to the extent constituting an Investment, Investments consisting of escrow deposits to secure indemnification obligations in connection with (i) a Disposition or (ii) an Acquisition of any business, assets or a Subsidiary not prohibited by this Agreement; and

(yy)         (i) Investments consisting of unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under Applicable Law and (ii) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business and consistent with past practice.

For purposes of determining compliance with this Section 10.5, (A) Investments need not be incurred solely by reference to one category of Investments permitted by this Section 10.5 but are permitted to be made in part under any combination thereof and of any other available exemption and (B) in the event that any Investment (or any portion thereof) meets the criteria of one or more of the categories of Investments permitted by this Section 10.5, the Borrower shall, in its sole discretion, classify (but not reclassify or reallocate) such Investment (or any portion thereof) in any manner that complies with the definition thereof; provided, that once the Borrower has relied on any such clause for such amount, such capacity may not be reallocated and reused.

Notwithstanding anything to the contrary contained in this Agreement, (1) the Borrower shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Borrower (other than any Subsidiary of the Borrower), other than the grant of a non-exclusive license of Intellectual Property to any Subsidiary or a portfolio company of the Investors on arm’s-length terms, in the ordinary course of business for a bona fide business purpose and (2) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Borrower (other than any Subsidiary of the Borrower) shall own or hold an exclusive license to any Material Property.

10.6         Limitation on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Capital Stock of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any Parent Entity or any Equityholding Vehicle now or hereafter outstanding (or any options or warrants or equity appreciation or similar rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Capital Stock who are employees of the Borrower or any Subsidiary), or permit the Borrower or any of the Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or equity appreciation or similar rights issued with respect to any of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a)           (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, discharge, defease, retire or otherwise acquire in whole or in part any Equity Interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary or any Equity Interests of any Parent Entity or Equityholding Vehicle or any Junior Debt of the Borrower or any Subsidiary, in exchange for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Subsidiary) of Equity Interests of the Borrower or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower (in each case other than Disqualified Capital Stock, “Refunding Capital Stock”) made within 120 days of such contribution or sale or issuance of such Refunding Capital Stock, (ii) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 10.6(y), the declaration and payment of dividends and distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity or Equityholding Vehicle) in an aggregate amount per year no greater than the aggregate amount of dividends and distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement and (iii) the Borrower and any Subsidiary may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Capital Stock not otherwise permitted by Section 10.1) of such Person;

(b)           the Borrower and any Subsidiary may declare and pay dividends or make distributions to holders of any class or series of Disqualified Capital Stock of the Borrower or any of the Subsidiaries or any class or series of Preferred Stock of any Subsidiary, in each case issued in accordance with Section 10.1;

(c)           (i) to the extent constituting Restricted Payments (other than Restricted Investments), the Borrower and any Subsidiary may make Investments permitted by Section 10.5 and (ii) each Subsidiary may make Restricted Payments to the Borrower and to Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(d)           to the extent constituting Restricted Payments, the Borrower and any Subsidiary may enter into and consummate transactions expressly permitted by any provision of Sections 10.3 and 10.4 (other than Section 10.4(h)), and the Borrower may pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect the transactions permitted by such section;

(e)            (i) the Borrower may make Restricted Payments to redeem, discharge, defease, retire, repurchase or otherwise acquire Capital Stock of the Borrower, any Parent Entity or any Equityholding Vehicle, as applicable; provided that the aggregate amount of all cash paid in respect of all such shares of Capital Stock so redeemed, discharged, defeased, retired, repurchased or otherwise acquired during the term of this Agreement in reliance on this Section 10.6(e) shall not exceed $75,000,000;

(f)            [reserved];

(g)           the Borrower may make and pay Restricted Payments:

(i)            the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) any consolidated, combined, or similar type of foreign, federal, state, provincial and local income or similar Tax liability (including any interest or penalties related thereto) in respect of taxable income attributable to the Borrower and its Subsidiaries (and net of any payment already made and to be made by the Borrower to a taxing authority to satisfy such Tax liability);

(ii)           the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) its operating expenses incurred in the ordinary course (including related to maintenance of organizational existence and auditing and other accounting matters), general administrative costs and other overhead costs and expenses (including administrative, insurance, legal, accounting, professional and similar fees and expenses provided by third parties, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company), plus any indemnification claims made by future, current and former employees, managers, consultants, independent contractors, directors or officers of any Parent Entity of the Borrower or any Equityholding Vehicle;

(iii)          the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’ or Equityholding Vehicles’) corporate or other legal or organizational existence;

(iv)          [reserved];

(v)           the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) fees and expenses (other than to Affiliates of the Borrower) related to any successful or unsuccessful equity issuance or offering or Incurrence of Indebtedness, Refinancing, Disposition or acquisition or Investment transaction permitted by this Agreement;

(vi)          [reserved];

(vii)         when and to the extent applicable, the Borrower may make and pay Public Company Costs (or make Restricted Payments to allow any Parent Entity or Equityholding Vehicle to make such payment);

(viii)        the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to or provided on behalf of, future, current or former directors, officers, managers, employees, consultants or independent contractors of any Parent Entity of the Borrower or any Equityholding Vehicle to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company; and

(ix)           cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any Parent Entity of the Borrower or Equityholding Vehicle.

(h)           the Borrower may (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to) pay cash in lieu of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, or any Parent Entity of the Borrower or any Equityholding Vehicle), share split, reverse share split or combination thereof, or any Acquisition or other Investment;

(i)            the Borrower may pay (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to pay) Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards;

(j)             the Borrower may make payments (or make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to make such payments) described in Sections 9.18(c), (e), (h), (j), (v) and (x) (subject to the conditions set out therein);

(k)            the Borrower may make Restricted Payments and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 10.6;

(l)             the Borrower may pay and make Restricted Payments for nominal value per right, of any rights granted to all holders of Capital Stock of the Borrower (or any Parent Entity) pursuant to any equityholders’ rights plan adopted for the purpose of protecting equityholders from unfair takeover practices;

(m)           the Borrower and any Subsidiary may pay and make any Restricted Payment (i) made in connection with the Transactions and the Closing Date Refinancing Transactions including (A) in respect of payments required to be made on the Closing Date in connection with, or necessary to consummate, the funding of the Transactions and the Closing Date Refinancing Transactions, (B) the payment of Transaction Expenses, (C) in respect of working capital adjustments or purchase price adjustments or to satisfy indemnity or other similar obligations, in each case in connection with the Transactions and the Closing Date Refinancing Transactions, (D) to holders of equity, restricted equity units or similar equity awards, (ii) made in connection with the Transactions, any Acquisition or other Investment, to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) or made in connection with, or as a result of, any claims or actions (whether actual, contingent or potential) relating to the Transactions, the Closing Date Refinancing Transactions or any Acquisition or other Investment, (iii) made in connection with working capital adjustments or purchase price adjustments in connection with any Acquisition or other Investment, (iv) made in connection with the satisfaction of indemnity and other similar obligations in connection with any Acquisition or other Investment, (v) in addition to Restricted Payments described in clause (m)(i) above, to any employee, officer, manager, director, consultant, independent contractor and other holders of options that are subject to vesting, as such options vest or upon acceleration of such options in connection with Restricted Payments that were declared on or prior to the Closing Date or (vi) necessary to consummate the funding of amounts owed to Affiliates (including those made by any Parent Entity) of the Borrower or any Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle;

(n)           the Borrower may make payments made to optionholders or holders of profits interests of the Borrower or any Parent Entity or any Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or any Equityholding Vehicle (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 10.6, and any payment hereunder shall reduce payments available under such other paragraph);

(o)           the Borrower may pay Restricted Payments to pay for the redemption, discharge, defeasance, retirement, purchase, repurchase or other acquisition, in each case for nominal value, of Equity Interests of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager, member, partner, consultant or independent contractor of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Equity Interests was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement, purchase or repurchase relates the failure of such earn-out to fully vest;

(p)           Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (p) not to exceed the sum of (x) $5,000,000 (the “General RP Basket”), minus (y) the aggregate amount of Junior Debt Payments incurred pursuant to the General RDP Basket;

(q)           the Borrower may make payments or distributions to satisfy dissenters’ rights (including accrued interest) pursuant to or in connection with an Acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 10.3;

(r)            [reserved];

(s)           [reserved];

(t)            [reserved];

(u)           [reserved];

(v)           the Subsidiaries may make Restricted Payments in connection with the acquisition of additional Capital Stock in any Subsidiary from minority equityholders for not less than Fair Market Value;

(w)           any Restricted Payment (1) consisting of guarantees and Liens provided by the Borrower and the Subsidiary Guarantors in respect of any Specified Holdco Indebtedness, (2) made to Holdings or any Parent Entity to fund the payment of interest, fees or expenses in respect of any Specified Holdco Indebtedness, (3) made to Holdings or any Parent Entity to fund a Permitted Refinancing in respect of any Specified Holdco Indebtedness and/or (4) to effect a Junior Debt Payment in respect of any Specified Holdco Indebtedness permitted under Section 10.7 (it being understood that, for the avoidance of doubt, the Specified Holdco Indebtedness shall be deemed to constitute Junior Debt for purposes of this sub-clause (4), and any Restricted Payment made under this sub-clause (4) in reliance on a fixed basket under Section 10.7 shall be deemed to utilize capacity under such fixed basket);

(x)            [reserved];

(y)           [reserved]; and

(z)            the Borrower may make redemptions, acquisitions, retirements or repurchases of Capital Stock of any Parent Entity of the Borrower or of any Equityholding Vehicle of the Borrower, as applicable, deemed to occur upon the exercise of equity options or warrants; provided that no cash payments are permitted pursuant to this clause (z).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any such Subsidiary pursuant to the Restricted Payment. For the avoidance of doubt, this Section 10.6 shall not restrict the making of any AHYDO Catch-Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Subsidiaries permitted to be Incurred under the terms of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, (1) the Borrower shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Borrower (other than any Subsidiary of the Borrower), other than the grant of a non-exclusive license of Intellectual Property to any Subsidiary or a portfolio company of the Investors on arm’s-length terms, in the ordinary course of business for a bona fide business purpose and (2) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Borrower (other than any Subsidiary of the Borrower) shall own or hold an exclusive license to any Material Property.

10.7         Limitations on Debt Payments and Amendments.

(a)            The Borrower will not, and will not permit any of the Subsidiaries to, prepay, repurchase, redeem or otherwise defease or make similar principal payments (or, in the case of any Specified Holdco Indebtedness, make any Restricted Payment to fund the prepayment, repurchase, redemption, defeasance or similar payment in respect thereof) in respect of any Junior Debt (any such payments, “Junior Debt Payments”), in each case, prior to any scheduled repayment, sinking fund payment or maturity, except (A) Junior Debt Payments (i) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness provided such Permitted Refinancing Indebtedness is also Junior Debt, (ii) by converting or exchanging any such Indebtedness to Capital Stock of the Borrower or any of its Parent Entities and (iii) any Junior Debt Payment consisting of a Specified Repurchase or Exchange, (B) repurchases of any Existing Convertible Notes, Existing Senior Secured Notes, Existing Term Loans or Existing Senior Unsecured Notes in an aggregate principal amount not to exceed $50,000,000, plus accrued and unpaid interest thereon at the date of any such repurchases; provided that with respect to any repurchases of Existing Convertible Notes, Existing Senior Secured Notes, Existing Term Loans or Existing Senior Unsecured Notes made in reliance upon this clause (B), the purchase price for each such repurchase of Existing Convertible Notes, Existing Senior Secured Notes, Existing Term Loans or Existing Senior Unsecured Notes (excluding accrued and unpaid interest) shall not exceed 50% of the principal amount of such Existing Convertible Notes, Existing Senior Secured Notes, Existing Term Loans or Existing Unsecured Notes, as applicable, (C) (x) Junior Debt Payments with proceeds of any issuance of Capital Stock of the Borrower or any Parent Entity and/or any capital contribution in respect of Capital Stock of the Borrower or any Subsidiary (in each case, other than to or by the Borrower or any Subsidiary), (y) Junior Debt Payments as a result of the conversion of all or any portion of any Junior Debt into Capital Stock of the Borrower or any Parent Entity and (z) to the extent constituting a Junior Debt Payment, payment in kind interest with respect to any Junior Indebtedness that is permitted under Section 10.1, (D) payments of regularly scheduled interest and principal amortization, fees, expenses, indemnification obligations and AHYDO Catch-Up Payments, (E) any purchase, repurchase, redemption, defeasance or other acquisition or similar payment of Junior Debt Incurred pursuant to Section 10.1(j) (other than Indebtedness Incurred (I) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was otherwise acquired by the Borrower or any Subsidiary or (II) otherwise in connection with or contemplation of such acquisition), so long as such purchase, repurchase, redemption, defeasance or other acquisition or similar payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred, such Junior Debt is repaid within 30 days after the Incurrence thereof and the cost of such repayment is deemed to be part of the cost of such purchase, repurchase, redemption, defeasance or other acquisition or similar payment for purposes of determining compliance with Section 10.5 and/or Section 10.6, as applicable, (F) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Capital Stock (to the extent such Disqualified Capital Stock constitutes Indebtedness and was Incurred in compliance with Section 10.1), (G) Junior Debt Payments on or after the date that occurs one year prior to the stated maturity date of such Junior Debt, (H) the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 10.7(a); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision, (J) the mandatory prepayment or repurchase, redemption, defeasance, acquisition or retirement of Junior Debt in accordance with any asset sale, casualty, condemnation or eminent domain or similar event (provided that, at any time when the Junior Debt Toggle is in effect, this clause (J) shall permit (other than in connection with any change of control) only mandatory prepayments of Second Out Term Loans required by Section 5.2 of this Agreement (as in effect on the Closing Date) and mandatory prepayments of Other Applicable Indebtedness permitted by Section 5.2 of this Agreement (as in effect on the Closing Date) to be made ratably with any such mandatory prepayments of Second Out Term Loans), (K) Junior Debt Payments in an aggregate amount taken together with all other Junior Debt Payments made pursuant to this clause (K) not to exceed the sum of (x) $5,000,000 (the “General RDP Basket”), minus (y) the aggregate amount of Restricted Payments incurred pursuant to the General RP Basket and (L) Junior Debt Payments made in connection with the Transactions and the Closing Date Refinancing Transactions.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving pro forma effect to such transfer.

(b)           The Borrower will not, and will not permit any of the Subsidiaries to, waive, amend or modify any term or condition in (i) any Subordinated Debt Documentation (or, in each case, any documentation governing any Permitted Refinancing Indebtedness in respect thereof) (including, without limitation, the documentation governing the New Third Out Notes and the New Third Out Holdco Notes) in respect of the payment subordination thereof to the First Out Obligations and the Second Out Obligations or to the extent that any such waiver, amendment or modification, taken as a whole, would otherwise be materially adverse to the interests of the Lenders of any Class, (ii) any documentation governing the New Second Out Notes (or, in each case, any documentation governing any Permitted Refinancing Indebtedness in respect thereof) (including the Equal Priority Intercreditor Agreement) in respect of the payment subordination thereof to the First Out Obligations or to the extent that any such waiver, amendment or modification, taken as a whole, would otherwise be materially adverse to the interests of the Lenders holding First Out Obligations or (iii) the documentation governing the Existing Term Loans or the Existing Senior Secured Notes (or, in each case, any documentation governing any Permitted Refinancing Indebtedness in respect thereof) (including the Junior Priority Intercreditor Agreement) in respect of the payment subordination thereof to the Obligations and/or the subordination of the Liens securing such Indebtedness, as applicable, to the Liens securing the Obligations or to the extent that any such waiver, amendment or modification, taken as a whole, would otherwise be materially adverse to the interests of the Lenders of any Class.

For purposes of determining compliance with this Section 10.7, (A) Junior Debt Payments need not be made solely by reference to one category of Junior Debt Payments permitted by this Section 10.7 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Junior Debt Payment (or any portion thereof) meets the criteria of one or more of the categories of Junior Debt Payments permitted by this Section 10.7, the Borrower shall, in its sole discretion, classify (but not reclassify or reallocate) such Junior Debt Payment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Junior Debt Payment could be classified as having been made pursuant to Section 10.7(a)(A)(iii) above (giving pro forma effect to the making of such Junior Debt Payment), the Borrower, in its sole discretion, may classify such portion of such Junior Debt Payments as having been made pursuant to Section 10.7(a)(A)(iii) above and thereafter the remainder of such Junior Debt Payment or as having been made pursuant to one or more of the other clauses of this Section 10.7; provided, that once the Borrower has relied on any such clause for such amount, such capacity may not be reallocated and reused.

10.8         Negative Pledge Clauses. The Borrower will not, and will not permit any of the Subsidiaries to, create or otherwise cause to be effective, any Contractual Obligation (other than this Agreement, any other Credit Document, any Permitted Additional Debt Documents related to any secured Permitted Additional Debt, any document governing any secured Credit Agreement Refinancing Indebtedness, the Existing Senior Unsecured Notes Documents, the Existing Senior Secured Notes Documents, the New First Lien Notes, the Existing Credit Documents, any document governing any Term Loan Exchange Notes and, in each case, any documentation governing any Permitted Refinancing Indebtedness Incurred to Refinance any such Indebtedness) that limits the ability of the Borrower or any Guarantor to create, incur or assume any Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Obligations that in any material respect:

(a)           (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not materially expand the scope of such Contractual Obligation (as determined in good faith by the Borrower),

(b)           are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower,

(c)            represent Indebtedness of a Subsidiary of the Borrower that is not a Credit Party to the extent such Indebtedness is permitted by Section 10.1,

(d)           arise pursuant to agreements entered into with respect to any sale, transfer, lease, license or other Disposition permitted by Section 10.4, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale, transfer, lease, license, or other Disposition of the Capital Stock of such Subsidiary,

(e)           are customary provisions in Joint Venture agreements, partnership agreements, limited liability company organizational governance document, and other similar agreements applicable to partnerships, limited liability companies, Joint Ventures and similar Persons permitted by Section 10.5 or Section 10.6 or arrangements related to such Joint ventures or similar agreements,

(f)            are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness,

(g)           customary provisions contained in leases, sub-leases, service agreements, product sales, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business and consistent with past practice,

(h)           comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness,

(i)            are customary provisions restricting subletting or assignment or transfers of any lease governing a leasehold interest of the Borrower or any Subsidiary,

(j)             are customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business and consistent with past practices,

(k)            are restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business and consistent with past practice or restrictions on cash or other deposits permitted under Section 10.2,

(l)             are imposed by Applicable Law,

(m)           are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation;

(n)           comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 10.1 that are, taken as a whole, in the good-faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as either (i) in the judgment of the Borrower, such Incurrence will not materially impair the Borrower’s ability to make payments under this Agreement when due or (ii) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness,

(o)           arise in connection with purchase money obligations for property acquired in the ordinary course of business and consistent with past practices or Financing Lease Obligations;

(p)           arise in connection with any agreement or other instrument of a Person or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into any member of the Borrower Group, or any other transaction is entered into with any such Acquisition, merger, consolidation or amalgamation, in existence at the time of such Acquisition or at the time it merges, consolidates or amalgamates with or into any member of the Borrower Group or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired or redesignated;

(q)           are restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Subsidiaries is a party entered into in the ordinary course of business and consistent with past practices; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or any Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of another Subsidiary;

(r)            are provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and the Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business and consistent with past practice (in which case such restriction shall relate only to such Intellectual Property);

(s)            arise in connection with cash or other deposits imposed by agreement permitted under Section 10.2, Section 10.5 or Section 10.6 entered into in the ordinary course of business and consistent with past practice;

(t)            [reserved];

(u)           [reserved]; and

(v)           are any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxi) of this Section 10.8; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good-faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9         Parent Guarantors.

(a)            The Parent Guarantors will not conduct, transact or otherwise engage in any material business or material operations other than (i) the ownership and/or acquisition of the Capital Stock (other than Disqualified Capital Stock) of the Borrower or other Parent Guarantors, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors and the Borrower, (iv) the performance of its obligations under and in connection with the Credit Documents and any documents relating to other Indebtedness permitted under Section 10.1, (v) any public offering of its common Capital Stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by Section 10, including the costs, fees and expenses related thereto, (vi) any transaction that a Parent Guarantor is not prohibited to enter into or consummate under this Section 10 and any transaction between a Parent Guarantor and the Borrower, any other Parent Guarantor or any Subsidiary permitted under this Section 10, including (a) making any dividend or distribution or other transaction similar to a Restricted Payment (other than a Restricted Investment) not prohibited by Section 10.6 (or the making of a loan to its Parent Entities or any Equityholding Vehicle in lieu of any such permitted Restricted Payment (other than Restricted Investments) or distribution or other transaction similar to a Restricted Payment (other than Restricted Investments)) or holding any cash received in connection with Restricted Payments (other than Restricted Investments) made by the Borrower in accordance with Section 10.6 pending application thereof by a Parent Guarantor in the manner contemplated by Section 10.6 (including the redemption in whole or in part of any of its Capital Stock (other than, in the case of Holdings, Disqualified Capital Stock) in exchange for another class of Capital Stock (other than, in the case of Holdings, Disqualified Capital Stock) or rights to acquire its Capital Stock (other than, in the case of Holdings, Disqualified Capital Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than, in the case of Holdings, Disqualified Capital Stock)), (b) making any Investment to the extent (1) payment therefor is made solely with the Capital Stock of Holdings (other than Disqualified Capital Stock) or Capital Stock of another Parent Entity, the proceeds of Restricted Payments (other than a Restricted Investment) received, directly or indirectly, from the Borrower and/or proceeds of the issuance of, or contribution in respect of the, Capital Stock (other than Disqualified Capital Stock) of Holdings or Capital Stock of another Parent Entity or Subsidiary of a Parent Entity (other than Holdings and its Subsidiaries) and (2) in the case of Holdings, any property (including, in the case of Holdings, Capital Stock) acquired in connection therewith is contributed to the Borrower or a Subsidiary Guarantor (or, if otherwise permitted by Section 10.5 or Section 10.6, a Subsidiary) or the Person formed or acquired in connection therewith is merged with the Borrower or a Subsidiary and (c) the (w) provision of guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of debt for borrowed money, (x) (I) Incurrence of guarantees and the performance of its other obligations in respect of Indebtedness Incurred pursuant to Section 10.1 and (II) solely in the case of any Parent Guarantor (other than Holdings), the Incurrence of Indebtedness and (y) granting of Liens to the extent, in the case of Holdings, the Indebtedness contemplated by subclause (x) is permitted to be secured under Section 10.2, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 10, (ix) activities related or incidental to such consummation of the Transactions, (x) organizational activities incidental to Acquisitions or other Investments consummated by the Borrower or any of its Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such Acquisitions or other Investments in each case consummated substantially contemporaneously with the consummation of the applicable Acquisitions or other Investments; provided that in no event shall any such activities include the incurrence of a Lien on any of the assets of Holdings, (xi) the making of any loan to any officers or directors contemplated by Section 10.5 or Section 10.6, the making of any Investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 10.5 or Section 10.6, a Subsidiary (or, in the case of any Parent Guarantor (other than Holdings), the making of any Investment in (I) another Parent Entity or any Subsidiary of such Parent Guarantor (other than Holdings or any Subsidiary of the Borrower) and (II) Holdings to the extent such Investment is subsequently contributed to, or Invested in, the Borrower or any Subsidiary), (xii) such other activities that are incidental to maintaining its status as a public company, as applicable, to the extent not inconsistent with the provisions of Sections 9 and 10, (xiii) the performance of its obligations and the guarantee of any obligations in connection with the Transactions and (xiv) activities incidental to the businesses or activities described in clauses (i) to (xiii) of this Section 10.9(a).

(b)           The Parent Guarantors will not consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets and other properties, except that a Parent Guarantor may merge, amalgamate or consolidate with or into any other Person (other than the Borrower); provided that (i) such Parent Guarantor shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where such Parent Guarantor is not the continuing or surviving Person or where such Parent Guarantor has been liquidated, or in connection with a Disposition of all or substantially all of its assets, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which such Parent Guarantor has been liquidated or to which such Parent Guarantor has transferred such assets shall, in each case, be a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Parent or such Person, as the case may be, being herein referred to as the “Successor Parent”), (ii) the Successor Parent (if other than Parent) shall expressly assume all the obligations of Parent under this Agreement and the other applicable Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (at the Direction of the Required Lenders), (iii) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Parent is Parent, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Parent’s obligations under this Agreement, (iv) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Parent is Parent, shall have by a supplement or joinder to the applicable Security Documents, intercreditor agreements and other applicable Credit Documents confirmed that its obligations thereunder shall apply to the Successor Parent’s obligations under this Agreement, (v) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Parent is Parent, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Parent’s obligations under this Agreement, (vi) Parent or, if applicable, the Successor Parent, shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, liquidation or Disposition and any supplements or joinders to the Credit Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (vii) the Successor Parent shall, immediately following such merger, amalgamation, consolidation, liquidation or Disposition, directly or indirectly, own all Subsidiaries owned by the applicable Parent Guarantor immediately prior to such merger, amalgamation, consolidation, liquidation or Disposition and (viii) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation, consolidation, liquidation, or Disposition does not breach or result in a default under this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Parent (if other than Parent) will succeed to, and be substituted for, such Parent Guarantor under this Agreement.

10.10       Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio. Solely with respect to the Revolving Credit Facility and subject to the following proviso, beginning with the Test Period ending March 31, 2025, the Borrower will not permit the Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio as of the last day of any Test Period to be greater than 2.50:1.00; provided, however, that the Borrower shall be required to be in compliance with this Section 10.10 with respect to any Test Period only if the sum of (A) the aggregate principal amount of all Revolving Credit Loans and Swingline Loans plus (B) the aggregate Letter of Credit Obligations (other than (i) those Cash Collateralized in an amount equal to the Stated Amount thereof or otherwise backstopped on terms reasonably acceptable to the Administrative Agent and the applicable Letter of Credit Issuer and (ii) without duplication of amounts described in clause (i) above, Letter of Credit Obligations, the aggregate Stated Amount of which do not exceed the greater of (x) $15,000,000 and (y) the Stated Amount of Existing Letters of Credit outstanding on the Closing Date), in each case outstanding on the last day of such Test Period, exceeds 40.0% of the amount of the Total Revolving Credit Commitment in effect on such date.

10.11       Liability Management Transactions. Each of the Parent Guarantors and the Borrower shall not, and shall not permit any of their Subsidiaries, to directly or indirectly, (i) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness or issue any Capital Stock, (ii) create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any Investment in any other Person, (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution) or (v) convey, sell, lease or otherwise dispose of all or any part of its property or assets or to otherwise engage in any other activity, in each case, that is undertaken in connection with a Liability Management Exercise.

Section 11.         Events of Default. Upon the occurrence and during the continuance of any of the following specified events in Section 11.1 through Section 11.10 (each an “Event of Default”):

11.1         Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue (i) for five or more Business Days, in the payment when due of any interest on the Loans or (ii) for ten or more Business Days, in the payment when due of any fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause 11.1(a) or clause 11.1(b)(i)); or

11.2         Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made and such representation, warranty or statement, if capable of being cured, remains incorrect in such respect for 30 days after receipt by the Borrower of written notice thereof by the Administrative Agent; or

11.3         Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (with respect to the existence of the Borrower only) or Section 10; provided that with respect to Section 10.10, (i) an Event of Default (a “Financial Performance Covenant Event of Default”) shall not occur until the expiration of the 15th Business Day subsequent to the date the certificate calculating compliance with Section 10.10 as of the last day of any fiscal quarter is required to be delivered pursuant to Section 9.1(d) (without giving pro forma effect to any grace period for such delivery) with respect to such fiscal quarter or fiscal year, as applicable, and (ii) any default under Section 10.10 shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which the Revolving Credit Loans (if any) have been accelerated, and the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders (provided that if the Revolving Credit Lenders under any Incremental Facility have agreed not to have the benefit of the covenant set forth in Section 10.10, such Revolving Credit Lenders and such Incremental Facility shall be disregarded for purposes of determining the “Required Revolving Credit Lenders” under this paragraph), or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, Section 11.2 and clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4         Default Under Other Agreements. (a) Any Credit Party shall (i) fail to make any required payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1) in excess of $200,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) fail to observe or perform any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (i) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (ii) secured Indebtedness that becomes due solely as a result of the sale, transfer or other Disposition (including as a result of Recovery Event) of the property or assets securing such Indebtedness), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that such failure remains unremedied or has not been waived (including in the form of an amendment) by the holders of such Indebtedness or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof other than by (x) a regularly scheduled required prepayment or (y) as a mandatory prepayment or redemption; provided that this clause (b) shall not apply to (A) Indebtedness outstanding under any Hedging Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Hedging Agreements, (B) secured Indebtedness that becomes due as a result of a Disposition or a Recovery Event with respect to the property or assets securing such Indebtedness or (C) Indebtedness that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms; or

11.5         Bankruptcy, Etc. Any Parent Guarantor, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against any Parent Guarantor, the Borrower or any Significant Subsidiary under the Bankruptcy Code and the petition is not dismissed within 60 days after the commencement of such case, proceeding or action; or any Parent Guarantor, the Borrower or any Significant Subsidiary commences any other case, proceeding or action under any other Debtor Relief Law of any jurisdiction whether now or hereafter in effect relating to any Parent Guarantor, the Borrower or any Significant Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any Parent Guarantor, the Borrower or any Significant Subsidiary; or there is commenced against any Parent Guarantor, the Borrower or any Significant Subsidiary under any other Debtor Relief Law any such case, proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case, proceeding or action is entered; or any Parent Guarantor, the Borrower or any Significant Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Parent Guarantor, the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6         ERISA. (a) With respect to any Pension Plan, the failure by Holdings, the Borrower or any of the Subsidiaries or any ERISA Affiliate to satisfy the minimum funding standard required for any plan year or part thereof, whether or not waived, under Section 412 of the Code; with respect to any Multiemployer Plan, the failure to make any required contribution or payment; a determination that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; any Pension Plan is or shall have been terminated or is the subject of termination proceedings by the PBGC under Title IV of ERISA (including the giving of written notice thereof); a determination that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; with respect to any Multiemployer Plan, notification by the administrator of such Multiemployer Plan that the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; the PBGC provides written notice of its intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan in a manner that results in a liability under Title IV of ERISA to the Borrower, any Subsidiary thereof or any ERISA Affiliate; an event shall have occurred or a condition shall exist entitling the PBGC to provide written notice of its intent to terminate any Pension Plan; the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Pension Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 or 4212(e) of ERISA or Section 4971 or 4975 of the Code (including the receipt by the Borrower, any Subsidiary thereof or any ERISA Affiliate of written notice thereof); any termination of a Foreign Plan has occurred that gives rise to liability for Holdings, the Borrower or any Subsidiary; or any non-compliance with the funding requirements under Applicable Law for any Foreign Plan has occurred; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7         Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8         Security Document. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender), or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

11.9         Judgments. One or more judgments or decrees shall be entered against any Parent Guarantor, the Borrower or any of the Subsidiaries for the payment of money in an aggregate amount in excess of $200,000,000 for all such judgments and decrees for the Parent Guarantors, the Borrower and the Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10       Change of Control. A Change of Control shall occur;

then, in every such event (I) (other than an event with respect to any Parent Guarantor or the Borrower described in Section 11.5), and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without prejudice to the rights of any Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement; and (iii) require that the Borrower Cash Collateralize the outstanding Letter of Credit Obligations as provided in Section 3.8(b); and (II) in the case of any event with respect to any Parent Guarantor or the Borrower described in Section 11.5, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable by the Borrower, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that neither the Administrative Agent nor, for the avoidance of doubt, any Lender, may exercise any remedies or otherwise take any other enforcement action with respect to any Default or Event of Default for which written notice has been provided to the Administrative Agent and the Lenders or otherwise reported publicly more than two years prior to such exercise of remedies or other enforcement action so long as no exercise of remedies or enforcement action (including delivery of a notice of default) has been taken by the Administrative Agent or the requisite Lenders hereunder with respect to such Default or Event of Default before the end of such two-year period.

In addition to the foregoing, (i) during any period during which solely a Financial Performance Covenant Event of Default has occurred and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Credit Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Credit Lenders (versus the Lenders), the Revolving Credit Commitments (versus the Commitments), the Revolving Credit Loans and the Swingline Loans (versus the Loans), and the Letters of Credit and (ii) after a Financial Performance Covenant Event of Default has occurred and is continuing and the Revolving Credit Loans and Revolving Credit Commitments have been accelerated and terminated, the Administrative Agent may with the consent of, and shall at the written request of, the Required Term Loan Lenders take any of the foregoing actions described in the immediately preceding paragraph.

11.11       Borrower’s Right to Cure.

(a)           Financial Performance Covenant. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower reasonably expects to fail (or has failed) to comply with the requirements of the Financial Performance Covenant as of the end of any Test Period, at any time during the last fiscal quarter of such Test Period through and until the expiration of the 15th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 9.1(a) or Section 9.1(b) with respect to such fiscal quarter (the “Cure Deadline”), the Borrower (or any Parent Entity thereof) shall have the right to issue Capital Stock (other than Disqualified Capital Stock) for cash or otherwise receive cash contributions to (or, in the case of any Parent Entity of Holdings, receive Capital Stock of Holdings for its cash contributions to) the Capital Stock (other than Disqualified Capital Stock) of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right; provided such Cure Amount is received by the Borrower on or before the applicable Cure Deadline, compliance with the Financial Performance Covenant for such Test Period shall be recalculated giving pro forma effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter with respect to which such Cure Amount is received by the Borrower and any Test Period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Financial Performance Covenant and, subject to clause (c) below, not for any other purpose under this Agreement, by an amount equal to the Cure Amount and, except to the extent applied in a manner described in clause (iii) below, any prepayment of Indebtedness with the Cure Amount shall be disregarded for purposes of measuring the Financial Performance Covenant for such Test Period;

(ii)           if, after giving pro forma effect to such increase in Consolidated EBITDA, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(iii)          Consolidated First Lien Debt in the Test Period for which the Cure Amount is deemed applied shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (and, for the avoidance of doubt, not through cash netting) (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated First Lien Debt;

provided that the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right within five Business Days of the receipt of the Cure Amounts.

(b)           Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be no more than two fiscal quarters with respect to which the Cure Right is exercised, (ii) there shall be no more than five exercises of Cure Right in the aggregate, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant as of the end of such fiscal quarter (such amount, the “Necessary Cure Amount”); provided that, if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Performance Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (c) below, all Cure Amounts shall be disregarded for purposes of determining any baskets, with respect to the covenants contained in the Credit Documents, any “incurrence” based financial ratio and (v) no borrowing shall be made under the Revolving Credit Facility (and no Letter of Credit shall be issued, increased or extended) under the Revolving Credit Facility following a breach of the Financial Performance Covenant until the Cure Amount has actually been received by the Borrower.

(c)            Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Credit Documents and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive the cash proceeds of the Cure Amount or a cash capital contribution to the Borrower, which cash proceeds received by the Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

11.12       Application of Proceeds.

(a)            Subject to the terms of the Equal Priority Intercreditor Agreement and any other applicable Customary Intercreditor Agreement then in effect and the last paragraph of Section 11.10, upon the occurrence and during the continuance of an Event of Default, if requested by the Required Lenders (or the Required Revolving Credit Lenders or Required Term Loan Lenders, as applicable), or upon acceleration of the Obligations pursuant to Section 11, any amounts, property or distributions collected or received on account of the exercise of remedies hereunder and any payments or other distributions made in any Insolvency or Liquidation Proceeding pursuant to a Plan of Reorganization or otherwise as well as proceeds received by the Administrative Agent or Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Credit Document (collectively, “Application Proceeds”) shall, subject to Section 2.16 and Section 3.8(b), be applied by the Administrative Agent as follows:

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to each Agent in its capacity as such;

(ii)           Second, to payment of that portion of the First Out Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the First Out Secured Parties, ratably among them in proportion to the amounts described in this clause (ii) payable to them;

(iii)          Third, to payment of that portion of the First Out Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest) and periodic payments in respect of Secured Hedging Agreements, ratably among the First Out Secured Parties and the Hedge Banks, in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)          Fourth, to payment of that portion of the First Out Obligations constituting unpaid principal, Unpaid Drawings or face amounts of the First Out Obligations, and Swap Termination Value under Secured Hedging Agreements (but excluding any payments paid to the Hedge Banks third, pursuant to paragraph (iii) of this Section 11.12(a)) and Cash Management Obligations under each Secured Cash Management Agreement and for the account of the Letter of Credit Issuer, to Cash Collateralize that portion of Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the First Out Secured Parties in proportion to the respective amounts described in this clause (iv) held by them;

(v)           Fifth, to all other First Out Obligations that are due and payable to the Administrative Agent and the other First Out Secured Parties on such date, ratably based upon the respective aggregate amounts of all such First Out Obligations owing to the Administrative Agent and the other First Out Secured Parties on such date;

(vi)          Sixth, to payment of that portion of the Second Out Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Second Out Secured Parties, ratably among them in proportion to the amounts described in this clause (vi) payable to them;

(vii)         Seventh, to payment of that portion of the Second Out Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Second Out Secured Parties, in proportion to the respective amounts described in this clause (vii) payable to them;

(viii)        Eighth, to the payment of that portion of the Second Out Obligations constituting unpaid principal or face amounts of the Second Out Term Loans, ratably among the Second Out Secured Parties, in proportion to the respective amounts described in this clause (viii) payable to them;

(ix)          Ninth, to all other Second Out Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Second Out Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Second Out Secured Parties on such date;

(x)           Tenth, to payment of that portion of the Third Out Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Third Out Secured Parties, ratably among them in proportion to the amounts described in this clause (x) payable to them;

(xi)          Eleventh, to payment of that portion of the Third Out Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Third Out Secured Parties, in proportion to the respective amounts described in this clause (xi) payable to them;

(xii)         Twelfth, to the payment of that portion of the Third Out Obligations constituting unpaid principal or face amounts of the Incremental Term Loans, Extended Term Loans and/or Permitted Equal Priority Refinancing Debt constituting Third Out Obligations, ratably among the Third Out Secured Parties, in proportion to the respective amounts described in this clause (xii) payable to them;

(xiii)         Thirteenth, to all other Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Third Out Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Third Out Secured Parties on such date;

(xiv)         Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (iv) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, (a) amounts received from any Credit Party that is not an “eligible contract participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations and (b) Cash Management Obligations under each Secured Cash Management Agreement and Hedging Obligations under each Secured Hedging Agreement shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 12 hereof for itself and its Affiliates as if a “Lender” party hereto.

Whether or not a proceeding under any Debtor Relief Laws has commenced, any Application Proceeds received by any Secured Party in violation of (or otherwise not in accordance with) this Agreement shall be segregated and held in trust and promptly paid over to the Administrative Agent, for the benefit of the other Secured Parties, in the same form as received, with any necessary endorsements (which endorsements will be without recourse and without representation or warranty). The Administrative Agent is authorized to make such endorsements as agent for the Secured Parties. This authorization is coupled with an interest and is irrevocable until the Latest Maturity Date.

In the event that any such Application Proceeds are insufficient to pay in full the items described in clauses (i) through (xiv) of this Section 11.12, the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.12 is subject to the provisions of the Equal Priority Intercreditor Agreement and any other applicable Customary Intercreditor Agreement.

The parties to each Credit Document (including each Credit Party) irrevocably agree that this Section 11.12 constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code and any similar provision of any other applicable Debtor Relief Laws, and that the terms hereof will survive, and will continue in full force and effect and be binding upon each of the parties hereto, in any Insolvency or Liquidation Proceeding.

Section 12.         The Administrative Agent and the Collateral Agent.

12.1         Appointment.

(a)            Each Lender and Letter of Credit Issuer hereby irrevocably designates and appoints Goldman Sachs Lending Partners LLC (together with any successor Administrative Agent pursuant to Section 12.11) as Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)           Each Lender and Letter of Credit Issuer hereby appoints Goldman Sachs Lending Partners LLC (together with any successor Collateral Agent pursuant to Section 12.11) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Credit Documents and (ii) exercise such powers as are reasonably incidental thereto. For purposes of the exculpatory, liability-limiting, indemnification and other similar provisions of this Section 12, references to the “Administrative Agent” shall be deemed to include the Collateral Agent in its capacity as such. Each Lender hereby appoints the Collateral Agent to enter into, and sign for and on behalf of the Lenders as Secured Parties, the Guarantee and the Security Documents for the benefit of the Lenders and the Secured Parties.

12.2         Limited Duties. Under the Credit Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.5(e)), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

12.3         Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) or the Required Revolving Credit Lenders in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.4         Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact, or through their respective Related Parties, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.5         Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (a) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document, including, for the avoidance of doubt, any action taken by it in good faith in connection with the entry into, or any amendment of, or any action taken in connection with, any Customary Intercreditor Agreement contemplated by the terms hereof (except for its or such Person’s own gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction), (b) be responsible for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document or in any certificate, report, statement, agreement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, (iii) the creation, perfection or priority of any Lien purported to be created by the Credit Documents, (iv) any failure of Holdings, the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder or the occurrence of any Default or (v) the value or the sufficiency of any Collateral, (c) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (d) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (e) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to any Disqualified Lender.

12.6         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.7         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a written notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.8         Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates or any financial advisory to any of the Credit Parties (each, a “Company Advisor”) has made any representations or warranties to it and that no act by the Administrative Agent or any Company Advisor hereafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Company Advisor to any Lender. Each Lender represents to the Administrative Agent and to such other Persons referenced in this sentence that it has, independently and without reliance upon the Administrative Agent, any other Lender or any Company Advisor or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any other Lender or any Company Advisor or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

12.9         Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent required to be reimbursed by the Borrower and not so reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. The agreements in this Section 12.9 shall survive the payment of the Loans and all other amounts payable hereunder.

12.10       Agent in Its Individual Capacity. Each of Goldman Sachs Lending Partners LLC and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though Goldman Sachs Lending Partners LLC was not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, Goldman Sachs Lending Partners LLC shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Goldman Sachs Lending Partners LLC in its individual capacity.

12.11       Successor Agent. The Administrative Agent and/or the Collateral Agent may resign as the Administrative Agent and/or Collateral Agent, as the case may be, upon 30 days’ prior written notice to the Lenders, the Letter of Credit Issuer, the Swingline Lender, the other Agents and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender or is in material breach of its obligations under the Credit Documents as an Administrative Agent and/or Collateral Agent, as the case may be, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. If the Administrative Agent and/or Collateral Agent shall resign or be removed as the Administrative Agent and/or the Collateral Agent under this Agreement and the other Credit Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor for the Lenders within 30 days, or (b) in the case of a resignation, the Administrative Agent and/or the Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and/or the Collateral Agent, as applicable, selected from among the Lenders. In either case, the successor shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing), whereupon such successor shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, and the term “Administrative Agent”, and/or “Collateral Agent”, as applicable, shall mean such successor effective upon such appointment and approval, and the former Administrative Agent’s and/or Collateral Agent’s rights, powers and duties as the Administrative Agent and/or the Collateral Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent or any of the parties to this Agreement or any Lenders or other holders of the Loans. If no successor has accepted appointment as Administrative Agent and/or the Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation, as the case may be, (x) the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above and (y) the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective at such time as a successor Collateral Agent shall have been appointed, and such successor Collateral Agent shall have accepted such appointment, in accordance with the terms of this Section 12.11 and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents.

After any retiring or removed Administrative Agent’s and/or the Collateral Agent’s resignation or removal as the Administrative Agent and/or Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and/or Collateral Agent under this Agreement and the other Credit Documents.

Any resignation or replacement by Goldman Sachs Lending Partners LLC as Administrative Agent pursuant to this Section shall also constitute its resignation or replacement as Letter of Credit Issuer and Swingline Lender. If Goldman Sachs Lending Partners LLC resigns or is replaced as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or replacement as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unpaid Drawings pursuant to Sections 3.3 and 3.4. At the time such resignation or replacement shall become effective, the Borrower shall pay to Goldman Sachs Lending Partners LLC all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). After such resignation or replacement, Goldman Sachs Lending Partners LLC shall not be required to issue additional Letters of Credit or amend or renew existing Letters of Credit or provide any additional Swingline Loans. If Goldman Sachs Lending Partners LLC resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(d)(ii). Upon the appointment by the Borrower of a successor Letter of Credit Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer or Swingline Lender, as applicable, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Goldman Sachs Lending Partners LLC to effectively assume the obligations of Goldman Sachs Lending Partners LLC with respect to such Letters of Credit.

12.12       Withholding Tax. To the extent the Administrative Agent reasonably believes that it is required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Credit Parties under Section 5.4, if the United States Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses. The agreements in this Section 12.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall be entitled to set off any amounts owing to it under this Section 12.12 against any amounts otherwise payable to the applicable Lender.

12.13       Duties as Collateral Agent and as Paying Agent. Without limiting the generality of Section 12.1 above, the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders each Hedge Bank and each Cash Management Bank), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.5 or any other cases or proceedings under any other Debtor Relief Laws, and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Collateral Agent, (ii) file and prove claims and file other documents necessary, appropriate or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.5 or any other proceedings under any other Debtor Relief Laws (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise, (vii) negotiate the form of any Mortgage and (viii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.1 and the terms thereof; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

12.14       Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 13.17 without further action or consent by the Lenders.

12.15       Intercreditor Agreements. The Collateral Agent is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Collateral Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

Each Lender acknowledges and agrees that any of the Agents (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto and/or under a Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

12.16       Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.17       Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary, appropriate or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, fees, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under Sections 4.1 and 13.5), including all such amounts incurred or accruing during the pendency of any case or proceeding under any Debtor Relief Laws, allowed or allowable in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any debtor in possession, custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Letter of Credit Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Letter of Credit Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, under any other Debtor Relief Laws or under any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving pro forma effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 13.1), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.18       ERISA Lender Acknowledgement.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that:

(i)            none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)           The Administrative Agent hereby informs the applicable Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, bankers’ acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.19       Recovery of Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person (other than Holdings or any of its Subsidiaries) who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.19 and held in trust for the benefit of the Administrative Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the Overnight Rate. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender, Letter of Credit Issuer, Secured Party or any Person (other than Holdings or any of its Subsidiaries) who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender, Letter of Credit Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.19(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.19(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.19(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender, Letter of Credit Issuer or Secured Party hereby (i) authorizes and agrees solely with the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Letter of Credit Issuer or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts (“Unpaid Obligations”), against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a), (ii) authorizes the Administrative Agent to withhold (and hereby assigns to the Administrative Agent for the benefit of the Lenders, Letter of Credit Issuers and Secured Parties that are not Payment Recipients in respect of Erroneous Payments or have not failed to comply with Section 12.19(a) (the “Underpaid Lender Parties”)) any amounts received by it in respect of such Unpaid Obligations from such Lender, Letter of Credit Issuer or Secured Party and (iii) authorizes the Administrative Agent to distribute amounts received in respect of such Unpaid Obligations to Underpaid Lender Parties, in each case, for so long as and until the Underpaid Lender Parties and the Payment Recipient have been restored to the respective pro rata positions they would have held if such Erroneous Payment had not been made or had been immediately returned (consistent with Section 13.8).

(d)           (i)            In the event that an Erroneous Payment (or portion thereof) that was not made with funds provided by the Borrower (and the Borrower has not in fact made such payment, prepayment or repayment) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clauses (a), (b), or (c) from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the Administrative Agent and such Lender), but in all respects only if consented to by the Borrower to the extent required under Section 13.6, (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (C) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (D) the Administrative Agent (but not, for the avoidance of doubt, the Borrower) shall be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)           Subject to Section 13.6 (but excluding, in all events, any assignment consent or approval requirements (other than from the Borrower)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The Administrative Agent, the Lenders and the other Secured Parties agree that irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party, to the rights and interests of such Lender, Letter of Credit Issuer or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”); provided that, for the avoidance of doubt, this Section 12.19 shall not, and shall not be interpreted to, affect (including to duplicate, increase (or accelerate the due date for), or have the effect of duplicating, increasing (or accelerating the due date for)) the Obligations of the Borrower or any other Credit Party; provided, further, that for the avoidance of doubt, this clause (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, in each case, based on “discharge for value” or any similar doctrine.

(g)           The obligations, agreements and waivers of the Administrative Agent, the Lenders and the other Secured Parties under this Section 12.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(h)           Notwithstanding anything to the contrary herein or in any other Credit Document, (x) none of Holdings or any of its Subsidiaries has acquired or incurred (or will acquire or incur) any obligations or rights under this Section 12.19, (y) the rights and obligations of Holdings and its Subsidiaries shall not be affected by this Section 12.19 and (z) this Section 12.19 shall solely be an agreement between the Administrative Agent, the Lenders and the other Secured Parties, and not Holdings, the Borrower or any other Subsidiary of Holdings.

Section 13.         Miscellaneous.

13.1         Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document (other than the Fee Letter, which may be amended, supplemented or restated with the consent of the Administrative Agent and the Borrower), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except with respect to any amendment, modification or waiver contemplated in clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments and, except as otherwise set forth in this Agreement, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall:

(i)            without the written consent of each Lender directly and adversely affected thereby:

(A)            reduce or forgive the principal of any Loan (it being understood that a waiver of any condition precedent set forth in Sections 6 and 7 or waiver or amendment of any Default, Event of Default (other than a Event of Default under Section 11.1 in respect of the failure to pay any principal) or mandatory prepayment shall not constitute a reduction or forgiveness of principal);

(B)            [reserved];

(C)            reduce the amount of any fee payable hereunder or reduce the stated interest rate applicable to the Loans (it being understood that any change (x) to the definition of “Consolidated First Out First Lien Debt to Consolidated EBITDA Ratio” or (y) in the component definitions thereof shall not constitute a reduction in the rate); provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the “default rate” or (ii) to amend Section 2.8(c);

(D)            [reserved];

(E)            extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitments without the consent of any other Lender, including the Required Lenders); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

(F)            extend the final expiration date of any Letter of Credit beyond the date specified in Section 3.1(b);

(G)            increase the aggregate amount of any Commitment of any Lender (other than (i) with respect to any Incremental Facility to which such Lender has agreed, (ii) as a result of waiving the conditions precedent set forth in Sections 6 and 7 or (iii) as a result of a waiver or amendment of any Default or Event of Default (which shall not constitute an extension or increase of any commitment));

(H)            decrease or forgive any Repayment Amount;

(I)             contractually subordinate any of the Obligations in respect of the Loans in right of payment to any other Indebtedness for borrowed money of the Credit Parties or contractually subordinate the Liens securing the Loans to Liens securing other Indebtedness for borrowed money, except, in each case, (A) as otherwise expressly permitted under this Agreement as in effect as of the Closing Date (including, for the avoidance of doubt, in respect of additional First Out Indebtedness permitted under this Agreement as in effect as of the Closing Date), (B) pursuant to a “debtor-in-possession” financing (or any similar financing in an Insolvency or Liquidation Proceeding) provided that any such financing under this clause (B) (1) is offered to all Lenders holding First Out Obligations on a pro rata basis (which pro rata basis shall be determined as a percentage of the First Out Indebtedness and, if available to be drawn, any unfunded Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments) and on the same terms (including as to any backstop fees, premiums and/or the opportunity to refinance or “roll up” any First Out Obligations) associated with such financing and (2) such financing shall not include a “roll up” or refinancing, in whole or in part, of any Second Out Indebtedness or Third Out Indebtedness or other Junior Debt except with the consent of the Required Super-Majority First Out Lenders and the Required Revolving Credit Lenders or (C) in the case of up to $100.0 million in aggregate original principal amount of “new-money” First Out Indebtedness (not used to refinance other Indebtedness) incurred in accordance with Section 13.1(ii)(B) below and in reliance on this clause (C), that is consented to by the Required Super-Majority First Out Lenders, Required Revolving Credit Lenders and the Required Super-Majority Second Out Lenders;

(J)             amend, waive or otherwise modify any of the provisions of Section 5.2(c), Section 5.2(d), Section 5.2(e) or Section 13.8, in each case, in a manner that would by its terms alter the pro rata sharing or application of payments required thereby, or any provision of Section 11.12 or any other provision of the Credit Documents requiring pro rata application of payments or recoveries (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans and Revolving Credit Commitments on the Closing Date);

(K)            permit the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Subsidiary to be excluded from the requirements applicable to Subsidiaries pursuant to this Agreement;

(L)             amend, waive or otherwise modify the definition of “Material Property”, the last paragraph of Section 10.4, the last paragraph of Section 10.5, the last paragraph of Section 10.6, the Double-Dip Provision and/or the Chewy Provision;

(M)           amend this Agreement to permit purchases of any Loans (by open market purchase, Dutch Auction, through assignments or otherwise) by any Parent Guarantor, the Borrower or any of its Subsidiaries other than as contemplated by Section 13.6(g) as in effect on the Closing Date;

(ii)           (A) amend, modify or waive any provision of Section 10.5 or any other provision of this Agreement to permit additional Investments by any Credit Party in a Subsidiary that does not constitute a Credit Party (or amend, modify or waive any provision of Section 10.1 to permit the incurrence of additional Indebtedness for borrowed money at a Subsidiary that does not constitute a Credit Party), in each case under this sub-clause (A), without the written consent of the Required Super-Majority Lenders, (B) without the written consent of each First Out Lender and each Second Out Lender, amend, modify or waive Section 2.14, Section 10.1 or Section 10.2 or any other provision of this Agreement to permit additional First Out Indebtedness (or any First Lien Obligations that are not Second Out Indebtedness or Third Out Indebtedness), in each case under this sub-clause (B), unless (x) participation in funding or providing such Indebtedness is offered or will be offered to each Lender at such time on not less than a pro rata basis (which pro rata basis shall be determined as a percentage of the First Out Indebtedness, Second Out Indebtedness and Third Out Indebtedness of the Borrower and its Subsidiaries and any unfunded Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments) on the same terms (other than bona fide backstop fees and similar fees (in each case, which may only be paid in cash or “in kind”) and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) as offered to all other providers of such Indebtedness for a period of at least five (5) Business Days, (y) such amendment, modification or waiver is approved by the written consent of the Required Super-Majority First Out Lenders, Required Revolving Credit Lenders and the Required Super-Majority Second Out Lenders and (z) such First Out Indebtedness is limited to $100.0 million in aggregate original principal amount of “new-money” First Out Indebtedness (not used to refinance other Indebtedness), (C) without the written consent of each Second Out Lender, amend, modify or waive Section 2.14, Section 10.1 or Section 10.2 or any other provision of this Agreement to permit additional Second Out Indebtedness, in each case under this sub-clause (C), unless (x) participation in funding or providing such Indebtedness is offered or will be offered to each Lender at such time on not less than a pro rata basis (which pro rata basis shall be determined as a percentage of the First Out Indebtedness, Second Out Indebtedness and Third Out Indebtedness of the Borrower and its Subsidiaries and any unfunded Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments) on the same terms (other than bona fide backstop fees and similar fees (in each case, which may only be paid in cash or “in kind”) and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) as offered to all other providers of such Indebtedness for a period of at least five (5) Business Days and (y) such amendment, modification or waiver is approved by the written consent of the Required Super-Majority Lenders and the Required Super-Majority Second Out Lenders, (D) without the written consent of the Required Revolving Credit Lenders, amend, waive or otherwise modify (1) the Junior Debt Toggle or any provision of Section 10.7, in each case, in a manner that, prior to the repayment of the First Out Obligations under this Agreement, permits additional voluntary or mandatory Junior Debt Payments in respect of third-party Indebtedness for borrowed money that is contractually subordinated expressly by its terms in right of payment to the First Out Obligations or (2) any Equal Priority Intercreditor Agreement, Junior Priority Intercreditor Agreement, any other Customary Intercreditor Agreement (other than, in each case, technical amendments (including amendments to add additional tranches or classes of Indebtedness that is otherwise permitted under this Agreement, and amendments to join additional representatives)) in a manner that is materially adverse to the interests of Revolving Credit Lenders (in their capacity as such) or (E) without the written consent of the Required Super-Majority Lenders, amend, modify or waive the definition of “Liability Management Exercise” and/or Section 10.11;

(iii)          (A)            reduce the percentages specified in the definition of the term “Required Revolving Credit Lenders” without the written consent of all Revolving Credit Lenders, (B) reduce the percentages specified in the definition of the term “Required Term Loan Lenders” without the written consent of all Term Loan Lenders, (C) reduce the percentages specified in the definition of the term “Majority Lenders” without the written consent of all Lenders, (D) reduce the percentages specified in the definition of the term “Majority First Out Term Loan Lenders” without the written consent of all Lenders holding First Out Term Loans, (E) reduce the percentages specified in the definition of the term “Majority Second Out Term Loan Lenders” without the written consent of all Lenders holding Second Out Term Loans, (F) reduce the percentages specified in the definition of the term “Required Super-Majority First Out Lenders” or “Required Specified Super-Majority Lenders” without the written consent of all Revolving Credit Lenders holding Revolving Credit Exposure constituting First Out Obligations and all Lenders holding First Out Term Loans or (G) reduce the percentages specified in the definition of the term “Required Super-Majority Second Out Lenders” without the written consent of all Lenders holding Second Out Term Loans;

(iv)          amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender;

(v)          amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and/or the Collateral Agent, as applicable;

(vi)          amend, modify or waive any provision of Section 2.16 (to the extent applicable to it) or Section 3 (including any Letter of Credit Sub-Commitment Obligation of any Letter of Credit Issuer) without the written consent of the applicable Letter of Credit Issuer;

(vii)         amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the then-current Swingline Lender;

(viii)        subject to any applicable Customary Intercreditor Agreement, release all or substantially all of the value of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents), in each case without the prior written consent of each Lender;

(ix)           effect any waiver, amendment or modification that by its terms disproportionately affects the rights or obligations in respect of payments or Collateral or otherwise of Lenders participating in any Class differently from those of Lenders participating in another Class, without the consent of the Majority Lenders of each disproportionately affected Class (including, in the case of the First Out Term Loans, any reduction or waiver of mandatory prepayments or modification of Section 5.2(c) or other provisions relating to prepayment of Second Out Term Loans) (it being agreed that (x) the Majority First Out Term Loans Lenders may waive, in whole or in part, any prepayment required by Section 5.2 with respect to the First Out Term Loans and (y) the Majority Second Out Term Loan Lenders may waive, in whole or in part, any prepayment required by Section 5.2 with respect to the Second Out Term Loans, in each case of clauses (x) and (y), so long as the application of any prepayment or Commitment reduction required to be made is not changed);

(x)           amend or otherwise modify the provisions of Section 2.14 or Section 4.2(d) for the primary purpose of influencing the voting thresholds set forth in this Agreement without the written consent of each Lender;

(xi)           amend or otherwise modify (A) the last paragraph of Section 10.1 or (B) the last paragraph of Section 10.5, in each case, without the written consent of each Lender; or

(xii)         (A) postpone, or have the effect of postponing, any date scheduled for (including by making any payment payable in kind rather than in cash), (B) change, or have the effect of changing, the currency of, or (C) extend, or have the effect of extending, any grace period relating to, any payment of principal of, or interest on, any Loan, or any fees or other amounts payable, in each case, without the written consent of each Lender (other than as a result of waiving the applicability of any post-default increase in interest rates, waiving the conditions precedent set forth in Sections 6 and 7 or other than as a result of a waiver or amendment of any Default, Event of Default (other than a Default or Event of Default as a result of a default in the payment when due of any such amounts) or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest, fees or other amounts)); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

provided, further, that (A) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower, and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 13.1 if such Class of Lenders were the only Class of Lenders hereunder at the time and (B) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, error, mistake or inconsistency (including amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Credit Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Credit Documents), so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with (w) any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, (x) the provision of any Incremental Revolving Credit Commitment Increase or any Additional/Replacement Revolving Credit Commitments, (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield for which only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans (provided that, to the extent such Class of Term Loans being repriced is subordinated in right of payment (including, for the avoidance of doubt, by being designated as Second Out Obligations) and/or Lien priority to any of the Obligations, such repriced Term Loans shall be subordinated in right of payment and/or Lien priority to such Obligations on terms not less favorable to the Lenders in respect of such contractual subordination) or (z) changes otherwise to effect the provisions of Section 2.14, 2.15, 2.17 or 10.2(a) and (C) Holdings, the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) negotiate the form of any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for (I) the mechanics contemplated by the offering process set forth in Section 13.6(g)(i)(B) herein and (II) the amendments contemplated by each of Section 1.3(a)(i) (so long as the Lenders shall have received prior written notice of such amendment) and Section 2.10(d) (subject to the terms thereof); provided, further, that, for the avoidance of doubt, any consent right set forth in this Section 13.1 shall also apply in respect of amendments, waivers or other modifications of defined terms used in the provisions of this Agreement or the other Credit Documents to which such consent rights apply.

Notwithstanding the foregoing, only the consent of the Required Revolving Credit Lenders shall be required to (and only the Required Revolving Credit Lenders shall have the ability to) (i) waive, amend, supplement or modify the covenant set forth in Section 10.10 (including any defined terms as they relate thereto), (ii) waive, amend, supplement or modify any provision of Section 11.11 (including any defined terms as they relate thereto), (iii) waive or consent to any Default or Event of Default resulting from a breach of the Financial Performance Covenant, (iv) alter the rights or remedies of the Required Revolving Credit Lenders arising pursuant to Section 11 as a result of a breach of the Financial Performance Covenant or (v) waive any condition precedent set forth in Section 7 with respect to Credit Events involving the Revolving Credit Facility; provided that if Revolving Credit Lenders under any Incremental Facility have agreed not to have the benefit of the covenant set forth in Section 10.10, such Revolving Credit Lenders and such Incremental Facility shall be disregarded for purposes of determining the “Required Revolving Credit Lenders” under this paragraph.

Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may, without the consent of any Lender, enter into any amendment, modification, supplement or other change to the Security Documents or enter into, or amend, modify, supplement or change, any Customary Intercreditor Agreement, in each case as contemplated by Sections 10.2(a), 10.2(u) or 10.2(bb).

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Credit Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Credit Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Credit Lender as of the Closing Date and (z) any Affiliate of any thereof) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination:

(i)            derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars,

(ii)           notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination,

(iii)          derivative contracts in respect of an index that includes any Credit Party or any instrument issued or guaranteed by any of the Credit Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5.0% of the components of such index,

(iv)          derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and

(v)           credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any Credit Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5.0% of the components of such index.

In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise (other than a proceeding under any Debtor Relief Law) be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). In addition, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Net Short Lender, (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Net Short Lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Credit Document by any Net Short Lender.

To the extent notice has been provided to the Administrative Agent pursuant to the definition of “Credit Agreement Refinancing Indebtedness”, “Permitted Additional Debt” or “Permitted Refinancing Indebtedness” or pursuant to Sections 2.14(c) or 10.1(k)(i)(E) with respect to the inclusion of any Previously Absent Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 13.1 deemed modified to include such Previously Absent Covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

Notwithstanding anything in this Section 13.1 or the definition of “Required Lenders”, “Required Term Loan Lenders”, “Majority Lenders”, “Majority First Out Term Loan Lenders”, “Required Super-Majority Lenders”, “Required Super-Majority First Out Lenders” or “Majority First Out Lenders” to the contrary, for purposes of determining whether the Required Lenders, Required Term Loan Lenders, Majority Lenders, Majority First Out Term Loan Lenders, Required Super-Majority Lenders, Required Super-Majority First Out Lenders, Majority First Out Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Specified Exchange First Out Term Loans held by the Borrower shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, Required Term Loan Lenders, Majority Lenders, Majority First Out Term Loan Lenders, Required Super-Majority Lenders, Required Super-Majority First Out Lenders or Majority First Out Lenders (or requisite vote of any Class of Lenders) have taken any actions.

13.2         Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)            if to the Borrower, Holdings or any other Credit Party, to it at:

MPH Acquisition Holdings LLC or MPH Acquisition Corp 1

c/o MultiPlan

115 Fifth Avenue

New York, NY 10003

Attention:	Doug Garis, Chief Financial Officer
James Head, Strategic Advisor (MultiPlan)
E-mail address:	[*****]
[*****]

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

4550 Travis Street

Dallas, TX 75205

Attention: David Nemecek, P.C.,

E-mail address:	david.nemecek@kirkland.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Austin Glassman, P.C.

E-mail address:	austin.glassman@kirkland.com

(b)           if to the Administrative Agent, to it at:

For purposes of Borrowing, Continuation/Conversion and Prepayment notices:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone:	972-368-2323
Facsimile:	(646) 769-7829
E-mail:	gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com
Attention:	SBD Operations

For any other purpose:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone:	972-368-2323
Facsimile:	(646) 769-7829
E-mail:	gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com
Attention:	SBD Operations

With a copy to:

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group

Luke Qiu

Email: luke.qiu@gs.com

212-902-5717

(c)            if to the Collateral Agent, to it at:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone:	972-368-2323
Facsimile:	(646) 769-7829
E-mail:	gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com
Attention:	SBD Operations

With a copy to:

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group

Luke Qiu

Email: luke.qiu@gs.com

212-902-5717

(d)           if to Goldman Sachs Lending Partners LLC, as Letter of Credit Issuer, to it at:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone:	972-368-2323
Facsimile:	(646) 769-7829
E-mail:	gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com
Attention:	SBD Operations

(e)            if to Goldman Sachs Lending Partners LLC, as Swingline Lender, to it at:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone:	972-368-2323
Facsimile:	(646) 769-7829
E-mail:	gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com
Attention:	SBD Operations

(f)            if to a Lender or other Letter of Credit Issuer (other than as set forth in the immediately preceding clauses), to it at its address (or fax number) set forth on Schedule 13.2 or in the Assignment and Acceptance, Incremental Agreement or documents relating to any Refinancing pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.2. Notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 9, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a notice pursuant to Section 2.6, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings (or any Parent Entity thereof), the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities for purposes of United States federal securities laws (provided, however, that to the extent the Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Sections 9.1(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities for purposes of United States federal securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY OTHER AGENT OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, THROUGH THE INTERNET OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The words “execution”, “execute”, “signed”, “signature”, and words of like import herein or in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5         Payment of Expenses; Indemnification.

(a)           The Borrower, agrees (i) to pay or reimburse each of the Agents, the Letter of Credit Issuer, the Swingline Lenders and the Lenders for all their reasonable and documented or invoiced out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of this Agreement and the other Credit Documents, and any amendment, supplement, modification to, waiver and/or enforcement of or preservation of rights under this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of (x) one firm of counsel to the Term Lenders taken as a whole (it being understood that such counsel shall be Gibson Dunn & Crutcher LLP), (y) one firm of counsel to the Agent (it being understood that such counsel shall be Cahill, Gordon & Reindel LLP) and (z) and one firm of counsel to all other parties taken as a whole and, in each case, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each of the Agents and the Lenders for all their reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the enforcement, collection, protection or preservation of any rights under this Agreement, under the other Credit Documents, under this Section, in connection with the Loans under this Agreement, and under any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Agents, and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer and the Swingline Lender and their respective Related Parties (without duplication) (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities (including liabilities under Environmental Laws) or penalties (collectively, “Losses”) of any kind or nature whatsoever and the reasonable and documented and invoiced out-of-pocket expenses, joint or several, to which any such Indemnified Party may become subject, in each case to the extent of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with any action, claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (any of the foregoing, a “Proceeding”) (regardless of whether such Indemnified Party is a party thereto or whether or not such Proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) and, subject to Section 13.5(e), to reimburse each such Indemnified Party promptly for any reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (which in the case of legal fees shall be limited to the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of (x) a single firm of counsel for the Term Lenders taken as a whole (it being understood such counsel shall be Gibson Dunn & Crutcher, LLP) and their respective Indemnified Parties and (y) a single firm of counsel for all other Indemnified Parties, taken as a whole and, in each case, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating, responding to or defending any of the foregoing has retained its own counsel, of one other firm of counsel for such affected Indemnified Party in each appropriate jurisdiction)), relating to the Transactions or the Closing Date Refinancing Transactions or the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents or the use of the proceeds of the Loans or Letters of Credit (all the foregoing in this Section 13.5(a), collectively, the “indemnified liabilities”); provided that this Section 13.5(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or penalties arising from any non-Tax claim; and provided, further, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent arising from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (b) a material breach of the obligations of such Indemnified Party or any of its Related Parties under the terms of this Agreement or any other Credit Document by such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (c) in addition to clause (b) above, in the case of any Proceeding initiated by Holdings, the Borrower or any Subsidiary against the relevant Indemnified Party, solely from a breach of the obligations of such Indemnified Party or its Related Parties under the terms of this Agreement or any other Credit Document as determined in a final and non-appealable decision by a court of competent jurisdiction, or (d) any Proceeding brought by any Indemnified Party against any other Indemnified Party that does not involve an act or omission by Holdings, the Borrower or any Subsidiary; provided that each of the Agents, the Letter of Credit Issuer and the Swingline Lender, in each case to the extent fulfilling their respective roles in their capacities as such, shall remain indemnified in respect of such a Proceeding, to the extent that none of the exceptions set forth in clause (a), (b), (c) or (d) of the immediately preceding proviso applies to such Person at such time. All amounts payable under this Section 13.5(a) shall be paid within 30 days after receipt by the Borrower of written demand and an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder and the termination of the Obligations.

(b)           No Credit Party nor any Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification and reimbursement obligations to the Indemnified Parties pursuant to Section 13.5(a)(iii), to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification under Section 13.5(a)(iii). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties as determined by a final and non-appealable decision of a court of competent jurisdiction.

(c)            No Credit Party shall be liable for any settlement of any Proceeding effected without written consent of the Borrower (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of paragraph (d) below (with “the Borrower” being substituted for “Indemnified Party” in each such clause) shall be deemed reasonable), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, each Credit Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 13.5. If any Person has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 13.5, then the Indemnified Party shall promptly refund such amount.

(d)           No Credit Party shall without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party.

(e)            In case any proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnified Party hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnified Party would present it with a conflict of interest or (iii) the Indemnified Party reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnified Party, including situations in which there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Borrower.

13.6         Successors and Assigns; Participations and Assignments; Etc.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as set forth in Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 13.6(d)), the Company Advisors (to the extent expressly provided in Section 12.8) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph 13.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (unless increased costs would result therefrom) or (y) if an Event of Default under Section 11.1 or an Event of Default with respect to the Borrower under Section 11.5 has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received written notice thereof; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and

(B)            (i) in the case of Term Loans or Commitments in respect of Term Loans, the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to any Purchasing Borrower Party or any Affiliated Lender and (ii) in the case of Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans, the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to a Purchasing Borrower Party or any Affiliated Lender shall also be subject to the requirements of Section 13.6(g).

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of the applicable Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of Revolving Credit Commitments or Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans, $5,000,000 or, in the case of Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans denominated in an Alternative Currency, €5,000,000, CAN$5,000,000, £5,000,000 or A$5,000,000, as applicable, or, in the case of any other Alternative Currency, a like amount (or an integral multiple of $1,000,000 (or, in the case of Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000 or A$1,000,000, or, in the case of any other Alternative Currency, a like amount, as applicable) in excess thereof), or, in the case of Term Loan Commitments, Incremental Term Loan Commitments or Term Loans, $1,000,000 or, in the case of Incremental Term Loan Commitments or Term Loans denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000 or A$1,000,000, as applicable, or, in the case of any other Alternative Currency, a like amount, as applicable (or an integral multiple of $1,000,000 (or, in the case of Term Loan Commitments, Incremental Term Loan Commitments or Term Loans denominated in an Alternative Currency, €1,000,000, CAN$1,000,000, £1,000,000 or A$1,000,000 or, in the case of any other Alternative Currency, a like amount, as applicable) in excess thereof), unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)            subject to the terms of Section 13.7(c), the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case, together with a processing fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, including assignments effected pursuant to the provisions of Section 13.7;

(C)            the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent any tax form required by Section 5.4 and an administrative questionnaire in a form approved by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; and

(D)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (D) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis.

Notwithstanding the foregoing or anything to the contrary set forth herein (i) any assignment of any Loans or Commitments to a Purchasing Borrower Party or an Affiliated Lender shall also be subject to the requirements set forth in Section 13.6(g) and (ii) no natural person may be an Eligible Assignee with respect to any Loans or Commitments.

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is primarily engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to Section 13.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits and subject to the requirements of Sections 2.10, 2.11, 5.4 and 13.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d).

(iv)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, Incremental Term Loan Commitment, Revolving Credit Commitment and Additional/Replacement Revolving Credit Commitment, and the outstanding balances of its Loans, in each case without giving pro forma effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that (x) it is legally authorized to enter into such Assignment and Acceptance and (y) to the extent that such assignee has received, upon its request, a notification of whether or not it is on the list of Disqualified Lenders, it is not a Disqualified Lender or an Affiliate of a Disqualified Lender; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.9 or delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by (x) the Borrower, each Letter of Credit Issuer and the Collateral Agent and (y) any Lender (solely with respect to its own outstanding Loans and Commitments), in each case, at any reasonable time and from time to time upon reasonable prior notice.

(vi)          Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and any tax form required by Section 5.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)            Notwithstanding any provision to the contrary, any Lender may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. Any such assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Administrative Agent and the Borrower may deliver notices to such assigning Lender (as agent for the SPV) and not separately to the SPV unless the Administrative Agent and the Borrower are requested in writing by the SPV to deliver such notices separately to it. Notwithstanding anything herein to the contrary, (i) neither the grant to the SPV nor the exercise by any SPV of such option will increase the costs or expenses or otherwise change the obligations of the Borrower under this Agreement and the other Credit Documents, except, in the case of Sections 2.10, 2.11, 3.5 or 5.4, where (A) the increase or change results from a change in any Applicable Law after the SPV becomes an SPV and the assigning Lender notifies the Borrower in writing of such increase or change no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the grant was made with the Borrower’s prior written consent, (ii) the assigning Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document and the receipt of any notices provided by the Administrative Agent and the Borrower (as agent for the SPV) remain the Lender of record hereunder and (iii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the assigning Lender). The Borrower shall, at the request of any such assigning Lender, execute and deliver to such Person as such assigning Lender may designate, a Note, substantially in the form of Exhibit G-1 or G-2, as applicable, in the amount of such assigning Lender’s original Note to evidence the Loans of such assigning Lender and related SPV.

(d)           (i)            Any Lender may, without the consent of the Borrower, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender, sell participations to one or more Persons, other than to any Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to such Lender), Defaulting Lender, natural person, Holdings, the Borrower or any of its Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (d)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Sections 2.10, 2.11, 5.4 and 13.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b); provided that the documentation required under Section 5.4(d), (e) and (g) shall be delivered to the participating Lender. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the entitlement to a greater payment resulted from a change in any Applicable Law after the Participant became a Participant and the participating Lender notifies the Borrower in writing of such entitlement to a greater payment no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as a non-fiduciary agent of the Borrower solely for this purpose, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such Participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such Participant in any Obligation, in any Commitment and in any right to receive any interest or principal payment hereunder (such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligation or Commitment) to any Person except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat the Person listed in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Any Lender may, without the consent of the Borrower, the Collateral Agent or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note evidencing the Loans owing to such Lender.

(f)            Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)           (i)            Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans or Commitments to any Purchasing Borrower Party or any Affiliated Lender in accordance with Section 13.6(b) (which assignment, if to a Purchasing Borrower Party, will not, except for purposes of making calculations of the Incremental Base Amount and the calculations required by Section 5.2(a)(ii), constitute a prepayment of Loans for any purposes of this Agreement and the other Credit Documents); provided that:

(A)            with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing or would result therefrom;

(B)            with respect to any such assignment to a Purchasing Borrower Party, such assignment shall be made pursuant to a “dutch auction” in which such Purchasing Borrower Party shall offer to all Lenders within any Class of Term Loans (but not, for the avoidance of doubt, to every Class) to buy the Term Loans within such Class on a pro rata basis based on the then outstanding principal amount of all Term Loans of such Class, for cash at a price determined pursuant to customary “dutch auction” procedures to be reasonably agreed between the Administrative Agent and the Borrower;

(C)            the assigning Lender and Purchasing Borrower Party or Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(D)            for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments, Extended Revolving Credit Commitments or Extended Revolving Credit Loans to any Purchasing Borrower Party or any Affiliated Lender;

(E)            any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(F)            no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans, Extended Revolving Credit Loans or Swingline Loans or Additional/Replacement Revolving Credit Loans (or any other revolving credit facility that is effective in reliance on Section 10.1(a) or Section 10.1(u)) to purchase any Term Loans;

(G)            no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 13.6(g) if, after giving pro forma effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 30.0% of the Term Loans of all Classes then outstanding (determined as of the time of such purchase); and

(H)            any purchases or assignments of Loans by a Purchasing Borrower Party or a Non-Debt Fund Affiliate made through “dutch auctions” shall (i) be conducted pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 13.6(g) and are otherwise reasonably agreed between the Administrative Agent and the Borrower, (ii) require that such Person clearly identify itself as a Purchasing Borrower Party or an Affiliated Lender, as the case may be, in any assignment and acceptance agreement executed in connection with such purchases or assignments and (iii) be made in cash; provided that (x) so long as any Term Loans constituting First Out Obligations are outstanding, no purchases of Term Loans constituting Second Out Obligations shall be made by a Purchasing Borrower Party and (y) so long as any Term Loans constituting First Out Obligations and/or Second Out Obligations are outstanding, no purchases or assignments of Term Loans constituting Third Out Obligations shall be made by a Purchasing Borrower Party;

(ii)           Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender to which representatives of the Credit Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Sections 2, 3, 4 and 5 of this Agreement) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Credit Documents or to challenge such Agent’s attorney-client privilege.

(iii)          By its acquisition of Term Loans, a Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that if a case under the Bankruptcy Code is commenced against any Credit Party, such Credit Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization or liquidation of such Credit Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization or liquidation proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii);

(iv)          Any Lender may assign all or a portion of the Loans or Commitments of any Class held by it to a Debt Fund Affiliate in accordance with Section 13.6(b).

(h)            Notwithstanding anything in Section 13.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Loans or Commitments held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders”, “Required Term Loan Lenders”, “Required Revolving Credit Lenders”, “Majority Lenders”, “Majority First Out Term Loan Lenders” or “Majority Second Out Term Loan Lenders” (in each case, (including in respect of a specific Class) (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Debt Fund Affiliates).

(i)            Upon any contribution of Term Loans to the Borrower or any Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired or extinguished by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement or extinguishment in the Register.

(j)            The Administrative Agent shall not (a) be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “dutch auction” unless it is reasonably satisfied with the terms and restrictions of such auction or (b) have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases by any Purchasing Borrower Party.

13.7         Replacements of Lenders Under Certain Circumstances.

(a)            The Borrower, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, financial institution or other institutional lender or investor that is an Eligible Assignee; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or such replacement bank, financial institution or other institutional lender or investor shall purchase, at par) all Loans and pay all other amounts (other than any disputed amounts) owing to such replaced Lender hereunder (including, for the avoidance of doubt, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) and under the other Credit Documents prior to the date of replacement of such Lender, (D) such replacement bank, financial institution or other institutional lender or investor (if not already a Lender) and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b)            If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination, which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or each Lender and with respect to which the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments, as applicable, shall have granted their consent, then, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (i) all Obligations of the Borrower under this Agreement owing to such Non-Consenting Lender being replaced shall be paid in full (including any applicable premium under Section 5.1(b)) to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and other accrued and unpaid amounts thereon, (iii) the replacement Lender shall consent to the proposed amendment, modification, supplement, waiver, discharge or termination, (iv) all Lenders required to have consented to such proposed amendment, modification, supplement, waiver, discharge or termination (other than Non-Consenting Lenders which are simultaneously replaced) shall have consented thereto, and (v) the assignment of such Non-Consenting Lenders Loans to one or more Eligible Assignees does not otherwise conflict with Applicable Law. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6(a). Notwithstanding the foregoing, this Section 13.7(b) shall not apply to amendments, modifications, supplements or waivers of the type described in Section 13.1(ii).

(c)            Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8         Adjustments; Set-off.

(a)            Except as otherwise set forth herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans of any Class and/or the participations in letter of credit obligations or swingline loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class or participations in letter of credit obligations or swingline loans, as applicable; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings, the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in a Letter of Credit Obligations or Swingline Loans to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender, the Swingline Lender and each Letter of Credit Issuer shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, each Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender, the Swingline Lender and each Letter of Credit Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything in this Section 13.8(b) to the contrary, no Lender, no Swingline Lender and no Letter of Credit Issuer will exercise, or attempt to exercise, any right of set off, banker’s lien or the like against any deposit account or property of the Borrower or any other Credit Party held or maintained by such Lender, Swingline Lender or Letter of Credit Issuer, as applicable, in each case to the extent the deposits or other proceeds of such exercise, or attempt to exercise, any right of set off, banker’s lien or the like are, or are intended to be or are otherwise are held out to be applied to the Obligations hereunder or otherwise secured by the Collateral, without the prior written consent of the Collateral Agent.

13.9         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings, the Borrower and each Agent.

13.10       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11       Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13       Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York located in the County of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14       Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)           none of the Administrative Agent, the Collateral Agent or any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and Holdings or the Borrower on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)         no Joint Venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

13.15       WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LETTER OF CREDIT ISSUER, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16       Confidentiality. Each Agent, each Letter of Credit Issuer, the Swingline Lender and each Lender shall hold all non-public information furnished by or on behalf of Holdings and the Borrower and their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, such Agent or the Letter of Credit Issuer pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof), including pursuant to any Applicable Law, including EU Risk-Retention Rules, or pursuant to legal process or otherwise as required by Applicable Law based on the reasonable advice of counsel, (b) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, in the case of each of clauses (i) and (ii), the relevant Person is advised of and agrees to be bound by the provisions of this Section 13.16 or other provisions at least as restrictive as this Section 13.16, (c) to such Lender’s or such Agent’s or the Letter of Credit Issuer’s trustees, attorneys, professional advisors or independent auditors or Related Parties, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information or are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (and to the extent a person’s compliance is within the control of an Agent, Letter of Credit Issuer or Lender, such Agent, Letter of Credit Issuer or Lender will be responsible for such compliance), (d) with the written consent of the Borrower, (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 13.16, (ii) becomes available to any Agent, any Lender, the Letter of Credit Issuer or any of their respective Affiliates on a non-confidential basis from a source that is not subject to these confidentiality provisions or (iii) to the extent such information is independently developed by such Agent, Lender, Letter of Credit Issuer, or Affiliate without the use of confidential information in breach of this Section 13.16 or (f) for purposes of establishing a “due diligence” defense; provided that other than disclosures required in the ordinary course of EU Risk-Retention Rules, unless specifically prohibited by Applicable Law or court order, each Lender, each Agent and the Letter of Credit Issuer shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than (I) any such request in connection with an audit or examination of the financial condition of such Lender, such Agent or the Letter of Credit Issuer by such Governmental Authority for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that, in no event shall any Lender, any Agent or the Letter of Credit Issuer be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of the Borrower. Each Lender, each Agent and the Letter of Credit Issuer agrees that it will not provide to prospective Transferees, pledgees referred to in Section 13.16(e) or to prospective direct or indirect contractual counterparties under Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16. The confidentiality provisions contained herein shall not prohibit disclosures (x) to the CUSIP Service Bureau or any similar agency only to the extent necessary to issue and monitor CUSIP numbers with respect to the Credit Facilities, (y) of only the existence of this Agreement, the amount of the Credit Facilities, the Closing Date, the details of the outstanding Loans (including the Type, the Applicable Margin and the Interest Period) and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders only to the extent necessary in connection with the administration, settlement and management of this Agreement, the other Credit Documents, the Commitments, and the Loans and Letters of Credit Incurred hereunder or (z) to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV; provided that any such Person is advised of and agrees to be bound by the provisions of this Section 13.16. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Confidential Information regarding suspected violations of laws, rules or regulations to a governmental regulatory or self-regulatory authority without any notification to any Person.

13.17       Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)            The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, exchange, issuance, transfer or other Disposition (other than an operating lease or a license) (including by the termination of Financing Lease Obligations or the repossession of the leased property in a Financing Lease Obligation by the lessor or by means of a distribution or Restricted Payment) of such Collateral (including as part of or in connection with any other sale, exchange, issuance, transfer or other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale, exchange, issuance, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party by a Person that is not a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release or discharge of such Subsidiary Guarantor from its obligations under the Guarantee (in accordance with the second and third succeeding sentences and Section 25 of the Guarantee) and, for the avoidance of doubt, not in violation of the Chewy Provision, (vi) as required by the Collateral Agent to effect any sale, exchange, transfer or other Disposition of Collateral in connection with any enforcement action or exercise of remedies taken by the Collateral Agent in accordance with the terms of the Equal Priority Intercreditor Agreement and the Security Documents, (vii) to the extent such Collateral is or otherwise becomes Excluded Capital Stock or Excluded Property (other than pursuant to clause (c) of the definition thereof), and (viii) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by the Credit Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that a Subsidiary Guarantor shall be released from the Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary, or otherwise becoming an Excluded Subsidiary, or, in the case of a Previous Holdings, in accordance with the conditions set forth in the definition of Holdings. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Subsidiary Guarantor shall no longer be deemed to be repeated.

(b)           Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations not then due and payable in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations not then due and payable in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped on terms reasonably satisfactory to the Letter of Credit Issuer, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)           Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower in connection with any Liens permitted by the Credit Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to give effect to (by means of an acknowledgment (but not consent) reasonably satisfactory to the Administrative Agent), or to subordinate, the Lien on any Collateral to any Lien permitted under Sections 10.2(c), (e) (solely as it relates to clause (c) of Section 10.2), (f), (k)(i), (l), (m), (n), (o), (q), (r), (v), (w), (x), (y) and clauses (d), (e), (f), (g), (i) and (n) of the definition of “Permitted Encumbrances.” In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as a party to such subordination or intercreditor agreements, in each case to the extent consistent with the provisions of Section 12.15.

(d)           Notwithstanding the foregoing or anything in the Credit Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Credit Parties’ assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a proceeding under any Debtor Relief Law, enter into a settlement agreement on behalf of all Lenders.

13.18       USA PATRIOT ACT. Each Lender hereby notifies the Borrower and each other Credit Party that pursuant to the requirements of the PATRIOT ACT, it is required to obtain, verify and record information that identifies the Borrower and each other Credit Party, which information includes the name and address of the Borrower and each other Credit Party and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the PATRIOT ACT.

13.19       [Reserved].

13.20       Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

13.22        Co-Obligor Obligations.

(a)            Joint and Several Liability. In consideration of the establishment of any Commitments and the making of the Loans and issuance of the Letters of Credit under this Agreement, and of the benefits to the Borrower and each of the Co-Obligors that are anticipated to result therefrom, the Borrower and each of the Co-Obligors agree that, notwithstanding any other provision contained herein or in any other Credit Document, the Borrower and each of the Co-Obligors shall be fully liable for all of the Obligations, both severally and jointly, regardless of whether the Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder. Accordingly, the Borrower and each of the Co-Obligors irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that they will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof. The Borrower and each of the Co-Obligors hereby further agrees that if the Borrower or any of the Co-Obligors shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then they will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)           Obligations Unconditional. The obligations of the Borrower and each of the Co-Obligors under paragraph (a) above are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower or Co-Obligors under this Agreement or any other Credit Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.22 that the joint and several obligations of the Borrower and each of the Co-Obligors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of the Borrower and each of the Co-Obligors, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Borrower or any of the Co-Obligors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii)          the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

(c)            Certain Waivers. The Borrower and each of the Co-Obligors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any defenses it may now or hereafter acquire in any way relating to any law, regulation, decree or order of any jurisdiction, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against either it or the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.

(d)           Reinstatement. The obligations of the Borrower and each of the Co-Obligors under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower and each of the Co-Obligors in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e)            Remedies. The Borrower and each of the Co-Obligors agrees that, as among them, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of any of them under this Agreement may be declared to be forthwith due and payable as provided in Section 11 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 11) for purposes of paragraph (a) above notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any of them and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any of them) shall forthwith become due and payable by the others, in their capacities as obligor or co-obligor, as applicable, for purposes of such paragraph (a).

(f)            Continuing Obligation. Each of the agreements of the Borrower and each of the Co-Obligors in this Section is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

(g)           Notices, Elections, Approvals, etc. Notwithstanding anything to the contrary set forth in this Agreement or other Credit Documents, each of the Co-Obligors hereby agrees that any and all notices, elections, requests, decisions, approval rights and similar discretionary activities under the Credit Documents may be taken by the Borrower on behalf of itself and/or the Co-Obligors.

(h)           Standstill. Upon payment by the Borrower or any of the Co-Obligors of any sums as provided under paragraph (a) above (or under any other provision of this Agreement or any other Credit Document), all rights, if any, of the Borrower or any of the Co-Obligors against the other or any other Credit Party arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the payment in full in cash of all of the Obligations.

13.23       Acknowledgement Regarding any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MPH Acquisition HOLDINGS LLC,
a Delaware limited liability company,
as Borrower

By:	/s/ Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

MPH Acquisition corp 1,
a Delaware corporation,
as Holdings

By:	/s/ Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

[Signature Page to Super Senior Credit Agreement]

ADMAR CORPORATION,
a California corporation
American Lifecare Holdings, Inc.,
a Louisiana corporation
American Lifecare, Inc.,
a Louisiana corporation
Beech Street Corporation,
a California corporation
Benefits Science LLC,
a Texas limited liability company
BST Acquisition Corp.,
a Delaware corporation
DATA & DECISION SCIENCE LLC,
a Delaware limited liability company
DHP Acquisition Corp.,
a Delaware corporation
Health Management Network, Inc.,
a Nevada corporation
HealthEOS by MultiPlan, Inc.,
a Wisconsin corporation
HealthNetwork Systems LLC,
a Delaware limited liability company
HMA Acquisition Corporation,
a Delaware corporation
HMA, Inc.,
an Arizona corporation
HST Acquisition Corp.,
a Delaware corporation
HSTechnology Solutions, Inc.,
a Delaware corporation
Integrated Health Plan, Inc.,
a Florida corporation
Launchpoint Ventures, LLC,
a Delaware limited liability company

By:	/s/ Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

[Signature Page to Super Senior Credit Agreement]

Medical Audit & Review Solutions, Inc.,
a Delaware corporation
MPI Sub, Inc.,
a Delaware corporation
MPLN Investments, LLC,
a Delaware limited liability company
MultiPlan Corporation,
a Delaware corporation
Multiplan, Inc.,
a New York corporation
National Care Network, LLC,
a Delaware limited liability company
Polaris Intermediate Corp.,
a Delaware corporation
Polaris Parent LLC,
a Delaware limited liability company
Private Healthcare Systems, Inc.,
a Delaware corporation
Rural Arizona Network, Inc.,
an Arizona corporation
Statewide Independent PPO Inc.,
a New York corporation
Texas True Choice, Inc.,
a Delaware corporation
Viant Payment Systems, Inc.,
a Delaware corporation
Viant, Inc.,
a Nevada corporation

By:	/s/ Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

[Signature Page to Super Senior Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, Administrative Agent, Collateral Agent, Lender, Swingline Lender and a Letter of Credit Issuer

By:	/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

[Signature Page to Super Senior Credit Agreement]

[Lenders’ signature pages on file with MultiPlan Corporation.]

[Signature Page to Super Senior Credit Agreement]

EXHIBIT A

TO THE SUPER SENIOR CREDIT AGREEMENT

FORM OF GUARANTEE

[see attached.]

SUPER SENIOR GUARANTEE

SUPER SENIOR GUARANTEE, dated as of January 30, 2025 (this “Guarantee”), made among MPH Acquisition Corp 1, a Delaware corporation, as Holdings (“Holdings”), MPH Acquisition Holdings LLC, a Delaware limited liability company, as the Borrower (the “Borrower”), each of the Parent Entities listed on Annex A hereto or that becomes a party hereto pursuant to Section 21 hereof (together with Holdings, the “Parent Guarantors”), each of the subsidiaries of the Borrower listed on Annex B hereto or that becomes a party hereto pursuant to Section 21 hereof (each such subsidiary, individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; and together with the Parent Guarantors and, other than with respect to its own obligations, the Borrower, collectively, the “Guarantors”), and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent for the Secured Parties (as defined in the Credit Agreement) in such capacities, together with its successors, assigns, designees and sub-agents in such capacities, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (a) the Parent Guarantors and the Borrower are parties to that certain Super Senior Credit Agreement, dated as of the date hereof (the “Credit Agreement”), with the Co-Obligors from time to time party thereto, the Parent Guarantors from time to time party thereto, the several Lenders and Letter of Credit Issuers from time to time party thereto and GOLDMAN SACHS LENDING PARTNERS LLC, as the Administrative Agent, the Collateral Agent and the Swingline Lender, pursuant to which the Lenders have severally agreed to make Loans to the Borrower and the Letter of Credit Issuers have agreed to issue letters of credit for the account of the Borrower upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedging Agreements with Holdings, the Borrower or any Subsidiary and (c) one or more Cash Management Banks may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements with Holdings, the Borrower or any Subsidiary (clauses (a), (b), and (c) collectively, the “Extensions of Credit”);

WHEREAS, the Parent Guarantors are affiliates of the Borrower and each Subsidiary Guarantor is a Subsidiary of the Borrower;

WHEREAS, each Guarantor acknowledges that it will derive a substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligations of the Lenders, Swingline Lender and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agents, the Lenders, the Swingline Lender and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the Lenders, the Swingline Lender and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedging Agreements with Holdings, the Borrower or any Subsidiary and to induce one or more Cash Management Banks pursuant to Secured Cash Management Agreements to provide Cash Management Services to Holdings, the Borrower or any Subsidiary, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.             Defined Terms.

(a)            Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including terms used in the preamble and recitals hereto) shall have the meanings given to them in the Credit Agreement. Furthermore, unless otherwise defined herein or in the Credit Agreement, terms defined in the Security Agreement and used herein shall have the meanings assigned to them in the Security Agreement.

(b)           The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6, 1.7, 1.8 and 1.12 of Credit Agreement shall apply to this Guarantee, including terms defined in the preamble and recitals hereto, as if such Sections were set forth herein in their entirety, mutatis mutandis.

(c)            As used herein, the term “Termination Date” shall have the meaning assigned to such term in the Security Agreement.

2.             Guarantee.

(a)           Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment (and not of collection) and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (other than, in the case of the Borrower, in respect of its own obligations), whether currently existing or hereafter incurred. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Credit Party to pay any Obligation when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 3 and 5 hereof.

(b)           Each Subsidiary Guarantor and Parent Guarantor, and by its acceptance of this Guarantee, the Collateral Agent and each Secured Party hereby confirms that it is the intention of all such persons that this Guarantee and the Obligations of each Subsidiary Guarantor and Parent Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Obligations of each Subsidiary Guarantor and Parent Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the Secured Parties and the Guarantors irrevocably agree that the Obligations of each Subsidiary Guarantor and Parent Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(c)           To the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement (whether or not then in effect), each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent or any other Secured Party in enforcing or preserving any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

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(d)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(e)           No payment or payments made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.

(f)            Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose.

(g)           Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(h)           The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, the Borrower or any other party, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor, the Borrower or any other party, and whether or not any other Guarantor, any other guarantor, the Borrower or any other party be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by Applicable Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

(i)            The Borrower, unconditionally and irrevocably, with respect to each other Guarantor (other than with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor), guarantees such Guarantor’s guarantee of any Secured Hedging Agreement entered into by a Hedge Bank. The obligations of the Borrower under this Section 2(i) shall remain in full force and effect until the discharge of the Obligations in accordance with the Credit Documents or other document executed and delivered in connection therewith. The Borrower intends that this Section 2(i) constitute, and this Section 2(i) shall be deemed to constitute, a guarantee or other agreement for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

3.             Right of Contribution. Each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

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4.             Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by Applicable Law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor and the Collateral Agent promptly of any such set-off and the appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application.

5.             No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether due or to become due, in accordance with Section 5.04 of the Security Agreement.

6.             Amendments, etc. with Respect to the Obligations; Waiver of Rights. Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 25, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith, the Secured Hedging Agreements and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements and any other documents executed and delivered in connection therewith, may be amended, waived, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or other guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any other Guarantor or other guarantor or any release of the Borrower or any other Guarantor or other guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

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7.             Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, contraction, Incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations (including as a result of the Incurrence of Incremental Facilities), and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations or any of them, shall conclusively be deemed to have been created, contracted or Incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee; and all dealings between the Borrower and any of the other Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives promptness, diligence, presentment, protest, notice of protest, demand for payment and notice of default, acceleration or nonpayment and any other notice to or upon the Borrower or any other Guarantor with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment (and not of collection) without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Secured Hedging Agreement or any Secured Cash Management Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent or any other Secured Party, (c) any default, failure or delay, willful or otherwise, in the performance of the Obligations by the Guarantors or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may elect, but shall be under no obligation, to pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor. To the fullest extent permitted by Applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement, subrogation, exoneration, contribution or indemnification or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until the Termination Date, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedging Agreement or Secured Cash Management Agreement the Credit Parties may be free from any Obligations.

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8.             Subordination. Each Credit Party hereby agrees that any Indebtedness of any Credit Party now or hereafter owing to any other Credit Party or Subsidiary, whether heretofore, now or hereafter created (the “Credit Party Subordinated Debt”), is hereby subordinated to all of the Obligations until the Termination Date and that the Credit Party Subordinated Debt shall not be paid in whole or in part during the continuance of any Event of Default. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Credit Party or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Credit Party (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (a) the Termination Date shall have occurred, before any payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of the Credit Party Subordinated Debt and (b) until the Termination Date shall have occurred, any payment or distribution to which such payee would otherwise be entitled (other than debt securities of such Credit Party that are subordinated, to at least the same extent as this Section 8, to the payment of all Credit Party Subordinated Debt then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the Collateral Agent. If any Event of Default occurs and is continuing, no payment or distribution of any kind or character shall be accepted by or on behalf of any Credit Party or any other Person on its behalf with respect to the Credit Party Subordinated Debt. If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of the Credit Party Subordinated Debt shall be received by any payee in violation of this Section 8 before the Termination Date, such payment or distribution shall be held in trust for the benefit of the Secured Parties, and shall be paid over to the Collateral Agent.

9.             Representations and Warranties; Covenants. Each Guarantor hereby (a) represents and warrants that the representations and warranties as to it made by the Borrower in Section 8 of the Credit Agreement are true and correct in all material respects on each date as required by Section 7.1 of the Credit Agreement (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects) and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

10.           Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.           Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the Collateral Agent’s office specified in Section 13.2 of the Credit Agreement.

12.           Authority of Agent. Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Guarantee with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them (including an intercreditor agreement), but, as between the Collateral Agent and such Guarantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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13.           Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

14.           Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “PDF” or “TIF” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution”, “execute”, “signed”, “signature”, and words of like import herein or in or related to any document to be signed in connection with this Guarantee and the transactions contemplated hereby (including amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Collateral Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.           Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16.           Integration. This Guarantee represents the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents (and each other agreement or instrument executed or issued in connection therewith).

17.           Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

(b)           Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any Secured Party would otherwise have on any future occasion.

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(c)           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18.           Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19.           Entire Agreement. This Guarantee, taken together with all of the other Credit Documents represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

20.           Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent unless otherwise permitted under the Credit Agreement.

21.           Additional Guarantors. Each Subsidiary of the Borrower and each Parent Entity that is required to become a party to this Guarantee pursuant to Section 9.10 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary or Parent Entity of a Supplement in the form of Annex C hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

22.           [Reserved].

23.           [Reserved].

24.           GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS; WAIVERS OF JURY TRIAL. SECTIONS 13.12 (GOVERNING LAW), 13.13 (SUBMISSION TO JURISDICTIONS; WAIVERS) AND 13.15 (WAIVERS OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS.

25.           Termination or Release.

(a)           This Guarantee shall terminate on the Termination Date.

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(b)           (i) Any Guarantor shall be automatically released from this Guarantee in the circumstances, if any, provided for in Section 13.17 of the Credit Agreement with respect to the release of such Guarantor from this Guarantee and (ii) a Parent Guarantor shall be automatically released from its obligations hereunder upon the consummation of a merger, amalgamation or consolidation where the Person formed by or surviving any such merger, amalgamation or consolidation is a Successor Parent or upon the liquidation of such Parent Guarantor or Disposition of all or substantially all of such Parent Guarantor’s assets where the Person into which such Parent Guarantor has been liquidated or to which such Parent Guarantor has transferred such assets is a Successor Parent, in each case under this clause (ii), to the extent such Successor Parent has satisfied the requirements set forth in Section 10.9 of the Credit Agreement.

(c)           In connection with any termination or release, the Collateral Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 25 shall be without recourse to or warranty by the Collateral Agent.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

MPH ACQUISITION CORP 1

By:
Name:
Title:

MPH Acquisition Holdings LLC

By:
Name:
Title:

Polaris Parent LLC

By:
Name:
Title:

Polaris Intermediate Corp.

By:
Name:
Title:

MultiPlan Corporation

By:
Name:
Title:

[Signature Page to Super Senior Guarantee]

MEDICAL AUDIT & REVIEW SOLUTIONS, INC.

By:
Name:
Title:

MPLN Investments, LLC

By:
Name:
Title:

HMA ACQUISITION CORPORATION
MPI SUB, INC.
PRIVATE HEALTHCARE SYSTEMS, INC.
TEXAS TRUE CHOICE, INC.
VIANT, INC.
VIANT PAYMENT SYSTEMS, INC.
HEALTHNETWORK SYSTEMS LLC
NATIONAL CARE NETWORK, LLC
BEECH STREET CORPORATION
MULTIPLAN, INC.
STATEWIDE INDEPENDENT PPO INC.
HEALTHEOS BY MULTIPLAN, INC.

By:
Name:
Title:

DHP ACQUISITON CORP. HST ACQUISITION CORP. HSTECHNOLOGY SOLUTIONS, INC. LAUNCHPOINT VENTURES, LLC

By:
Name:
Title:

[Signature Page to Super Senior Guarantee]

HMA, Inc.

By:
Name:
Title:

Rural Arizona Network, Inc.

By:
Name:
Title:

Health Management Network, Inc.

By:
Name:
Title:

Admar Corporation

By:
Name:
Title:

Integrated Health Plan, Inc.

By:
Name:
Title:

American Lifecare Holdings, Inc.

By:
Name:
Title:

American Lifecare, Inc.

By:
Name:
Title:

[Signature Page to Super Senior Guarantee]

BST Acquisition Corp.

By:
Name:
Title:

Benefits Science LLC

By:
Name:
Title:

Data & Decision Science LLC

By:
Name:
Title:

[Signature Page to Super Senior Guarantee]

GOLDMAN SACHS LENDING PARTNERS LLC
as Administrative Agent and Collateral Agent
By:
Name:
Title:

[Signature Page to Super Senior Guarantee]

ANNEX A

TO THE GUARANTEE

PARENT GUARANTORS

Grantor	Type of Organization
Polaris Parent LLC	Limited liability company
Polaris Intermediate Corp.	Corporation
MultiPlan Corporation	Corporation

ANNEX B

TO THE GUARANTEE

SUBSIDIARY GUARANTORS

Grantor	Type of Organization
Multiplan, Inc.	Corporation
MPLN Investments, LLC	Limited liability company
DHP Acquisition Corp.	Corporation
Launchpoint Ventures, LLC	Limited liability company
HST Acquisition Corp.	Corporation
HSTechnology Solutions, Inc.	Corporation
HMA Acquisition Corporation	Corporation
HMA, Inc.	Corporation
Rural Arizona Network, Inc.	Corporation
Health Management Network, Inc.	Corporation
MPI Sub, Inc.	Corporation
Admar Corporation	Corporation
Integrated Health Plan, Inc.	Corporation
Medical Audit & Review Solutions, Inc.	Corporation
National Care Network, LLC	Limited liability company
Private Healthcare Systems, Inc.	Corporation
American Lifecare Holdings, Inc.	Corporation
American Lifecare, Inc.	Corporation
Statewide Independent PPO Inc.	Corporation

HealthEOS by Multiplan, Inc.	Corporation
Viant, Inc.	Corporation
Texas True Choice, Inc.	Corporation
Viant Payment Systems, Inc.	Corporation
Beech Street Corporation	Corporation
HealthNetwork Systems LLC	Limited liability company
BST Acquisition Corp.	Corporation
Benefits Science LLC	Limited liability company
Data & Decision Science LLC	Limited liability company

ANNEX C

TO THE GUARANTEE

SUPPLEMENT NO. [●], dated as of [●], 20[●] (this “Supplement”), to the SUPER SENIOR GUARANTEE, dated as of January 30, 2025 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee”), made among MPH Acquisition Corp 1, a Delaware corporation, as Holdings (“Holdings”), MPH Acquisition Holdings LLC, a Delaware limited liability company, as the Borrower (the “Borrower”), each of the Parent Entities on Annex A thereto or that becomes a party thereto pursuant to Section 21 of the Guarantee (together with Holdings, the “Parent Guarantors”), each of the subsidiaries of the Borrower listed on Annex B thereto or that becomes a party thereto pursuant to Section 21 of the Guarantee (each such subsidiary, individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; and together with the Parent Guarantors and, other than with respect to its own obligations, the Borrower, collectively, the “Guarantors”), and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”) as Administrative Agent and Collateral Agent for the Secured Parties (as defined in the Credit Agreement) (in such capacity, together with its successors, assigns, designees and sub-agents in such capacity, the “Collateral Agent”).

A.            Reference is made to the Super Senior Credit Agreement, dated as of January 30, 2025 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent Guarantors, the Borrower (as defined therein), the Co-Obligors party thereto from time to time, the several Lenders and Letter of Credit Issuers from time to time party thereto and Goldman Sachs Lending Partners LLC, as the Administrative Agent, the Collateral Agent and Swingline Lender.

B.             Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee. The rules of construction and other interpretative provisions specified in Section 1(b) of the Guarantee shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C.             The Guarantors have entered into the Guarantee in order to induce the Agents, the Swingline Lender and the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the Lenders, the Swingline Lender and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedging Agreements with Holdings, the Borrower or any Subsidiary and to induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements with Holdings, the Borrower or any Subsidiary. Section 9.10 of the Credit Agreement and Section 21 of the Guarantee provide that additional Parent Entities and Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned [Parent Entity][Subsidiary] (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders, the Swingline Lender and the Letter of Credit Issuers to make additional Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedging Agreements with Holdings, the Borrower or any Subsidiary and to induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements with Holdings, the Borrower or any Subsidiary and as consideration for Extensions of Credit previously made, Secured Hedging Agreements previously entered into and Cash Management Services previously provided under Secured Cash Management Agreements.

Accordingly, the Collateral Agent and each New Guarantor agrees as follows:

SECTION 1. In accordance with Section 21 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “PDF” or “TIF” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution”, “execute”, “signed”, “signature”, and words of like import herein shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Collateral Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. SECTION 24 (GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS; WAIVERS OF JURY TRIAL) OF THE GUARANTEE IS HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13 of the Guarantee. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

SECTION 8. Each New Guarantor agrees to reimburse the Collateral Agent for its reasonable and documented or invoiced out-of-pocket costs and expenses in connection with this Supplement (including all reasonable fees and disbursements of counsel) in accordance with and to the extent required by Section 13.5 of the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NEW GUARANTOR(S)]

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT B

TO THE SUPER SENIOR CREDIT AGREEMENT

FORM OF SECURITY AGREEMENT

[see attached.]

SUPER SENIOR SECURITY AGREEMENT

dated as of January 30, 2025,

among

MPH ACQUISITION CORP 1,
as Holdings,

MPH ACQUISITION HOLDINGS LLC,
as the Borrower,

THE OTHER GRANTORS
FROM TIME TO TIME PARTY HERETO,

and

GOLDMAN SACHS LENDING PARTNERS LLC,
as Collateral Agent

i

ii

(continued)

iii

SUPER SENIOR SECURITY AGREEMENT

THIS SUPER SENIOR SECURITY AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of January 30, 2025, by and among the Grantors (as defined below) from time to time party hereto and Goldman Sachs Lending Partners LLC. (“Goldman Sachs”), in its capacity as Collateral Agent for the Secured Parties (in such capacity, the “Agent”).

PRELIMINARY STATEMENT

Reference is hereby made to that certain Super Senior Credit Agreement dated as of January 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among MPH Acquisition Corp 1, a Delaware corporation (“Holdings”), MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Borrower”), the Co-Obligors from time to time party thereto, the other Parent Guarantors from time to time party thereto, the Lenders and Letter of Credit Issuers from time to time party thereto, and Goldman Sachs, as the Administrative Agent, Collateral Agent and Swingline Lender.

The Grantors are entering into this Security Agreement in order to induce the Lenders, the Swingline Lender and the Letter of Credit Issuers to enter into and extend credit to the Borrower under the Credit Agreement and to secure the Obligations, including their obligations under the Guarantee, each Secured Hedging Agreement and each Secured Cash Management Agreement.

Each Grantor will obtain benefits from the incurrence of Loans by the Borrower, the issuance of, and participations in, Letters of Credit for the account of the Borrower and its Subsidiaries and the incurrence by the Credit Parties of secured Hedging Obligations and Cash Management Obligations.

ACCORDINGLY, the parties hereto agree as follows:

Article 1
DEFINITIONS

Section 1.01.     Terms Defined in Credit Agreement.

(a)           All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

(b)           The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6, 1.7, 1.8 and 1.12 of the Credit Agreement, are incorporated by reference herein as if such Sections were set forth herein in their entirety, mutatis mutandis.

Section 1.02.         Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Credit Agreement are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Deposit Accounts,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Entitlement,” “Supporting Obligation”, and “Tangible Chattel Paper”).

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Section 1.03.      Definitions of Certain Terms Used Herein. As used in this Security Agreement, the following terms shall have the following meanings:

“Additional Parties” means (a) any Successor Parent and (b) any Successor Borrower, in each case, that becomes a party hereto pursuant to Section 7.10 hereof and the Credit Agreement.

“Agent” has the meaning set forth in the preamble.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Borrower” has the meaning set forth in the preliminary statement.

“Collateral” has the meaning set forth in Section 2.01(a).

“Contract Rights” means all rights of any Grantor under any Contract, including (a) any and all rights to receive and demand payments under such Contract, (b) any and all rights to receive and compel performance under such Contract and (c) any and all other rights, interests and claims now existing or in the future arising in connection with such Contract.

“Contracts” means all contracts between any Grantor and one or more additional parties (including any Hedging Agreement, any licensing agreement and any partnership agreement, joint venture agreement and/or limited liability company agreement).

“Control” has the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” shall mean all (a) copyrights, rights in works of authorship, mask works and integrated circuit designs and other rights subject to the copyright laws of the United States, or of any other country or any group of countries, including copyrights and other rights in Software, data, databases, Internet web sites and the proprietary content thereof, (b) registrations, renewals, rights of reversion, extensions, supplemental registrations, recordings and applications for registration of any of the foregoing in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the U.S. Copyright Office, and (c) rights to obtain all renewals, reversions and extensions thereof.

“Credit Agreement” has the meaning set forth in the preliminary statement.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Agent (acting at the Direction of the Required Lenders), among any Grantor, a banking institution holding such Grantor’s funds, and the Agent with respect to a collection and (springing) control of all such deposits and balances held in a Deposit Account maintained by such Grantor with such banking institution.

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“Domain Name” means Internet domain names and associated uniform resource locator addresses.

“Excluded Account” means, (a) Deposit Accounts of any Grantor specially and exclusively used for payroll, payroll taxes, trust or fiduciary purposes and healthcare and other employee wage and benefit payments to or for the Grantors’ employees, (b) Deposit Accounts specially and exclusively used for taxes, including sales taxes, (c) escrow, defeasance and redemption accounts for so long as required to be maintained for their intended purpose, (d) fiduciary or trust accounts held for the benefit of third parties solely holding funds held for the benefit of third parties (that are not Grantors), (e) zero balance accounts, (f) cash collateral accounts subject to Permitted Liens for the benefit of unaffiliated third parties if the documents governing such Permitted Liens do not permit other liens on such cash collateral account and (g) other accounts located in the United States which, individually, have a balance of less than $500,000, and, in the aggregate for all such accounts, have a balance of less than $1,000,000.

“Excluded Property” means each of the following:

(a)           any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract relating to such asset that is permitted or otherwise not prohibited by the terms of the Credit Agreement, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of the Credit Agreement (in the case of clause (i) above, this clause (ii) and clause (iii) below, after giving effect to any applicable anti-assignment provision of the UCC or other Applicable Law, it being understood that in the event of the termination or elimination of any such prohibition contained in any applicable contract, a security interest in such asset shall be automatically and simultaneously granted hereunder and such asset shall be included as Collateral, in each case, solely to the extent such assets do not otherwise constitute Excluded Property) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of the Credit Agreement pursuant to any “change of control” or similar provision; provided that (A) the term “Excluded Property” shall not include (i) proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other Applicable Laws notwithstanding the relevant prohibition, violation or termination right, (ii) Indebtedness owed by any Specified JV or Specified JV Subsidiary to any Grantor or (iii) Capital Stock in any Specified JV or Specified JV Subsidiary, (B) the exclusions referenced in clauses (a)(i), (a)(ii) and (a)(iii) above shall not apply to the extent that the relevant contract prohibits the grant of a security interest in all or substantially all of the assets of any Grantor and (C) the exclusion set forth in this clause (a) shall only apply if the contractual prohibitions or contractual provisions that would be so violated or that would trigger any such termination under clause (a)(i), (a)(ii) or (a)(iii) above (x) existed on the Closing Date (or in the case of any contract of a Subsidiary that is acquired following the Closing Date, as of the date of such Acquisition) and were not entered into in contemplation of the Closing Date (or such Acquisition) and (y) cannot be waived unilaterally by a Parent Guarantor, the Borrower or any of their respective Wholly-Owned Subsidiaries,

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(b)           all Excluded Capital Stock (other than Capital Stock in any Specified JV or Specified JV Subsidiary),

(c)           any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” notice and/or filing with respect thereto,

(d)           any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license or authorization that has not been obtained, (ii) be prohibited by Applicable Laws, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other Applicable Laws notwithstanding such requirement or prohibition; provided that the term “Excluded Property” shall not include proceeds or receivables arising out of any asset described in clause (d)(i) or clause (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other Applicable Laws notwithstanding the relevant requirement or prohibition, (iii) result in a forfeiture of any rights in such property or (iv) result in material adverse tax consequences to Holdings, any Parent Entity or the Borrower or any of its direct or indirect subsidiaries as reasonably determined by the Borrower and approved by the Agent (in consultation with the Specified Lender Advisor); provided the Borrower makes the same determination in respect of all other First Lien Obligations,

(e)            (i) any leasehold Real Property interests and (ii) any fee owned Real Property which is not a Material Real Property or that constitutes Excluded Real Property or that is located in a “special flood zone” (and no landlord lien waivers, estoppels or collateral access letters shall be required to be delivered),

(f)            any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary (other than Capital Stock in any Specified JV or Specified JV Subsidiary) owned in part by any third party (that is not an Affiliate of any Grantor) that cannot be pledged without the consent of such third party under the organizational documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary that were entered into prior to the Closing Date, except to the extent such prohibition or limitation would be rendered ineffective under the UCC or any other Applicable Laws,

(g)           Excluded Accounts under clauses (a), (b), (c), (d) and (f) of the definition thereof (but, for the avoidance of doubt, not including Excluded Accounts under clauses (e) and (g) of the definition thereof),

(h)           [reserved],

(i)            [reserved],

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(j)             any lease, license, permit, instruments, security, franchise agreement or other agreement or Contract or any asset, right or property subject thereto (including pursuant to a purchase money security interest, Financing Lease Obligations or similar arrangement) that is, in each case, not prohibited by the Credit Agreement to the extent that the grant of a security interest therein is prohibited by or constitutes or results in the invalidation, violation, breach, default, forfeiture, unenforceability of any right, title or interest under such lease, license, permit, instruments, security, franchise agreement or agreement or contract or purchase money, Financing Lease Obligation or similar arrangement or triggers or creates or would trigger or create a right of termination in favor of any other party thereto (other than any Grantor or any of its Subsidiaries) or requires the consent of any third party not obtained (it being understood that no person shall be required to secure such consent) after giving effect to the applicable anti-assignment provisions of the UCC or any other Applicable Laws; provided that the term “Excluded Property” shall not include any proceeds or receivables arising out of any asset described in this clause (j) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other Applicable Laws notwithstanding the relevant requirement or prohibition,

(k)           any asset with respect to which the Agent (at the Direction of the Required Lenders) and the Borrower have reasonably agreed that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Grantor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby; provided that the Borrower makes the same determination in respect of all other First Lien Obligations,

(l)            [reserved];

(m)          [reserved],

(n)           any segregated accounts or funds, or any portion thereof, received by a Grantor or any of its Subsidiaries as agent on behalf of third parties (other than Affiliates of any Grantor) in accordance with a written agreement that imposes a duty upon such Grantor or one or more of its Subsidiaries to collect and remit those funds to such third parties, and

(o)           any governmental licenses or state or local governmental franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) except to the extent such prohibition or restriction would be rendered ineffective under the UCC or any other Applicable Laws.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Goldman Sachs” has the meaning set forth in the preamble.

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“Grantors” means the Parent Guarantors from time to time party hereto, the Borrower and the Subsidiary Parties from time to time party hereto, and, if applicable, any other Additional Party from time to time party hereto.

“Holdings” has the meaning set forth in the preliminary statement.

“Intellectual Property Collateral” means, collectively, all Copyrights, Patents, Trademarks, trade secrets, Domain Names, Licenses and Software.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement substantially in the form of Exhibit B to this Security Agreement, as applicable.

“Intercreditor Agreement” means the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement, as applicable.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements, whether as licensor or licensee, in (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) trade secrets, (v) Designs or (vi) Software, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future breaches thereof and (c) all rights to sue for past, present, and future breaches thereof.

“Material Debt Instrument” means any physical instrument evidencing any third party Indebtedness for borrowed money with an individual outstanding principal amount in excess of $2,500,000.

“money” has the meaning set forth in Article 1 of the UCC.

“Patents” shall mean all (a) patents, statutory invention registrations, certificates of invention, industrial designs and utility models, and all pending applications of the foregoing, (b) provisionals, reissues, reexaminations, continuations, divisions, continuations-in-part, renewals or extensions thereof and (c) the inventions, discoveries and designs disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions, discoveries and designs disclosed or claimed therein.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization or other location under Section 9-307 of the UCC of such Grantor, (b) the filing of appropriate documents or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, with respect to registered Intellectual Property and exclusive Licenses to U.S. registered Copyrights (except to the extent any of the foregoing are included in the definition of Excluded Property), (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Property that is not Excluded Real Property (except to the extent expressly not required to be Collateral pursuant to the terms thereof), in each case in favor of the Agent for the benefit of the Secured Parties, (d) the delivery to the Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Credit Documents, together with instruments of transfer executed in blank, (e) the delivery to the Agent of the executed Securities Account Control Agreements and Deposit Account Control Agreements to the extent required by and in accordance with Section 4.06, (f) in the case of Collateral that constitutes Material Debt Instruments or certificated Capital Stock, in each case, to the extent included in the Collateral and required hereunder (other than Excluded Capital Stock (other than Capital Stock in any Specified JV or Specified JV Subsidiary)), delivery to the Agent to be held in its possession and (g) in the case of Collateral that constitutes Commercial Tort Claims taking the actions specified by Section 4.04.

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“Permits” means all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.

“Permitted Liens” means Liens not prohibited pursuant to Section 10.2 of the Credit Agreement.

“Pledged Collateral” means all Pledged Stock, including all Stock Rights, all stock (or equivalent) certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, any Grantor, and all Instruments, Capital Stock and other Investment Property owned by any Grantor, whether or not physically delivered to the Agent pursuant to this Security Agreement, in each case whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof but excluding the Excluded Property.

“Pledged Stock” means, with respect to any Grantor, the Capital Stock owned by such Grantor, including the Capital Stock described in Schedule 8 to the Perfection Certificate as held by such Grantor, together with any other Capital Stock as are hereafter acquired by such Grantor but excluding the Excluded Property.

“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Agent or any Grantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any and all Stock Rights and (d) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means any Account, Chattel Paper, Document, Investment Property, Instrument and/or General Intangible, in each case, that is a right or claim to receive money and is included as Collateral (whether or not earned by performance).

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“Registered Intellectual Property Collateral” means all Patents, Trademarks and Copyrights issued, registered or applied for at the U.S. Patent and Trademark Office or U.S. Copyright Office and all exclusive Licenses to Copyrights registered at the U.S. Copyright Office included in the Intellectual Property Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Agent (acting at the Direction of the Required Lenders), among any Grantor, a financial institution, securities intermediary or other Person holding such Grantor’s securities or maintaining a Securities Account for such Grantor, and the Agent with respect to collection and (springing) control of all securities, balances and other assets held in a Securities Account maintained by such Grantor with such financial institution, securities intermediary or other Person.

“Security Agreement” has the meaning set forth in the preamble.

“Software” means all “software,” as such term is defined in Article 9 of the NY UCC, and shall further include all source code, object code, processes, algorithms, methods, data structures, interfaces and documentation related thereto.

“Stock Rights” means all dividends, cash, options, warrants, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Subsidiary Parties” means (a) the subsidiaries of the Borrower party hereto on the Closing Date and (b) each Subsidiary that becomes a party to this Security Agreement after the date hereof in accordance with Section 7.10 hereof and the Credit Agreement.

“Termination Date” shall mean the date on which all Obligations (other than (i) Hedging Obligations not then due and payable in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations not then due and payable in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit is outstanding that is not Cash Collateralized or back-stopped on terms reasonably acceptable to the applicable Letter of Credit Issuer.

“Trademarks” shall mean all (a) trademarks, service marks, Domain Names, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the U.S. Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

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Article 2
GRANT OF SECURITY INTEREST

Section 2.01.      Grant of Security Interest.

(a)         As security for the prompt and complete payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges, collaterally assigns, mortgages, transfers and grants to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in all of its right in, and title and interest to and under, all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i)            all Accounts;

(ii)           all Chattel Paper (including all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii)          all Intellectual Property Collateral;

(iv)          all Documents;

(v)           all Equipment;

(vi)          all Fixtures;

(vii)         all General Intangibles;

(viii)        all Goods;

(ix)           all Instruments;

(x)            all Inventory;

(xi)           all Investment Property, Pledged Stock and other Pledged Collateral;

(xii)          all letters of credit and Letter-of-Credit Rights;

(xiii)         all Securities Entitlements in any or all of the foregoing;

(xiv)         all Commercial Tort Claims described on Schedule 1 hereto (including any supplements to Schedule 1 delivered pursuant to Section 4.04);

(xv)          all Permits;

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(xvi)         all Contracts, together with all Contract Rights arising thereunder;

(xvii)        all Supporting Obligations;

(xviii)       all cash and Cash Equivalents, Deposit Accounts, Commodity Accounts and Securities Accounts, and

(xix)         all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b)           Notwithstanding the foregoing, for the avoidance of doubt, the term “Collateral” (and any component definition thereof) shall not include any Excluded Property. Notwithstanding anything to the contrary contained herein, if any personal property or asset of a Grantor constitutes Excluded Property at any time and thereafter such property or asset ceases to constitute Excluded Property (whether as a result of the ineffectiveness, lapse or termination of any restriction or condition set forth in the definition of “Excluded Property” herein or otherwise), then, if such property or asset would otherwise constitute Collateral under any of clauses (i) through (xix) of Section 2.01(a), immediately upon such cessation the Collateral shall include, and the relevant Grantor shall be deemed to have automatically granted a security interest in, all such property or asset previously constituting Excluded Property, as if such property or asset had never been Excluded Property. Notwithstanding anything to the contrary herein or otherwise, the “Collateral” shall include (i) any Proceeds, dividends, distributions and other income, economic interest and economic value (in the case of economic interest and economic value, to the maximum extent permitted by Applicable Laws), products, substitutions and replacements of Excluded Property (unless they expressly fall into one of clauses (a) through (o) of the definition of Excluded Property) and (ii) any Proceeds, dividends, distributions and other income, economic interest and economic value (in the case of economic interest and economic value, to the maximum extent permitted by Applicable Laws), products, substitutions and replacements of any assets described in any of clauses (i) through (xix) of Section 2.01(a) (unless they expressly fall into one of clauses (a) through (o) of the definition of Excluded Property).

Article 3
REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Agent on and as of the Closing Date and on and as of the date of each Credit Event (to the extent required by Section 7.1 of the Credit Agreement), for the benefit of the Secured Parties, that:

Section 3.01.      Title, Perfection and Priority; Filing Collateral.

(a)           This Security Agreement creates a legal, valid and, subject to the Legal Reservations, enforceable Lien on all of the Collateral in favor of the Agent for the benefit of itself and the other Secured Parties and, upon the satisfaction of the applicable Perfection Requirements subject, as of the Closing Date, to Section 9.17 of the Credit Agreement and the terms of Section 4.01, such Liens constitute perfected security interests on the Collateral securing the Obligations, to the extent perfection may be accomplished by the taking of the actions described in the Perfection Requirements.

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(b)           Each Grantor (i) is the owner of all of its Collateral free and clear from any Lien or other right, title or interest of any Person (other than a Permitted Lien and/or any such other right, title or interest that is permitted or not prohibited by the terms of the Credit Agreement) or (ii) has the power to transfer rights in the Collateral to the Agent.

(c)           Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests created hereby by any means other than the Perfection Requirements. No Grantor shall be required to and the Agent shall not be permitted to (1) (x) enter into any security agreements governed under foreign law or (y) complete any filings or take any other actions in any foreign jurisdiction or required by foreign law to create any security interest in Collateral located or titled outside the United States or to perfect or make enforceable any Security Interest in any foreign jurisdiction or required by foreign law or (2) take any perfection actions with respect to motor vehicles and other assets subject to certificates of title, in each case, other than the filing of a Uniform Commercial Code financing statement or equivalent.

Section 3.02.      Intellectual Property. Upon (i) filing of appropriate financing statements with the Secretary of State (or equivalent office) of the state of organization of such Grantor and the filing of the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and (ii) filing of the Intellectual Property Security Agreements with the U.S. Copyright Office, as applicable, the Agent shall have a fully perfected security interest on the Registered Intellectual Property Collateral, under the UCC and the laws of the United States for the benefit of the Secured Parties, and such perfected security interests shall be enforceable as such as against any and all creditors of and purchasers from the Grantors, subject to the Legal Reservations. No Grantor shall be required to complete any filings or take any other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States.

Section 3.03.      Pledged Stock. (i) All Pledged Stock has been duly authorized and validly issued (to the extent such concepts are relevant with respect to such Pledged Stock) by the issuer thereof and is fully paid and non-assessable, (ii) as of the Closing Date, each Grantor is the direct owner, beneficially and of record, of the Pledged Stock described in Schedule 8 to the Perfection Certificate as held by such Grantor and (iii) as of the Closing Date, each Grantor holds the Pledged Stock described in Schedule 8 to the Perfection Certificate as held by such Grantor free and clear of all Liens (other than Permitted Liens).

Section 3.04.      Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the certifications set forth therein are true and correct in all material respects as of the date thereof.

Section 3.05.      Deposit Accounts, Securities Accounts. Schedule 2 hereto sets forth, as of the Closing Date, all of the Deposit Accounts and Securities Accounts of each Grantor, and identifies for each such Deposit Account or Securities Account (i) the name of the account bank at which such Deposit Account or Securities Account is held, (ii) the account number, (iii) whether such account is a Deposit Account or Securities Account and (iii) whether such Deposit Account or Securities Account is an Excluded Account and, if so, a brief description of why such account is an Excluded Account.

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Article 4
COVENANTS

From the date hereof, and thereafter until the Termination Date:

Section 4.01.     General.

(a)           Authorization to File Financing Statements; Ratification. Each Grantor hereby (i) authorizes the Agent (or its designee) to file (A) all financing statements and amendments thereto with respect to the Collateral naming such Grantor as debtor and the Agent as secured party, in form appropriate for filing under the UCC of the relevant jurisdiction and (B) filings executed by such Grantor with the U.S. Patent and Trademark Office and the U.S. Copyright Office (including any Intellectual Property Security Agreement executed by the relevant Grantor) as may be necessary or advisable for the purpose of perfecting, enforcing, maintaining or protecting the Lien of the Agent in Registered Intellectual Property Collateral contained in the Collateral and naming such Grantor as debtor and the Agent as secured party and, (ii) subject to the terms of the Credit Documents (including the limitations set forth in Section 9.10 of the Credit Agreement) agrees to take such other actions as may from time to time be required under Applicable Law or be reasonably requested by the Agent (and authorizes the Agent to take any such other actions, consistent with and limited to the Perfection Requirements, which it has no obligation to take) in order to establish and maintain a valid, enforceable (subject to the Legal Reservations) and perfected security interest (with priority described in the Security Documents and Customary Intercreditor Agreements) in and subject, in the case of Pledged Collateral, to Section 4.02 hereof and Sections 9.10 and 9.11 of the Credit Agreement, Control of the Collateral. Each Grantor shall pay any applicable filing fees, recordation fees and related reasonable expenses relating to its Collateral in accordance with Section 13.5(a) of the Credit Agreement. Any financing statement filed by the Agent (or its designee) may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate the Collateral (A) as all assets of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Each Grantor agrees to furnish any such information to the Agent promptly upon request.

(b)           Further Assurances. Each Grantor agrees, at its own expense, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Agent’s Lien) and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien. Notwithstanding the foregoing, any Grantor may to the extent not prohibited by the Credit Agreement, grant licenses to third parties to use Intellectual Property Collateral owned, licensed or developed by a Grantor. The Agent and each other Secured Party understands that any such license may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

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Section 4.02.      Pledged Collateral.

(a)           Delivery of Certificated Capital Stock and Material Debt Instruments. Each Grantor will (i) with respect to any certificates representing or evidencing Capital Stock and any Material Debt Instruments, in each case that constitutes Collateral and that are held by the Grantors on the Closing Date, subject to Sections 6.2 and 9.17 of the Credit Agreement, deliver to the Agent for the benefit of the Secured Parties such certificates and Material Debt Instruments, accompanied by undated instruments of transfer or assignment duly executed in blank, on the Closing Date and (ii) with respect to any certificates representing or evidencing Capital Stock and any Material Debt Instruments, in each case that constitutes Collateral and that are received by the Grantors after the Closing Date, subject to Sections 9.11 and 9.14 of the Credit Agreement (and subject to Section 4.02(b)(ii) below with respect to timing of delivery to Agent), hold in trust for the Agent upon receipt and deliver to the Agent for the benefit of the Secured Parties such certificates and Material Debt Instruments, accompanied by undated instruments of transfer or assignment duly executed in blank, on or before the date that is forty-five (45) calendar days after the event giving rise to the obligation under this Section 4.02(a)(ii) (or such later date as the Agent (in consultation with the Specified Lender Advisor) may reasonably agree).

(b)           Uncertificated Securities and Pledged Collateral.

(i)            Each Grantor acknowledges and agrees that (1) to the extent any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Credit Parties) and pledged or required to be pledged hereunder is a “security” within the meaning of Article 8 of the UCC, such interest shall be certificated; and such certificate shall be delivered to the Agent in accordance with Section 4.02(a) and (2) each such interest shall at all times hereafter continue to be a “security” within the meaning of Article 8 of the UCC and represented by such certificate, unless such Grantor provides (x) written notification to the Agent that such interest is not a “security” within the meaning of Article 8 of the UCC and (y) evidence thereof that is reasonably requested.

(ii)            Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Credit Parties) and pledged or required to be pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, the terms of such interest shall at no time provide that such interest is a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless (1) such Grantor provides prior written notification to the Agent that the terms of such interest provide or will provide that such interest is a “security” within the meaning of Article 8 of the UCC, (2) such interest is represented by a certificate from and after the time such interest first becomes a “security” within the meaning of Article 8 of the UCC and (3) such certificate (together with an undated instrument of transfer or assignment duly executed in blank) is delivered to the Agent promptly, and in no event later than seven (7) Business Days thereafter (or such later date as the Agent (in consultation with the Specified Lender Advisor) may reasonably agree) in accordance with Section 4.02(a) (but without regard to any later time for delivery contemplated in Section 4.02(a) or Section 4.02(b)(i)).

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(c)           Registration in Nominee Name; Denominations. The Agent, on behalf of the Secured Parties, shall hold certificated Pledged Collateral required to be physically delivered to the Agent under Section 4.02(a) or Section 4.02(b) in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Agent, but at any time when an Event of Default exists and is continuing and upon at least two (2) Business Days’ prior written notice to the Borrower, the Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent). At any time when an Event of Default exists, and upon at least two (2) Business Days’ prior written notice to the Borrower, the Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(d)           Exercise of Rights in Pledged Collateral. It is agreed that:

(i)            without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose that does not violate this Security Agreement, the Credit Agreement or any other Credit Document;

(ii)           each Grantor will permit the Agent or its nominee at any time when an Event of Default exists and is continuing, and upon at least two (2) Business Days’ prior written notice to the Borrower, to exercise the rights and remedies provided under Section 5.01(a)(iv) (subject to the notice requirements set forth therein and Applicable Laws); and

(iii)          subject to Section 5.01(a)(iv), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any non-cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Agent as and to the extent required by Section 4.02(a) or Section 4.02(b).

(e)           Return of Pledged Collateral. So long as no Event of Default then exists, the Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer or holder thereof upon any release of the security interest of the Agent therein in accordance with Section 13.17 of the Credit Agreement.

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Section 4.03.      Intellectual Property.

(a)           At any time when an Event of Default exists and is continuing and upon the written request of the Agent, each Grantor will (i) use its commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Agent of any License held by such Grantor in the United States to enable the Agent to enforce the security interests granted hereunder and (ii) to the extent required pursuant to any material License in the United States under which such Grantor is the licensee, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder in order to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License.

(b)          Each Grantor shall notify the Agent promptly if it knows or reasonably expects that any application for or registration of any Patent, Trademark, Domain Name, or Copyright (now or hereafter existing) may become abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office, the U.S. Copyright Office or any court, except for routine office actions issued in the normal course of prosecution) abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, except, in each case, to the extent the same is permitted or not restricted by the Credit Agreement or where the same, individually or in the aggregate, would not result in a Material Adverse Effect.

(c)            In the event that any Grantor files an application for the registration of any Patent, Trademark (for the avoidance of doubt, excluding any “intent to use” trademark applications) or Copyright with the U.S. Patent and Trademark Office or the U.S. Copyright Office, acquires any such application or registration by purchase or assignment or enters into any License whereby it becomes the exclusive licensee of a Copyright registered at the U.S. Copyright Office, in each case, after the Closing Date (and other than as a result of an application that is then subject to an Intellectual Property Security Agreement becoming registered), it shall (x) if the event giving rise to the obligation under this Section 4.03(c) occurs during the first three fiscal quarters of any fiscal year, on or before the date on which financial statements are required to be delivered pursuant to Section 9.1(b) of the Credit Agreement for the fiscal quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.03(c) occurs during the fourth fiscal quarter of any fiscal year, on or before the date on which financial statements are required to be delivered pursuant to Section 9.1(a) of the Credit Agreement for the fiscal quarter in which the relevant event occurred (or, in each of the cases of clauses (x) and (y) above, such longer period as the Agent (in consultation with the Specified Lender Advisor) may reasonably agree) notify the Agent and, promptly upon the Agent’s request, execute and deliver to the Agent, at such Grantor’s sole cost and expense, any Intellectual Property Security Agreement, as applicable, or other instrument as the Agent may reasonably request and require, to evidence the Agent’s security interest in such Registered Intellectual Property Collateral.

(d)           Each Grantor shall take all actions necessary or reasonably requested by the Agent to (i) maintain and pursue each application and to obtain and maintain the registration of each Patent, Trademark, Domain Name and Copyright included in the Collateral (now or hereafter existing), including by filing applications for renewal, affidavits of use, affidavits of incontestability and, if consistent with good business judgment, by initiating opposition, interference and cancellation proceedings against third parties, (ii) maintain and protect the secrecy or confidentiality of its material trade secrets and (iii) otherwise protect and preserve such Grantor’s rights in, and the validity or enforceability of, its Intellectual Property Collateral, in each case except where failure to do so (A) would not result in a Material Adverse Effect, or (B) is otherwise not prohibited under the Credit Agreement.

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Section 4.04.     Commercial Tort Claims. After the Closing Date, (x) if the event giving rise to the obligation under this Section 4.04 occurs during the first three fiscal quarters of any fiscal year, on or before the date on which financial statements are required to be delivered pursuant to Section 9.1(b) of the Credit Agreement for the fiscal quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.04 occurs during the fourth fiscal quarter of any fiscal year, on or before the date on which financial statements are required to be delivered pursuant to Section 9.1(a) of the Credit Agreement for the fiscal quarter in which the relevant event occurred (or, in each of the cases of clauses (x) and (y), such longer period as the Agent may reasonably agree) each relevant Grantor shall notify the Agent of any Commercial Tort Claim acquired by it, together with an update to Schedule 1 containing a summary description thereof, and such Commercial Tort Claim (and the Proceeds thereof) shall automatically constitute Collateral, all upon the terms of this Security Agreement.

Section 4.05.      Insurance. Except to the extent otherwise permitted to be retained by any Grantor or applied by any Grantor pursuant to the terms of the Credit Documents, the Agent shall, at the time when an Event of Default exists and is continuing and any proceeds of any insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 5.04.

Section 4.06.      Deposit Accounts, Securities Accounts. Subject to Section 9.17 of the Credit Agreement with respect to any Deposit Account or Securities Account, in each case located in the United States and excluding any Excluded Accounts, held by any Grantor as of the Closing Date or opened or acquired after the Closing Date, each Grantor shall provide the Agent Deposit Account Control Agreements or Securities Account Control Agreements, as applicable, duly executed on behalf of such Grantor and each bank, financial institution or other Person holding any Deposit Account or a Securities Account, in each case located in the United States, of such Grantor. Notwithstanding the foregoing or anything to the contrary in the Credit Documents, the Grantors shall in no event be required to deliver a Deposit Account Control Agreement or a Securities Account Control Agreement (i) with respect to (x) any Excluded Account or (y) any Deposit Account or Securities Account located outside of the United States and (ii) in the case of any Deposit Account or Securities Account, in each case located in the United States, that is opened or acquired after the Closing Date or that ceases to be an Excluded Account, before the date that is sixty (60) days (or such later date as may be agreed by the Agent (in consultation with the Specified Lender Advisor) in its reasonable discretion) after the first date on which such account exists in the name of a Grantor (or ceases to be an Excluded Account). Notwithstanding the foregoing, no Grantor may deposit funds into any Deposit Account or Securities Account (except for Excluded Accounts) opened or otherwise acquired after the Closing Date, in each case, which are located in the United States, for which a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, has not been delivered (to the extent required to have been entered into at such time pursuant to this Section 4.06); provided that, a Grantor may deposit funds into any Deposit Account or Securities Account opened or otherwise acquired after the Closing Date (for which a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, is required by this Section 4.06 to have been delivered but has not yet been delivered) (any such Deposit Account or Securities Account, a “New Non-Excluded Account”) prior to the date that is sixty (60) days (or such later date as may be agreed by the Agent (in consultation with the Specified Lender Advisor) in its reasonable discretion) after the first date on which such New Non-Excluded Account exists in the name of such Grantor; provided, further, that (a) if a New Non-Excluded Account is intended to be the primary cash concentration account of the Borrower and its Subsidiaries, no Grantor may deposit funds into such account until a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, has been delivered in accordance with this Section 4.06 and (b) no Grantor may deposit funds into any New Non-Excluded Account that was formed for the purpose of circumventing the requirements set forth in this Section 4.06.

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Section 4.07.      Grantors Remain Liable.

(a)           Each Grantor (rather than the Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under any Contract relating to the Collateral, all in accordance with the terms and conditions thereof. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or sufficiency of any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(b)           Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of such Grantor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

(c)           Notwithstanding anything herein to the contrary, each Grantor (rather than the Agent or any Secured Party) shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

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Section 4.08.      Information Regarding Collateral. Each Grantor agrees to give the Agent prompt (and, in any event, within ten (10) days of the relevant change or such longer period as the Agent (in consultation with the Specified Lender Advisor) may reasonably agree) written notice of any change (i) in such Grantor’s legal name, (ii) in such Grantor’s type of organization or (iii) in such Grantor’s jurisdiction of organization, in each case to the extent such information is necessary to enable the Agent to perfect or maintain the perfection of its security interest in the Collateral of the relevant Grantor, together with a certified copy of the applicable Organizational Document reflecting the relevant change.

Article 5
REMEDIES

Section 5.01.      Remedies.

(a)           Each Grantor agrees that, at any time when an Event of Default exists and is continuing (and upon at least two (2) Business Days’ prior written notice to the Borrower in the case of any exercise of rights and remedies with respect to Collateral), the Agent may exercise any or all of the following rights and remedies (in addition to the rights and remedies existing under Applicable Laws):

(i)             the rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Credit Document (for the avoidance of doubt, this Section 5.01(a)(i) shall not limit or impair the exercise of any such rights and remedies with respect to matters not involving Collateral that are available under the Credit Documents whether or not an Event of Default has occurred);

(ii)            the rights and remedies available to a secured party under the UCC or under any other Applicable Laws (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii)           enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) and to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at one or more public or private sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable and each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted;

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(iv)          transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise the voting and all other rights as a holder with respect thereto (whereupon the voting and other rights of such Grantor described in Section 4.02(d)(i) above shall immediately cease such that the Agent shall have the sole right to exercise such voting and other rights while the relevant Event of Default exists and is continuing), to collect and receive all cash dividends, interest, principal and other distributions made thereon (provided that all Stock Rights received by any Grantor while the relevant Event of Default exists and is continuing shall be received in trust for the benefit of the Agent and forthwith paid over to the Agent in the same form as so received (with any necessary endorsements)) and to otherwise act with respect to the Pledged Collateral as though the Agent was the outright owner thereof; and

(v)           take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Agent at any reasonable place or places designated by the Agent, in which event such Grantor shall at its own expense:

(1)           forthwith cause the same to be moved to the place or places so designated by the Agent and there delivered to the Agent;

(2)           store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent;

(3)           while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition; and

(4)           withdraw all moneys, instruments, securities or other property in any Deposit Account or Securities Account of any Grantor constituting Collateral for application to the Obligations.

(b)           Each Grantor acknowledges and agrees that compliance by the Agent, on behalf of the Secured Parties, with any Applicable Laws and the Credit Documents in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)            The Agent shall have the right in any public sale and, to the extent permitted by Applicable Laws, in any private sale, to purchase for the benefit of the Agent and the Secured Parties, all or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d)           Until the Agent is able to effect a sale, lease, transfer or other disposition of any Collateral under this Section 5.01, the Agent shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or the value of such Collateral, or for any other purpose deemed reasonably appropriate by the Agent. At any time when an Event of Default exists and is continuing, and upon at least two (2) Business Days’ prior written notice to the Borrower, the Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

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(e)            Notwithstanding the foregoing, the Agent shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)            Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of any Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities requirements of law, even if any Grantor and the issuer would agree to do so.

(g)           Notwithstanding the foregoing, any rights and remedies provided in this Section 5.01 shall be subject to the terms of any applicable Intercreditor Agreement then in effect.

Section 5.02.      Grantors’ Obligations Upon Default. Upon at least two (2) Business Days’ prior written notice to the Borrower from the Agent, at any time when an Event of Default exists and is continuing, each Grantor will:

(a)            at its own cost and expense (i) assemble and make available to the Agent, the Collateral and all books and records relating thereto at any place or places reasonably specified by the Agent, whether at such Grantor’s premises or elsewhere, (ii) deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor) and (iii) if the Agent so directs, legend in a form and manner reasonably satisfactory to the Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Agent and that the Agent has a security interest therein; and

(b)           permit the Agent and/or its representatives and/or agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

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Section 5.03.      Intellectual Property Remedies.

(a)            For the purpose of enabling the Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default exists and is continuing and at such time as the Agent shall be lawfully entitled to exercise such rights and remedies and is exercising such rights and remedies pursuant to Section 11 of the Credit Agreement, each Grantor hereby grants to the Agent a power of attorney to, following notice from the Agent to the such Grantor, sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office, domain name registrar or similar registrar in order to effect an absolute assignment of all right, title and interest in each registered Patent, Trademark, Domain Name and Copyright and exclusive Copyright License included in the Collateral and each application for any such registration, and record the same.

(b)           At any time when an Event of Default exists and is continuing, each Grantor shall, upon request by the Agent or the Required Lenders, grant to the Agent an irrevocable (until the Termination Date), nonexclusive, royalty-free (or any other payment obligation), worldwide license to its right to use, license or sublicense any Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and (to the extent not prohibited by any applicable license and subject to any Grantor’s security policies and obligations of confidentiality) to all computer software and programs used for compilation or printout thereof; provided, however, that nothing in this Section 5.03(b) shall require a Grantor to grant any license that (i) is prohibited by any Applicable Law or (ii) is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under, any license, Contractual Obligation or similar agreement giving rise to a right to use or theretofore granted with respect to such property, which, in the case of this clause (ii), (w) exists on the Closing Date, (x) if such agreement was entered into by a Grantor acquired after the Closing Date, exists at the time such Grantor is acquired and which agreement was not entered into in contemplation of such acquisition or (y) if such agreement was entered into by any Grantor after the Closing Date, to the extent not prohibited by the Credit Agreement; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of the license granted to the Agent pursuant to the preceding sentence may be exercised, at the option of the Agent, only when an Event of Default exists and is continuing; provided that any license, sublicense or other transaction entered into by the Agent in accordance with this Section 5.03(b) shall be binding upon each Grantor notwithstanding any subsequent cure of the relevant Event of Default.

Section 5.04.      Application of Proceeds.

(a)            Subject to the terms of any applicable Intercreditor Agreement then in effect, the Agent shall apply the proceeds of any collection, sale, foreclosure or other realization of any Collateral in accordance with Section 11.12 of the Credit Agreement.

(b)           Except as otherwise provided herein or in any other Credit Document, the Agent shall have absolute discretion as to the time of application of any such proceeds, money or balance in accordance with the Credit Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), a receipt by the Agent or of the officer making the sale of such proceeds, moneys or balances shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

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Article 6
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.01.      Account Verification. The Agent may at any time and from time to time when an Event of Default exists and is continuing and, upon at least two (2) Business Days’ prior written notice to the Borrower, in the Agent’s own name, in the name of a nominee of the Agent, or in the name of any Grantor, communicate (by mail, telephone, facsimile or otherwise) with the account debtors of such Grantor, parties to Contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Contracts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that constitute Collateral.

Section 6.02.      Authorization for the Agent to Take Certain Action.

(a)            Each Grantor hereby irrevocably authorizes the Agent and appoints the Agent (and all officers, employees or agents designated by the Agent) as its true and lawful attorney in fact (i) at any time and from time to time in its sole discretion (or acting at the Direction of the Required Lenders) to execute (to the extent necessary under the requirements of law of the applicable jurisdiction) on behalf of such Grantor as debtor and to file financing statements and Intellectual Property Security Agreements executed by such Grantor necessary or desirable in the Agent’s (or the Required Lenders’) reasonable discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral; (ii) at any time when an Event of Default exists and is continuing in the sole discretion of the Agent (in the name of such Grantor or otherwise) and upon at least two (2) Business Days’ prior written notice to the Borrower (A) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Agent to the Obligations as provided herein or in the Credit Agreement or any other Credit Document, subject to the terms of any Intercreditor Agreement then in effect, (B) to demand payment or enforce payment of any Receivable constituting Collateral in the name of the Agent or such Grantor and to endorse any check, draft and/or any other instrument for the payment of money relating to any such Receivable, (C) to sign such Grantor’s name on any invoice or bill of lading relating to any Receivable constituting Collateral, any draft against any account debtor of such Grantor, and/or any assignment and/or verification of any such Receivable, (D) to exercise all of any Grantor’s rights and remedies with respect to the collection of any Receivable constituting Collateral and any other Collateral, (E) to settle, adjust, compromise, extend or renew any Receivable constituting Collateral, (F) to settle, adjust or compromise any legal proceedings brought to collect any Receivable constituting Collateral, (G) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any account debtor of such Grantor, (H) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Receivable constituting Collateral, (I) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (J) to make, settle and adjust claims in respect of Collateral under policies of insurance and endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, and (K) to obtain or maintain the policies of insurance of the types referred to in Sections 9.3 and 9.14 of the Credit Agreement or to pay any premium in whole or in part relating thereto; and (iii) to do all other acts and things or institute any proceedings which the Agent may reasonably deem to be necessary or advisable (pursuant to this Security Agreement and the other Credit Documents and in accordance with Applicable Law) to carry out the terms of this Security Agreement and to protect the interests of the Secured Parties; and, when and to the extent required pursuant to Section 13.5(a) of the Credit Agreement, such Grantor agrees to reimburse the Agent for any payment made in connection with this Section 6.02(a) or any expense (including attorneys’ fees, court costs and expenses) and other changes related thereto incurred by the Agent in connection with any of the foregoing (it being understood that any such sums shall constitute additional Obligations); provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

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(b)           All acts of such attorney or designee are hereby ratified and approved by each Grantor. The powers conferred on the Agent, for the benefit of the Agent and Secured Parties, under this Section 6.02 are solely to protect the Agent’s interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers.

Section 6.03.      PROXY. EACH GRANTOR HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) CONSTITUTES AND APPOINTS THE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (SUBJECT TO AND AS SET FORTH IN SECTION 6.02) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), IN EACH CASE ONLY WHEN AN EVENT OF DEFAULT EXISTS AND IS CONTINUING AND UPON AT LEAST TWO (2) BUSINESS DAYS’ PRIOR WRITTEN NOTICE TO THE BORROWER.

Section 6.04.      NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE 6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION SUBJECT TO SECTION 7.20; PROVIDED, THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL.

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Article 7
GENERAL PROVISIONS

Section 7.01.      Waivers. To the maximum extent permitted by Applicable Laws, each Grantor hereby waives notice of the time and place of any judicial hearing in connection with the Agent’s taking possession of the Collateral or of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, including without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies. To the extent such notice may not be waived under Applicable Law, any notice made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Article 8, at least 10 days prior to (a) the date of any such public sale or (b) the time after which any such private disposition may be made. To the maximum extent permitted by Applicable Laws, each Grantor waives all claims, damages, and demands against the Agent arising out of the repossession, retention or sale of the Collateral, except those arising out of the bad faith, gross negligence or willful misconduct of the Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest, any notice (to the maximum extent permitted by Applicable Law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Security Agreement or any Collateral.

Section 7.02.      Limitation on Agent’s Duty with Respect to the Collateral. The Agent shall not have any obligation to clean or otherwise prepare the Collateral for sale. The Agent shall use reasonable care with respect to the Collateral in its possession; provided that the Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to which it accords its own property. The Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that Applicable Laws impose duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Agent (a) to elect not to incur expenses to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) to elect not to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third-party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to elect not to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss in connection with any collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral or (l) to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.02 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies with respect to the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.02. Without limitation upon the foregoing, nothing contained in this Section 7.02 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Security Agreement or by Applicable Law in the absence of this Section 7.02.

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Section 7.03.      [Reserved].

Section 7.04.      Agent Performance of Debtor Obligations. Without having any obligation to do so, the Agent may, at any time when an Event of Default exists and is continuing and upon at least two (2) Business Days’ prior written notice to the Borrower, perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and which obligation is due and unpaid and not being contested by such Grantor in good faith, and such Grantor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 7.04 as an Obligation payable in accordance with Section 13.5(a) of the Credit Agreement.

Section 7.05.      No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Agent to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Grantors and the Agent with the concurrence or at the direction of the Lenders to the extent required under Section 13.1 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies of the Agent and the Secured Parties contained in this Security Agreement or afforded by law shall be cumulative, are not exclusive of any rights or remedies that they would otherwise have and all shall be available to the Agent and each Secured Party until the Termination Date.

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Section 7.06.      Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any Applicable Laws, and all of the provisions of this Security Agreement are intended to be subject to all applicable mandatory Applicable Laws that may be controlling and to be limited to the extent necessary so that such provisions do not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. To the extent permitted by Applicable Laws, any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Security Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.07.      Security Interest Absolute. All rights of the Agent hereunder, the security interests granted hereunder and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or nonperfection of any Lien on any Collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor, (e) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement or any other Credit Document or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Security Agreement (other than a termination of any Lien contemplated by Section 7.12 or the occurrence of the Termination Date).

Section 7.08.      Benefit of Security Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). No sale of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent hereunder for the benefit of the Agent and the Secured Parties.

Section 7.09.      Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement until the Termination Date.

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Section 7.10.      Additional Grantors. Upon the execution and delivery by any Parent Guarantor, Subsidiary or by any Successor Parent or Successor Borrower of an instrument in the form of Exhibit A in accordance with the Credit Agreement, such Person shall become a Parent Guarantor, Subsidiary Party or Additional Party hereunder with the same force and effect as if such Person was originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor or any other Person. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.11.      Headings. The titles of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.12.      Termination or Release.

(a)           This Security Agreement shall continue in effect until the Termination Date, and the Liens granted hereunder shall automatically be released in the circumstances described in Section 13.17 of the Credit Agreement.

(b)           In connection with any termination or release pursuant to Section 7.12(a), the Agent shall promptly execute (if applicable) and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents evidencing the termination of liens that such Grantor shall reasonably request to evidence and/or effectuate such termination or release. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Agent or any Secured Party. The Borrower shall reimburse the Agent for all costs and expenses, including any fees and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.12 pursuant to and to the extent required by Section 13.5(a) of the Credit Agreement.

(c)           The Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Agent in good faith believes to be in accordance with) the terms of this Section 7.12.

(d)           At any time that a Grantor desires that the Agent take any action to acknowledge or give effect to any release of Collateral pursuant to Section 7.12(a), upon request by the Agent, such Grantor shall deliver to the Agent a certificate signed by an Authorized Officer of such Grantor (or the Borrower on behalf of such Grantor) stating that the release of the respective Collateral is permitted pursuant to such Section 7.12(a) and the terms of the Credit Agreement. At any time that any Grantor desires that a Subsidiary of such Grantor be released hereunder, it shall deliver to the Agent a certificate signed by an Authorized Officer of such Grantor (or the Borrower on behalf of such Grantor) stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 7.12(a) and the terms of the Credit Agreement.

Section 7.13.      Entire Agreement. This Security Agreement, together with the other Credit Documents (including any Intercreditor Agreement), embodies the entire agreement and understanding between each Grantor and the Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Agent relating to the Collateral.

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Section 7.14.      GOVERNING LAW, SUBMISSION TO JURISDICTION; WAIVERS; WAIVERS OF JURY TRIAL. SECTIONS 13.12 (GOVERNING LAW), 13.13 (SUBMISSION TO JURISDICTIONS; WAIVERS) AND 13.15 (WAIVERS OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS.

Section 7.15.      [Reserved].

Section 7.16.      [Reserved].

Section 7.17.      Indemnity. Each Grantor hereby agrees to indemnify the Indemnified Parties, as, and to the extent, set forth in Section 13.5 of the Credit Agreement.

Section 7.18.      Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or by email as a “.pdf” or “.tif” attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import herein or in or related to any document to be signed in connection with this Security Agreement and the transactions contemplated hereby (including amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.19.      INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT AND THIS SECURITY AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. SO LONG AS THE EQUAL PRIORITY INTERCREDITOR AGREEMENT IS OUTSTANDING, THE REQUIREMENT OF THIS SECURITY AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO DELIVER COLLATERAL TO THE AGENT (OR ANY REPRESENTATION OR WARRANTY HAVING THE EFFECT OF REQUIRING THE SAME) SHALL BE DEEMED SATISFIED (OR ANY SUCH REPRESENTATION OR WARRANTY SHALL BE DEEMED TRUE) BY DELIVERY OF SUCH COLLATERAL TO THE CONTROLLING COLLATERAL AGENT (AS SUCH TERM IS DEFINED IN THE EQUAL PRIORITY INTERCREDITOR AGREEMENT) AS BAILEE OF, AND BEHALF OF, THE AGENT PURSUANT TO THE EQUAL PRIORITY INTERCREDITOR AGREEMENT).

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Section 7.20.      Waiver of Consequential Damages, Etc. To the extent permitted by Applicable Law, none of the Grantors or Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Security Agreement or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnified Party against any of the Grantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 7.17.

Section 7.21.      Mortgages. In the case of a conflict between this Security Agreement and any Mortgage with respect to any Material Real Property that is not Excluded Real Property that is also subject to a valid and enforceable Lien under the terms of such Mortgage (including Fixtures), the terms of such Mortgage shall govern.

Section 7.22.      Successors and Assigns. Whenever in this Security Agreement any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Agent in this Security Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction expressly permitted under the Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Agent.

Section 7.23.      Survival of Agreement. Without limiting any provision of the Credit Agreement or Section 7.17 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Security Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Security Agreement in accordance with the terms hereof.

Article 8
NOTICES

Section 8.01.      Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be delivered in accordance with Section 13.2 of the Credit Agreement (it being understood and agreed that references in such Section to “herein,” “hereunder” and other similar terms shall be deemed to be references to this Security Agreement).

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Section 8.02.      Change in Address for Notices. Each of the Grantors, the Agent and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

Article 9
THE AGENT

Goldman Sachs has been appointed Agent for the Lenders hereunder pursuant to Section 12 of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Section 12. Any successor Agent appointed pursuant to Section 12 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

By accepting the benefits of this Security Agreement and any other Credit Document, each Secured Party expressly acknowledges and agrees that this Security Agreement and each other Credit Document may be enforced only by the action of the Agent, and that such Secured Party shall not have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Secured Parties upon the terms of this Security Agreement and the other Credit Documents.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Grantor and the Agent have executed this Security Agreement as of the date first above written.

MPH ACQUISITION CORP 1

By:
Name:
Title:

MPH Acquisition Holdings LLC

By:
Name:
Title:

Multiplan Corporation

By:
Name:
Title:

Polaris Intermediate Corp

By:
Name:
Title:

Polaris Parent LLC

By:
Name:
Title:

[Signature Page to Super Senior Security Agreement]

MEDICAL AUDIT & REVIEW SOLUTIONS, INC.

By:
Name:
Title:

MPLN Investments, LLC

By:
Name:
Title:

HMA ACQUISITION CORPORATION
MPI SUB, INC.
PRIVATE HEALTHCARE SYSTEMS, INC.
TEXAS TRUE CHOICE, INC.
VIANT, INC.
VIANT PAYMENT SYSTEMS, INC.
HEALTHNETWORK SYSTEMS LLC
NATIONAL CARE NETWORK, LLC
BEECH STREET CORPORATION
MULTIPLAN, INC.
STATEWIDE INDEPENDENT PPO INC.
HEALTHEOS BY MULTIPLAN, INC.

By:
Name:
Title:

DHP ACQUISITON CORP. HST ACQUISITION CORP. HSTECHNOLOGY SOLUTIONS, INC. LAUNCHPOINT VENTURES, LLC

By:
Name:
Title:

[Signature Page to Super Senior Security Agreement]

HMA, Inc.

By:
Name:
Title:

Rural Arizona Network, Inc.

By:
Name:
Title:

Health Management Network, Inc.

By:
Name:
Title:

Admar Corporation

By:
Name:
Title:

Integrated Health Plan, Inc.

By:
Name:
Title:

American Lifecare Holdings, Inc.

By:
Name:
Title:

American Lifecare, Inc.

By:
Name:
Title:

BST Acquisition Corp.

By:
Name:
Title:

[Signature Page to Super Senior Security Agreement]

Benefits Science LLC

By:
Name:
Title:

Data & Decision Science LLC

By:
Name:
Title:

[Signature Page to Super Senior Security Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as the Agent

By:
Name:
Title:

[Signature Page to Super Senior Security Agreement]

EXHIBIT A

[FORM OF] SECURITY AGREEMENT JOINDER

A.            SUPPLEMENT NO. [●] dated as of [●] (this “Supplement”), to the Security Agreement dated as of January 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among MPH Acquisition Corp 1, a Delaware corporation (“Holdings”), MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Borrower”), the other Parent Guarantors from time to time party thereto, the Subsidiary Parties from time to time party thereto, the Additional Parties from time to time party thereto (the foregoing, collectively, the “Grantors”) and Goldman Sachs Lending Partners LLC (“Goldman Sachs”), in its capacity as Collateral Agent for the Secured Parties (in such capacity, the “Agent”).

B.             Reference is made to the Super Senior Credit Agreement dated as of January 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, Holdings, the Borrower, Co-Obligors from time to time party thereto, the Lenders and Letter of Credit Issuers from time to time party thereto and Goldman Sachs, as Administrative Agent, Collateral Agent and Swingline Lender.

C.             Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Security Agreement, as applicable.

D.           The Grantors have entered into the Security Agreement in order to induce the Lenders, the Swingline Lender and the Letter of Credit Issuers to make their respective extensions of credit to the Borrower. Section 7.10 of the Security Agreement and Section 9.10 of the Credit Agreement provide that additional parties may become Grantors under the Security Agreement by executing and delivering an instrument in the form of this Supplement. [The] [Each] undersigned ([each a] [the] “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders, the Swingline Lender and the Letter of Credit Issuers to make additional extensions of credit and as consideration for extensions of credit previously made and to secure the Obligations, including its obligations under the Guarantee, each Secured Hedging Agreement and each Secured Cash Management Agreement.

Accordingly, the Agent and [the] [each] New Grantor agree as follows:

SECTION 1.           In accordance with Section 7.10 of the Security Agreement, [the] [each] New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and [the] [each] New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) makes the representations and warranties applicable to it as a Grantor under the Security Agreement[, subject to Schedule A hereto,] on and as of the date hereof. In furtherance of the foregoing, [the] [each] New Grantor, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of such New Grantor’s right, title and interest in and to the Collateral of such New Grantor. Each reference to a “Grantor” and [“Subsidiary Party”] [“Additional Party”][“Parent Guarantor”] in the Security Agreement shall be deemed to include [the] [each] New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.           [The] [Each] New Grantor represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to Applicable Laws.

SECTION 3.           This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of [the] [each] New Grantor and the Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.           [The] [Each] New Grantor hereby represents and warrants that (a) set forth on Schedule B attached hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization and chief executive office of such New Grantor, (iii) the identity or type of organization or corporate structure of such New Grantor and (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (b) as of the date hereof, Schedule C hereto sets forth all of the Registered Intellectual Property Collateral owned by a such New Grantor in its name, and indicates for each such item, as applicable, the application and/or registration number, date and jurisdiction of filing and/or issuance, and the identity of the current applicant or registered owner, (c) Schedule D hereto sets forth all of the Commercial Tort Claims of such New Grantor, (d) Schedule E hereto sets forth all of the Pledged Stock and Material Debt Instruments of such New Grantor and (e) Schedule F hereto sets forth all of the Deposit Accounts and Securities Accounts of such New Grantor, including for each such Deposit Account or Securities Account (i) the name of the account bank at which such Deposit Account or Securities Account is held, (ii) the account number, (iii) whether such account is a Deposit Account or Securities Account and (iii) whether such Deposit Account or Securities Account is an Excluded Account and, if so, a brief description of why such account is an Excluded Account.

SECTION 5.           Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.           THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.           In case any one or more of the provisions contained in this Supplement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). Each of the Borrower and the Agent shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.           All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Security Agreement.

SECTION 9.           [The] [Each] New Grantor agrees to reimburse the Agent for its expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel in accordance with Section 13.5(a) of the Credit Agreement.

SECTION 10.         This Supplement shall constitute a Credit Document, under and as defined in, the Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, [each] [the] New Grantor has duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Agent

By:
Name:
Title:

SCHEDULE A
TO SUPPLEMENT NO. __ TO THE
SECURITY AGREEMENT

[CERTAIN EXCEPTIONS]

SCHEDULE B
TO SUPPLEMENT NO. __ TO THE
SECURITY AGREEMENT

CORPORATE INFORMATION

Grantor	Legal Name	Jurisdiction of Incorporation or Organization and Chief Executive Office	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number

SCHEDULE C
TO SUPPLEMENT NO.___ TO THE
SECURITY AGREEMENT

U.S. INTELLECTUAL PROPERTY REGISTRATIONS AND APPLICATIONS

A.	COPYRIGHTS AND COPYRIGHT APPLICATIONS

Copyright (Work)	Reg. No.	Owner

B.	PATENTS AND PATENT APPLICATIONS

Title	Application or Patent No.	Owner

C.	TRADEMARKS AND TRADEMARK APPLICATIONS

Trademark	App. No.	Trademark No.	Owner

D.	EXCLUSIVE LICENSES WHERE A GRANTOR IS AN EXCLUSIVE LICENSEE OF REGISTERED U.S. COPYRIGHTS

Licensor	Licensee	Title of Agreement	Effective Date

SCHEDULE D
TO SUPPLEMENT NO.___ TO THE
SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

SCHEDULE E
TO SUPPLEMENT NO.___ TO THE
SECURITY AGREEMENT

PLEDGED STOCK AND MATERIAL DEBT INSTRUMENTS

SCHEDULE F
TO SUPPLEMENT NO.___ TO THE
SECURITY AGREEMENT

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Grantor	Account Bank	Account No.	Type of Account	Excluded [Y/N]

EXHIBIT B1

[FORM OF] INTELLECTUAL PROPERTY SECURITY AGREEMENT

[PATENT/TRADEMARK/COPYRIGHT] SECURITY AGREEMENT dated as of [●] (this “Agreement”), among [●] ([each a] [the] “Grantor”) and Goldman Sachs Lending Partners LLC (“Goldman Sachs”) in its capacity as Collateral Agent for the Secured Parties party to the Credit Agreement referred to below (in such capacity, the “Collateral Agent”).

WHEREAS, reference is made to (a) the Super Senior Credit Agreement dated as of January 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among MPH Acquisition Corp 1, a Delaware corporation (“Holdings”), MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Borrower”), the Co-Obligors from time to time party thereto, the Lenders and Letter of Credit Issuers from time to time party thereto and Goldman Sachs, as Administrative Agent, Collateral Agent and Swingline Lenders and (b) the Security Agreement dated as of January 30, 2025 (the “Security Agreement”), by and among the Holdings, the Borrower, the other Parent Guarantors from time to time party thereto, the Subsidiary Parties from time to time party thereto, the Additional Parties from time to time party thereto and the Collateral Agent;

WHEREAS, the Lenders, the Swingline Lender and the Letter of Credit Issuers have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement; and

WHEREAS, [each] [the] Grantor is willing to execute and deliver this Agreement as consideration for such extensions of credit.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement or the Credit Agreement, as applicable.

SECTION 2.           Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, [each] [the] Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any [Patents][Trademarks][Copyrights and exclusive Copyright Licenses] now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Collateral”).

1 Note: A separate Intellectual Property Security Agreement must be drafted for each of any Patents, Trademarks, or Copyrights (including exclusive Copyright Licenses).

SECTION 3.           Security Agreement. The Security Interest granted to the Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.           Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.           GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.           INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. SO LONG AS THE EQUAL PRIORITY INTERCREDITOR AGREEMENT IS OUTSTANDING, THE REQUIREMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO DELIVER COLLATERAL TO THE AGENT (OR ANY REPRESENTATION OR WARRANTY HAVING THE EFFECT OF REQUIRING THE SAME) SHALL BE DEEMED SATISFIED (OR ANY SUCH REPRESENTATION OR WARRANTY SHALL BE DEEMED TRUE BY DELIVERY OF SUCH COLLATERAL TO THE [CONTROLLING COLLATERAL AGENT] (AS SUCH TERM IS DEFINED IN THE EQUAL PRIORITY INTERCREDITOR AGREEMENT) AS BAILEE OF, AND BEHALF OF, THE AGENT PURSUANT TO THE EQUAL PRIORITY INTERCREDITOR AGREEMENT).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●]

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent

By:
Name:
Title:

SCHEDULE I